As filed with the Securities and Exchange	Registration No. 333-196391
Commission on December 11, 2014	Registration No. 811-05626

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Pre-Effective Amendment No. 2 [X]

And Amendment to

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
Amendment No. [X]

SEPARATE ACCOUNT B
(Exact Name of Registrant)

VOYA INSURANCE AND ANNUITY COMPANY
(Name of Depositor)

1475 Dunwoody Drive
West Chester, Pennsylvania 19380-1478
(610) 425-3400
(Address and Telephone Number of Depositor’s Principal Executive Offices)

J. Neil McMurdie, Esq.
Voya Insurance and Annuity Company
One Orange Way, C2N, Windsor, CT 06095
860-580-2824
(Name and Address of Agent for Service of Process)

___________________________________________________________________________________
Approximate Date of Proposed Public Offering:
As soon as practical after the effective date of the Registration Statement

It is proposed that this filing become effective on December 12, 2014. A request for acceleration is also included with this filing.

It is proposed that this filing will become effective (check appropriate box):
[	]	immediately upon filing pursuant to paragraph (b) of Rule 485
[	]	on December 5, 2014 pursuant to paragraph (b) of Rule 485
[	]	60 days after filing pursuant to paragraph (a)(1) of Rule 485
[	]	on (date) pursuant to paragraph (a)(1) of Rule 485

If appropriate, check the following box:
[ ]	this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

Title of Securities Being Registered: Flexible Premium Deferred Combination Variable, Indexed and Fixed Annuity contract

PART A

VOYA INSURANCE AND ANNUITY COMPANY
and its Separate Account B

Voya PotentialPLUS Annuity
Contract Prospectus – December 12, 2014

The contract described in this prospectus is a flexible premium deferred combination variable, indexed and fixed annuity contract (the “Contract”) issued by Voya Insurance and Annuity Company (the “Company,” “we,” “us” or “our”). This
prospectus sets forth the information you ought to know before investing. You should read it carefully and keep it for future reference.

The Contract provides a means for you to allocate Premium and Contract Value to the following Segments and variable Sub-accounts:

  Indexed Segments. These permit you to receive a rate of return (Index Credits) equal to the percentage change in an applicable Index over the term of the Indexed Segment, up to a predetermined maximum percentage. Index
  Credits may be positive or negative. If Index Credits are negative, you could lose money on your investment.
  However, the Index Segment may provide that a specified percentage of any negative change in the Index will be absorbed by the Company (a Buffer). The currently available Indexed Segments are listed on the inside cover.
  A Sub-account of Variable Annuity Account B (“Separate Account B”), which invests in the Voya Liquid Assets
  Portfolio.

Amounts not invested in the Indexed Segments or the Voya Liquid Assets Portfolio Subaccount will be allocated to the
Interim Segment, which is part of our General Account and earns a guaranteed fixed rate of interest.

There is a substantial risk that you may lose principal in the Indexed Segments because you absorb any losses that are greater than the Buffer for each Indexed Segment. You also bear the risk that you may receive less than your principal if you invest in a Sub-account and/or if a Surrender Charge is applied to a Surrender or Withdrawal.

The guarantees under the Contract, including the benefits associated with investment in Indexed Segments, are subject to the Company’s financial strength and claims-paying ability and the Contract is not a direct investment in an Index or mutual fund.

Variable and index-linked annuity contracts are complex insurance and investment vehicles and before investing in the Contract, you should discuss with your financial representative whether the Contract is appropriate based upon your financial situation and objectives.

Right To Examine Period. You may return the contract within 15 days of its receipt (or longer as state law may require or when issued as a replacement contract). If so returned, unless otherwise noted herein we will promptly pay you the
Accumulation Value as of the date the returned contract is received by us. See page 33 for further information, including state variations.

Exchanges. Your agent should only recommend an exchange (replacement) if it is in your best interest and only after evaluating your personal and financial situation and needs, tolerance for risk and the financial ability to pay for the contract.

How to Reach Us. To reach Customer Service –

  Call: 1-800-366-0066
  Write: P.O. Box 9271, Des Moines, Iowa 50306-9271

Getting Additional Information. You may obtain the December 12, 2014, Statement of Additional Information (“SAI”)
for the contract without charge by contacting Customer Service at the telephone number and address shown above. The
SAI is incorporated by reference into this prospectus, and its table of contents appears on page 41. You may also obtain a prospectus or SAI for any of the Funds without charge in the same way. This prospectus, the SAI and other information about Separate Account B may be obtained without charge by accessing the Securities and Exchange Commission (“SEC”)
website, www.sec.gov. The SEC maintains a web site (www.sec.gov) that contains the SAI, material incorporated by reference, and other information about us, which we file electronically. The reference numbers assigned to the contract are
333-196391 and 333-196392. If you received a summary prospectus for an underlying Fund available through the contract, you may obtain a full prospectus and other information free of charge by either accessing the internet address, calling the telephone number or sending an email request to the email address shown on the front of the
Fund’s summary prospectus.

The SEC has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

NOT: FDIC/NCUA INSURED; A DEPOSIT OF A BANK; BANK GUARANTEED; NOR INSURED BY ANY
FEDERAL GOVERNMENT AGENCY. MAY LOSE VALUE.

We may pay compensation to broker/dealers whose registered representatives sell the contract. See page 33.

The Indexed Segments and Sub-account currently open and available to new Premiums and Reallocations under your Contract are:

Indexed Segments:

Index	Segment Term	Buffers Available
MSCI EAFE Index	1 year	10%
NASDAQ 100 Index	1 year	10%
Russell 2000 Index	1 year	10%
S&P 500 Index	1 year	10%

We may, in our discretion, offer other Indexed Segments in the future with different Indexes, different Segment Terms
(1, 3, 5 and 7 year Segment Terms may be made available), or different Buffers. We will notify you of any change in the available Indexed Segments.

Sub-accounts: Voya Liquid Assets Portfolio (Class I)

		Interim Segment Value	26
		Surrenders and Withdrawals	26

Contents		Cash Surrender Value	26
		Withdrawals	27
Glossary	1	Regular Withdrawals	27
Synopsis – The Contract	3	Systematic Withdrawals	27
Synopsis – Fees and Expenses	4	Surrender Charges on Systematic Withdrawals	28
Condensed Financial Information	6	Withdrawals from Individual Retirement Annuities	28
Financial Statements	6	Sub-account Transfers	28
Risk Factors	6	Death Benefit	29
		Death Benefit prior to the Maturity Date	29
Voya Insurance and Annuity Company	8	Spousal Beneficiary Contract Continuation	29
Separate Account B	8	Payment of the Proceeds to a Spousal or Non-spousal Beneficiary
Sub-accounts	8		29
Sub-account Value	9	Death Benefit Once Annuity Payments Have Begun	30
Changes to a Sub-account and/or Separate Account B	9	Annuity Payments and Annuity Plans	30
Voting Rights	10
Separate Account used for Indexed Segments	10	Annuity Payments	30
Product Regulation	10	Calculation of Annuity Payments	31
		Annuity Plans	31
Fees and Expenses	10	Death of the Annuitant who is not an Owner	31
Surrender Charge	11	Other Important Information	31
Overnight Charge	12
Premium Tax	12	Annual Report to Owners	31
Excess Transfer Fee	12	Suspension of Payments	32
Separate Account Fee	12	Misstatement Made by Owner in Connection with Purchase of
Underlying Fund Expenses	12	the Contract	32
		Insurable Interest	32
The Annuity Contract	13	Assignment	32
Owner	13	Contract Changes — Applicable Tax Law	32
Joint Owner	13	Non-Waiver	33
Annuitant and Contingent Annuitant	13	Special Arrangements	33
Beneficiary	14	Selling the Contract	33
Change of Owner or Beneficiary	14	State Regulation	35
Contract Purchase Requirements	14	Legal Proceedings	35
Anti-Money Laundering	15	Legal Matters	36
Availability of the Contract	15	Experts	36
Crediting of Premium Payments	16	Further Information	36
Accumulation Value	16	Incorporation of Certain Documents by Reference	36
Administrative Procedures	16	Inquiries	36
Other Contracts	16	United States Federal Income Tax Considerations	37
Allocations	16	Introduction	37
Segment Participation Requirements for Indexed Segments	16	Types of Contracts: Non-Qualified and Qualified	37
Rate Threshold for Indexed Segments	16	Taxation of Non-Qualified Contracts	37
Initial Allocation to an Indexed Segment	17	Taxation of Qualified Contracts	40
Reallocations at the End of a Segment Term	17	Assignment and Other Transfers	43
Dollar Cost Averaging	17	Possible Changes in Taxation	43
The Indexed Segments	18	Same-Sex Marriages	43
Indexed Segments	18	Taxation of Company	43
Segment Term	18	Statement of Additional Information	44
Index Credit	18
Index Change	19
Cap Rate	19
Buffer	19
Indexed Segment Value on Segment Start Date and Segment End
Date	19
Indexed Segment Value During the Segment Term	20
Withdrawal Adjustments	20
The Indexes	22
Availability of Indexes	24
The Interim Segment	25

1

Glossary
This glossary defines the special terms used throughout the	Code – The Internal Revenue Code of 1986, as amended.
prospectus. A special term used in only one section of the	Company, we, us or our – Voya Insurance and Annuity
prospectus is defined there. The page references are to	Company, a stock company domiciled in Iowa. See page 8.
sections of the prospectus where more information can be	Contingent Annuitant – The individual who is not an
found about a special term.	Annuitant and will become the Annuitant if the named
Accumulation Unit Value – The value of an accumulation	Annuitant dies prior to the Annuity Commencement Date and
unit for a Sub-account of Variable Annuity Account B. Each	the Death Benefit is not otherwise payable. See page 13.
Sub-Account of Variable Annuity Account B has its own	Contract – The flexible premium deferred combination
accumulation unit value, which may increase or decrease	variable, indexed and fixed annuity contract described in this
from day to day based on the investment performance of the	prospectus, together with any attached application,
applicable underlying Fund in which it invests.	amendments, or Endorsements.
Accumulation Value – On the Contract Date, the	Contract Anniversary – The same day and month each year as
Accumulation Value equals the Initial Premium paid less	the Contract Date. If the Contract Date is February 29th , in
any premium tax, if applicable. At any time after the	non-leap years, the Contract Anniversary shall be March 1st .
Contract Date, the Accumulation Value equals the sum of	Contract Date – The date on which the Contract becomes
the value for each Indexed Segment, Sub-account and	effective. The Contract Date is shown on the first page of the
Interim Segment. See page16.	Contract.
Additional Premium – Any payment, other than the Initial	Contract Year – The period beginning on a Contract
Premium, made by you and accepted by us for the Contract.	Anniversary (or, in the first Contract Year only, beginning on
See page 14.	the Contract Date) and ending on the day preceding the next
Annuitant – The individual designated by you and upon whose	Contract Anniversary.
life Annuity Payments are based. The Annuitant on the	Customer Service – Our administrative office that provides
Contract Date is shown on the first page of the Contract. See	customer support services for the Contracts. The address and
page 13.	phone number for Customer Service are shown on page 1.
Annuity Commencement Date – The date on which Annuity	Death Benefit – The amount payable to the Beneficiary upon
Payments commence. See page 3.	death of any Owner (or, if the Owner is not a natural person,
Annuity Payments – Periodic payments made by us to you or,	upon the death of the Annuitant) prior to the Annuity
subject to our consent in the event the payee is not a natural	Commencement Date. See page 29.
person, to a payee designated by you. See page 30.	Endorsements – Attachments to the Contract that add to,
Annuity Plan – An option elected by you that determines the	amend, change, modify or supersede the Contract’s terms or
frequency, duration and amount of the Annuity Payments.	provisions.
See page 30.	Fixed Interest Rate – The declared annual interest rate
Beneficiary – The individual or entity you select to receive the	applicable to an Interim Segment. The Company determines
Death Benefit. See page 14.	the interest rate in its sole discretion, subject to a minimum
Buffer – The maximum percentage loss that the Company	rate guarantee. See page 26.
absorbs over the Segment Term before an Indexed Segment	Free Amount Percentage – Equals 10% of the Contract’s
will lose value. A Contract Owner bears any loss of value	Accumulation Value as determined on the date of the first
that exceeds the Buffer. We determine the Buffer that is	Withdrawal during the Contract Year. This is the amount
available with each Indexed Segment. See page 19.	you may withdraw without any Surrender Charge. See page
Business Day – Any day that the New York Stock Exchange	11.
(NYSE) is open for trading, exclusive of federal holidays, or	Fund – The mutual fund in which a Sub-account invests. See
any day the Securities and Exchange Commission (SEC)	page 8.
requires that mutual funds, unit investment trusts or other	General Account – An account which contains all of our assets
investment portfolios be valued	other than those held in our separate account(s).
Cap Rate – The maximum Indexed Change that may be	Index – A securities, bond, exchange-traded fund (“ETF”) or
applied at the end of each Segment Term. It is declared on	other index used in calculating the return of an investment in
the Segment Start Date and is guaranteed for the Segment	and Indexed Segment. We currently offer Indexed Segments
Term. We determine the Cap Rate that is available with each	based on the performance of a securities index. See page 22.
Indexed Segment. See page 18.	Index Change – The percentage change in an applicable Index
Cash Surrender Value – The amount you receive upon	during a Segment Term, which is used to calculate the Index
Surrender of the Contract which equals the greater of (1) the	Credit under an Indexed Segment. See page 19.
Accumulation Value minus any applicable charges, or (2) the
sum of the value of each Indexed Segment, each Sub-account
and the Interim Segment Minimum Guaranteed Value minus
any applicable charges. See page 26.

1

Index Credit – The amount credited to each Premium	Proof of Death – The documentation we deem necessary to
allocation and Reallocation to an Indexed Segment, which	establish death including, but not limited to: (1) a certified
amount is based on the performance of the applicable Index	copy of a death certificate; (2) a certified copy of a statement
Change as measured over the Segment Term subject to the	of death from the attending physician; (3) a finding of a court
Buffer and Cap Rate. An Index Credit can be positive or	of competent jurisdiction as to the cause of death; or (4) any
negative, and if negative the Contract Owner could lose	other proof we deem in our discretion to be satisfactory to us.
money on the investment. See page 18.	Qualifying Medical Professional – A legally licensed
Indexed Segment – an investment option for which the	practitioner of the healing arts who: (1) is acting within the
performance is determined based upon a specific Index,	scope of his or her license; (2) is not a resident of your
Segment Term, Buffer, and Cap Rate. See page 18.	household or that of the Annuitant; and (3) is not related to
Index Number – The value of the Index. It excludes any	you or the Annuitant by blood or marriage See page 11.
dividends that may be paid by the firms that comprise the	Reallocation – Allocations of the value of a Sub-account,
Index. See page 19.	Interim Segment or Indexed Segment (at the end of a
Initial Premium – The payment made by you to us to put the	Segment Term) among available Indexed Segments or Sub-
Contract into effect. See page 14.	accounts. See page 16.
Insurable Interest – A lawful and substantial economic	Right To Examine Period – The period of time during which
interest in the continued life of a person. An Insurable	you have the right to return the Contract for any reason, or no
Interest does not exist if the Owner’s sole economic interest	reason at all, and receive the payment as described in the
in the Annuitant arises as a result of the Annuitant’s death.	Right To Examine and Return The Contract provision
Interim Segment – A fixed account that is used as a “holding”	appearing on the first page of the Contract. See page 33.
account for administrative purposes. See page 25.	Segment End Date – The date on which the Segment Term
Irrevocable Beneficiary – A Beneficiary whose rights and	ends. Segment End Dates are the 24th of each month.
interests under the Contract cannot be changed without his,	Segment Participation Requirements – The requirements that
her or its consent. See page 14.	must be met before Premium may be allocated or
Joint Owner – An individual who, along with another	Reallocations may be made to an Indexed Segment. See page
individual Owner, is entitled to exercise the rights incident to	16.
ownership. Both Joint Owners must agree to any change or	Segment Start Date – The date on which the Segment Term
the exercise of any rights under the Contract. The Joint	begins. Segments Start Dates are the 25th day of each month.
Owner may not be an entity and may not be named if the	Segment Term – The period beginning on the Segment Start
Owner is an entity. The Joint Owner, if any, on the Contract	Date and ending on the Segment End Date.
Date is shown on the first page of the Contract. See page 13.	Separate Account – Separate Account B. Separate Account B
Maturity Date – The Contract Anniversary following the	is a segregated asset account that supports variable annuity
oldest Annuitant’s attainment of age 95 on which the	contracts. Separate Account B is registered as a unit
Proceeds are used to determine the amount paid under the	investment trust under the Investment Company Act of 1940
Annuity Plan chosen. See page 30.	and it also meets the definition of “separate account” under
Notice to Us – Notice made in a form that: (1) is approved by,	the federal securities laws. See page 8.
or is acceptable to, us; (2) has the information and any	Sub-account – A division of Separate Account B that is an
documentation we determine in our discretion to be	investment option under the Contract and invests in an
necessary to take the action requested or exercise the right	underlying Fund. See page 8.
specified; and (3) is received by us at Customer Service at the	Surrender – A transaction in which the entire Cash Surrender
address specified on the first page of the Contract. Under	Value is taken from the Contract. See page 26.
certain circumstances, we may permit you to provide Notice	Surrender Charge – A charge applied to certain Withdrawals
to Us by telephone or electronically.	or a Surrender that will reduce the amount paid to you. See
Notice to You – Written notification mailed to your last known	page 11.
address. A different means of notification may also be used	Terminal Condition – An illness or injury that results in a life
if you and we mutually agree. When action is required by	expectancy of twelve months or less, as measured from the
you, the time frame and manner for response will be	date of diagnosis by a Qualifying Medical Professional.
specified in the notice.	Valuation Period – The time from the close of regular trading
Owner – The individual (or entity) that is entitled to exercise	on the New York Stock Exchange on one Business Day to
the rights incident to ownership. The terms “you” or “your,”	the close of regular trading on the next succeeding Business
when used in the Contract, refer to the Owner. The Owner	Day.
on the Contract Date is shown on the first page of the	“We”, “our”, or “us” – When used in the Contract and this
Contract. See page 13.	prospectus, means Voya Insurance and Annuity Company, a
Premium – Collectively the Initial Premium and any	stock company domiciled in Iowa.
Additional Premium. See page 14.	Withdrawal – A transaction in which only a portion of the
Premium Receipt Date – The date a Premium is received by	Cash Surrender Value is taken from the Contract.
us.

2

Synopsis – The Contract
This synopsis reviews some important things that you should know about the contract. We urge you to read the entire prospectus for complete details. This Synopsis is designed only as a guide. Certain features and benefits may vary depending on the state in which your contract is issued.

You can use an annuity to save money for retirement and to receive retirement income for life. It is not meant to be used to meet short-
term financial goals. The annuity described in this prospectus is a flexible premium deferred combination variable, indexed and fixed annuity contract. If you purchase the Contract with after-tax money, the Initial Premium must be at least $25,000. We refer to this type of contract as a non-qualified contract. If you purchase the Contract with pre-tax money, the Initial Premium must be at least
$5,000. We refer to this type of contract as a qualified contract. Additional payments, known as Additional Premium, must be at least
$1,000 for both qualified and non-qualified contracts. We may limit Additional Premiums in our sole discretion.

Premiums cannot total more than $1,000,000 unless you receive approval from us.

THE ANNUITY CONTRACT

How does the Contract work?
The Contract is between you and us. You pay premium into your Contract, and we agree to make payments to you starting when you elect to begin receiving Annuity Payments.

The Contract has an accumulation phase and an income phase.

During the accumulation phase, you can allocate Premiums among two types of investment options:

  Indexed Segments. These permit you to receive a rate of return (Index Credits) equal to the percentage change in an applicable Index over the term of the Indexed Segment (the Segment Term), up to a predetermined maximum percentage (the Cap Rate).
  Index Credits may be positive or negative. Positive Index Credits are limited by a Cap Rate (e.g. a Cap Rate of 8% will limit Index Credits to 8%, even if the Index Change is greater than 8%). If Index Credits are negative, you could lose money on your investment. Negative Index Credits will be absorbed by the Company to the extent of any Buffer (e.g. a 10% Buffer will reduce a -15% Index Credit to -5%). The currently available Indexed Segments are listed on the inside cover to this prospectus.
  Sub-accounts. Sub-accounts of Variable Annuity Account B (“Separate Account B”), each which invests in an underlying mutual fund. Currently, only the Voya Liquid Assets Portfolio Subaccount is available for investment.

Amounts not invested in the Indexed Segments or the Voya Liquid Assets Portfolio Subaccount will be allocated to the Interim
Segment, which is part of our General Account and earns a guaranteed fixed rate of interest. Unlike investments in the Sub-accounts,
Index Credits in connection with the Indexed Segments and guaranteed interest in connection with the Interim Segment are obligations for the Company and subject to its claims paying ability.

The Company reserves the right to add Indexed Segments or Indexes, or to cease offering a specific Indexed Segment or Index, or to cease accepting additional Premiums or Reallocations to any Indexed Segment or to the Contract, at any time.
Additionally, while there is only one Sub-account currently available, we reserve the right to add additional Sub-accounts in the future. We will provide advance Notice to You of any such change.

During the income phase, we begin to pay money to you. The income phase begins when you elect to begin receiving Annuity
Payments.

If you elect to begin receiving Annuity Payments, we use the Accumulation Value of your Contract to determine the amount of income you will receive. Depending on the Annuity Plan you choose, you can receive payouts for life or for a specific period of time.
You select the date the payouts start, which we refer to as the Annuity Commencement Date, and how often you receive them. See page 30 for information about Annuity Payments and Annuity Plans available to you.

What happens if I die?
The Contract has a Death Benefit that pays money to your Beneficiary if the Owner (or the Annuitant if the Owner is not a natural person) dies. The Death Benefit is equal to the Accumulation Value. See page 29 for more information about the Death Benefit.

FEES AND EXPENSES

What fees and/or charges do you deduct from my Contract?
You will pay certain fees and charges while you own the Contract, and these fees and charges will be deducted from your
Accumulation Value. The amount of the fees and charges depend on how your Accumulation Value is allocated. For specific information about these fees and charges, see page 10.

3

TAXES

How will payouts and withdrawals from my Contract be taxed?
The Contract is tax-deferred, which means you do not pay taxes on the Contract’s earnings until the money is paid to you. When you make a Withdrawal, you pay ordinary income tax on the accumulated earnings. Annuity Plan payments are taxed as Annuity
Payments, which generally means that only a portion of each payment is taxed as ordinary income. You may pay a federal income tax penalty on earnings you withdraw before age 59½. See page 37 for more information. Your Contract may also be subject to a premium tax, which depends on your state of residency. See page 12 for more information.

Does buying an annuity contract in a retirement plan provide extra tax benefits?
No. Buying an annuity contract within an IRA or other tax-deferred retirement plan doesn’t give you any extra tax benefits, because amounts contributed to such plans are already tax-deferred. Choose to purchase the Contract based on its other features and benefits as well as its risks and costs, not its tax benefits.

OTHER INFORMATION

What else do I need to know?
We may change your Contract from time to time to follow federal or state laws and regulations. If we do, we will provide Notice to
You of such changes in writing.

Compensation: We may pay the broker-dealer for selling the Contract to you. Your broker-dealer also may have certain revenue sharing arrangements or pay its personnel more for selling the Contract than for selling other annuity contracts. See page 33 for more information.

Right To Examine the Contract: You may cancel the Contract by returning it within 15 days of receiving it (or a longer period if required by state law). See page 33 for more information.

State Variations: Due to state law variations, the options and benefits described in this prospectus may vary or may not be available depending on the state in which the Contract is issued. Possible state law variations include, but are not limited to, minimum Premium and, issue age limitations, Right To Examine rights, Annuity Payment options, ownership and interests in the Contract and assignment privileges. This prospectus describes all the material features of the Contract. To review a copy of the Contract and any
Endorsements, contact Customer Service.

Synopsis – Fees and Expenses
The following tables describe the fees and expenses that you will pay when buying, owning, and Surrendering the Contract.

Maximum Transaction Charges
This item shows the maximum transactional fees and charges that you will pay if you take a Withdrawal from or Surrender the
Contract and upon transfers between Sub-accounts, if more than one Sub-account is available.

Surrender Charge: A Surrender Charge will apply to certain Withdrawals or a Surrender according to the schedule below. The rate of the Surrender Charge is a percentage of the Premium payment withdrawn or surrendered. A separate Surrender Charge schedule will apply to each Premium and will diminish each year. The Surrender Charge is deducted from the Contract’s
Accumulation Value.

Surrender Charge Schedule:
Full years since Premium Receipt Date	1	2	3	4	5	6	7	8+
Surrender Charge (as a percentage of	8%	8%	7%	6%	5%	4%	3%	0%
Premium withdrawn

4

Excess Transfer Fee[1]: $50

Premium Taxes: A charge for Premium taxes may also be deducted. Currently, the premium tax ranges from zero to 3.5%, depending on your state of residence. See page 12.

Maximum Periodic Fees and Charges
This item describes the current and maximum recurring fees and charges that you will pay periodically during the time that you own the Contract, not including underlying Fund fees and expenses.

Separate Account Annual Expenses

	Current Amount	Maximum Amount
Separate Account Fee[2]	1.50%	2.00%
(as a percentage of Accumulation Value
allocated to the Separate Account)

Total Separate Account Annual Expenses	1.50%	2.00%
(as a percentage of Accumulation Value
allocated to the Separate Account)

Fund Fees and Expenses
This item shows the minimum and maximum total operating expenses charged by the Funds in which the Sub-accounts invest that you may pay periodically during the time you own the contract. The minimum and maximum expenses listed below are based on expenses for the Funds’ most recent fiscal year ends without taking into account any fee waiver or expense reimbursement arrangements that may apply. More detail concerning each Fund’s fees and expenses is contained in the prospectus for each Fund.

Total Annual Fund Operating Expenses	Minimum	Maximum
(expenses that are deducted from Fund assets,	0.28%[3]	0.28%[3]
including management fees, distribution (12b-1)
and/or service fees, and other expenses.)

1.	The charge is assessed on each transfer between Sub-accounts after 12 during a Contract Year (which we refer to as an Excess Transfer). Because only one Sub- account is currently available this charge is currently not applicable.
2.	This fee is accrued and deducted on Business Days as a percentage of and from the value in each variable Sub-account. The charge is not applicable to values allocated to Indexed Segments or the Interim Segment. The Company will not assess the Separate Account Fee during the income phase. . A Contract Owner’s Separate Account Fee will not change once their Contract is issued.
3.	This is the amount for the Voya Liquid Assets Portfolio (Class I), which is the only Fund currently available.

Example

This example is intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include transaction charges, administrative charges, Separate Account annual expenses and Fund fees and expenses.

The Example assumes that you invest $10,000 in the contract for the time periods indicated. The example also assumes that your investment has a 5% return each year and assumes the maximum Fund fees and expenses. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

If you Surrender or annuitize your Contract at the end of the applicable time period
1 year	3 years	5 years	10 years
$1,028	$1,438	$1,837	$3,211

If you do not Surrender your Contract
1 year	3 years	5 years	10 years
$228	$738	$1327	$3,211

5

Available Allocation Strategies The Contract provides a means for you to allocate Premium or make Reallocations to one or more allocation strategies. Two allocation strategies are currently available:

  Indexed Segments – An Indexed Segment’s value depends on the performance of an Index, the Cap Rate we declare and the Buffer and Segment Term you have selected. The Index Credit is the percentage change in the Index that is used in calculating the Indexed Segment’s value. If the percentage change in the Index is positive, a positive Index Credit will be applied up to the Cap Rate for the Indexed Segment selected. If the percentage change in the Index is negative, the Index Credit will be negative to the extent the percentage change in the Index exceeds the Buffer for the Indexed Segment. For Withdrawals or a Surrender made prior to the end of a Segment Term a pro-rated Index Cap and Buffer will apply. One or more Indexed Segments may be available. Index Credits are recalculated and applied to the Indexed Segment’s value daily.
  See page 18.
  Sub-accounts – You may allocate Premium or make Reallocations to a Sub-account. See page 8. Currently, the only available Sub-account is the Sub-account that invests in the Voya Liquid Assets Portfolio. See page 8.

Which allocation strategy is right for you depends on your investment time horizon, need for liquidity and risk tolerance. The
Contract and the allocation strategies are not designed to be short-term investments.

In addition to the allocation strategies listed above, the Interim Segment is a fixed account that is used as a “holding” account for administrative purposes. Amounts not invested in the Indexed Segments or Sub-accounts will be held in the Interim Segment and earn a guaranteed fixed rate of interest. See page 25.

Condensed Financial Information

In the first amendment to this prospectus after we begin offering the contract, we will provide condensed financial information about
Separate Account B Sub-accounts available under the contract. These tables will show the Accumulation Unit Values of the Sub-
account(s) at the beginning of the period(s) shown, at the end of the period(s) shown and the number of accumulation units outstanding at the end of the period(s) shown.

Financial Statements
The statements of assets and liabilities, the statements of operations, the statements of changes in net assets and the related notes to financial statements for Separate Account B and the financial statements and the related notes to financial statements for Voya
Insurance and Annuity Company are located in the Statement of Additional Information.

Risk Factors
Purchasing the Contract involves certain risks. Additional information about these risks appears under “Surrender Charge” on page
11, and “Surrenders and Withdrawals” on page 26. You should carefully consider your personal tax situation, and the expected U.S.
federal income tax treatment, with your qualified tax advisor before you purchase a Contract. See page 37 for a discussion of some general tax considerations.

Liquidity Risk – The Contract is designed for long-term investment and Premiums should be held for at least the length of the
Surrender Charge period. The Free Amount Percentage provides some liquidity. However, if you withdraw or Surrender more than the Free Amount Percentage, a Surrender Charge may apply, which could result in loss of principal and earnings. Because the
Contract provides only limited liquidity during the Surrender Charge period, it is not suitable for short-term investment.

Investment Risk for Indexed Segments – The investment risk and return characteristics for Indexed Segments are expected to fall in between those typical of fixed index annuities and those typical of equity mutual funds or variable annuities. A fixed index annuity typically guarantees principal, and provide returns based in part on the performance of an Index. A variable annuity does not guarantee principal, and may provide for up to 100% participation in equity or other markets. Indexed Segments may offer greater upside potential than fixed index annuities, however they will also offer less downside protection and do not provided a guaranteed minimum return (unlike most fixed or fixed index annuities) or guarantee principal. Long-term returns under the Indexed Segments may be higher than those offered by a typical fixed index annuity, but may be more volatile than under a typical fixed indexed annuity.
The protection provided by a Buffer may make the Indexed Segments more suitable than direct equity investment or a variable annuity for risk-averse Owners but provides more risk than an indexed annuity that guarantees principal. However, expected long-term returns of the Indexed Segments will be lower than those for equity mutual funds or variable annuities. Past performance of an Index is not an indication of future performance.

6

Loss of Principal in the Indexed Segments – The Index Credit provided by an Indexed Segment could be negative— unlike fixed indexed annuities, which generally provide a guaranteed minimum return. There is a substantial risk of loss of principal in an
Indexed Segment, the return will be negative to the extent the Index’s negative performance during the Segment Term exceeds the
Buffer. For example, if you select an Index Buffer with a 10% Buffer and an Index returns - 40%, you will lose 30% of the value allocated to that Segment. This means that you could lose up to 80% of the Premium invested in an Indexed Segment with a 20%
Buffer and 90% of the Premium invested in an Indexed Segment with a 10% Buffer. Each Premium invested in an Indexed Segment is subject to this loss during each Indexed Segment Term. See page 19. The Buffer is pro-rated with respect to the Indexed Segment’s value surrendered prior to the Segment End Date. To understand how a Buffer is pro-rated, see the “Indexed Segment’s Value prior to an Indexed Segment’s Maturity Date Illustrative Examples” beginning on page 20. In addition, Surrender Charges may result in a loss of Premium for Withdrawals or a Surrender from an Indexed Segment prior to the end of the Surrender Charge Period. You are assuming the risk that an investment in an Indexed Segment could offer a negative return.

Loss of Principal Due to Surrender Charge – A Surrender Charge may apply to certain Withdrawals or a Surrender. A Separate
Surrender Charge Schedule will apply to each Premium we receive. The Surrender Charge is designed to recover the costs we incur in selling the Contract if you request a Surrender or Withdrawal during the first seven years following receipt of each Premium. Any
Surrender Charge could result in the loss of principal and earnings. You bear the risk of loss that you may receive less than your
Premium. See page 11.

We may Add an Index, Add an Indexed Segment, or Cease to Accept Additional Premiums or Reallocations to an Indexed
Segment – We may add Indexed Segments utilizing new Indexes as we deem appropriate, subject to approval by the insurance supervisory official in the jurisdiction in which the Contract is issued. Additionally, we may cease to accept Additional Premiums to an Indexed Segment utilizing a particular Index at any time in our sole discretion. We may also cease to accept Reallocations to an
Indexed Segment (when you reallocate from one Indexed Segment to another), or cease to permit the Indexed Segment’s value from continuing to be applied to an Indexed Segment at the end of a Segment Term. The Contract will have at least one Indexed Segment available at all times, although you may not invest in an Indexed Segment with a Segment End date later than the Contract’s Maturity
Date. You bear the risk that we may not add new Indexed Segments using new Indexes, or that Indexed Segments utilizing fewer Indexes will be available than when you bought the Contract.

We may decide to Eliminate an Index – We may eliminate an Index from use in the Indexed Segments under the following conditions: the Index is discontinued by its sponsor; its composition is substantially changed; our agreement with the sponsor of the
Index is terminated or we determine that conditions in the capital markets do not permit us to effectively establish reasonable Cap
Rates (see page 18) because of extraordinary market volatility or lack of a reasonable number of counterparties with which to hedge our Index Credit payment obligations. With respect to a particular Indexed Segment, we will not eliminate an Index before the end of the Segment Term utilizing the Index (although we may Substitute it, as discussed below). In other words, we will not eliminate an
Index for an Indexed Segment to which you have made an allocation until the end of the Segment Term. Rather, in determining to eliminate an Index, we will cease accepting Additional Premiums or Reallocations to Indexed Segments utilizing the eliminated Index, or cease to permit the Indexed Segment’s value from continuing to be applied to such Indexed Segment at the end of the Segment
Term, until you no longer have any allocations to Indexed Segments utilizing the Index, at which time the Index will be eliminated.
See page 24. The Contract will have at least one Indexed Segment available at all times. You bear the risk that fewer Indexes will be available than when you bought the Contract.

We may need to Substitute an Index – We will substitute an Index only in the event that the Index is discontinued by its sponsor, or the circumstances under which our agreement with the sponsor is terminated do not allow sufficient time for us to eliminate the Index.
If we need to substitute an Index before the end of a Segment Term for an Indexed Segment(s) utilizing the Index, we will designate an Index that is comparable, which means the designated substitute Index would have a similar composition of underlying securities, sufficient liquidity for hedging and recognition in the marketplace. Also, we will designate a substitute Index that has similar performance. We will calculate the Index Credit using the performance of the designated substitute Index. The Index Credit will reflect the Index Change of the designated substitute Index over the Segment Term, but still subject to the same Cap Rate that we declared at the beginning of the Segment Term. The designated substitute Index may perform differently than the discontinued Index.
See page 24. You bear the risk that the Index Credit attributable to the designated substitute Index may not be as great as the
Index Credit you might have been anticipating based on the discontinued Index.

The Interim Segment is the Default when an Indexed Segment is Eliminated – We will notify you in writing at least 30 days prior to the end of a Segment Term if an Indexed Segment in which you are invested will not be available for renewal. If we do not receive direction from you regarding that Indexed Segment, at the end of the Segment Term we will make a Reallocation from that Indexed
Segment to the Interim Segment.

7

The Cap Rate for Indexed Segments is determined on the Segment Start Date – You will not know the Cap Rate for the Indexed
Segments you have allocated Premium or made a Reallocation to in advance of the Segment Start Date. Prior to the Segment Start
Date, you may elect a Rate Threshold representing the minimum Cap Rate you are willing to accept. Premium will remain in the
Interim Segment earning a guaranteed fixed rate of interest until a Rate Threshold you set is met or until you provide alternate instructions. For more information about Rate Thresholds, see page 17. For more information about Cap Rates, see page 19.

No Ownership of the Underlying Securities in the Indexed Segments. – When you purchase the Contract and allocate Premium or make a Reallocation to an Indexed Segment you are not investing in the Index or in a mutual fund or exchange-traded fund that tracks the Index for the Indexed Segment you select. Your Index Credit is limited by the Cap Rate which means that your Index Credit will be lower than if you had invested in a mutual fund or exchange-traded fund designed to track the performance of the applicable Index and the performance is greater than the Cap Rate we declare. In addition, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the shares of the Funds or holders of securities comprising the Indexes would have.

Limitations on Transfers from Indexed Segments – You may make allocations from one Indexed Segment to another Indexed
Segment only at the end of a Segment Term. You can make Withdrawals from the Contract out of an Indexed Segment or Surrender your Contract during the Segment Term, however such Withdrawals or Surrender may be subject to a Surrender Charge and/or positive or negative Index Credits based on pro-rated Cap Rate and Buffer. This may limit your ability to react to market conditions.

Voya Insurance and Annuity Company

We are an Iowa stock life insurance company, which was originally organized in 1973 under the insurance laws of Minnesota. Prior to September 1, 2014, we were known as ING USA Annuity and Life Insurance Company. Prior to January 1, 2004, we were known as Golden American Life Insurance Company. We are an indirect, wholly owned subsidiary of Voya Financial, Inc. (“Voya™”), which until April 7, 2014, was known as ING U.S., Inc. In May 2013, the common stock of Voya began trading on the New York
Stock Exchange under the symbol "VOYA" and Voya completed its initial public offering of common stock.

We are authorized to sell insurance and annuities in all states, except New York, and the District of Columbia. Although we are a
subsidiary of Voya, Voya is not responsible for the obligations under the Contract. The obligations under the Contract are solely the responsibility of Voya Insurance and Annuity Company.

Voya is an affiliate of ING Groep N.V. (“ING”), a global financial institution active in the fields of insurance, banking and asset management. In 2009, ING announced the anticipated separation of its global banking and insurance businesses, including the divestiture of Voya, which together with its subsidiaries, including the Company, constitutes ING’s U.S.-based retirement, investment management and insurance operations. As of November 18, 2014, ING’s ownership of Voya was approximately 19%. Under an agreement with the European Commission, ING is required to divest itself of 100% of Voya by the end of 2016.

Our principal office is located at 1475 Dunwoody Drive, West Chester, Pennsylvania 19380.

Separate Account B
Separate Account B (“Separate Account B”) was established as a separate account of the Company on July 14, 1988. It is registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended (the “1940 Act”). Separate Account
B is a separate investment account used for our variable annuity contracts. We own all the assets in Separate Account B but such assets are kept separate from our other accounts.

Although we hold title to the assets of the Separate Account, such assets are not chargeable with the liabilities of any other business that we conduct. Income, gains or losses of the Separate Account are credited to or charged against the assets of the Separate Account without regard to other income, gains or losses of the Company. All obligations arising under the contracts are obligations of the
Company. All guarantees and benefits provided under the contract that are not related to the Separate Account are subject to the claims of our creditors and the claims paying ability of the Company and our General Account.

Sub-accounts
Separate Account B is divided into “Sub-accounts.” Each Sub-account invests directly in shares of a corresponding Fund. While there is only one Sub-account currently available, we reserve the right to add additional Sub-accounts in the future. Under certain circumstances, we may make certain changes to the Sub-accounts. For more information, see page 10.

More information about the Sub-account(s) available under the contract is contained below. You bear the entire investment risk for amounts allocated through a Sub-account to an underlying Fund, and you may lose your principal. The investment results of the underlying Funds are likely to differ significantly. There is no assurance that any Fund will achieve its investment objectives. You

8

should carefully consider the investment objectives, risks and charges and expenses of an underlying Fund before investing. More information is available in the prospectus for an underlying Fund. You may obtain a copy of the prospectus for an underlying Fund by contacting Customer Service. Contact information for Customer Service appears on page 1.

Please work with your investment professional to determine if the available Sub-account(s) may be suited to your financial needs, investment time horizon and risk tolerance.

You may allocate Premium or make Reallocations to the Voya Liquid Assets Portfolio.

Voya Liquid Assets Portfolio
Investment Adviser:	Directed Services LLC
Investment Subadviser:	Voya Investment Management Co. LLC
Investment Objective:	Seeks a high level of current income consistent with the preservation of capital and liquidity.

Sub-account Value
When we allocate Premium or make Reallocations to a Sub-account as described above, we will convert it to accumulation units. We will divide the amount of the Premium allocated or Reallocation to a particular Sub-account by the value of an accumulation unit for the Sub-account to determine the number of accumulation units of the Sub-account to be held in Separate Account B with respect to your contract. Each Sub-account of Variable Annuity Account B has its own Accumulation Unit Value. This value may increase or decrease from day to day based on the investment performance of the applicable underlying Fund. Shares in an underlying Fund are valued at their net asset value. The net investment results of each Sub-account vary with its investment performance.

On the Contract Date, the value in a Sub-account equals the amount allocated to that Sub-account, less a charge for premium tax, if applicable. We calculate the value at the close of each Business Day thereafter as follows:

  The value in each Sub-account at the close of the preceding Business Day; multiplied by
  The Sub-account’s Net Return Factor for the current Valuation Period (see below); plus or minus
  Any transfers to or from the Sub-account during the current Valuation Period; minus
  Any Withdrawals or Surrender from the Sub-account during the current Valuation Period; minus
  Applicable taxes, including any premium taxes, not previously deducted, allocated to the Sub-account.

A Sub-account’s Net Return Factor is an Index Number that reflects certain charges under the contract and the investment performance of the Sub-account. The Net Return Factor is calculated for each Sub-account as follows:

  The net asset value of the Fund in which the Sub-account invests at the close of the current Business Day; plus
  The amount of any dividend or capital gains distribution declared for and reinvested in such Fund during the current Valuation Period; divided by
  The net asset value of the Fund at the close of the preceding Business Day; minus
  The daily charge (e.g. the Product Charge) for each day in the current Valuation Period.

Changes to a Sub-account and/or Separate Account B
Subject to state and federal law and the rules and regulations thereunder, we may, from time to time, make any of the following changes to Separate Account B with respect to some or all classes of contracts:

Offer additional Sub-accounts that will invest in Funds we find appropriate for contracts we issue;
Combine two or more Sub-accounts;
Close Sub-accounts. We will provide advance notice by a supplement to this prospectus if we close a Sub-account;
Substitute a new Fund for a Fund in which a Sub-account currently invests. In the case of a substitution, the new Fund may different fees and charges than the Fund it replaced. A substitution may become necessary if, in our judgment:
A Fund no longer suits the purposes of your contract;
There is a change in laws or regulations;
There is a change in the Fund’s investment objectives or restrictions;
The Fund is no longer available for investment; or
Another reason we deem a substitution is appropriate.
Stop selling the contract;
Limit or eliminate any voting rights for Separate Account B (as discussed more fully below); or
Make any changes required by the 1940 Act or its rules or regulations.

We will not make a change until the change is disclosed in an effective prospectus or prospectus supplement, authorized, if necessary, by an order from the SEC and approved, if necessary, by the appropriate state insurance department(s) and or shareholders.

9

We will provide Notice to You before we make any of these changes to the Sub-accounts and/or Separate Account B that affect the contracts.

Voting Rights
We will vote the shares of an underlying Fund owned by Separate Account B according to your instructions. However, if the 1940
Act or any related regulations should change, or if interpretations of it or related regulations should change, and we decide that we are permitted to vote the shares of a trust in our own right, we may decide to do so without consulting you.

We determine the number of shares that you have in a Sub-account by dividing the value in that Sub-account by the net asset value of one share of the underlying Fund in which a Sub-account invests. We count fractional votes. We will determine the number of shares you can instruct us to vote 180 days or less before a trust shareholder meeting. We will ask you for voting instructions by mail at least
10 days before the meeting. If we do not receive your instructions in time, we will vote the shares in the same proportion as the instructions received from all contracts in that Sub-account. We will also vote shares we hold in Separate Account B that are not attributable to contract Owners in the same proportion. The effect of proportional voting is that a small number of contract Owners may decide the outcome of a vote.

Separate Account used for Indexed Segments.
Amounts applied to the Indexed Segment will be allocated to a non-unitized separate account established under Iowa law. A non-
unitized separate account is a separate account in which the contract holder does not participate in the performance of the assets through unit values or any other interest. Contract holders do not receive a unit value of ownership of assets accounted for in this separate account. Interests under the Contract are registered under the Securities Act of 1933, but the non-unitized separate account is not registered under the Investment Company Act of 1940.

The risk of investment gain or loss with the assets maintained in the non-unitized separate account is borne entirely by the Company.
All Company obligations due to allocations to the non-unitized separate account are contractual guarantees of the Company and are accounted for in the separate account. All of the general assets of the Company are available to meet its contractual guarantees.
Income, gains and losses of the separate account are credited to or charged against the separate account without regard to other income, gains or losses of the Company. As part of its overall investment strategy, the Company intends to maintain assets in the separate account that reflect its obligations to Contract Owners that have made allocations to the Indexed Segments. Accordingly, it is anticipated that assets relating to the Indexed Segments will likely consist of fixed income investments, as well as call options or other hedging instruments that relate to movements in the Indexes.

We are not obligated to invest the assets attributable to the Contract according to any particular strategy, except as required by Iowa and other state insurance laws. Contract Owners do not participate in the investment performance of the assets of the separate account, and Index Credits, and any other benefits provided by the Company are not determined by the performance of the non-unitized separate account.

Product Regulation
Our products are subject to a complex and extensive array of state and federal tax, securities and insurance laws, and regulations, which are administered and enforced by a number of governmental and self-regulatory authorities. Specifically, U.S. federal income tax law imposes requirements relating to non-qualified annuity product design, administration, and investments that are conditions for beneficial tax treatment of such products under the Internal Revenue Code. (See page 37 for further discussion of some of these requirements). Failure to administer certain non-qualified contract features (for example, contractual annuity start dates in non-
qualified annuities) could affect such beneficial tax treatment. In addition, state and federal securities and insurance laws impose requirements relating to insurance and annuity product design, offering and distribution, and administration. Failure to meet any of these complex tax, securities, or insurance requirements could subject the Company to administrative penalties, unanticipated remediation, or other claims and costs.

Fees and Expenses

We deduct the following fees and expenses to compensate us for our costs, the services we provide, and the risks we assume under the
Contracts. We incur costs for distributing and administering the Contracts, including compensation and expenses paid in connection with sales of the Contracts, for paying the benefits payable under the Contracts and for bearing various risks associated with the
Contracts. Fees and expenses expressed as a percentage are rounded to the nearest hundredth of one percent. We expect to profit from the charges and may use the profits to finance the distribution of Contracts. All current charges under the Contract will be determined and applied in a non-discriminatory manner.

10

Surrender Charge
A Surrender Charge may apply to a Withdrawal or Surrender. A Surrender Charge may be deducted from the portion of the
Accumulation Value being withdrawn or surrendered in the following events:

  A Withdrawal while an applicable Surrender Charge schedule is in effect in an amount that is greater than 10% of the Contract’s Accumulation Value, as determined on the date of the Withdrawal, which we refer to as the Free Amount Percentage; or
  A Surrender or Withdrawal while an applicable Surrender Charge schedule is in effect.

The Surrender Charge is designed to recover the costs we incur in selling the Contract if you request a Withdrawal or Surrender during the first seven years following receipt of each Premium. Each Premium will be subject to its own Surrender Charge schedule, beginning on the date we receive that Premium, which is known as the Premium Receipt Date. The rate of the Surrender
Charge is a percentage of the Premium withdrawn or surrendered. The percentage imposed at the time of a Withdrawal depends on the number of complete years that have elapsed since the Premium Receipt Date, and for purposes of calculating the Surrender
Charges we consider Withdrawals to be taken from Premiums on a first in first out basis (FIFO). This means that the Initial Premium paid for the Contract will be considered to be withdrawn first and, depending on the amount withdrawn or surrendered, subsequent
Premiums will be considered to be withdrawn in the order received from the oldest to the most recent. For more information regarding the actual order and sources from which Withdrawals will be taken, please see page 27. Surrender Charges will be assessed according to the following schedule.

Surrender Charge Schedule:
Full years since Premium Receipt Date	1	2	3	4	5	6	7	8+
Surrender Charge (as a percentage of	8%	8%	7%	6%	5%	4%	3%	0%
Premium withdrawn or surrendered)

No Surrender Charge applies to:

  The Free Amount Percentage made after the first Contract Anniversary, which is the maximum amount you may withdraw each Contract Year without incurring a Surrender Charge (i.e., 10% of the Contract’s Accumulation Value as determined the date of Withdrawal);
  The commencement of Annuity Payments; and
  The portion of a Surrender or Withdrawal in excess of the Free Amount Percentage that is subject to the Required Minimum Distribution (RMD) rules of the Code.

Surrender Charge will not apply to Withdrawal or Surrender for Extended Medical Care or a Terminal Condition. Extended Medical
Care means confinement in a Hospital or Nursing Home prescribed by a Qualifying Medical Professional. Terminal Condition means an illness or injury that results in a life expectancy of 12 months or less, as measured from the date of diagnosis by a Qualifying
Medical Professional.

For purposes of this waiver:

A Hospital or Nursing Home is defined as a hospital or a skilled care or intermediate care nursing facility:
Operating as such according to applicable law; and
At which medical treatment is available on a daily basis.
Note: A Hospital or Nursing Home does not include a rest home or other facility whose primary purpose is to accommodations, board or personal care services to individuals who do not need medical or nursing care.
A Qualifying Medical Professional is defined as a legally licensed practitioner of the healing arts who:
Is acting within the scope of his or her license;
Is not a resident of your household or that of the Annuitant; and is not related to you or the Annuitant by blood or marriage.

To qualify for a waiver as a result of Extended Medical Care:

  You (or any Annuitant, if the Owner is a non-natural person) begin receiving Extended Medical Care on or after the first Contract Anniversary and receive such Extended Medical Care for at least 45 days during any continuous 60-day period; and
  Your request for a Withdrawal or Surrender, together with satisfactory proof of such Extended Medical Care, must be provided by Notice to Us during the term of such Extended Medical Care or within 90 days after the last day that you received Extended Medical Care.

11

To qualify for a waiver as a result of a Terminal Condition:

  You (or any Annuitant, if the Owner is a non-natural person) must first be diagnosed by a Qualifying Medical Professional as having a Terminal Condition on or after the first Contract Anniversary; and
  Your request for a Withdrawal or Surrender, together with satisfactory proof of such Terminal Condition, must be provided by Notice to Us.

We require the proof of Extended Medical Care or a Terminal Condition to be in writing and, where applicable, attested to by a
Qualifying Medical Professional. We reserve the right in the Contract to require a secondary medical opinion by a Qualifying
Medical Professional of our choosing. We will pay for any such secondary medical opinion.

Overnight Charge
You may choose to have a $20 overnight charge deducted from the net amount of a Withdrawal or Surrender you would like it sent to you by overnight delivery service.

Premium Tax
In certain states, the Premium you pay for the Contract is subject to a premium tax. A premium tax is generally any tax or fee imposed or levied on us by any state government or political subdivision thereof in consideration of your Premium received by us.
Currently, the premium tax ranges from zero to 3.5%, depending on your state of residence. We reserve the right in the Contract to recoup the amount of any premium tax from the Accumulation Value if and when:

  The premium tax is incurred by us;
  The Proceeds or Accumulation Value, as applicable, are applied to an Annuity Plan; or
  You take a Withdrawal or Surrender the Contract.

We reserve the right in the Contract to change the amount we charge for the premium tax if you change your state of residence. We do not expect to incur any other tax liability attributable to the Contract. We also reserve the right to charge for any other taxes as a result of any changes in applicable law.

Excess Transfer Fee
Currently, only one Sub-account is available so an Excess Transfer Fee cannot be incurred. If, however, additional Sub-accounts are available in the future, there is a maximum $50 charge for each transfer exceeding 12 during a Contract Year (which we refer to as an
Excess Transfer).

Separate Account Fee
The Separate Account Fee is currently 1.50% of the Accumulation Value allocated to the Separate Account, and the maximum amount that we may charge is 2.00%. The Separate Account Fee is set on the Contact Date and will not change for the life of that Contract.
The fee is not applied to Accumulation Value applied to Indexed Segments or the Interim Segment. The fee is deducted from the value in each Sub-account on each Business Day. This fee compensates us for ongoing administrative and risk related expenses we may incur. If there are any profits from this fee, we may use them to finance the distribution of the Contracts.

Underlying Fund Expenses
As shown in the prospectuses for the underlying Funds, each underlying Fund deducts management fees from the amounts allocated to
it. In addition, each underlying Fund deducts other expenses which may include service fees that may be used to compensate service providers, including the Company and its affiliates, for administrative and contract owner services provided on behalf of the Fund.
Furthermore, certain underlying Funds may deduct a distribution or 12b-1 fee, which is used to finance any activity that is primarily intended to result in the sale of Fund shares. Fees are deducted from the value of the underlying Fund shares on a daily basis, which in turn affects the value of each Sub-account that purchases Fund shares. For a more complete description of these fees and expenses, review each prospectus for the underlying Fund. You should evaluate the expenses associated with the underlying Fund(s)
available through the contract before making a decision to invest.

The Company may receive compensation from each of the underlying Funds or their affiliates based on an annual percentage of the average net assets held in that underlying Fund by the Company. The percentage paid may vary from one Fund company to another.
For certain underlying Funds, some of this compensation may be paid out of 12b-1 fees or service fees that are deducted from underlying Fund assets. Any such fees deducted from underlying Fund assets are disclosed in the prospectuses for the underlying
Fund. The Company may also receive additional compensation from certain underlying Funds for administrative, recordkeeping or other services provided by the Company to the underlying Funds or their affiliates. These additional payments may also be used by the Company to finance distribution. This revenue is one of several factors we consider when determining Contract fees and charges and whether to offer a Fund through our Contracts. Fund revenue is important to the Company’s profitability, and it is generally more profitable for us to offer affiliated Funds than to offer unaffiliated Funds.

12

Please note that certain management personnel and other employees of the Company or its affiliates may receive a portion of their total employment compensation based on the amount of net assets allocated to affiliated Funds. For more information, please see page
33.

The Annuity Contract

The Contract described in this prospectus is a flexible premium deferred combination variable, indexed and fixed annuity contract.
The Contract is non-participating, which means that it will not pay dividends resulting from any of the surplus or earnings of the
Company. We urge you to read the Contract because it defines your rights as an investor. The Contract consists of any attached application, amendment or Endorsements that are issued in consideration of the Initial Premium paid. The Contract provides a means for you to allocate Premium and make Reallocations to one or more Indexed Segments and Sub-accounts. Amounts not allocated to the Indexed Segments and/or Sub-accounts are invested in the Interim Segment, which is part of our General Account and earns a guaranteed fixed rate of interest.

Owner
The Owner is the individual (or entity) entitled to exercise the rights incident to ownership. The Owner may be an individual or a non-natural person (e.g., a corporation or trust). We require the Owner to have an Insurable Interest in the Annuitant. See page 32.
Two individuals may own the Contract, which we refer to as Joint Owners. Joint Owners must agree to any changes or exercise of the rights under the Contract. The Death Benefit becomes payable if any Owner dies prior to the Maturity Date. If the Owner is a non-
natural person, the Death Benefit becomes payable if any Annuitant dies prior to the Maturity Date. See page 29. We will pay the
Death Benefit to the Beneficiary (see below).

Joint Owner
For Contracts purchased with after-tax money, which we refer to as non-qualified Contracts, Joint Owners may be named in a written request to us at any time before the Contract is in effect. A Joint Owner may not be an entity, however, and may not be named if the
Owner is an entity. In the case of Joint Owners, all Owners must agree to any change or exercise of the rights under the Contract. All other rights of ownership must be exercised jointly by both Owners. Joint Owners own equal shares of any benefits accruing or payments made to them. In the case of Joint Owners, upon the death of a Joint Owner, we will designate the surviving Joint Owner as the Beneficiary, and the Death Benefit is payable. See page 29. This Beneficiary change will override any previous Beneficiary designation. All rights of a Joint Owner terminate upon the death of that Owner, so long as the other Joint Owner survives, and the deceased Joint Owner’s entire interest in the Contract will pass to the surviving Joint Owner. Upon the death of any Owner, the Death
Benefit is payable to the surviving Joint Owner, except in the case of a surviving Joint Owner who is the spouse of the deceased Joint
Owner, the Contract may be continued and the Death Benefit will be payable if the surviving Joint Owner dies prior to the Maturity
Date. See page 30 for more information about the rights of a surviving Joint Owner.

Annuitant and Contingent Annuitant
The Annuitant is the individual upon whose life the Annuity Payments are based. The Annuitant must be a natural person, who is designated by you at the time the Contract is issued. There may be two Annuitants. If you do not designate the Annuitant, the Owner will be the Annuitant. In the case of Joint Owners, we will not issue a Contract if you have not designated the Annuitant. If the Owner is a non-natural person, an Annuitant must be named. We require the Owner to have an Insurable Interest in the Annuitant. See page
32.

You may name a Contingent Annuitant. A Contingent Annuitant is the individual who will become the Annuitant if all named
Annuitants die prior to the Maturity Date.

Neither the Annuitant nor the Contingent Annuitant can be changed while he or she is still living. Permitted changes to the Annuitant:

  If the Owner is an individual, and the Annuitant dies before the Maturity Date, the Contingent Annuitant, if any, will become the Annuitant, if two Owners do not exist.
  Otherwise, the Owner will become the Annuitant if the Owner is a natural person
  If two individual Owners exist, the youngest Owner will become the Annuitant.
  The Owner, or Joint Owners, must name an individual as the Annuitant if the Owner is age 95 or older as of the date of the Annuitant’s death. We require the Owner to have an Insurable Interest in the Annuitant. See page 32.

If the Owner is a non-natural person, and any Annuitant dies before the Maturity Date, we will pay the Death Benefit to the designated
Beneficiary (see below). There are different distribution requirements under the Code for paying the Death Benefit on a Contract that is owned by a non-natural person. You should consult your tax adviser for more information if the Owner is a non-natural person.

13

Beneficiary
The Beneficiary is the individual or entity designated by you to receive the Death Benefit. The Beneficiary may become the successor
Owner if the Owner, who is a spouse, as defined under U.S. federal law, dies before the Annuity Commencement Date or the Maturity
Date, as applicable. The Owner may designate a Contingent Beneficiary, who will become the Beneficiary if all primary Beneficiaries die before any Owner (or any Annuitant if the Owner is a non-natural person). The Owner may designate one or more primary
Beneficiaries and Contingent Beneficiaries. The Owner may also designate any Beneficiary to be an Irrevocable Beneficiary. An
Irrevocable Beneficiary is a Beneficiary whose rights and interest under the Contract cannot be changed without the consent of such
Irrevocable Beneficiary.

Payment of the Death Benefit to the Beneficiary:

  We pay the Death Benefit to the primary Beneficiary (unless there are Joint Owners, in which case the Death Benefit is paid to the surviving Owner(s)).
  If all primary Beneficiaries die before any Annuitant or any Owner, as applicable, we pay the Death Benefit to any Contingent Beneficiary.
  If there is a sole natural Owner and no surviving Beneficiary (or no Beneficiary is designated), we pay the Death Benefit to the Owner’s estate.
  If the Owner is not a natural person and all Beneficiaries die before the Annuitant (or no Beneficiary is designated), the Owner will be deemed to be the primary Beneficiary.
  One or more individuals may be a Beneficiary or Contingent Beneficiary.
  In the case of more than one Beneficiary, we will assume any Death Benefit is to be paid in equal shares to all surviving Beneficiaries in the same class (primary or contingent), unless you provide Notice to Us directing otherwise.

We will deem a Beneficiary to have predeceased the Owner if:

  The Beneficiary died at the same time as the Owner;
  The Beneficiary died within 24 hours after the Owner’s death; or
  There is insufficient evidence to determine that the Beneficiary and Owner died other than at the same time.

The Beneficiary may decide how to receive the Death Benefit, subject to the distribution requirements under Section 72(s) of the
Code. You may restrict a Beneficiary’s right to elect an Annuity Plan or receive the Death Benefit in a single lump-sum payment.

Change of Owner or Beneficiary
You may transfer ownership of a non-qualified Contract before the Maturity Date. The new Owner’s age may not be greater than age
85, or the age of the current Owner, at the time. We require any new Owner to have an Insurable Interest in the Annuitant. See page
32. You have the right to change the Beneficiary unless you have designated such person as an Irrevocable Beneficiary at any time prior to the Maturity Date. Notice to Us is required for any changes pursuant to the Contract. Any such change will take effect as of the date Notice to Us is received and not affect any payment made or action taken by us before recording the change. A change of
Owner likely has tax consequences. See page 37 for more information.

Contract Purchase Requirements
We will issue a Contract so long as the Annuitant and the Owner (if a natural person) are age 80 or younger at the time of application.
An Insurable Interest must exist at the time we issue the Contract. In purchasing the Contract, you will represent and acknowledge that the Owner has an Insurable Interest in the Annuitant. We require the agent/registered representative to confirm on the application that the Owner has an Insurable Interest in the Annuitant. Insurable Interest means the Owner has a lawful and substantial economic interest in the continued life of the Annuitant. See page 32.

The minimum initial payment (which we refer to as the Initial Premium) must be at least $5,000 for qualified Contracts and at least
$25,000 for non-qualified Contracts. We currently accept as the Initial Premium payments from multiple sources involving transfers and exchanges identified on the application and received no more than 45 days after our receipt of the application.

We accept Additional Premium, subject to our right in the Contract to limit or refuse to accept Additional Premium in our sole discretion. Each Additional Premium must be at least $1,000. Under certain circumstances, we may waive the minimum payment requirement for Premiums. We will not accept Additional Premium if the Annuitant or the Owner (if a natural person) are age 85 or older when the Additional Premium is received.

14

If your Premium payment was transmitted by wire order from your agent/registered representative (broker-dealer), we will follow one of the following two procedures after we receive and accept the wire order and investment instructions. Which procedure depends on whether your state or agent/registered representative (broker-dealer) requires a paper application to issue the Contract.

  If an application is required, we will issue the Contract along with a Contract acknowledgement and delivery statement, but we reserve the right to void the Contract if we are not in receipt of a properly completed application within 5 days of receiving the Initial Premium. We will refund the Accumulation Value plus any charges we deducted, and the Contract will be voided. We will return the Premium when required.
  When an application is not required, we will issue the Contract along with a Contract acknowledgement and delivery statement. We require you to execute and return the Contract acknowledgement and delivery statement. Until you do, we will require a signature guarantee, or notarized signature, on certain transactions prior to processing.

Our prior approval is required for Premiums that would cause the Premiums of all annuities you maintain with the Company or its affiliates to exceed $1,000,000.

Anti-Money Laundering
In order to protect against the possible misuse of our products in money laundering or terrorist financing, we have adopted an anti-
money laundering program satisfying the requirements of the USA PATRIOT Act and other current anti-money laundering laws.
Among other things, this program requires us, our agents and customers to comply with certain procedures and standards that serve to assure that our customers’ identities are properly verified and that Premiums and loan repayments are not derived from improper sources.

Under our anti-money laundering program, we may require policy Owners, insured persons and/or beneficiaries to provide sufficient evidence of identification, and we reserve the right to verify any information provided to us by accessing information databases maintained internally or by outside firms.

We may also refuse to accept certain forms of Premium payments or loan repayments (traveler’s checks, cashier's checks, bank drafts, bank checks and treasurer's checks, for example) or restrict the amount of certain forms of Premium payments or loan repayments
(money orders totaling more than $5,000.00, for example). In addition, we may require information as to why a particular form of payment was used (third party checks, for example) and the source of the funds of such payment in order to determine whether or not we will accept it. Use of an unacceptable form of payment may result in us returning the payment and not issuing the Contract.

Applicable laws designed to prevent terrorist financing and money laundering might, in certain circumstances, require us to block certain transactions until authorization is received from the appropriate regulator. We may also be required to provide additional information about you and your policy to government regulators.

Our anti-money laundering program is subject to change without notice to take account of changes in applicable laws or regulations and our ongoing assessment of our exposure to illegal activity.

Availability of the Contract
The Contract is designed for people seeking long-term tax-deferred accumulation of assets, generally for retirement or other long-term purposes. The tax-deferred feature is more attractive to people in high federal and state tax brackets. You should not buy the Contract if:

  You are looking for a short-term investment;
  You cannot risk getting back an amount less than your initial investment; or
  Your assets are in a plan that already provides for tax-deferral and you can identify no other benefits in purchasing the Contract.

When considering an investment in the Contract, you should consult with your investment professional about your financial goals, investment time horizon and risk tolerance.

Replacing an existing insurance contract with the Contract may not be beneficial to you. Before purchasing the Contract, you should determine whether your existing contract will be subject to any fees or penalties upon termination of such contract.
You should also compare the fees and charges, coverage provisions and limitations, if any, of your existing contract to the
Contract.

Individual Retirement Accounts, or IRAs, and other qualified plans already have the tax-deferral feature found in the Contract. For an additional cost, the Contract provides other features and benefits, which other plans may not provide. You should not purchase a qualified Contract unless you want these other features and benefits, taking into account their cost. See page 40.

15

Crediting of Premium Payments
We will process your Initial Premium within 2 Business Days of receipt and allocate it according to the instructions you specify, so long as the application and all information necessary for processing the Contract is complete. We will process Additional Premium payments within 1 Business Day if we receive all information necessary.

In the event that your application is incomplete for any reason, we are permitted to retain your Initial Premium for up to 5 Business
Days while attempting to complete it. If the application cannot be completed during this time, we will inform you of the reasons for the delay. We will also return the Initial Premium promptly. Once you complete the application, we will process your Initial
Premium within 2 Business Days and allocate it according to your instructions. On Additional Premium, we will ask about any missing information. Additional Premium will be allocated in the same proportion as the payment of Initial Premium, unless you specify otherwise.

Accumulation Value
We determine your Accumulation Value for your Contract on a daily basis beginning on the Contract Date. On the Contract Date, the
Accumulation Value equals the Initial Premium paid less any premium tax, if applicable. At any time after the Contract Date, the
Accumulation Value equals the sum of the value for Indexed Segment, the value of the Sub-accounts and the value of the Interim
Segment. The method used to determine the value for the Sub-accounts, the Indexed Segments and the Interim Segment are described on pages 16, 19 and 26 respectively.

Administrative Procedures
We may accept a request for Contract service in writing, by telephone, or other approved electronic means, subject to our administrative procedures, which vary depending on the type of service requested and may include proper completion of certain forms, providing appropriate identifying information, and/or other administrative requirements. Please be advised that the risk of a fraudulent transaction is increased with telephonic or electronic instructions (for example, a facsimile Surrender request form), even if appropriate identifying information is provided.

Other Contracts
We and our affiliates offer various other products with different features and terms than the Contracts. These products have different benefits, fees and charges, and may or may not better match your needs. Please consult your agent/registered representative if you are interested in learning more information about these other products.

Allocations

You elect the Indexed Segments and Sub-accounts to allocate your Premium or to make Reallocations. As discussed below, your allocation instructions must select the Sub-accounts and Indexed Segment(s) you wish to allocate to and may include a Rate Threshold for each Indexed Segment unless you select Dollar Cost Averaging as described below. For Indexed Segments, during the time between the Premium Receipt Date and the next Segment Start Date and during periods when all the Segment Participation
Requirements are not met, Premiums will be invested in the Interim Segment and earn a guaranteed fixed rate of interest. You may make changes to your allocation instructions at any time prior to the close of business on the Segment Start Date.

Segment Participation Requirements for Indexed Segments
In order for Premium to be allocated or a Reallocation to be made to an Indexed Segment on a Segment Start date the Segment
Participation Requirements must be met for the applicable Indexed Segment. If Premium is to be allocated or a Reallocation is to be made to multiple Indexed Segments, Premium or Reallocations will be allocated only to those Indexed Segments whose Segment
Participation Requirements are met.

The following Segment Participation Requirements must be met on a Segment Start Date in order for Premium or Accumulation
Value to be allocated to an Indexed Segment:

  The Indexed Segment is available;
  The Indexed Segment does not have an Segment Term that extends beyond your Annuity Commencement Date; and
  The declared Cap Rate for the Indexed Segment is equal to or greater than the Rate Threshold (described below), if any, which you may have set.

Rate Threshold for Indexed Segments
You may select a Rate Threshold for each Indexed Segment that you wish to allocate Premium or to make Reallocations. For Indexed
Segments, your Premium or Reallocation will not be allocated to the Indexed Segment unless the Cap Rate is greater than or equal to the Rate Threshold. The Rate Threshold you set represents the minimum Cap Rate you find acceptable for a particular Indexed
Segment, and setting a high Rate Threshold may result in amounts remaining invested in the Interim Segment for an extended period of time. We may limit the availability of Rate Thresholds above a certain percentage, and these limits may change from time to time.

16

A Rate Threshold will remain in effect with respect to an Indexed Segment until changed by you. Contact Customer Service (contact information for Customer Service appears on page 1) or your agent/registered representative for information about any limits on Rate
Thresholds. The Cap Rate is discussed more fully on page 19. It is important to understand that you will not know the Cap Rate for an Indexed Segment prior to the allocation of Premium or Reallocation on the Segment Start Date. Once Premium has
been invested in an Indexed Segment, you will not be able to reallocate the value in that Indexed Segment to another Indexed
Segment or to a Sub-account prior to the end of the Segment Term, which could be as long as seven years. Withdrawals from an Indexed Segment or a Surrender of the Contract will be subject to any applicable Surrender Charges.

Initial Allocation to an Indexed Segment
You may make allocations of Premium or Reallocations (from the Sub-accounts, the Interim Segment or other Indexed Segments) to one or more Indexed Segments. All allocations of Premium and Reallocations must be in whole percentages that total 100%. All
Premium allocations to an Indexed Segment will be initially held in the Interim Segment until a Segment Start Date.

If the applicable Segment Participation Requirements for the Indexed Segment you have selected are met on the first Segment Start
Date following the allocation of Premium or Reallocation, the Premium or Reallocation will be automatically allocated to that Indexed
Segment. If the Segment Participation Requirements are not met, then that portion of the Premium or amount reallocated will remain in or be transferred to the Interim Segment. With respect to values remaining or transferred to the Interim Segment, each subsequent month on the Segment Start Date, if the Segment Participation Requirements for the Indexed Segment are met, that value will be allocated to the applicable Indexed Segment. You may change your allocation or modify or remove the Rate Threshold for values in the Interim Segment at any time up to the close of business on the day prior to the Segment Start Date. You may set only one Rate
Threshold per Indexed Segment at a time. Setting a Rate Threshold higher that the Cap Rate currently offered by the Company will result in amounts being transferred to or remaining invested in the Interim Segment and earning a guaranteed fixed rate of interest until a subsequent Segment Start Date when a Cap Rate is declared that is equal to or exceeds your designated Rate Threshold.

Reallocations at the End of a Segment Term.
We will provide Notice to You prior to the end of a Segment Term. The notice will specify the Indexed Segments that will be available at the next Segment Start Date. You may submit Reallocation instructions with respect to the value allocated to that Indexed
Segment (including a new Rate Threshold for the current Indexed Segment or a different Indexed Segment) to us at any time up to the close of business prior on the Segment Start Date. You may make a Reallocation to any available Indexed Segment or Sub-account provided that you may not make a Reallocation to an Indexed Segment whose Segment End Date is later than your Contract’s
Maturity Date.

At the end of a Segment Term, the value in the expiring Indexed Segment will be allocated according to the Reallocation instructions you provided. If you do not provide Reallocation instructions, the value in the Indexed Segment will be automatically reallocated to the same Indexed Segment provided the Segment Participation Requirements are met. If the Segment Participation Requirements are
not met, including the designated Rate Threshold, the value in the Indexed Segment will be reallocated to the Interim Segment and earn a guaranteed fixed rate of interest. Unless you provide a new Rate Threshold and/or new allocation instructions, the Rate
Threshold previously provided for the ending Segment Term will continue to apply.

Dollar Cost Averaging
Dollar cost averaging or DCA is available for initial allocations of Premiums and Reallocations. The Interim Segment serves as the source account from which we will, on a monthly basis, automatically transfer a set dollar amount of money to the Indexed Segment or Sub-account you specify. You may participate in dollar cost averaging by providing Notice to Us of your election to participate.
There is no additional charge for dollar cost averaging. You also set the duration you would like the Premium to be invested over.
The maximum duration is 12 months. You may not set a Rate Threshold (or minimum declared Cap Rate) in connection with the
DCA program. Consequently, by electing to DCA into the Indexed Segments you bear the risk that Cap Rates on amounts allocated to an Indexed Segment under the DCA program will be less than a minimum Cap Rate that you would otherwise elect through use of a Rate Threshold.

The minimum monthly transfer amount is $100. We will transfer all your money allocated to the Indexed Segments you specify in equal payments over the relevant duration. The last payment will include earnings accrued in the Interim Segment over the duration.
DCA may be subject to limited availability in connection with systematic Withdrawals. The transfer date for each allocation into an
Indexed Segment will be the Segment Start Date each month. If, on any Segment Start Date, the value in the Interim Segment is equal to or less than the amount you have elected to allocate, the entire amount will be allocate and the program will end. You may terminate the DCA at any time by sending Notice to Us at least 7 days before the next Segment Start Date.

DCA will allow you to invest Premium in the Indexed Segments at different Cap Rates (for Indexed Segments) and is designed to lessen the impact of Cap Rate fluctuation on your investment. Therefore, investment in Indexed Segments with higher average Cap
Rate may be achieved over the long term; however, we cannot guarantee this. DCA does not guarantee that you will earn a profit or be protected against losses. You should consider your ability to withstand periods of potentially significantly fluctuating Cap Rates.

17

We may modify, suspend or terminate DCA. We will send Notice to You in advance. Such modification, suspension or termination, however, will apply prospectively only and will not affect any DCAs in effect at the time.

If an Indexed Segment you have selected is not available on a Segment Start Date, any amount in the dollar cost averaging account destined for that Indexed Segment will remain in the Interim Segment until it becomes available or you provided different instructions.

The Indexed Segments

Indexed Segments
You may allocate Premium to one or more Indexed Segments. The Contract will have at least one Indexed Segment available at all times. There is no guarantee that the same or similar Indexed Segments as those currently offered will be available for future new
Premiums or for Reallocations. We reserve the right to add Indexed Segments (Indexes, Segment Terms and/or Buffers) or to
cease offering a specific Indexed Segments (Indexes, Segment Terms and/or Buffers) or accepting Additional Premiums or
Reallocations to any Indexed Segment or to the Contract, at any time.

You may elect to allocate any portion of Premiums or make Reallocations to Indexed Segments. Each Indexed Segment has a
corresponding Index, Segment Term and Buffer. Allocations to Indexed Segments do not constitute ownership in the Index or in a mutual fund or exchange-traded fund that tracks the Index for the Indexed Segment. Each Indexed Segment will also have a Cap
Rate, which is determined by us on the Segment Start Date. Unlike other investment products that track an Index, mutual fund or exchange-traded fund, positive investment performance in the Indexed Segments are subject to Cap Rates. The currently available
Indexed Segments are listed on the inside cover of this prospectus.

We reserve the right to cease offering one or more Indexed Segments and/or to offer different Indexed Segments. Some Indexed
Segments may be available only for new Premiums, only for Reallocations or only for Reallocations from the same Indexed Segment at the end of such Indexed Segment’s Segment Term. You may allocate Premium or make Reallocations to any available Indexed
Segment provided that the Segment Participation Requirements are met.

Segment Term
For the Indexed Segments, the Segment Term is the period over which the Index Credit is calculated and Cap Rate is guaranteed.
Each Indexed Segment has its own separate Segment Term. The Segment Term begins on the Segment Start Date for such Premium in the Indexed Segment. The Segment End Date is the 24th day of the month that the Segment Term Ends.

For example, an Index Term with a Segment Start Date of June 25, 2014 and a 1 year Segment Term would end on June 24, 2015.
Therefore, the subsequent Segment Term begins on the applicable Segment Start Date and ends on the day before the anniversary of the Segment Start Date in the final year of that Segment Term.

Index Credit
Index Credits are calculated as the Index Change, subject to the applicable the Cap Rate and Buffer. The Index Change, Cap Rate and
Buffer are described in more detail below. The Indexed Segment’s value may increase or decrease through positive or negative Index
Credits.

The following table summarizes how the Index Credit is determined based on the Index Change.

If the Index Change is:		Then the Index Credit will Equal:
·	Positive and greater than or equal to the Cap Rate	·	The Cap Rate
·	Positive, but less than the Cap Rate	·	The Index Change
·	Negative but is greater than the Buffer	·	0%
·	Negative and less than the Buffer	·	The Index Change, offset by the Buffer

The Cap Rate, Buffer and the Index Credit are rates of return for the entire Segment Term (from the Segment Start Date to the Indexed Segment’s Maturity Date), NOT annual rates of return, even if the Segment duration is longer than one year.
Accordingly, the Index Change and the Rate Threshold are also not annual rates.

The performance of the Index, the Cap Rate and the Buffer are all measured from the Segment Start Date to the Indexed Segment’s
Maturity Date, and the Cap Rate and Buffer apply if you hold the Indexed Segment until the Indexed Segment’s Maturity Date.

18

Index Change The Index Change for an Indexed Segment is calculated using the following formula:

Index Change =	(i) – (ii)_
(ii)

Where:

(i)	Is the value of the Index (which we refer to as the Index Number) as of the date the Index Change is calculated; and
(ii)	Is the Index Number as of the start of the Segment Term.

We convert the decimal to the equivalent percentage to determine the Index Change.

Cap Rate
The Cap Rate is the maximum Index Change that may be applied at the end of the Segment Term. On each Segment Start Date, we will declare a new Cap Rate that is guaranteed for the Segment Term. The Cap Rate may vary by Indexed Segment. Because you will not know the Cap Rate in advance of the Segment Start Date, you should set a Rate Threshold if you do not wish to invest in an Indexed Segment with a Cap Rate below a certain rate. See page 16 for more information about setting a Rate
Threshold.

The Cap Rate is a declared factor and is set by us in our sole discretion. While we have no specific formula for determining the Cap
Rate for an Indexed Segment, we may consider various factors, such as the yields available on the fixed income securities we use to support our guarantees under the Contract. An increase in the yields could have a corresponding impact on the Cap Rates and vice versa. The Cap Rates could be similarly impacted by the costs to hedge these investments using derivatives, for example, options and futures contracts. Also, we may consider the level of compensation we pay for the promotion and sale of the Contract and our administrative expenses, in addition to regulatory and tax requirements, and general economic trends and competitive factors. Our current business practice is to match Indexed Segment renewal Cap Rates with currently available Indexed Segment new money Cap
Rates. However, we reserve the right to change this practice at any time and do not guarantee that Indexed Segment renewal Cap
Rates will match Indexed Segment new money Cap Rates.

Buffer
The Buffer is the amount of any negative Index Change that will be absorbed by the Company. If the Index Change is negative, the
Index Change is offset by the amount of the Buffer. For example, if you have selected an Indexed Segment with a 10% Buffer and the
Index Change is -30% then the Indexed Segment’s value would be reduced by 20%.

The Buffer is set by us in our sole discretion. Not all Buffers may be available for each Index and Segment Term. Generally, Indexed
Segments with larger Buffers will tend to have lower Cap Rates than Indexed Segments with smaller Buffers using the same Index and with the same Segment Term. The currently available Buffers are listed in the Segment chart on the inside cover of this prospectus. There is a risk of a substantial loss of your principal because you agree to absorb all losses to the extent they exceed the Buffer for any Indexed Segment you chose to invest in. Currently, a 10% Buffer is the only Buffer available.

Indexed Segment Value on Segment Start Date and Segment End Date

On the Segment Start Date, an Indexed Segment’s value is equal to the Premium allocated or Reallocation to the Indexed Segment, less any premium tax, if applicable.

On the Segment End Date, the Indexed Segment’s value equals:

  The Indexed Segment’s value on the Segment Start Date; multiplied by
  (1+ the applicable Index Credit).

Important Note: If you make a Withdrawal prior to the end of a Segment Term, for the remainder of the Segment Term, the Index
Credit is proportionately reduced by the percentage amount that the Withdrawal reduced the Indexed Segment’s value on the day of the Withdrawal. See Prorate Factor below.

19

Indexed Segment Value During the Segment Term
The Prorate Factor will be used in determining an Indexed Segment’s value during the Segment Term. We use the following formula to determine the Prorate Factor:

Prorate Factor = Number of days elapsed in Segment Term
Number of days in Segment Term

We then apply the Prorate Factor by multiplying the Prorate Factor by the Indexed Segment’s Cap Rate and Buffer. The same methodology we use to determine an Index Credit at the end of the Segment Term is then used to calculate the Index Credit using the prorated Cap Rate and Buffer. The Index Credit may be positive or negative:

Before the Segment End Date, the Indexed Segment’s value equals:

  The Indexed Segment’s value on the Segment Start Date; multiplied by
  (1+ the applicable Index Credit) where the Index Credit is calculated by applying the Prorate Factor to the Indexed Segment Cap Rate and Buffer.

Withdrawal Adjustments
A Withdrawal from an Indexed Segment during a Segment Term reduces the Indexed Segment’s value that is available to participate in Index Credit for the remainder of the Segment Term.

If a Withdrawal from an Indexed Segment occurs before the end of the Segment Term, for the remainder of the Segment Term, we calculate the Indexed Segment’s value using a Withdrawal Adjustment. The Withdrawal Adjustment is determined using the following formula:

IndexedSegment's value Before Withdrawal - Withdrawal Amount
Withdrawal Adjustment	=	Indexed Segment's value Before Withdrawal

If Withdrawals have already been made during the Segment Term, the result of the above formula is multiplied by the Withdrawal
Adjustment for the previous Withdrawal to determine the Withdrawal Adjustment for the current Withdrawal.

On or before the Segment End Date, after a Withdrawal, the Indexed Segment’s value equals:· The Indexed Segment’s value on the Segment Start Date; multiplied by

· A Withdrawal Adjustment for any Withdrawal from the Indexed Segment during the Segment Term; plus

· The result multiplied by (1+ the applicable Index Credit) where the Index Credit is calculated by applying the Prorate Factor to the Indexed Segment Cap Rate and Buffer.

Premium taxes are deducted from the calculation of Indexed Segment’s value, as applicable.

For days other than Business Days, Index Credits are determined using Index Values from the previous Business Day.

Indexed Segment’s Value on an Indexed Segment’s Maturity Date Illustrative Examples:
The following examples show how we calculate an Indexed Segment’s value, using the formula indicated above, on $100,000 of
Premium allocated to an Indexed Segment. The Premium is allocated until the end of the Segment Term.

Illustrative Example #1 – Negative Index Performance that is Offset by the Buffer

For purposes of this example: (ii) is the Index Number as of the Segment Start Date, which is 1,000; (i) is the Index Number as of the Segment End Date, which is 940; the Index Buffer is 10% and the Cap Rate is 15%.

Step One is to determine the Index Change: (940-1000)/1,000 = (-0.06), which, when converted to the equivalent percentage is -
6%.

Because the Index Change is negative, Step Two is to compare the Index Change to the Buffer. Because the offset provided by the Buffer (10%) is larger than the Index Change (-6%), the Index Credit is 0%.

Step Three is to apply the Index Credit to the amount allocated to the Indexed Segment: $100,000 (1 + 0%) = $100,000.

Thus, the Indexed Segment’s value remains $100,000.

20

Illustrative Example #2 – Negative Index Performance that is Partially Offset by the Buffer
For purposes of this example: (ii) is the Index Number as of the Segment Start Date, which is 1,000; (i) is the Index Number as of the Segment End Date, which is 880; the Index Buffer is 10% and the Cap Rate is 15%.

Step One is to determine the Index Change: (880-1000)/1,000 = (-0.12), which, when converted to the equivalent percentage is -
12%.

Because the Index Change is Negative, Step Two is to compare the Index Change to the Buffer. The Index Credit is the Index
Change (-12%) offset by the Buffer (10%). In this example, the Index Credit is -2%.

Step Three is to apply the Index Credit to the amount allocated to the Indexed Segment: $100,000 x (1 + -2%) = $98,000.

Thus, the Indexed Segment’s value is reduced to $98,000.

Illustrative Example #3 – Positive Index Performance that is Greater Than the Cap Rate
For purposes of this example: (ii) is the Index Number as of the Segment Start Date, which is 1,000; (i) is the Index Number as of the Segment End Date, which is 1170; and the Cap Rate is 15%.

Step One is to determine the Index Change: (1170-1000)/1,000 = 0.17, which, when converted to the equivalent percentage is
17%.

Because the Index Change is Positive, Step Two is to compare the Index Change to the Cap Rate. The Index Credit is the lesser of the Cap Rate (15%) or the Index Change (17%). In this example, since Index Change is greater than the Cap Rate, the Index
Credit is equal to the Cap Rate: 15%.

Step Three is to apply the Index Credit to the amount allocated to the Indexed Segment: $100,000 x (1 + 15%) = $115,000.

Thus, the Accumulation Value allocated to the Indexed Segment is increased to $115,000.

Illustrative Example #4 – Positive Index Performance that is Less than the Cap Rate
For purposes of this example: (ii) is the Index Number as of the start of the Segment Start Date, which is 1,000; (i) is the Index
Number as of the Segment End Date, which is 1080; and the Cap Rate is 15%.

Step One is to determine the Index Change: (1080-1000)/1,000 = 0.08, which, when converted to the equivalent percentage is 8%.

Because the Index Change is Positive, Step Two is to compare the Index Change to the Cap Rate. The Index Credit is the lesser of the Cap Rate (15%) or the Index Change (8%). In this example, since the Index Change is less than the Cap Rate, the Index
Credit is equal to the Index Change: 8%.

Step Three is to apply the Index Credit to the amount allocated to the Indexed Segment: $100,000 x (1 + 8%) = $108,000.

Thus, the Indexed Segment’s value is increased to $108,000.

Indexed Segment’s Value prior to an Indexed Segment’s Maturity Date Illustrative Examples:
The following examples show how we calculate an Indexed Segment’s value, using the formula indicated above, on $100,000 of
Premium, after 6 months of a 1 year Segment Term.

Illustrative Example #1 – Negative Index Performance that is Offset by prorated Buffer, half of Segment Term Elapsed
For purposes of this example: (ii) is the Index Number as of the start of the Segment Start Date, which is 1,000; (i) is the Index
Number after half of the Segment Term has elapsed, which is 940; the Index Buffer is 10% and the Index Cap is 15%.

Step One is to determine the Index Change: (940-1000)/1,000 = (-0.06), which, when converted to the equivalent percentage is -
6%.

Because the Index Change is negative, Step Two is to calculate the Buffer, using the Prorate Factor to reflect that 50% of the
Segment Term has elapsed: - 10% x 0.5 = - 5%

Step Three is to compare the Index Change to the prorated Buffer. The Index Credit is the Index Change (-6%) less the Index
Buffer (-5%). In this example, the Index Credit is -1%.

Step Four is to apply the Index Credit to the Indexed Segment’s value: $100,000 x (1 + -1%) = $99,000.

21

Illustrative Example #2 – Positive Index Performance that is Less Than the prorated Cap Rate, half of Segment Term Elapsed
For purposes of this example: (ii) is the Index Number as of the start of the Index Period, which is 1,000; (i) is the Index Number after half of the Segment Term has elapsed, which is 1170; the Index Buffer is – 10% and the Cap Rate is 15%.

Step One is to determine the Index Change: 1170/1,000 -1 = 0.17, which, when converted to the equivalent percentage is 17%.

Because the Index Change is positive, Step Two is to calculate the prorated Cap Rate, using the Prorate Factor to reflect that 50%
of the Segment Term has elapsed: 15% x 0.5 = 7.5%

Step Three is to compare the Index Change to the prorated Cap Rate. The Index Credit is the lesser of the Index Change (17%)
and the Cap Rate (7.5%). In this example, the prorated Index Credit is 7.5%.

Step Four is to apply the Index Credit to the Indexed Segment’s value: $100,000 x (1 + 7.5%) = $107,500.

Indexed Segment’s Value on an Indexed Segment’s Maturity Date, after two Withdrawals during the Segment Term,
Illustrative Examples:
The following example shows how we calculate an Indexed Segment’s value, using the formula indicated above, on $100,000 of
Premium allocated to an Indexed Segment when Withdrawals have been made during the Segment Term. During the Segment Term,
$10,000 is withdrawn from the Indexed Segment when the Indexed Segment’s value on the date of the Withdrawal was $105,000 and an additional $5,000 is withdrawn from the Indexed Segment when the Indexed Segment’s value was $90,000.

Illustrative Example – Positive Index Performance that is Less than the Cap
For purposes of this example: (ii) is the Index Number as of the start of the Segment Start Date, which is 1,000; (i) is the Index
Number as of the Segment End Date, which is 1080; and the Cap Rate is 15%.

Step One is to determine the Index Change: (1080-1000)/1,000 = 0.08, which, when converted to the equivalent percentage is 8%.

Because the Index Change is Positive, Step Two is to compare the Index Change to the Cap Rate. The Index Credit is the lesser of the Cap Rate (15%) or the Index Change (8%). In this example, since the Index Change is less than the Cap Rate, the Index
Credit is equal to the Index Change: 8%.

Step Three is to determine the Withdrawal Adjustment: ((105,000 – 10,000) / 105,000) x ((90,000 – 5,000) /90,000) = .8545

Step Four is to apply the Index Credit and the Withdrawal Adjustment to the Indexed Segment’s value: $100,000 x (1 + 8%) x
.8545 = $92,286.

Thus, the Indexed Segment’s value is $92,286.

The Indexes
As described above, the performance of each Indexed Segment is tied to the performance of one or more securities, bond, exchange-
traded fund or other index. We refer to all of these indexes as “Indexes” for purposes of this prospectus. The Indexed Segments are not index funds. While you may participate in the performance of that Index by investing in the Indexed Segment, you are not investing directly in any index, mutual fund or exchange-traded fund and you do not participate in the investment results of any assets we hold in relation to the Indexed Segments. See page 10 for information about the separate account that holds the assets related to the Indexed Segments. Depending upon the performance of the Index used by the Indexed Segment in which you invest, you could lose money on your investment.

We currently use four Indexes within the Indexed Segments:

  MSCI EAFE Index
  NASDAQ 100 Index
  Russell 2000 Index
  S&P 500 Index

We have permission to offer the Indexes described below pursuant to a license agreement or other arrangement with each sponsor.

MSCI EAFE Index: THIS PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”),
ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR
RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”).
THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE
MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY
[LICENSEE]. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED,

22

TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY REGARDING THE
ADVISABILITY OF INVESTING IN PRODUCTS GENERALLY OR IN THIS PRODUCT PARTICULARLY OR THE ABILITY
OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE
THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES
WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS PRODUCT OR
THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES
HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER
PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES.
NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE
TIMING OF, PRICES AT, OR QUANTITIES OF THIS PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR
CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS PRODUCT IS REDEEMABLE.
FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF
THIS PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING
OR OFFERING OF THIS PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE
MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR
GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA
INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO
RESULTS TO BE OBTAINED BY THE ISSUER OF THE PRODUCT, OWNERS OF THE PRODUCT, OR ANY OTHER
PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI
PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION
WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY
EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL
WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI
INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL
ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE,
CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY
OF SUCH DAMAGES.

No purchaser, seller or holder of this security, product or product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this security without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

NASDAQ 100 Index: The Product(s) is not sponsored, endorsed, sold or promoted by The NASDAQ OMX Group, Inc. or its affiliates (NASDAQ OMX, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s). The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the NASDAQ-100 Index® to track general stock market performance. The Corporations' only relationship to Voya Services Company (“Licensee”) is in the licensing of the Nasdaq®,
OMXTM, and NASDAQ-100 Index® registered trademarks, and certain trade names of the Corporations and the use of the NASDAQ-
100 Index® which is determined, composed and calculated by NASDAQ OMX without regard to Licensee or the Product(s).
NASDAQ OMX has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the NASDAQ-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THENASDAQ-100 INDEX®
OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE
OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THENASDAQ-100
INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY
DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE
NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE
CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL
DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

23

Russell 2000 Index: The Russell 2000 is a trademark of Russell Investments and have been licensed for use by Voya Insurance and
Annuity Company. The product is not sponsored, endorsed, sold or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the product.

S&P 500® Index: The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Voya
Insurance and Annuity Company. Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s
Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and
these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Voya Insurance and Annuity Company.
The product is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively,
“S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the product or any member of the public regarding the advisability of investing in securities generally or in the product particularly or the ability of the S&P 500 Index to track general market performance. S&P Dow Jones Indices’ only relationship to Voya Insurance and
Annuity Company with respect to the S&P 500 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones
Indices without regard to Voya Insurance and Annuity Company or the product. S&P Dow Jones Indices have no obligation to take the needs of Voya Insurance and Annuity Company or the owners of the product into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the product or the timing of the issuance or sale of the product or in the determination or calculation of the equation by which the product is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the product. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns.
S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P
Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing,
CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the product currently being issued by Voya Insurance and Annuity Company, but which may be similar to and competitive with the product. In addition, CME
Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500 Index.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE
COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION,
INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC
COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY
DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES
NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY
OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY VOYA INSURANCE
AND ANNUITY COMPANY, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF
THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE
FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT,
SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF
PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY
OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD
PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND
VOYA INSURANCE AND ANNUITY COMPANY, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Availability of Indexes
We may add Indexed Segments utilizing a new Index as we deem appropriate. Alternatively, we may cease to accept initial allocations of Premiums that utilize a particular Index at any time in our sole discretion. We may also cease, in our own discretion, to accept Reallocations to Indexed Segments that utilize a particular Index (when you reallocate from one Indexed Segment to another), or cease to permit Premiums from continuing to be applied to an Indexed Segment at the end of a Segment Term. The Contract will have at least one Index available at all times.

We may also substitute an Index under the following conditions:

  The Index is discontinued by its sponsor
  The composition of the Index is substantially changed; or
  Our agreement with the Index sponsor is terminated (see page 22).

We will not eliminate an Index underlying an Indexed Segment to which to which you have allocated until the end of the Segment
Term. Rather, in determining to eliminate an Index, we will cease accepting new investments in Indexed Segments utilizing the eliminated Index, or cease to permit Reallocations from continuing to be applied to Indexed Segments utilizing the eliminated Index at the end of the Segment Term, until you no longer have any allocations in Indexed Segments that utilize the eliminated Index.

24

We will notify you of the available Indexed Segments prior to the end of the Segment Term. For more information on Reallocations, see page 17.

We will substitute an Index during an Indexed Segment’s Term only in the event that the Index is discontinued by its sponsor, or the circumstances under which our agreement with the sponsor do not allow sufficient time for us to eliminate the Index. If we need to substitute an Index before the end of the Segment Term we will designate an Index that is comparable, which means the designated substitute Index would have a similar composition of underlying securities, sufficient liquidity for hedging and recognition in the marketplace. For example, an Index that is comparable to the S&P 500 Index will have stocks of large, publicly held domestic companies. Also, we will designate a substitute Index that has similar performance. We will calculate the Index Credit using the performance of the designated substitute Index. The Index Credit will reflect the Index Change of the designated substitute Index over the Segment Term, but still subject to the same Cap Rate that we declared at the beginning of the Segment Term. We use the Index
Change of the designated substitute Index to calculate the Index Credit because the Index Number of the designated substitute Index as of the start of the Segment Term may not be the same as the Index Number of the discontinued Index:

	Index	Index
	Number as	Number as
	of Start of	of End of
	Index	Index	Index		Index
	Period	Period	Change	Cap Rate	Credit
Discontinued Index	1,500	N/A	N/A	7%	N/A
Substitute Index	2,215	2,268	2.39%	7%	2.39%

It is possible that the Index Credit attributable to the designated substitute Index may not be as great as the Index Credit you might have been anticipating based on the discontinued Index (had the Index sponsor not discontinued the Index). We will provide Notice to You of any change in or substitution of an Index.

Otherwise, any Additional Premium allocations or Reallocations to an Indexed Segment are subject to the terms and conditions in existence for such Indexed Segment available at that time, including the Cap Rates, which may differ from those applicable to previous allocations.

The Contract will have at least one Index available at all times. We reserve the right to add Indexes, subject to approval by the insurance supervisory official in the jurisdiction in which the Contract is issued.

The Interim Segment

The Interim Segment is a fixed account where Contract value is held until it is transferred to an Indexed Segment or Subaccount.
Amounts allocated to the Indexed Segments are held in the Interim Segment until the Segment Start Date (provided all Segment
Participation Requirements are met), and amounts to be invested using the Dollar Cost Averaging program are held in the Interim
Segment until they are periodically transferred to the designated Indexed Segments and/or Subaccounts. You may not make allocations directly to the Interim Segment although amounts will remain invested in the Interim Segment until all Segment
Participation Requirements (include any applicable Rate Threshold) are met for a designated Indexed Segment. The Interim Segment credits an annualized Fixed Interest Rate from the date Premium or Reallocation is transferred to the Interim Segment until the date amounts are reallocated to the Indexed Segments or Sub-account(s). Currently, the Company guarantees the Fixed Interest Rate for a
Segment Term of 1 year. The Segment Term for the Interim Segment is the period over which the Fixed Interest Rate is calculated and guaranteed. Each transfer to the Interim Segment has its own separate Segment Term, and the Segment Term begins on the date a
Premium or Reallocation is transferred to the Interim Segment.

We credit interest daily at a rate that yields the Fixed Interest Rate for the Segment Term. The Segment Term is the period over which the Fixed Interest Rate is calculated by the Company. In the event of a Withdrawal, Surrender, or if the Death Benefit becomes payable or you elect to receive Annuity Payments, interest, if any, will be credited to the portion of the value in Interim Segment applied to the transaction, including the day the transaction is processed. Your agent/registered representative should have the guaranteed rates of return currently available. You can also find them out by contacting us. Our contact information appears on the cover of this prospectus. The annual Fixed Interest Rate is guaranteed to be no less than 1%.

We do not use a specific formula to set these guaranteed rates of interest. We determine the interest rates in our sole discretion. We may, but are not required to consider, factors, including but not limited to the interest rate on the fixed income investments we use to support our guarantees (in which you have no direct or indirect interest), regulatory and tax requirements, sales commissions and administrative expenses borne by us, general economic trends and competitive factors. We cannot predict the level of future interest rates. The Interim Segment is part of the Company’s General Account and amounts held in the Interim Segment are an obligation of

25

the Company and are subject to the Company’s financial strength and claims-paying ability, including claims against any other liabilities of the Company.

Interim Segment Value
On the Segment Start Date, the value of the Interim Segment is equal to the amount allocated to the Interim Segment, less any premium tax, if applicable.

On each day thereafter the value of the Interim Segment equals:

  The amount transferred to the Interim Segment; minus
  Any Surrender, Withdrawals withdrawn or transfers from the Interim Segment; plus
  Interest credited daily at the Fixed Interest Rate.

Surrenders and Withdrawals

At any time prior to the Annuity Commencement Date, you may Surrender the contract for its Cash Surrender Value or Withdraw a portion of the Accumulation Value. A Surrender or Withdrawal before the Owner or Annuitant, as applicable, reaches age 59 ½ may be subject to a U.S. federal income tax penalty equal to 10% of such amount treated as income, for which you would be responsible.
See page 37 for a general discussion of the U.S. federal income tax treatment of the Contract, which discussion is not intended to be tax advice. You should consult a tax adviser for advice about the effect of U.S. federal income tax laws, state laws or any other tax laws affecting the Contract, or any transaction involving the Contract.

Except under certain qualified Contracts, you may take a Surrender or Withdrawal of the Contract at any time before the earlier of:

  The date on which Annuity Payments begin; and
  The death of the Owner (or, if the Owner is not a natural person, the death of the Annuitant).

Cash Surrender Value
You may take the Cash Surrender Value from the Contract. We do not guarantee a minimum Cash Surrender Value. The Cash
Surrender Value will fluctuate daily based on the investment and/or performance results of the Sub-account(s), the Interim Segment and Indexed Segments to which your Accumulation Value is allocated. At any time prior to the Annuity Commencement Date, the
Cash Surrender Value equals the greater of (1) Contract’s Accumulation Value minus any non-daily charges that have been incurred but not deducted and (2) the sum of the value of each Indexed Segment, each Sub-account and the Interim Segment’s Minimum
Guaranteed Value (as calculated below) minus any non-daily charges that have been incurred but not deducted. The Cash Surrender
Value may be more or less than the Premium payment you made.

The Interim Segment Minimum Guaranteed Value equals:

  87.5% of the portion of the value transferred to the Interim Segment, less Premium Taxes, if applicable; adjusted for
  Any Re-elections, transfers, or Surrender or Withdrawals; plus
  Interest credited daily at the applicable Minimum Guaranteed Surrender Value Interest Rate.

The initial Minimum Guaranteed Surrender Value Interest Rate is set on the Contract Date and will not change for the first eight
Contract Years. On the eighth Contract Anniversary and on each Contract Anniversary thereafter, the Minimum Guaranteed
Surrender Value Interest Rate will be set equal to the average of the five-year Constant Maturity Treasury Rate for each day that it is reported by the Federal Reserve during the month of October in the calendar year preceding the calendar year of the Contract
Anniversary, less 1.25%. The Minimum Guaranteed Surrender Value Interest will be rounded to the nearest 0.05% and will not be greater than 3.0% or less than 1.0%.

To Surrender the Contract, you must provide Notice to Us. If we receive your Notice to Us before the close of business on any
Business Day, we will determine the Cash Surrender Value as of the close of business on such Business Day; otherwise, we will determine the Cash Surrender Value as of the close of the next Business Day. We may require that the Contract be returned to us before we pay you the Cash Surrender Value. If you have lost the Contract, we may require that you complete and return to Customer
Service a lost contract form.

We will pay the Cash Surrender Value within 7 days of receipt of Notice to Us of such Surrender. You may receive the Cash
Surrender Value in a single lump sum payment. Upon payment of the Cash Surrender Value, the contract will terminate and cease to have any further value.

26

Withdrawals
You may withdraw a portion of the Accumulation Value from the Contract (which we refer to as a Withdrawal). You may specify the order of processing the Withdrawals, including whether you wish to take your Withdrawal from a particular Premium and/or from the
Sub-account(s), Interim Segment or particular Indexed Segments. Unless you specify otherwise, Withdrawals will be taken from oldest Premiums first on a first in first out basis (FIFO) regardless off the current allocation of that Premium.

With respect to a particular Premium that is invested in more than one Indexed Segment and or Sub-account, unless you specify otherwise, Withdrawals will be taken first from the portion of the Accumulation Value allocated to the Sub-account, Interim Segment, and then pro-rata from the Indexed Segments. Withdrawals from Indexed Segments will reflect a positive or negative Index Credit.

To make a Withdrawal, you must provide Notice to Us of such Withdrawal. If we receive your Notice to Us before the close of business on any Business Day, we will determine the amount of the Accumulation Value at the close of business on such Business
Day; otherwise, we will determine the amount of the Accumulation Value as of the close of the next Business Day. A Withdrawal may be subject to a Surrender Charge. See page 11 for more information about Surrender Charges.

We currently offer both regular Withdrawals and Systematic Withdrawals.

Regular Withdrawals
After your Right To Examine Period has expired (see page 33), you may take one or more regular Withdrawals. Each such regular
Withdrawal must be a minimum of the lesser of:

  $500;
  An amount equal to 10% of the Accumulation Value (after the first Contract Year) minus any Withdrawals already taken during the Contract Year (as determined on the date of such Withdrawals(s)), which we refer to as the Free Amount Percentage (see page 11); and
  The required minimum distribution amount (RMD) amount under the Code.

You are permitted to make regular Withdrawals regardless of whether you have previously elected, or continue to elect, to make systematic Withdrawals. A Withdrawal will be deemed a Surrender and the Cash Surrender Value will be paid if, after giving effect to the requested Withdrawal, the Cash Surrender Value remaining would be less than $2,500.

Systematic Withdrawals
You may choose to receive automatic Systematic Withdrawal payments from the Accumulation Value, provided you are not making
IRA Withdrawals (see “Surrenders from Individual Retirement Annuities” below). You may take Systematic Withdrawals monthly, quarterly or annually. Systematic Withdrawals will incur Surrender Charges, unless you limit the amount of your Systematic
Withdrawals to the maximum amount available for Surrender in a Contract Year without incurring Surrender Charges. There is no additional charge for electing the Systematic Withdrawal option. Only one Systematic Withdrawal option may be elected at a time.
You may begin a Systematic Withdrawal in a Contract Year in which a regular Withdrawal has been, or will be, made.

If you are eligible for Systematic Withdrawals, you must provide Notice to Us of the date on which you would like such Systematic
Withdrawals to start. This date must be at no earlier than 30 days after the Contract Date and no later than the 28th day of any calendar month. For a day that is after the 28th day of any calendar month, the payment will be made on the first Business Day of the next succeeding calendar month. Subject to these restrictions on timing, if you have not indicated a start date, your Systematic
Withdrawals will begin on the first Business Day following the Contract Date (or the monthly or quarterly anniversary thereof), and the Systematic Withdrawals will be made at the frequency you have selected. If the day on which a Systematic Withdrawal is scheduled is not a Business Day, the payment will be made on the next Business Day.

You may express the amount of your Systematic Withdrawal as either:

  A fixed dollar amount; or
  An amount that is a percentage of the Accumulation Value.

The amount of each Systematic Withdrawal must be a minimum of $100. If your Systematic Withdrawal is a fixed dollar amount of less than $100 on any Systematic Withdrawal date, we will automatically and immediately terminate your Systematic Withdrawal election. Fixed dollar Systematic Withdrawals that are intended to satisfy the requirements of Section 72(q) or 72(t) of the Code may exceed the maximum amount available for Surrender in a Contract Year without incurring Surrender Charges. However, such
Withdrawals will incur Surrender Charges on any amount in excess of such applicable maximum amount.

27

Systematic Withdrawals of an amount based on a percentage of the Accumulation Value are subject to the applicable maximum percentage of Accumulation Value as shown below, which is used to calculate the amount of Surrender on the date of each Systematic
Withdrawal:

Frequency of Systematic Withdrawals	Maximum Percentage of Accumulation Value
Monthly	0.83%
Quarterly	2.50%
Annually	10.00%

If your Systematic Withdrawal of an amount that is a percentage of the Accumulation Value would be less than $100, we will automatically increase the amount to $100, provided it does not exceed the applicable maximum percentage of Accumulation Value and you have elected not to incur Surrender Charges. Otherwise, we will only pay the portion that would not incur Surrender Charges and then automatically and immediately terminate your Systematic Withdrawal election.

You may change the fixed dollar amount, or percentage of Accumulation Value, of your Systematic Withdrawal once each Contract
Year, except in a Contract Year during which you have previously made a regular Withdrawal. You may cancel the Systematic
Withdrawal option at any time by providing Notice to Us at least 7 days before the date of the next scheduled Systematic Withdrawal.
For Systematic Withdrawals based on a fixed dollar amount, we will not adjust the Systematic Withdrawal payments to account for any Additional Premium received from you. For Systematic Withdrawals based on a percentage of your Accumulation Value, however, we will automatically incorporate into the Systematic Withdrawal calculation any Additional Premiums received from you.

Surrender Charges on Systematic Withdrawals
Systematic Withdrawals will incur Surrender Charges, unless you elect to limit the amount of your Systematic Withdrawals to the maximum amount available for Surrender in a Contract Year without incurring Surrender Charges. In the event that a Systematic
Withdrawal incurs a Surrender Charge, we will apply the Surrender Charge to the Accumulation Value.

Withdrawals from Individual Retirement Annuities
If you have an IRA Contract (other than a Roth IRA Contract) and will be at least age 70½ during the current calendar year, you may, pursuant to your IRA Contract, elect to have distributions made to you to satisfy requirements imposed by U.S. federal income tax law. Such IRA Withdrawals provide payout of amounts required to be distributed by the Internal Revenue Service rules governing mandatory distributions under qualified plans.

If you elect to make IRA Withdrawals, we will send Notice to You before such IRA Withdrawals commence, and you may elect to make IRA Withdrawals at that time, or at a later date. Any IRA Withdrawals will be made at the frequency you have selected (which may be monthly, quarterly or annually) and will commence on the start date you have selected, which must be no earlier than 30 days after the Contract Date and no later than the 28th day of any calendar month. For a day that is after the 28th day of any calendar month, the payment will be made on the first Business Day of the succeeding month. Subject to these restrictions on timing, if you have not indicated a start date, your IRA Withdrawals will begin on the first Business Day following your Contract Date at the frequency you have selected.

At your discretion, you may request that we calculate the amount that you are required to Surrender from your IRA Contract each year based on the information you give us and the various options under the IRA Contract that you have chosen. This amount will be a minimum of $100 per IRA Withdrawal. Alternatively, we will accept written instructions from you setting forth your calculation of the required amount to be surrendered from your IRA Contract each year, also subject to the $100 minimum per IRA Withdrawal. If at any time the IRA Withdrawal amount is greater than the Accumulation Value, we will immediately terminate the IRA Contract and promptly send you an amount equal to the Cash Surrender Value.

You may not elect to make IRA Withdrawals if you have already elected to make Systematic Withdrawals. Additionally, since only one Systematic Withdrawal option may be elected at a time, if you have elected to make such Systematic Withdrawals, the distributions thereunder must be sufficient to satisfy the mandatory distribution rules imposed by U.S. federal income tax law;
otherwise, we may alter such distributions to comply with U.S. federal income tax law. You are permitted to change the frequency of your IRA Withdrawals once per Contract Year, and you may cancel IRA Withdrawals altogether at any time by providing Notice to
Us at least 7 days before the next scheduled IRA Withdrawal date to ensure such scheduled IRA Withdrawal and successive IRA
Withdrawals are not enforced.

Sub-account Transfers
Because there is only one Sub-account currently available, Sub-account transfers are not available. If in the future more than one Sub-
account is available, you may transfer your Accumulation Value among the available Sub-accounts, and we reserve the right to assess an Excess Transfer Fee for more than 12 transfers in a Contract Year. For purposes of assessing any Excess Transfer Fee, transfers from one Sub-account to more than one Sub-account as part of a single request or on the same day will be counted as a single

28

transfer. We also reserve the right to limit the number of transfers you may make and may otherwise modify or terminate transfer privileges if required by our business judgment or in accordance with applicable law.

Death Benefit

Death Benefit prior to the Maturity Date
The Contract provides for a Death Benefit equal to the Accumulation Value (which we refer to as the Proceeds). The Proceeds are calculated as of the date of:

  Our receipt of satisfactory Proof of Death; and
  Our receipt of all required claim forms.

Proof of Death is the documentation we deem necessary to establish death, including, but not limited to:

  A certified copy of a death certificate;
  A certified copy of a statement of death from an attending physician;
  A finding of a court of competent jurisdiction as to the cause of death; or
  Any other proof that we deem in our sole discretion to be satisfactory to us.

Until we receive satisfactory Proof of Death and all required claim forms, or a spousal beneficiary’s election to continue the Contract, the Contract’s Accumulation Value will remain allocated to the Indexed Segments, Sub-account or Interim Segment to which the corresponding Accumulation Value was invested on the date of death and any allocations or Reallocations will continue to as if the death had not occurred.

Once we have received satisfactory Proof of Death and all required documentation necessary to process a claim, we will generally pay the Proceeds within 7 days of such date. We will pay the Proceeds under a non-qualified Contract according to Section 72(s) of the
Code. Only one Death Benefit is payable under the Contract. The Proceeds will be paid to the named Beneficiary, unless the Contract has Joint Owners (or if the Owner is not a natural person, two Annuitants), in which case any surviving Owner (or Annuitant, as applicable) will take the place of, and be deemed to be, the Beneficiary entitled to collect the Proceeds. The Owner may restrict how the Beneficiary is to receive the Death Benefit (e.g., by requiring a lump-sum payment, installment payments or that any amount be applied to an Annuity Plan). See page 14.

Spousal Beneficiary Contract Continuation
Any surviving spouse of a deceased Owner who is the sole primary Beneficiary (or, as the surviving Joint Owner, is designated as the
Beneficiary) has the option, but is not required, to continue the Contract under the same terms existing prior to such Owner’s death.
Such election would be in lieu of payment of the Proceeds. Our receipt of Additional Premium will be deemed to be an election to continue the Contract. The surviving spouse’s right to continue the Contract is limited by our use of the term “spouse,” as it is defined under U.S. Federal law. Also, the surviving spouse may not continue the Contract if he or she is age 95 or older on the date of the
Owner’s death. If the surviving spouse elects to continue the Contract, the following will apply:

  The surviving spouse will replace the deceased Owner as the Contract Owner (and if the deceased Owner was the Annuitant, the surviving spouse will replace the deceased Owner as the Annuitant);
  The age of the surviving spouse will be used as the Owner’s age under the continued Contract;
  All rights of the surviving spouse as the Beneficiary under the Contract in effect prior to such continuation election will cease;
  Any Surrender Charges on subsequent Withdrawals or a Surrender will be waived;
  All rights and privileges granted by the Contract or allowed by us will belong to the surviving spouse as the Owner of the continued Contract; and
  Upon the death of the surviving spouse as the Owner of the Contract, the Proceeds will be distributed to the Beneficiary or Beneficiaries described below, and the Contract will terminate.

Payment of the Proceeds to a Spousal or Non-spousal Beneficiary Subject to any payment restriction imposed by the Owner, the Beneficiary may decide to receive the Proceeds:

  In one lump sum payment or installment payments; or
  By applying the Proceeds to an Annuity Plan.

No Additional Premiums may be made following the date of the Owner’s death, except by a spousal Beneficiary that elects to
Continue the Contract as described above. The Beneficiary may receive the Proceeds in one lump sum payment or installment payments, provided the Proceeds are distributed to the Beneficiary within 5 years of the Owner’s death. During any deferral period after we receive Proof of Death and all required claim forms, the Contract will continue under the same terms, and remain invested in the
Indexed Segments, Interim Segment and Subaccounts, as on the date of the Owner’s death. A Beneficiary may subsequently allocate the
Death Benefit between the available Indexed Segments and Sub-accounts pursuant to the allocation requirements. The Beneficiary has

29

until 1 year after the Owner’s death to decide to apply the Proceeds to an Annuity Plan. If the Proceeds are applied to an Annuity
Plan, the Beneficiary will be deemed to be the Annuitant, and the Annuity Payments must:

  Be distributed in substantially equal installments over the life of such Beneficiary or over a period not extending beyond the life expectancy of such Beneficiary; and
  Begin no later than 1 year after the date of the Owner’s death.

If we do not receive a request to apply the Proceeds to an Annuity Plan, we will make a single lump-sum payment to the Beneficiary.
Unless you elect otherwise, the payment will generally be made into an interest bearing account, backed by the Company’s General
Account and will be subject to the Company’s financial strength and claims-paying ability. This interest bearing account is not FDIC insured and can be accessed by the Beneficiary through a draftbook feature. The Beneficiary may access Proceeds at any time without penalty. For information on required distributions under U.S. federal income tax laws, see “Required Distributions upon Owner’s
Death” below. At the time of Death Benefit election, the Beneficiary may elect to receive the Proceeds directly by check rather than through the draftbook feature of the interest bearing account by notifying Customer Service.

The Beneficiary may elect to receive the Proceeds in payments over a period of time based on his or her life expectancy. These payments are sometimes referred to as stretch payments. Stretch payments for each calendar year will vary in amount because they are based on the Accumulation Value and the Beneficiary’s remaining life expectancy. The first stretch payment must be made by the first anniversary of the Owner’s date of death. Each succeeding stretch payment is required to be made by December 31st of each calendar year. Stretch payments are subject to the same conditions and limitations as Systematic Withdrawals. See page 27. The rules for, and tax consequences of, stretch payments are complex and contain conditions and exceptions not covered in this prospectus.
You should consult a tax adviser for advice about the effect of U.S. federal income tax laws, state laws or any other tax laws affecting the Contract, or any transactions involving the Contract.

Death Benefit Once Annuity Payments Have Begun
There is no Death Benefit once the Owner decides to begin receiving Annuity Payments (see below). In the event the Owner dies (or, in the event that the Owner is not a natural person, the Annuitant dies) before all guaranteed Annuity Payments have been made pursuant to any applicable Annuity Plan, we will continue to make the Annuity Payments until all such guaranteed payments have been made. The Annuity Payments will be paid to the Beneficiary according to the Annuity Plan at least as frequently as before the death of the Owner or Annuitant, as applicable.

Annuity Payments and Annuity Plans

Annuity Payments
Subject to State variations noted below, the Contract provides for Annuity Payments, so long as the Annuitant is then living, in one of the two following ways:

  You can apply the Accumulation Value to an Annuity Plan on any date following the first Contract Anniversary; or
  We will automatically apply the Accumulation Value to an Annuity Plan on the Contract Anniversary following the oldest Annuitant’s 95th birthday which we refer to as the Maturity Date.

Important Note: We will not waive any applicable Surrender Charges when you annuitize your Contract.

Subject to the State variations noted below, the Annuity Payments cannot begin later than the Contract Anniversary on or following the oldest Annuitant’s 95th birthday, unless:

  We agree to a later date; or
  The Internal Revenue Service publishes a final regulation or a revenue ruling concluding that an annuity contract with a Maturity Date that is later than the Contract Anniversary following the oldest Annuitant’s 95th birthday will be treated as an annuity for U.S. federal tax purposes.

Notice to Us is required at least 30 days in advance of the date you wish to begin receiving Annuity Payments after we issue the
Contract. If the Accumulation Value is less than $2,500 on the Maturity Date, we will pay such amount in a single lump-sum payment. Each Annuity Payment must be at least $20. We will make the Annuity Payments in monthly installments (although you can direct us to make the Annuity Payments annually instead). We reserve the right in the Contract to make the Annuity Payments less frequently, as necessary, to make the Annuity Payment equal to at least $20. We may also change the $2,500 and $20 minimums based upon increases reflected in the Consumer Price Index for All Urban Consumers (CPI-U) since January 1, 2005. There is no
Death Benefit once you begin to receive Annuity Payments under an Annuity Plan.

30

Calculation of Annuity Payments
If you elect to annuitize your Contract prior to the Maturity Date we will determine the Annuity Payments by multiplying the
Accumulation Value by the applicable payment factor and dividing that amount by 1,000. If you have not previously elected to annuitize your Contract, on the Maturity Date, we will determine the amount of Annuity Payments by multiplying the Proceeds by the applicable payment factor and dividing that amount by 1,000.

The applicable payment factor depends on:

  The Annuity Plan;
  The frequency of Annuity Payments;
  The age of the Annuitant (and sex, where appropriate under applicable law); and
  A net investment return of 1.0% is assumed (we may pay a higher return at our discretion).

Annuity Plans
You may elect one of the Annuity Plans described below, which provide for Annuity Payments of a fixed dollar amount only, using the Annuity 2000 Mortality Tables. In addition, you may elect any other Annuity Plan we may be offering at the time Annuity
Payments begin. The Annuity Plan may be changed at any time before the Maturity Date, upon 30 days prior Notice to Us. If you do not elect an Annuity Plan, Annuity Payments will be made automatically each month for a minimum of 120 months and as long thereafter as the Annuitant is living, based on the oldest Annuitant’s life, unless otherwise limited by applicable law.

Your election of an Annuity Plan is subject to the following additional terms and conditions:

  Annuity Payments will be made to the Owner, unless you provide Notice to Us directing otherwise;
  You must obtain our consent if the payee is not a natural person; and
  Any change in the payee will take effect as of the date we receive Notice to Us.

Payments for a Period Certain
Annuity Payments are made in equal installments for a fixed number of years. The number of years cannot be less than 10 nor more than 30, unless otherwise required by applicable law.

Payments for Life with a Period Certain
Annuity Payments are made for a fixed number of years and as long thereafter as the Annuitant is living. The number of years cannot be less than 10 nor more than 30, unless otherwise required by applicable law.

Life Only Payments Annuity Payments are made for as long as the Annuitant is living.

Death of the Annuitant who is not an Owner
In the event the Annuitant dies on or after the Maturity Date, but before all Annuity Payments have been made pursuant to the Annuity
Plan elected, we will continue the Annuity Payments until all guaranteed Annuity Payments have been made. The Annuity Payments will be paid at least as frequently as before the Annuitant’s death until the end of any guaranteed period certain. We may require satisfactory Proof of Death in regard to the Annuitant before continuing the Annuity Payments.

Other Important Information

Annual Report to Owners
We will confirm purchase, transfer and Withdrawal or Surrender transactions usually within 5 Business Days of processing any such transaction. At least once a year, we will send you, without charge, a report showing the current Accumulation Value and the Cash
Surrender Value. This report will also show the amounts deducted from, or added to, the Accumulation Value since the last report.
This report will include any other information that is required by law or regulation.

In addition, we will provide you with any other reports, notices or documents that we are required by applicable law to furnish to you.
We will send this report to you at your last known address within 60 days after the report date. Upon your request, we will provide additional reports, but we reserve the right in the Contract to assess a reasonable charge for each such additional report.

31

Suspension of Payments
We reserve the right to suspend or postpone the date of any payment or determination of any value (including the Accumulation
Value) under the Contract, beyond the 7 permitted days, on any Business Day that:

  The New York Stock Exchange is closed;
  Trading on the New York Stock Exchange is restricted;
  An emergency exists as determined by the SEC; or
  The SEC so permits for the protection of security holders.

We have the right to delay payment for up to 6 months, contingent upon written approval by the insurance supervisory official in the jurisdiction in which the Contract is issued.

Misstatement Made by Owner in Connection with Purchase of the Contract
We may require proof of the age and sex of the person upon whose life certain benefit payments are determined (i.e., the Death
Benefit or Annuity Payments). If the Owner misstates the age or sex of a person in connection with the purchase of the Contract, we reserve the right in the Contract to adjust (either upward or downward) these payments based on the correct age or sex. If an upward adjustment to your benefit payment is required, we will include an amount in your next benefit payment representing the past underpayments by us, with interest credited at the rate of 1.5% annually (where permitted). If a downward adjustment to your benefit payment is required, we will make a deduction from future benefit payments until the past overpayments by us, plus interest at 1.5%
annually (where permitted), has been repaid in full by you.

We reserve the right in the Contract (where permitted) to void the Contract and return the Cash Surrender Value in the event of any fraudulent material misrepresentation made by the Owner in connection with the purchase of the Contract.

Insurable Interest
We require the Owner of the Contract to have an Insurable Interest in the Annuitant. Insurable Interest means the Owner has a lawful and substantial economic interest in the continued life of the Annuitant. An Insurable Interest does not exist if the Owner’s sole economic interest in the Annuitant arises as a result of the Annuitant’s death. A natural person is presumed to have an Insurable
Interest in his or her own life. A natural person is also generally considered to have an Insurable Interest in his or her spouse and family members. State statutory and case law have established guidelines for circumstances in which an Insurable Interest is generally considered to exist:

  Relationships between parent and child, brother and sister, and grandparent and grandchild; and
  Certain business relationships and financial dependency situations (e.g., uncle has Insurable Interest in nephew who runs the uncle’s business and makes money for the uncle).

The above list is not comprehensive, but instead contains some common examples to help illustrate what it means for the Owner to have an Insurable Interest in the Annuitant. You should consult your agent/registered representative for advice on whether the Owner of the Contract would have an Insurable Interest in the Annuitant to be designated.

An Insurable Interest must exist at the time we issue the Contract. In purchasing the Contract, you will represent and acknowledge that you, as the Owner, have an Insurable Interest in the Annuitant. We require the agent/registered representative to confirm on the application that the Owner has an Insurable Interest in the Annuitant. We also require that any new Owner after issuance of the
Contract to have an Insurable Interest in the Annuitant. We will seek to void the Contract if we discover it was applied for and issued
(or ownership was transferred) based on misinformation, or information that was omitted, in order to evade state Insurable Interest and other laws enacted to prevent an Owner from using the Contract to profit from the death of a person in whom such Owner does not have an Insurable Interest.

Assignment
You may assign a non-qualified Contract as collateral security for a loan or other obligation. This kind of assignment is not a change of ownership. But you should understand that your rights, and those of any Beneficiary, are subject to the terms of the assignment.
To make, modify or release an assignment, you must provide Notice to Us. Your instructions will take effect as of the date we receive
Notice to Us. We require written consent of any Irrevocable Beneficiary before your instructions will take effect. An assignment likely has U.S. federal income tax consequences. You should consult a tax adviser for tax advice. We are not responsible for the validity, tax consequences or other effects of any assignment you choose to make.

Contract Changes — Applicable Tax Law
We have the right to make changes to the Contract so that it continues to qualify as an annuity under applicable U.S. federal income tax law. If we deem it necessary to make such changes for tax reasons, we will give you advance notice of how and when your
Contract will likely change.

32

Right To Examine and Return The Contract
For a prescribed period, you may return the Contract for any reason or no reason at all, which we refer to as the Right To Examine
Period. Subject to individual state requirements, you may return the Contract within 15 days of your receipt of it (or 30 days if your
Contract is a replacement contract) and receive your Accumulation Value, which may be more or less than your investment. Certain states have different requirements, and those states with different requirements that have approved the Contract for sale as of the date of this prospectus are shown below.

State Where the	Right to Examine Period for New	Right to Examine Period for Replacement
Contract is Issued:	Contracts and the Amount Returned	Contracts and the Amount Returned
DC, TN	15 days – Initial Premium less Withdrawals.	15 days – Initial Premium less Withdrawals.

UT, WA, GA	15 days – Initial Premium less Withdrawals.	30 days – Initial Premium less Withdrawals.

KY, LA, OK, SC,	15 days – Initial Premium less Withdrawals.	30 days – Accumulation Value plus fees and charges
WV, OH, AZ1 , NC		we have deducted.

ID	20 days – Initial Premium less Withdrawals.	30 days – Initial Premium less Withdrawals.

MI	15 days – Accumulation Value plus fees and	30 days – Accumulation Value plus fees and charges
	charges we have deducted.	we have deducted.

ND, TX	20 days – Accumulation Value plus fees and	30 days – Accumulation Value plus fees and charges
	charges we have deducted.	we have deducted.

RI	20 days – Initial Premium less Withdrawals.	30 days – Accumulation Value plus fees and charges
we have deducted.

FL	21 days – Accumulation Value plus fees and	21 days – Accumulation Value plus fees and charges
	charges we have deducted.	we have deducted.

If you decide to return the Contract, you must deliver it:

  To us at Customer Service (the address is specified on the front cover); or
  To your agent/registered representative.

Non-Waiver
We may, in our discretion, elect not to exercise a right, privilege or option under the Contract. Such election will not constitute our waiver of the right to exercise such right, privilege or option at a later date, nor will it constitute a waiver of any provision of the
Contract.

Special Arrangements
We may reduce or waive any Contract charges for certain group or sponsored arrangements, under special programs, and for certain employees, agents, and related persons of our parent corporation and its affiliates. We reduce or waive these items based on expected economies, and the variations are based on differences in costs or services.

Selling the Contract
Our affiliate, Directed Services LLC, 1475 Dunwoody Drive, West Chester, Pennsylvania 19380 is the principal underwriter and distributor of the Contract as well as for our other contracts. Directed Services LLC, a Delaware limited liability company, is registered with the SEC as a broker/dealer under the Securities Exchange Act of 1934, as amended, and is a member of the Financial
Industry Regulatory Authority, Inc., or FINRA.

Directed Services LLC does not retain any commissions or compensation paid to it by us for Contract sales. Directed Services LLC enters into selling agreements with affiliated and unaffiliated broker/dealers to sell the Contracts through their registered representatives who are licensed to sell securities and variable insurance products (“selling firms”). Selling firms are also registered with the SEC and are FINRA member firms.

[1]	In AZ, the Right to Examine Period is 30 days if you are age 65 or older on the date of your application for the Contract.

33

Voya Financial Advisors, Inc. is affiliated with the Company and has entered into a selling agreement with Directed Services LLC for the sale of our variable annuity contracts.

Directed Services LLC pays selling firms compensation for the promotion and sale of the Contracts. Registered representatives of the selling firms who solicit sales of the Contracts typically receive a portion of the compensation paid by Directed Services LLC to the selling firm in the form of commissions or other compensation, depending on the agreement between the selling firm and the registered representative. This compensation, as well as other incentives or payments, is not paid directly by the Contract Owners or
Separate Account B. We intend to recoup this compensation and other sales expenses paid to selling firms through fees and charges imposed under the Contracts.

Directed Services LLC pays selling firms for Contract sales according to one or more schedules. This compensation is generally based on a percentage of Premium payments. Selling firms may receive commissions of up to 8% of Premium payments. In addition, selling firms may receive ongoing annual compensation of up to 2% of all, or a portion, of values of Contracts sold through the firm.
Individual representatives may receive all or a portion of the compensation paid to their selling firm, depending on the firm’s practices. Commissions and annual compensation, when combined, could exceed 9% of total Premium payments.

Directed Services LLC has special compensation arrangements with certain selling firms based on such firms’ aggregate or anticipated sales of the Contracts or other specified criteria. These special compensation arrangements will not be offered to all selling firms, and the terms of such arrangements may differ among selling firms based on various factors. Any such compensation payable to a selling firm will not result in any additional direct charge to you by us.

In addition to the direct cash compensation for sales of Contracts described above, Directed Services LLC may also pay selling firms additional compensation or reimbursement of expenses for their efforts in selling the Contracts to you and other customers. These amounts may include:

  Marketing/distribution allowances, which may be based on the percentages of Premium received, the aggregate commissions paid and/or the aggregate assets held in relation to certain types of designated insurance products issued by the Company and/or its affiliates during the calendar year;
  Loans or advances of commissions in anticipation of future receipt of Premiums (i.e., a form of lending to agents/registered representatives). These loans may have advantageous terms such as reduction or elimination of the interest charged on the loan and/or forgiveness of the principal amount of the loan, which terms may be conditioned on fixed insurance product sales;
  Education and training allowances to facilitate our attendance at certain educational and training meetings to provide information and training about our products. We also hold training programs from time to time at our expense;
  Sponsorship payments or reimbursements for broker/dealers to use in sales contests and/or meetings for their agents/registered representatives who sell our products. We do not hold contests based solely on the sales of the Contract;
  Certain overrides and other benefits that may include cash compensation based on the amount of earned commissions, agent/representative recruiting or other activities that promote the sale of Contracts; and
  Additional cash or non-cash compensation and reimbursements permissible under existing law. This may include, but is not limited to, cash incentives, merchandise, trips, occasional entertainment, meals and tickets to sporting events, client appreciation events, business and educational enhancement items, payment for travel expenses (including meals and lodging) to pre-approved training and education seminars, and payment for advertising and sales campaigns.

We may pay commissions, dealer concessions, wholesaling fees, overrides, bonuses, other allowances and benefits and the costs of all other incentives or training programs from our resources, which include the fees and charges imposed under the Contract.

The following is a list of the top 25 selling firms that, during 2013, received the most total dollars of compensation, in the aggregate, from us in connection with the sale of registered annuity contracts issued by us, ranked from greatest compensation to least compensation:

34

· Wells Fargo Advisors, LLC	· Woodbury Financial Services Inc.
· LPL Financial Corporation	· Cambridge Investment Research Inc.
· Morgan Stanley Smith Barney LLC	· SII Investments Inc.
· Voya Financial Advisors, Inc.	· Stifel Nicolaus and Company Incorporated
· Merrill Lynch, Pierce, Fenner & Smith Incorporated	· NFP Securities, Inc.
· Cetera Advisors LLC	· Centaurus Financial Inc.
· Raymond James and Associates Inc.	· Royal Alliance Associates Inc.
· UBS Financial Services	· RBC Capital Markets Corporation
· National Planning Corporation	· Edward D. Jones & Co., L.P. dba Edward Jones
· Securities America, Inc.	· Lincoln Financial Advisors Corporation
· Ameriprise Financial Services, Inc.	· J.P. Morgan Securities LLC
· First Allied Securities Inc.	· MML Investors Services Inc.
· Commonwealth Equity Services, Inc.

Directed Services LLC may also compensate wholesalers/distributors, and their sales management personnel, for Contract sales within the wholesale/distribution channel. This compensation may be based on a percentage of Premiums and/or a percentage of
Accumulation Value. Directed Services LLC may, at its discretion, pay additional cash compensation to wholesalers/distributors for sales by certain broker-dealers or “focus firms.”

This is a general discussion of the types and levels of compensation paid by us for sale of our registered annuity contracts. It is important for you to know that the payment of volume- or sales-based compensation to a selling firm or registered representative may provide such selling firm or registered representative a financial incentive to promote our products, such as the Contract, over those of another company, and may also provide a financial incentive to promote one of our contracts over another, such as the Contract.

State Regulation
We are regulated by the Insurance Department of the State of Iowa. We are also subject to the insurance laws and regulations of all jurisdictions where we do business. The Contract offered by this prospectus has been approved where required by those jurisdictions.
We are required to submit annual statements of our operations, including financial statements, to the Insurance Departments of the various jurisdictions in which we do business to determine solvency and compliance with state insurance laws and regulations.

Legal Proceedings
We are not aware of any pending legal proceedings that are likely to have a material adverse effect upon the Company’s ability to meet its obligations under the contract, Directed Services LLC ability to distribute the contract or upon the separate account.

Litigation. Notwithstanding the foregoing, the Company and/or Directed Services LLC, is a defendant in a number of litigation matters arising from the conduct of its business, both in the ordinary course and otherwise. In some of these matters, claimants seek to recover very large or indeterminate amounts, including compensatory, punitive, treble and exemplary damages. Certain claims are asserted as class actions. Modern pleading practice in the U.S. permits considerable variation in the assertion of monetary damages and other relief. The variability in pleading requirements and past experience demonstrates that the monetary and other relief that may be requested in a lawsuit or claim oftentimes bears little relevance to the merits or potential value of a claim.

Regulatory Matters. As with other financial services companies, the Company and its affiliates, including Directed Services
LLC, periodically receive informal and formal requests for information from various state and federal governmental agencies and self-regulatory organizations in connection with inquiries and investigations of the products and practices of the Company or the financial services industry. It is the practice of the Company to cooperate fully in these matters. Regulatory investigations, exams, inquiries and audits could result in regulatory action against the Company or subject the Company to settlement payments, fines, penalties and other financial consequences, as well as changes to the Company’s policies and procedures.

The outcome of a litigation or regulatory matter and the amount or range of potential loss is difficult to forecast and estimating potential losses requires significant management judgment. It is not possible to predict the ultimate outcome for all pending litigation and regulatory matters and given the large and indeterminate amounts sought and the inherent unpredictability of such matters, it is possible that an adverse outcome in certain litigation or regulatory matters could, from time to time, have a material adverse effect upon the Company's results of operations or cash flows in a particular quarterly or annual period.

35

Legal Matters
The Company’s organization and authority, and the Contract’s legality and validity, have been passed on by the Company’s legal department.

Experts
The financial statements of the Company on Form 10-K for the year ended December 31, 2013, have been audited by Ernst & Young
LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference or included herein. Such financial statements are incorporated by reference or included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The primary business address of Ernst & Young LLP is Suite 1000, 55 Ivan Allen Jr. Boulevard, Atlanta, GA 30308.

Further Information
This prospectus does not reflect all of the information contained in the registration statement, of which this prospectus is part.
Portions of the registration statement have been omitted from this prospectus as allowed by the SEC. You may obtain the omitted information from the offices of the SEC, as described below. We are required by the Securities Exchange Act of 1934 (the “Exchange
Act”), as amended, to file periodic reports and other information with the SEC. You may inspect or copy information concerning the
Company at the Public Reference Room of the SEC at:

Securities and Exchange Commission
100 F Street NE, Room 1580
Washington, DC 20549

You may also obtain copies of these materials at prescribed rates from the Public Reference Room of the above office. You may obtain information on the operation of the Public Reference Room by calling the SEC at either 1-800-SEC-0330 or 1-202-942-8090.

Our filings are available to the public on the SEC’s website at www.sec.gov. (This uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC website into this prospectus.) When looking for more information about the Contract, you may find it useful to use the numbers assigned to the registration statement under the Securities Act of 1933.
These numbers are 333-196391 and 333-196392.

Incorporation of Certain Documents by Reference
The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means that incorporated documents are considered part of this prospectus. We can disclose important information to you by referring you to those documents. This prospectus incorporates by reference the Annual Report on Form 10-K for the year ended December 31, 2013, and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014. Form 10-K contains additional information about the Company and includes certified financial statements as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013. We were not required to file any other reports pursuant to Sections 13(a) or 15(d)
of the Exchange Act since December 31, 2013. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c),
14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into the prospectus.

You may request a free copy of any documents incorporated by reference in this prospectus (including any exhibits that are specifically incorporated by reference in them). Please direct your request to:

Voya Insurance and Annuity Company
Customer Service
P.O. Box 9271
Des Moines, Iowa 50306-9271
(800) 366-0066

Inquiries
You may contact us directly by writing or calling us at the address or phone number shown above.

36

United States Federal Income Tax Considerations

Introduction
The Contract is designed to be treated as an annuity for U.S. federal income tax purposes. The U.S. federal income tax treatment of the Contract is complex and sometimes uncertain. You should keep the following in mind when reading it:

  Your tax position (or the tax position of the designated Beneficiary, as applicable) may influence the U.S. federal taxation of amounts held, or paid out, under the Contract;
  Tax laws change. It is possible that a change in the future could retroactively affect contracts issued in the past, including your Contract;
  This section addresses some, but not all, applicable U.S. federal income tax rules and does not discuss U.S. federal estate and gift tax implications, state and local taxes, taxes of any foreign jurisdiction or any other tax provisions; and
  We do not make any guarantee about the tax treatment of the Contract or transactions involving the Contract.

The information provided herein is not tax advice. For advice about the effect of U.S. federal income tax laws affecting the Contract, state tax laws or any other tax laws affecting the Contract or any transactions involving the Contract, you should consult a tax adviser.

Types of Contracts: Non-Qualified and Qualified
Non-qualified annuity contracts do not receive the same tax benefits as are afforded to contracts funding qualified plans. They are purchased with after-tax money to save money for retirement in exchange for the right to receive annuity payments for either a specified period of time or over the lifetime of an individual. Qualified annuity contracts are designed for use by individuals whose premium payments are comprised solely of proceeds from retirement plans, pre-tax contributions to Individual Retirement Annuities
(“IRA”) or after-tax contributions to a Roth IRA that are intended to qualify for special favorable income tax treatment under Section
408 or 408A of the Code, respectively.

Taxation of Non-Qualified Contracts

Premiums
You may not deduct the amount of premiums paid into a non-qualified annuity contract.

Taxation of Gains Prior to Distribution or Annuity Starting Date
Section 72 of the Code governs the general U.S. federal income taxation of annuity contracts. If the owner of a non-qualified annuity contract is a natural person (e.g., an individual), generally such owner will not be taxed on increases in the value of his or her non-qualified contract until a distribution occurs or until annuity payments begin. An agreement to assign or pledge any portion of the contract’s value generally will be treated as a distribution. To be eligible to defer U.S. federal income taxation on the increases in the value of the contract, each of the following requirements must be satisfied.

1.	Required Distributions. To be treated as an annuity contract for U.S. federal income tax purposes, the Code requires any non-qualified contract to contain certain provisions specifying how the owner’s interest will be distributed in the event of the owner’s death. As a result, your Contract contains certain provisions that are intended to comply with these
Code requirements.

Different distribution requirements apply if the contract owner’s death occurs after he or she begins receiving annuity payments under the contract or before he or she begins receiving such distributions.
If the contract owner’s death occurs after he or she begins receiving annuity payments, distributions must be made at least as rapidly as under the method in effect at the time of such contract owner’s death.

If the contract owner’s death occurs before he or she begins receiving annuity payments, such contract owner’s entire balance must be distributed within five years after the date of his or her death. For example, if the contract owner dies on September 1, 2014, his or her entire balance must be distributed by August 31, 2019. However, if distributions begin within one year of such contract owner’s death, then payments may be made over either of the following two timeframes:
· Over the life of the designated beneficiary; or
· Over a period not extending beyond the life expectancy of the designated beneficiary.

Under the terms of the Contract, if the designated Beneficiary is your spouse, your Contract may be continued after your death with the surviving spouse as the new Contract Owner.

37

There are currently no regulations interpreting these Code requirements; however, if such requirements are clarified by regulation or otherwise, we will review the distribution provisions in your Contract and, if necessary, modify them to assure that such provisions comply with the applicable requirements.

2.	Owners of Non-Qualified Contracts That Are Not Natural Persons. If the owner of a non-qualified annuity contract is not a natural person, such contract generally is not treated as an annuity for U.S. federal income tax purposes and any income on such contract during the applicable taxable year is taxable as ordinary income. The income on the contract during the applicable taxable year is equal to any increase in the contract’s value over the “investment in the contract”
(generally, the premiums or other consideration paid for such contract less any nontaxable withdrawals) during such taxable year. There are certain exceptions to this rule, and a non-natural person considering an investment in the
Contract should consult with its tax adviser prior to purchasing the Contract. If the Contract Owner is not a natural person and the primary Annuitant dies, the same rules apply on the death of the primary Annuitant as outlined above for the death of a Contract Owner.

When the contract owner is a non-natural person, a change in the Annuitant is treated as the death of such contract owner.

3.	Delayed Annuity Starting Date. If the date on which annuity payments begin under a non-qualified annuity contract occurs, or is scheduled to occur, at a time after the Annuitant has, or will have, reached an advanced age (e.g., after age
85), it is possible that such contract will not be treated as an annuity for U.S. federal income tax purposes. In that event, the income and gains under such contract could be currently includible in the contract owner’s taxable income.

Taxation of Distributions

General. When a withdrawal from a non-qualified annuity contract occurs, the amount received will be treated as ordinary income, subject to U.S. federal income tax, up to an amount equal to the excess, if any, of the contract’s value immediately prior to the distribution (without regard to the amount of any Surrender Charge) over the contract owner’s investment in the contract at such time.
Investment in the contract generally is equal to the amount of all premiums paid into the contract, plus amounts previously included in taxable income as a result of certain loans, assignments, pledges and gifts, less the aggregate amount of non-taxable distributions previously made under such contract.

In the case of a Withdrawal or Surrender of a non-qualified annuity contract, the amount received generally will be taxable only to the extent it exceeds the contract owner’s investment in such contract (i.e., the cost basis).

10% Penalty Tax. A distribution from a non-qualified annuity contract may be subject to a U.S. federal tax penalty equal to
10% of the amount treated as income. In general, however, there is no penalty on distributions from non-qualified contracts if such distributions are:

  Made on or after the taxpayer reaches age 59½;
  Made on or after the death of the contract owner (or the Annuitant, if the contract owner is a non-natural person);
  Attributable to the taxpayer’s becoming “disabled,” as defined in the Code;
  Made as part of a series of substantially equal periodic payments (which payments are made at least annually) over the life or the life expectancy of the taxpayer, or the joint lives or joint life expectancies of the taxpayer and his, her or its designated beneficiary; or
  Allocable to investment in the contract before August 14, 1982.

The 10% penalty does not apply to distributions from an “immediate annuity,” as defined in the Code. Other exceptions may be applicable under certain circumstances, and special rules may be applicable in connection with the exceptions listed above. You should consult a tax adviser with regard to whether any distributions from your Contract meet the exceptions from the 10% penalty tax as provided in the Code.

Tax-Free Exchanges. Section 1035 of the Code permits the exchange of a life insurance, endowment or annuity contract for an annuity contract on a tax-free basis. In such instance, the “investment in the contract” in the old contract will carry over to the new contract. You should consult with your tax adviser regarding procedures for making a Section 1035 exchange.

38

If your Contract is acquired through a tax-free exchange of a life insurance, endowment or annuity contract that was purchased prior to
August 14, 1982, then any distributions from your Contract, other than Annuity Payments, will be treated, for U.S. federal income tax purposes, as coming:

  First, from any remaining “investment in the contract” made prior to August 14, 1982 and exchanged into your Contract;
  Second, from any “income on the contract” attributable to the investment made prior to August 14, 1982;
  Third, from any remaining “income on the contract”; and
  Fourth, from any remaining “investment in the contract.”

The IRS has concluded that in certain instances, the partial exchange of a portion of one annuity contract for another annuity contract will be tax-free. Pursuant to IRS guidance, receipt of partial withdrawals or surrenders from either an original contract or a new contract during the 180 day period beginning on the date of the partial exchange may retroactively negate the tax-free treatment of the partial exchange. If this occurs, the partial withdrawal or surrender of the original contract will be treated as a withdrawal, taxable as ordinary income to the extent of gain in the original contract. Furthermore, if the partial exchange occurred prior to the contract owner reaching age 59½, the contract owner may be subject to an additional 10% tax penalty. We are not responsible for the manner in which any other insurance companies administer, recognize or report, for U.S. federal income tax purposes, Section 1035 exchanges and partial exchanges and what the ultimate tax treatment may be by the IRS. You should consult with your tax adviser with respect to any proposed Section 1035 exchange or partial exchange prior to proceeding with any such transaction with respect to your
Contract.

Taxation of Annuity Payments. Although the U.S. federal income tax consequences may vary depending on the payment option elected under an annuity contract, a portion of each annuity payment generally is not taxed as ordinary income, while the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment generally is determined in a manner that is designed to allow the contract owner to recover his, her or its investment in the annuity contract ratably on a tax-free basis over the expected stream of annuity payments when annuity payments begin. Once the investment in such contract has been fully recovered, the full amount of each subsequent annuity payment will be subject to tax as ordinary income.

On September 27, 2010, President Obama signed into law the Small Business Jobs Act of 2010, which included language that permits the partial annuitization of non-qualified annuities, effective for amounts received in taxable years beginning after December 31, 2010.
The provision applies an exclusion ratio to any amount received as an annuity under a portion of an annuity provided that the annuity payments are made for a period of 10 years or more or for life. Please consult your tax adviser before electing a partial annuitization.

Death Benefit. Amounts may be distributed from an annuity contract, such as the Contract, because of the contract owner’s death or the death of the Annuitant. Generally, such amounts are includible in the income of the recipient as follows: (i) if distributed in a lump sum, such amounts are taxed in the same manner as a surrender of the contract, or (ii) if distributed under a payment option, such amounts are taxed in the same way as annuity payments. As discussed above, the Code contains special rules that specify how the contract owner’s interest in a non-qualified contract will be distributed and taxed in the event of the contract owner’s death.

Assignments and Other Transfers. A transfer, pledge or assignment of ownership of a non-qualified annuity contract, the selection of certain annuity dates or the designation of an Annuitant or payee other than a contract owner may result in certain tax consequences that are not discussed herein. The assignment, pledge or agreement to assign or pledge any portion of the contract value generally will be treated as a distribution. You should consult your tax adviser regarding the potential tax effects of any transfer, pledge, assignment, or designation or exchange of your Contract or any portion of your contract value.

Immediate Annuities. Under Section 72 of the Code, an “immediate annuity” means an annuity (i) that is purchased with a single premium, (ii) with annuity payments starting within one year from the date of purchase, and (iii) that provides a series of substantially equal periodic payments made at least annually. Your Contract is not designed as an immediate annuity. If your
Contract were treated as an immediate annuity, it could affect the U.S. federal income tax treatment of your Contract with respect to
(a) the application of certain exceptions from the 10% early withdrawal penalty, (b) ownership, if the Owner is not a natural person, and (c) certain exchanges.

Multiple Contracts. U.S. federal income tax laws require that all non-qualified annuity contracts that are issued by a company or its affiliates to the same owner during any calendar year be treated as one annuity contract for purposes of determining the amount includible in gross income under Section 72(e) of the Code. In addition, the Treasury Department has specific authority to issue regulations that prevent the avoidance of Section 72(e) of the Code through the serial purchase of annuity contracts or otherwise.

Withholding. We will withhold and remit to the IRS a part of the taxable portion of each distribution made under your
Contract unless the intended recipient of such distribution notifies us at or before the time of the distribution that the recipient elects not to have any amounts withheld. Withholding is mandatory, however, if the intended recipient of such distribution fails to provide a valid taxpayer identification number or if we are notified by the IRS that the taxpayer identification number we have on file is incorrect. The withholding rates applicable to the taxable portion of periodic Annuity Payments are the same as the withholding rates

39

generally applicable to payments of wages. In addition, a 10% withholding rate applies to the taxable portion of non-periodic payments.
Regardless of whether you elect to have U.S. federal income tax withheld, you are still liable for payment of U.S. federal income tax on the taxable portion of the payment.

Certain states have indicated that state income tax withholding will also apply to payments from the Contracts made to their residents.
Generally, an election out of federal withholding will also be considered an election out of state withholding. In some states, you may elect out of state withholding, even if federal withholding applies. If you need more information concerning a particular state or any required forms, please contact Customer Service. Contact information appears on the front cover of this prospectus.

If you or your designated Beneficiary is a non-resident alien, withholding is governed by Section 1441 of the Code based your or your designated Beneficiary’s citizenship, country of domicile and treaty status, and we may require additional documentation or information prior to processing any requested transaction.

Taxation of Qualified Contracts

General
The tax rules applicable to owners of qualified contracts vary according to the type of qualified contract and the specific terms and conditions of the qualified contract. Qualified annuity contracts are designed for use by individuals whose premium payments are comprised solely of proceeds from retirement plans, pre-tax contributions to IRA or after-tax contributions to a Roth IRA that are intended to qualify for special favorable income tax treatment under Sections 408 or 408A of the Code, respectively. The ultimate effect of U.S. federal income taxes on the amounts held under a qualified contract, or on annuity payments from a qualified contract, depends on the type of qualified contract as well as your particular facts and circumstances. Special favorable tax treatment may be available for certain types of contributions and distributions. In addition, certain requirements must be satisfied in purchasing a qualified contract with proceeds from a tax-qualified retirement plan in order to continue receiving favorable tax treatment.

Under U.S. federal income tax laws, earnings on amounts held in qualified annuity contracts used as an IRA or Roth IRA generally are not taxed until they are withdrawn. It is not necessary, however, to purchase a qualified contract to obtain the favorable tax treatment accorded to an IRA or Roth IRA under Sections 408 or 408A of the Code, respectively. A qualified contract, therefore, does not provide any tax benefits beyond the deferral already available to an IRA or Roth IRA under the Code. Qualified contracts do provide other features and benefits (such as guaranteed living benefits and/or Death Benefits or the option of lifetime income phase options at established rates) that may be valuable to you. You should discuss the alternatives available to you with your financial adviser, taking into account the additional fees and expenses you may incur in purchasing a qualified contract, such as the Contract.

Adverse tax consequences may result from: (i) contributions in excess of specified limits; (ii) distributions before age 59½ (subject to certain exceptions); (iii) distributions that do not conform to specified commencement and minimum distribution rules; and (iv)
certain other specified circumstances. Some qualified contracts may be subject to additional distribution or other requirements that are not incorporated into your Contract. No attempt is made to provide more than general information about the use of the Contract as a qualified contract. Contract Owners, Annuitants and Beneficiaries are cautioned that the rights of any person to any benefits under qualified contracts may be subject to the terms and conditions of the retirement plans or programs themselves, regardless of the terms and conditions of the Contract. The Company is not bound by the terms and conditions of such plans to the extent such terms contradict any language of the Contract, unless we consent to be so bound.

Contract Owners and Beneficiaries generally are responsible for determining that contributions, distributions and other transactions with respect to the Contract comply with applicable law. Therefore, you should consult your legal and tax advisers regarding the suitability of the Contract for your particular situation.

Tax Deferral
The following discussion assumes that a qualified contract is purchased with premium payments that are comprised solely of proceeds from retirement plans, pre-tax contributions to IRA or after-tax contributions to a Roth IRA that are intended to qualify for special favorable income tax treatment under Sections 408 or 408A of the Code, respectively.

Individual Retirement Annuities. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity. IRAs are subject to limits on (i) the amounts that can be contributed,
(ii) the deductible amount of the contribution and (iii) the time when distributions commence. Contributions to IRAs must be made in cash or as a rollover or a transfer from another eligible plan. Also, distributions from IRAs, individual retirement accounts, and other types of retirement plans may be “rolled over” on a tax-deferred basis into an IRA. Employers may establish Simplified Employee
Pension (“SEP”) plans to provide IRA contributions on behalf of their employees. If you make a tax-free rollover of a distribution from an IRA you may not make another tax-free rollover from the IRA within a one-year period. You should be aware that sales of the Contract for use with IRAs may be subject to special requirements imposed by the IRS.

40

The IRS has not reviewed the Contract described in this prospectus for qualification as an IRA and has not addressed, in a ruling of general applicability, whether the Contract’s Death Benefit provisions comply with IRS qualification requirements. You should consult with your tax adviser in connection with purchasing the Contract as an IRA.

Roth IRAs. Section 408A of the Code permits certain eligible individuals to contribute to a Roth IRA. Contributions to a
Roth IRA are not deductible, are subject to certain limitations and must be made in cash or as a rollover or transfer from another Roth
IRA or other IRA. Certain qualifying individuals may convert an IRA, SEP, or a SIMPLE to a Roth IRA. Such rollovers and conversions are subject to tax, and other special rules may apply. If you make a tax-free rollover of a distribution from a Roth IRA to another Roth IRA, you may not make another tax-free rollover from the Roth IRA within a one-year period. A 10% penalty may apply to amounts attributable to a conversion to a Roth IRA if the amounts are distributed during the five taxable years beginning with the year in which such conversion was made.

Sales of the Contract for use with a Roth IRA may be subject to special requirements imposed by the IRS. The IRS has not reviewed the Contract described in this prospectus for qualification as a Roth IRA and has not addressed, in a ruling of general applicability, whether the Contract’s Death Benefit provisions comply with IRS qualification requirements. You should consult with your tax adviser in connection with purchasing the Contract as a Roth IRA.

Contributions
In order to be excludable from gross income for U.S. federal income tax purposes, total annual contributions to certain qualified contracts are limited by the Code. You should consult with your tax adviser in connection with contributions to a qualified contract.

Distributions – General
Certain tax rules apply to distributions from the Contract. A distribution is any amount taken from your Contract including withdrawals, Annuity Payments, rollovers, exchanges and payment of the Death Benefit proceeds. We report the taxable portion of all distributions to the IRS.

Individual Retirement Annuities. All distributions from an IRA are taxed when received unless either one of the following is true:

  The distribution is directly transferred to another IRA or to a plan eligible to receive rollovers as permitted under the Code; or
  The IRA owner made after-tax contributions to the IRA (e.g., Roth). In this latter case, the distribution will be taxed according to the rules detailed in the Code.

The Code imposes a 10% penalty tax on the taxable portion of any distribution from an IRA unless certain exceptions, including one or more of the following, have occurred:

  The IRA owner has attained age 59½;
  The IRA owner has become “disabled,“ as defined in the Code;
  The IRA owner has died and the distribution is to the beneficiary of such IRA;
  The distribution amount is directly transferred into another eligible retirement plan or to an IRA in accordance with the terms of the Code;
  The distribution is made due to an IRS levy upon the IRA owner’s plan; or
  The distribution is a qualified reservist distribution as defined under the Pension Protection Act of 2006.

In addition, the 10% penalty tax does not apply to a distribution made from an IRA to pay for health insurance premiums for certain unemployed individuals, for a qualified first-time home purchase, or for higher education expenses.

Roth IRAs. A qualified distribution from a Roth IRA is not taxed when it is received. A qualified distribution is a distribution that is both:

  Made after the five-taxable year period beginning with the first taxable year for which a contribution was made to the Roth IRA’s owner; and
  (a) Made after the Roth IRA owner (i) attains age 59½, (ii) dies, or (iii) becomes “disabled,” as defined in the Code, or (b) Is for a qualified first-time home purchase.

If a distribution is not qualified, generally it will be taxable to the extent of the accumulated earnings. A partial distribution will first be treated as a return of contributions that is not taxable and then as taxable accumulated earnings.

The Code imposes a 10% penalty tax on the taxable portion of any distribution from a Roth IRA that is not a qualified distribution unless certain exceptions have been met. In general, the exceptions from imposition of the 10% penalty on distributions from an IRA listed above also apply to a distribution from a Roth IRA. The 10% penalty tax is also waived on a distribution made from a Roth

41

IRA to pay for health insurance premiums for certain unemployed individuals, for a qualified first-time home purchase, or for higher education expenses.

Lifetime Required Minimum Distributions (IRAs only). To avoid certain tax penalties, you and any designated
Beneficiary must also meet the minimum distribution requirements imposed by the Code. These rules may dictate the following:

  The start date for distributions;
  The time period in which all amounts in your account(s) must be distributed; and
  Distribution amounts.

Start Date and Time Period. Generally, you must begin receiving distributions by April 1 of the calendar year following the calendar year in which you attain age 70½. We must pay out distributions from your Contract over a period not extending beyond one of the following time periods:

  Over your life or the joint lives of you and your designated Beneficiary; or
  Over a period not greater than your life expectancy or the joint life expectancies of you and your designated Beneficiary.

Distribution Amounts. The amount of each required distribution must be calculated in accordance with Section 401(a)
(9) of the Code. The entire interest in the account includes the amount of any outstanding rollover, transfer, recharacterization, if applicable, and the actuarial present value of other benefits provided under the account, such as guaranteed death benefits.

50% Excise Tax. If you fail to receive the minimum required distribution for any tax year, a 50% excise tax may be imposed on the required amount that was not distributed.

Lifetime Required Minimum Distributions are not applicable to Roth IRAs during your lifetime. Further information regarding required minimum distributions may be found in your Contract.

Required Distributions upon Death (IRAs and Roth IRAs Only). Different distribution requirements apply to qualified contracts after your death, depending upon if you have been receiving required minimum distributions. Further information regarding required distributions upon death may be found in your Contract.

If your death occurs on or after you begin receiving minimum distributions under the Contract, distributions generally must be made at least as rapidly as under the method in effect at the time of your death. Section 401(a)(9) of the Code provides specific rules for calculating the required minimum distributions after your death.

If your death occurs before you begin receiving minimum distributions under your Contract, your entire balance must be distributed by December 31 of the calendar year containing the fifth anniversary of the date of your death. For example, if you die on September
1, 2014, your entire balance must be distributed to the designated Beneficiary by December 31, 2019. However, if distributions begin by December 31 of the calendar year following the calendar year of your death, and you have named a designated Beneficiary, then payments may be made over either of the following time frames:

  Over the life of the designated Beneficiary; or
  Over a period not extending beyond the life expectancy of the designated Beneficiary.

Start Dates for Spousal Beneficiaries. If the designated Beneficiary is your spouse, distributions must begin on or before the later of the following:

  December 31 of the calendar year following the calendar year of your death; or
  December 31 of the calendar year in which you would have attained age 70½.

No Designated Beneficiary. If there is no designated Beneficiary, the entire interest generally must be distributed by the end of the calendar containing the fifth anniversary of your death.

Special Rule for IRA Spousal Beneficiaries (IRAs and Roth IRAs Only). In lieu of taking a distribution under these rules, if the sole designated Beneficiary is the Contract Owner’s surviving spouse, the spousal Beneficiary may elect to treat the
Contract as his or her own IRA and defer taking a distribution until his or her own start date. The surviving spouse will be deemed to have made such an election if the surviving spouse makes a rollover to or from the Contract or fails to take a distribution within the required time period.

Withholding
Any taxable distributions under the Contract are generally subject to withholding. U.S. federal income tax liability rates vary according to the type of distribution and the recipient’s tax position.

42

IRAs and Roth IRAs. Generally, you or, if applicable, a designated Beneficiary may elect not to have tax withheld from distributions.

Non-resident Aliens. If you or your designated Beneficiary is a non-resident alien, then any withholding is governed by
Section 1441 of the Code based on your or your designated Beneficiary’s citizenship, country of domicile and treaty status, and we may require additional documentation prior to processing any requested information.

Assignment and Other Transfers

IRAs and Roth IRAs. The Code does not allow a transfer or assignment of your rights under the IRA Contracts or Roth
IRA Contracts except in limited circumstances. Adverse tax consequences may result if you assign or transfer your interest in such a
Contract to persons other than your spouse incident to a divorce. You should consult your tax adviser regarding the potential tax effects of such a transaction if you are contemplating such an assignment or transfer.

Possible Changes in Taxation
Although the likelihood of changes in tax legislation, regulation rulings and other interpretations thereof is uncertain, there is always the possibility that the tax treatment of the Contract could change by such means. It is also possible that any such change could be retroactive (i.e., effective before the date of the change). You should consult a tax adviser with respect to legislative and regulatory developments and their potential effect on the Contract.

Same-Sex Marriages
Before June 26, 2013, pursuant to Section 3 of the federal Defense of Marriage Act (“DOMA”), same-sex marriages were not recognized for purposes of federal law. On that date the U.S. Supreme Court held in United States v. Windsor that Section 3 of
DOMA is unconstitutional. While valid same-sex marriages are now recognized under federal law and the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Tax Code sections 72(s) and 401(a)(9) are now available to a same-sex spouse, there are still unanswered questions regarding the scope and impact of the Windsor decision. Consequently, if you are married to a same-sex spouse you should contact a qualified tax adviser regarding your spouse’s rights and benefits under the contract described in this prospectus and your particular tax situation.

Taxation of Company We are taxed as a life insurance company under the Code.

43

Statement of Additional Information

Table of Contents Item

  General Information and History
  Separate Account B of Voya Insurance and Annuity Company
  Offering and Purchase of Contracts
  Accumulation Unit Value
  Sales Material and Advertising
  Experts
  Financial Statements of Voya Insurance and Annuity Company
  Financial Statements of the Separate Account B of Voya Insurance and Annuity Company

Please tear off, complete and return the form below to request, free of charge, a Statement of Additional Information for the contract offered under this prospectus. Send the completed form to Customer Service at P.O. Box 10450, Des Moines, IA,
50306-0450.

PLEASE SEND ME A FREE COPY OF THE STATEMENT OF ADDITIONAL INFORMATION FOR SEPARATE ACCOUNT B, VOYA POTENTIALPLUS ANNUITY (333-196391 and 333-196392). Please Print or Type:

_________________________________________________ Name _________________________________________________ Street Address _________________________________________________ City, State, Zip

44

SEPARATE ACCOUNT B
of
VOYA INSURANCE AND ANNUITY COMPANY

Voya PotentialPLUS Variable Annuity

Statement of Additional Information

Dated
December 12, 2014

This Statement of Additional Information is not a prospectus and should be read in conjunction with the current prospectus for Separate Account B (the “Separate Account”) dated December 12, 2014.

A free prospectus is available upon request from the local Voya Insurance and Annuity Company office or by writing to or calling:

Voya Insurance and Annuity Company
P.O. Box 9271
Des Moines, IA 50306-9271
1-800-366-0066

Read the prospectus before you invest. Terms used in this Statement of Additional Information shall have the same meaning as in the prospectus.

GENERAL INFORMATION AND HISTORY

We are an Iowa stock life insurance company, which was originally organized in 1973 under the insurance laws of
Minnesota. Prior to September 1, 2014, we were known as ING USA Annuity and Life Insurance Company. Prior to January 1, 2004, we were known as golden American Life Insurance Company. We are an indirect, wholly owned subsidiary of Voya Financial, Inc. (“Voya™”), which until April 7, 2014, was known as ING U.S., Inc. In
May 2013, the common stock of Voya began trading on the New York Stock Exchange under the symbol "VOYA"
and Voya completed its initial public offering of common stock.

VIAC is authorized to sell insurance and annuities in all states, except New York, and the District of
Columbia. Although we are a subsidiary of Voya, Voya is not responsible for the obligations under the
Contract. The obligations under the Contract are solely the responsibility of ING USA Annuity and Life
Insurance Company.

Directed Services LLC, the distributor of the Contracts and the investment manager of the Voya Investors
Trust, is also a wholly owned indirect subsidiary of Voya. Voya also indirectly owns Voya Investments,
LLC and Voya Investment Management Co. LLC, portfolio managers of the Voya Investors Trust and the investment managers of the Voya Variable Insurance Trust, Voya Variable Products Trust and Voya
Variable Product Portfolios, respectively.

Voya is an affiliate of ING Groep N.V. (“ING”), a global financial institution active in the fields of insurance, banking and asset management. In 2009, ING announced the anticipated separation of its global banking and insurance businesses, including the divestiture of Voya, which together with its subsidiaries, including the Company, constitutes ING’s U.S.-based retirement, investment management and insurance operations. As of November 18, 2014, ING’s ownership of Voya was approximately 19%.
Under an agreement with the European Commission, ING is required to divest itself of 100% of Voya by the end of 2016.

SEPARATE ACCOUNT B
Of VOYA INSURANCE AND ANNUITY COMPANY

Separate Account B is a separate account established by the Company for the purpose of funding variable annuity contracts issued by the Company. The separate account is registered with the Securities and
Exchange Commission (“SEC”) as a unit investment trust under the Investment Company Act of 1940, as amended. Purchase payments to accounts under the contract may be allocated to one or more of the subaccounts. Each subaccount invests in the shares of only one of the funds offered under the contracts.
We may make additions to, deletions from or substitutions of available investment options as permitted by law and subject to the conditions of the contract. The availability of the funds is subject to applicable regulatory authorization. Not all funds are available in all jurisdictions or under all contracts.

OFFERING AND PURCHASE OF CONTRACTS

The Company’s subsidiary, Directed Services LLC serves as the principal underwriter for contracts.
Directed Services LLC, a Delaware limited liability company, is registered as a broker-dealer with the
SEC. Directed Services LLC is also a member of the Financial Industry Regulatory Authority, Inc., or
FINRA. Directed Services LLC’s principal office is located at One Orange Way, Windsor, CT 06095-
4774. Directed Services LLC offers the securities under the Contracts on a continuous basis. A description of the manner in which contracts are purchased may be found in the prospectus under the sections entitled “The Annuity Contract” and “Contract Purchase Requirements.”

Compensation paid to the principal underwriter, Directed Services LLC, reflects compensation paid to
Directed Services LLC attributable to regulatory and operating expenses associated with the distribution of all registered variable annuity products issued by Separate Account B of Voya Insurance and Annuity
Company.

2

ACCUMULATION UNIT VALUE

The calculation of the Accumulation Unit Value (“AUV”) is discussed in the prospectus and below. The following illustrations show a calculation of a new AUV and the purchase of Units (using hypothetical examples). Note that the examples below do not reflect the fees and expenses for the Contract and are for illustration purposes only. For AUV’s calculated for this Contract, please see the Condensed Financial
Information in the prospectus.

ILLUSTRATION OF CALCULATION OF AUV
EXAMPLE 1.
1. AUV, beginning of period	$10.00
2. Value of securities, beginning of period	$10.00
3. Change in value of securities	$0.10
4. Gross investment return (3) divided by (2)	0.01
5. Less daily mortality and expense charge	0.00004280
6. Less asset based administrative charge	0.00000411
7. Net investment return (4) minus (5) minus (6)	0.009953092
8. Net investment factor (1.000000) plus (7)	1.009953092
9. AUV, end of period (1) multiplied by (8)	$10.09953092

ILLUSTRATION OF PURCHASE OF UNITS (ASSUMING NO STATE PREMIUM TAX) EXAMPLE 2.

1. Initial premium payment	$1,000
2. AUV on effective date of purchase (see Example 1)	$10.00
3. Number of units purchased (1) divided by (2)	100
4. AUV for valuation date following purchase (see Example 1)	$10.09953092
5. Contract Value in account for valuation date following purchase
(3) multiplied by (4)	$1,009.95

SALES MATERIAL AND ADVERTISING

We may include hypothetical illustrations in our sales literature that explain the mathematical principles of dollar cost averaging, compounded interest, tax deferred accumulation, and the mechanics of variable annuity contracts. We may also discuss the difference between variable annuity contracts and other types of savings or investment products such as, personal savings accounts and certificates of deposit.

We may distribute sales literature that compares the percentage change in accumulation unit values for any of the sub-accounts to established market indices such as the Standard & Poor’s 500 Stock Index and the Dow Jones Industrial Average or to the percentage change in values of other management investment companies that have investment objectives similar to the sub-account being compared.

We may publish in advertisements and reports, the ratings and other information assigned to us by one or more independent rating organizations such as A.M. Best Company, Standard & Poor’s Corporation and

3

Moody’s Investors Service, Inc. The purpose of the ratings is to reflect our financial strength and/or claims-paying ability. We may also quote ranking services such as Morningstar’s Variable Annuity/Life
Performance Report and Lipper’s Variable Insurance Products Performance Analysis Service (VIPPAS),
which rank variable annuity or life sub-accounts or their underlying funds by performance and/or investment objective. We may categorize funds in terms of the asset classes they represent and use such categories in marketing material for the contracts. We may illustrate in advertisements the performance of the underlying funds, if accompanied by performance which also shows the performance of such funds reduced by applicable charges under the separate account. We may also show in advertisements the portfolio holdings of the underlying funds, updated at various intervals. From time to time, we will quote articles from newspapers and magazines or other publications or reports such as The Wall Street Journal,
Money magazine, USA Today and The VARDS Report.

We may provide in advertising, sales literature, periodic publications or other materials information on various topics of interest to current and prospective contract holders or participants. These topics may include the relationship between sectors of the economy and the economy as a whole and its effect on various securities markets, investment strategies and techniques (such as value investing, market timing, dollar cost averaging, asset allocation, constant ratio transfer and account rebalancing), the advantages and disadvantages of investing in tax-deferred and taxable investments, customer profiles and hypothetical purchase and investment scenarios, financial management and tax and retirement planning, and investment alternatives to certificates of deposit and other financial instruments, including comparison between the contracts and the characteristics of and market for such financial instruments.

EXPERTS

The statements of assets and liabilities of Separate Account B as of December 31, 2013, and the related statements of operations and changes in net assets for the periods disclosed in the financial statements, and the financial statements of the Company as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, included in the Statement of Additional Information, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Company on Form 10-K for the year ended December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference or included herein. Such financial statements are incorporated by reference or included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The primary business address of Ernst & Young LLP is Suite 1000, 55 Ivan Allen Jr. Boulevard, Atlanta,
GA 30308.

4

FINANCIAL STATEMENTS ING USA Annuity and Life Insurance Company Separate Account B Year Ended December 31, 2013 with Report of Independent Registered Public Accounting Firm

This page intentionally left blank.

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Financial Statements
Year Ended December 31, 2013

Contents

Report of Independent Registered Public Accounting Firm	1

Audited Financial Statements

Statements of Assets and Liabilities	2
Statements of Operations	29
Statements of Changes in Net Assets	58
Notes to Financial Statements	94

This page intentionally left blank.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Participants
ING USA Annuity and Life Insurance Company

We have audited the accompanying financial statements of ING USA Annuity and Life Insurance
Company Separate Account B (the “Account”), which comprise the statements of assets and liabilities of each of the investment divisions disclosed in Note 1 as of December 31, 2013, and the related statements of operations for the year or period then ended, and the statements of changes in net assets for the years or periods ended December 31, 2013 and 2012. These financial statements are the responsibility of the
Account’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight
Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Account’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Account’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2013, by correspondence with the transfer agents or fund companies. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the investment divisions disclosed in Note 1 constituting ING USA Annuity and Life Insurance Company Separate Account B at December 31, 2013, the results of their operations for the year or period then ended, and the changes in their net assets for the years or periods ended December
31, 2013 and 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia
April 9, 2014

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Statements of Assets and Liabilities
December 31, 2013
(Dollars in thousands)

	Invesco V.I.				Columbia Small
	American	BlackRock	Columbia Asset Columbia Small		Company
	Franchise	Global	Allocation Fund,	Cap Value	Growth Fund,
	Fund - Series I	Allocation V.I.	Variable Series -	Fund, Variable	Variable Series -
	Shares	Fund - Class III	Class A	Series - Class B	Class A
Assets
Investments in mutual funds
at fair value	$ 19,078	$ 1,103,143	$ 315	$ 147,852	$ 32
Total assets	19,078	1,103,143	315	147,852	32
Net assets	$ 19,078	$ 1,103,143	$ 315	$ 147,852	$ 32

Total number of mutual fund shares	376,816	70,805,080	20,912	7,251,199	1,750

Cost of mutual fund shares	$ 14,082	$ 981,130	$ 269	$ 123,065	$ 30

The accompanying notes are an integral part of these financial statements.

2

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

	Columbia VP	Fidelity® VIP	Franklin Small
	Large Cap	Equity-Income	Cap Value		ING
	Growth	Portfolio -	Securities	ING Balanced	Intermediate
	Fund -	Service	Fund -	Portfolio -	Bond Portfolio -
	Class 1	Class 2	Class 2	Class S	Class S
Assets
Investments in mutual funds
at fair value	$ 336	$ 170,991	$ 12,932	$ 4,807	$ 1,106,841
Total assets	336	170,991	12,932	4,807	1,106,841
Net assets	$ 336	$ 170,991	$ 12,932	$ 4,807	$ 1,106,841

Total number of mutual fund shares	32,362	7,473,371	537,258	345,297	89,045,909

Cost of mutual fund shares	$ 244	$ 169,195	$ 6,235	$ 3,924	$ 1,073,269

The accompanying notes are an integral part of these financial statements.

3

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

ING American
		ING American	Funds
	ING American	Funds Global	International	ING American	ING American
	Funds Asset	Growth and	Growth and	Funds	Funds World
	Allocation	Income	Income	International	Allocation
	Portfolio	Portfolio	Portfolio	Portfolio	Portfolio
Assets
Investments in mutual funds
at fair value	$ 507,731	$ 26,061	$ 19,557	$ 1,093,953	$ 194,620
Total assets	507,731	26,061	19,557	1,093,953	194,620
Net assets	$ 507,731	$ 26,061	$ 19,557	$ 1,093,953	$ 194,620

Total number of mutual fund shares	38,406,314	1,974,355	1,621,659	56,215,488	15,991,813

Cost of mutual fund shares	$ 326,898	$ 22,274	$ 17,172	$ 957,657	$ 181,083

The accompanying notes are an integral part of these financial statements.

4

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

ING BlackRock
	ING BlackRock	ING BlackRock	Large Cap	ING BlackRock
	Health Sciences	Inflation	Growth	Large Cap
	Opportunities	Protected Bond	Portfolio -	Growth
	Portfolio -	Portfolio -	Institutional	Portfolio -	ING Bond
	Service Class	Service Class	Class	Service Class	Portfolio
Assets
Investments in mutual funds
at fair value	$ 326,865	$ 291,031	$ 84	$ 166,380	$ 385,432
Total assets	326,865	291,031	84	166,380	385,432
Net assets	$ 326,865	$ 291,031	$ 84	$ 166,380	$ 385,432

Total number of mutual fund shares	18,322,042	31,059,864	5,811	11,602,499	41,894,735

Cost of mutual fund shares	$ 222,870	$ 335,398	$ 64	$ 118,691	$ 416,027

The accompanying notes are an integral part of these financial statements.

5

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

	ING Clarion	ING Clarion
	Global Real	Global Real	ING Clarion	ING Clarion	ING DFA
	Estate	Estate	Real Estate	Real Estate	World Equity
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Service 2 Class	Service Class	Service 2 Class	Service Class
Assets
Investments in mutual funds
at fair value	$ 119,039	$ 1,749	$ 246,851	$ 18,629	$ 182,004
Total assets	119,039	1,749	246,851	18,629	182,004
Net assets	$ 119,039	$ 1,749	$ 246,851	$ 18,629	$ 182,004

Total number of mutual fund shares	10,921,028	159,536	9,025,642	685,377	16,836,603

Cost of mutual fund shares	$ 94,016	$ 1,450	$ 178,014	$ 14,931	$ 125,729

The accompanying notes are an integral part of these financial statements.

6

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

	ING FMRSM	ING FMRSM	ING Franklin	ING Franklin	ING Franklin
	Diversified Mid Diversified Mid		Income	Income	Mutual Shares
	Cap Portfolio -	Cap Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Service 2 Class	Service Class	Service 2 Class	Service Class
Assets
Investments in mutual funds
at fair value	$ 686,993	$ 35,504	$ 524,291	$ 10,547	$ 202,977
Total assets	686,993	35,504	524,291	10,547	202,977
Net assets	$ 686,993	$ 35,504	$ 524,291	$ 10,547	$ 202,977

Total number of mutual fund shares	33,108,097	1,720,991	46,686,679	941,670	18,638,837

Cost of mutual fund shares	$ 448,837	$ 23,180	$ 440,247	$ 9,236	$ 141,057

The accompanying notes are an integral part of these financial statements.

7

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

ING Franklin
	Templeton				ING Invesco
	Founding	ING Global	ING Global	ING Global	Growth and
	Strategy	Resources	Resources	Resources	Income
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Adviser Class	Service Class	Service 2 Class	Service Class
Assets
Investments in mutual funds
at fair value	$ 918,492	$ 74,575	$ 380,095	$ 20,189	$ 459,576
Total assets	918,492	74,575	380,095	20,189	459,576
Net assets	$ 918,492	$ 74,575	$ 380,095	$ 20,189	$ 459,576

Total number of mutual fund shares	84,420,194	3,644,936	18,048,211	965,044	14,734,727

Cost of mutual fund shares	$ 697,552	$ 70,500	$ 335,008	$ 21,087	$ 329,954

The accompanying notes are an integral part of these financial statements.

8

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

	ING Invesco	ING JPMorgan	ING JPMorgan	ING JPMorgan	ING JPMorgan
	Growth and	Emerging	Emerging	Small Cap Core	Small Cap Core
	Income	Markets Equity Markets Equity		Equity	Equity
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service 2 Class	Service Class	Service 2 Class	Service Class	Service 2 Class
Assets
Investments in mutual funds
at fair value	$ 49,490	$ 496,586	$ 22,743	$ 340,857	$ 38,368
Total assets	49,490	496,586	22,743	340,857	38,368
Net assets	$ 49,490	$ 496,586	$ 22,743	$ 340,857	$ 38,368

Total number of mutual fund shares	1,596,461	26,136,109	1,209,108	16,530,405	1,876,169

Cost of mutual fund shares	$ 37,965	$ 471,177	$ 22,943	$ 232,808	$ 24,216

The accompanying notes are an integral part of these financial statements.

9

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

	ING Large Cap	ING Large Cap	ING Large Cap		ING Limited
	Growth	Growth	Growth	ING Large Cap	Maturity Bond
	Portfolio -	Portfolio -	Portfolio -	Value Portfolio -	Portfolio -
	Adviser Class	Service Class	Service 2 Class	Service Class	Service Class
Assets
Investments in mutual funds
at fair value	$ 2,158,334	$ 966,897	$ 1,017	$ 579,266	$ 50,546
Total assets	2,158,334	966,897	1,017	579,266	50,546
Net assets	$ 2,158,334	$ 966,897	$ 1,017	$ 579,266	$ 50,546

Total number of mutual fund shares	118,459,609	51,376,047	54,347	49,509,892	4,960,392

Cost of mutual fund shares	$ 1,599,858	$ 828,634	$ 606	$ 521,887	$ 51,875

The accompanying notes are an integral part of these financial statements.

10

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

	ING Liquid	ING Liquid	ING Marsico	ING Marsico	ING MFS Total
	Assets	Assets	Growth	Growth	Return
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Service 2 Class	Service Class	Service 2 Class	Service Class
Assets
Investments in mutual funds
at fair value	$ 685,459	$ 11,692	$ 477,882	$ 18,209	$ 643,335
Total assets	685,459	11,692	477,882	18,209	643,335
Net assets	$ 685,459	$ 11,692	$ 477,882	$ 18,209	$ 643,335

Total number of mutual fund shares	685,458,791	11,692,069	18,873,678	724,299	34,347,839

Cost of mutual fund shares	$ 685,459	$ 11,692	$ 302,485	$ 11,119	$ 529,319

The accompanying notes are an integral part of these financial statements.

11

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

			ING Morgan	ING Morgan	ING Multi-
	ING MFS Total	ING MFS	Stanley Global	Stanley Global	Manager Large
	Return	Utilities	Franchise	Franchise	Cap Core
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service 2 Class	Service Class	Service Class	Service 2 Class	Service Class
Assets
Investments in mutual funds
at fair value	$ 30,962	$ 467,192	$ 378,364	$ 61,552	$ 53,705
Total assets	30,962	467,192	378,364	61,552	53,705
Net assets	$ 30,962	$ 467,192	$ 378,364	$ 61,552	$ 53,705

Total number of mutual fund shares	1,668,197	26,439,853	20,835,030	3,410,104	3,626,262

Cost of mutual fund shares	$ 26,543	$ 356,223	$ 287,903	$ 47,122	$ 40,539

The accompanying notes are an integral part of these financial statements.

12

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

	ING PIMCO	ING PIMCO	ING PIMCO	ING Retirement	ING Retirement
	High Yield	Total Return	Total Return	Conservative	Growth
	Portfolio -	Bond Portfolio -	Bond Portfolio -	Portfolio -	Portfolio -
	Service Class	Service Class	Service 2 Class	Adviser Class	Adviser Class
Assets
Investments in mutual funds
at fair value	$ 531,257	$ 2,193,440	$ 52,388	$ 491,016	$ 4,522,383
Total assets	531,257	2,193,440	52,388	491,016	4,522,383
Net assets	$ 531,257	$ 2,193,440	$ 52,388	$ 491,016	$ 4,522,383

Total number of mutual fund shares	50,118,548	191,399,636	4,599,486	51,904,439	343,907,462

Cost of mutual fund shares	$ 510,390	$ 2,304,510	$ 54,277	$ 473,335	$ 3,213,260

The accompanying notes are an integral part of these financial statements.

13

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

	ING Retirement		ING T. Rowe	ING T. Rowe	ING T. Rowe
	Moderate	ING Retirement	Price Capital	Price Capital	Price Equity
	Growth	Moderate	Appreciation	Appreciation	Income
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Adviser Class	Adviser Class	Service Class	Service 2 Class	Service Class
Assets
Investments in mutual funds
at fair value	$ 3,012,105	$ 1,646,445	$ 2,811,421	$ 81,130	$ 744,561
Total assets	3,012,105	1,646,445	2,811,421	81,130	744,561
Net assets	$ 3,012,105	$ 1,646,445	$ 2,811,421	$ 81,130	$ 744,561

Total number of mutual fund shares	231,344,493	132,777,807	99,133,319	2,873,883	44,345,487

Cost of mutual fund shares	$ 2,238,823	$ 1,318,649	$ 2,263,641	$ 66,520	$ 531,877

The accompanying notes are an integral part of these financial statements.

14

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

	ING T. Rowe	ING T. Rowe
	Price Equity	Price	ING Templeton	ING Templeton
	Income	International	Global Growth	Global Growth	ING Diversified
	Portfolio -	Stock Portfolio -	Portfolio -	Portfolio -	International
	Service 2 Class	Service Class	Service Class	Service 2 Class	Fund - Class R
Assets
Investments in mutual funds
at fair value	$ 26,577	$ 146,227	$ 290,506	$ 5,903	$ 112
Total assets	26,577	146,227	290,506	5,903	112
Net assets	$ 26,577	$ 146,227	$ 290,506	$ 5,903	$ 112

Total number of mutual fund shares	1,595,281	11,052,705	18,066,307	369,611	10,495

Cost of mutual fund shares	$ 19,977	$ 131,834	$ 221,673	$ 4,591	$ 114

The accompanying notes are an integral part of these financial statements.

15

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

		ING American			ING Columbia
		Century Small-	ING Baron	ING Columbia	Small Cap
	ING Global	Mid Cap Value	Growth	Contrarian Core	Value II
	Perspectives	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Fund - Class R	Service Class	Service Class	Service Class	Service Class
Assets
Investments in mutual funds
at fair value	$ 24,351	$ 1,968	$ 507,090	$ 294,606	$ 146,551
Total assets	24,351	1,968	507,090	294,606	146,551
Net assets	$ 24,351	$ 1,968	$ 507,090	$ 294,606	$ 146,551

Total number of mutual fund shares	2,316,906	129,842	16,571,552	11,817,327	9,205,458

Cost of mutual fund shares	$ 23,918	$ 1,487	$ 317,152	$ 184,458	$ 68,948

The accompanying notes are an integral part of these financial statements.

16

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

			ING Invesco	ING Invesco
		ING Invesco	Equity and	Equity and	ING JPMorgan
	ING Global	Comstock	Income	Income	Mid Cap Value
	Bond Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Service Class	Initial Class	Service Class	Service Class
Assets
Investments in mutual funds
at fair value	$ 6,644	$ 268,151	$ 1,696	$ 242,782	$ 244,250
Total assets	6,644	268,151	1,696	242,782	244,250
Net assets	$ 6,644	$ 268,151	$ 1,696	$ 242,782	$ 244,250

Total number of mutual fund shares	633,935	17,378,529	37,750	5,437,456	11,553,931

Cost of mutual fund shares	$ 7,080	$ 178,888	$ 1,262	$ 178,522	$ 185,821

The accompanying notes are an integral part of these financial statements.

17

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

	ING	ING
	Oppenheimer	Oppenheimer	ING PIMCO
	Global	Global	Total Return	ING Solution	ING Solution
	Portfolio -	Portfolio -	Portfolio -	2015 Portfolio -	2025 Portfolio -
	Initial Class	Service Class	Service Class	Service Class	Service Class
Assets
Investments in mutual funds
at fair value	$ 4,929	$ 169,506	$ 4,426	$ 14,906	$ 17,579
Total assets	4,929	169,506	4,426	14,906	17,579
Net assets	$ 4,929	$ 169,506	$ 4,426	$ 14,906	$ 17,579

Total number of mutual fund shares	260,909	9,242,396	385,568	1,244,279	1,329,759

Cost of mutual fund shares	$ 3,595	$ 127,243	$ 4,324	$ 12,466	$ 12,200

The accompanying notes are an integral part of these financial statements.

18

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

ING T. Rowe
				Price Diversified	ING T. Rowe
			ING Solution	Mid Cap	Price Growth
	ING Solution	ING Solution	Income	Growth	Equity
	2035 Portfolio -	2045 Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Service Class	Service Class	Service Class	Service Class
Assets
Investments in mutual funds
at fair value	$ 9,672	$ 1,278	$ 6,221	$ 8,538	$ 258,344
Total assets	9,672	1,278	6,221	8,538	258,344
Net assets	$ 9,672	$ 1,278	$ 6,221	$ 8,538	$ 258,344

Total number of mutual fund shares	684,481	86,921	545,258	746,334	2,947,445

Cost of mutual fund shares	$ 6,795	$ 899	$ 5,618	$ 4,975	$ 194,485

The accompanying notes are an integral part of these financial statements.

19

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

		ING Strategic	ING Strategic	ING Strategic
	ING Templeton	Allocation	Allocation	Allocation	ING Growth
	Foreign Equity	Conservative	Growth	Moderate	and Income
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Class S	Class S	Class S	Class A
Assets
Investments in mutual funds
at fair value	$ 667,777	$ 2,250	$ 566	$ 1,403	$ 1,349,848
Total assets	667,777	2,250	566	1,403	1,349,848
Net assets	$ 667,777	$ 2,250	$ 566	$ 1,403	$ 1,349,848

Total number of mutual fund shares	50,897,663	186,418	43,086	111,916	43,043,627

Cost of mutual fund shares	$ 497,657	$ 2,028	$ 463	$ 1,168	$ 963,298

The accompanying notes are an integral part of these financial statements.

20

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

	ING Growth	ING Growth		ING Euro	ING FTSE 100
	and Income	and Income	ING GET U.S.	STOXX 50®	Index®
	Portfolio -	Portfolio -	Core Portfolio -	Index Portfolio -	Portfolio -
	Class I	Class S	Series 14	Class A	Class A
Assets
Investments in mutual funds
at fair value	$ 937	$ 770,429	$ 19,220	$ 35,414	$ 5,170
Total assets	937	770,429	19,220	35,414	5,170
Net assets	$ 937	$ 770,429	$ 19,220	$ 35,414	$ 5,170

Total number of mutual fund shares	29,577	24,551,608	2,004,162	2,980,987	380,459

Cost of mutual fund shares	$ 785	$ 511,612	$ 20,106	$ 32,246	$ 4,768

The accompanying notes are an integral part of these financial statements.

21

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

	ING Global		ING Index Plus	ING Index Plus	ING Index Plus
	Value	ING Hang Seng	LargeCap	MidCap	SmallCap
	Advantage	Index Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Portfolio	Class S	Class S	Class S	Class S
Assets
Investments in mutual funds
at fair value	$ 175,466	$ 39,381	$ 130,749	$ 124,289	$ 99,365
Total assets	175,466	39,381	130,749	124,289	99,365
Net assets	$ 175,466	$ 39,381	$ 130,749	$ 124,289	$ 99,365

Total number of mutual fund shares	19,431,456	2,779,177	6,573,597	5,322,871	4,595,998

Cost of mutual fund shares	$ 134,628	$ 37,696	$ 97,674	$ 87,341	$ 67,857

The accompanying notes are an integral part of these financial statements.

22

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

			ING Russell™		ING Russell™
	ING	ING Japan	Large Cap	ING Russell™	Large Cap
	International	TOPIX Index®	Growth Index	Large Cap	Value Index
	Index Portfolio -	Portfolio -	Portfolio -	Index Portfolio -	Portfolio -
	Class S	Class A	Class S	Class S	Class S
Assets
Investments in mutual funds
at fair value	$ 66,035	$ 13,312	$ 187,827	$ 397,456	$ 85,774
Total assets	66,035	13,312	187,827	397,456	85,774
Net assets	$ 66,035	$ 13,312	$ 187,827	$ 397,456	$ 85,774

Total number of mutual fund shares	6,623,365	1,167,717	8,643,673	27,891,616	4,692,228

Cost of mutual fund shares	$ 56,813	$ 12,807	$ 134,491	$ 273,471	$ 70,256

The accompanying notes are an integral part of these financial statements.

23

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

	ING Russell™		ING Russell™
	Mid Cap	ING Russell™	Small Cap	ING Small	ING U.S. Bond
	Growth Index	Mid Cap Index	Index	Company	Index
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Class S	Class S	Class S	Class S	Class S
Assets
Investments in mutual funds
at fair value	$ 295,192	$ 189,802	$ 253,638	$ 102,570	$ 183,572
Total assets	295,192	189,802	253,638	102,570	183,572
Net assets	$ 295,192	$ 189,802	$ 253,638	$ 102,570	$ 183,572

Total number of mutual fund shares	12,033,906	11,952,292	15,088,514	4,231,435	17,736,426

Cost of mutual fund shares	$ 173,979	$ 151,090	$ 199,922	$ 82,895	$ 193,562

The accompanying notes are an integral part of these financial statements.

24

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

ClearBridge
	ING	ING MidCap	ING SmallCap	Variable Large	Western Asset
	International	Opportunities	Opportunities	Cap Value	Variable High
	Value Portfolio -	Portfolio -	Portfolio -	Portfolio -	Income
	Class S	Class S	Class S	Class I	Portfolio
Assets
Investments in mutual funds
at fair value	$ 7,159	$ 560,431	$ 67,639	$ 88	$ 70
Total assets	7,159	560,431	67,639	88	70
Net assets	$ 7,159	$ 560,431	$ 67,639	$ 88	$ 70

Total number of mutual fund shares	726,819	34,723,116	2,405,360	4,618	11,582

Cost of mutual fund shares	$ 6,576	$ 419,545	$ 46,041	$ 75	$ 65

The accompanying notes are an integral part of these financial statements.

25

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

	Oppenheimer	PIMCO Real
	Main Street	Return	Pioneer Equity
	Small Cap	Portfolio -	Income VCT
	Fund®/VA -	Administrative	Portfolio -	ProFund VP	ProFund VP
	Service Class	Class	Class II	Bull	Europe 30
Assets
Investments in mutual funds
at fair value	$ 2,150	$ 8,362	$ 14,814	$ 12,351	$ 6,458
Total assets	2,150	8,362	14,814	12,351	6,458
Net assets	$ 2,150	$ 8,362	$ 14,814	$ 12,351	$ 6,458

Total number of mutual fund shares	78,101	663,687	544,623	326,044	249,616

Cost of mutual fund shares	$ 1,327	$ 9,274	$ 9,870	$ 10,027	$ 6,119

The accompanying notes are an integral part of these financial statements.

26

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

			Wells Fargo		Wells Fargo
		Wells Fargo	Advantage VT	Wells Fargo	Advantage VT
	ProFund VP	Advantage VT	Index Asset	Advantage VT	Small Cap
	Rising Rates	Omega Growth	Allocation	Intrinsic Value	Growth
	Opportunity	Fund - Class 2	Fund - Class 2	Fund - Class 2	Fund - Class 2
Assets
Investments in mutual funds
at fair value	$ 5,347	$ 1,401	$ 1,560	$ 766	$ 315
Total assets	5,347	1,401	1,560	766	315
Net assets	$ 5,347	$ 1,401	$ 1,560	$ 766	$ 315

Total number of mutual fund shares	657,728	43,517	98,428	40,606	28,069

Cost of mutual fund shares	$ 9,977	$ 879	$ 1,236	$ 521	$ 176

The accompanying notes are an integral part of these financial statements.

27

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Assets and Liabilities December 31, 2013 (Dollars in thousands)

Wells Fargo
Advantage VT
Total Return
Bond Fund
Assets
Investments in mutual funds
at fair value	$ 633
Total assets	633
Net assets	$ 633

Total number of mutual fund shares	62,767

Cost of mutual fund shares	$ 636

The accompanying notes are an integral part of these financial statements.

28

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

	Invesco V.I.				Columbia Small
	American	BlackRock	Columbia Asset Columbia Small		Company
	Franchise	Global	Allocation Fund,	Cap Value	Growth Fund,
	Fund - Series I	Allocation V.I.	Variable	Fund, Variable	Variable
	Shares	Fund - Class III	Series - Class A	Series - Class B	Series - Class A
Net investment income (loss)
Investment Income:
Dividends	$ 75	$ 11,182	$ 8	$ 1,382	$ -
Expenses:
Mortality and expense risk charges	307	18,397	5	2,453	-
Total expenses	307	18,397	5	2,453	-
Net investment income (loss)	(232)	(7,215)	3	(1,071)	-

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	457	31,157	(15)	(60)	4
Capital gains distributions	-	44,552	-	-	-
Total realized gain (loss) on investments
and capital gains distributions	457	75,709	(15)	(60)	4
Net unrealized appreciation
(depreciation) of investments	5,425	56,710	61	39,074	1
Net realized and unrealized gain (loss)
on investments	5,882	132,419	46	39,014	5
Net increase (decrease) in net assets
resulting from operations	$ 5,650	$ 125,204	$ 49	$ 37,943	$ 5

The accompanying notes are an integral part of these financial statements.

29

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

		Columbia VP
	Columbia VP	U.S.	Fidelity® VIP	Fidelity® VIP	Franklin Small
	Large Cap	Government	Equity-Income	Contrafund®	Cap Value
	Growth Fund -	Mortgage	Portfolio -	Portfolio -	Securities
	Class 1	Fund - Class 1	Service Class 2	Service Class 2	Fund - Class 2
Net investment income (loss)
Investment Income:
Dividends	$ -	$ -	$ 3,690	$ -	$ 161
Expenses:
Mortality and expense risk charges	5	-	2,831	5,428	132
Total expenses	5	-	2,831	5,428	132
Net investment income (loss)	(5)	-	859	(5,428)	29

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	11	-	(5,613)	154,833	613
Capital gains distributions	-	-	10,904	-	207
Total realized gain (loss) on investments
and capital gains distributions	11	-	5,291	154,833	820
Net unrealized appreciation
(depreciation) of investments	76	-	32,091	(68,523)	2,787
Net realized and unrealized gain (loss)
on investments	87	-	37,382	86,310	3,607
Net increase (decrease) in net assets
resulting from operations	$ 82	$ -	$ 38,241	$ 80,882	$ 3,636

The accompanying notes are an integral part of these financial statements.

30

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

					ING American
				ING American	Funds
		ING	ING American	Funds Global	International
	ING Balanced	Intermediate	Funds Asset	Growth and	Growth and
	Portfolio -	Bond Portfolio -	Allocation	Income	Income
	Class S	Class S	Portfolio	Portfolio	Portfolio
Net investment income (loss)
Investment Income:
Dividends	$ 92	$ 34,827	$ 5,489	$ 267	$ 187
Expenses:
Mortality and expense risk charges	56	18,830	7,657	345	256
Total expenses	56	18,830	7,657	345	256
Net investment income (loss)	36	15,997	(2,168)	(78)	(69)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	(84)	3,136	11,050	987	434
Capital gains distributions	-	-	2,974	49	-
Total realized gain (loss) on investments
and capital gains distributions	(84)	3,136	14,024	1,036	434
Net unrealized appreciation
(depreciation) of investments	720	(42,523)	74,002	2,652	1,898
Net realized and unrealized gain (loss)
on investments	636	(39,387)	88,026	3,688	2,332
Net increase (decrease) in net assets
resulting from operations	$ 672	$ (23,390)	$ 85,858	$ 3,610	$ 2,263

The accompanying notes are an integral part of these financial statements.

31

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

					ING BlackRock
			ING BlackRock	ING BlackRock	Large Cap
	ING American	ING American	Health Sciences	Inflation	Growth
	Funds	Funds World	Opportunities	Protected Bond	Portfolio -
	International	Allocation	Portfolio -	Portfolio -	Institutional
	Portfolio	Portfolio	Service Class	Service Class	Class
Net investment income (loss)
Investment Income:
Dividends	$ 9,154	$ 2,913	$ 155	$ -	$ 1
Expenses:
Mortality and expense risk charges	17,733	3,227	4,752	7,113	1
Total expenses	17,733	3,227	4,752	7,113	1
Net investment income (loss)	(8,579)	(314)	(4,597)	(7,113)	-

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	(56,945)	1,509	7,829	(8,422)	-
Capital gains distributions	-	1,896	19,960	24,543	-
Total realized gain (loss) on investments
and capital gains distributions	(56,945)	3,405	27,789	16,121	-
Net unrealized appreciation
(depreciation) of investments	246,406	19,709	66,724	(54,116)	21
Net realized and unrealized gain (loss)
on investments	189,461	23,114	94,513	(37,995)	21
Net increase (decrease) in net assets
resulting from operations	$ 180,882	$ 22,800	$ 89,916	$ (45,108)	$ 21

The accompanying notes are an integral part of these financial statements.

32

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

	ING BlackRock		ING Clarion	ING Clarion
	Large Cap		Global Real	Global Real	ING Clarion
	Growth		Estate	Estate	Real Estate
	Portfolio -	ING Bond	Portfolio -	Portfolio -	Portfolio -
	Service Class	Portfolio	Service Class	Service 2 Class	Service Class
Net investment income (loss)
Investment Income:
Dividends	$ 1,703	$ 4,636	$ 6,871	$ 99	$ 3,539
Expenses:
Mortality and expense risk charges	2,657	6,753	2,119	34	4,730
Total expenses	2,657	6,753	2,119	34	4,730
Net investment income (loss)	(954)	(2,117)	4,752	65	(1,191)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	12,855	4,605	(2,280)	(18)	(9,617)
Capital gains distributions	-	39,881	-	-	-
Total realized gain (loss) on investments
and capital gains distributions	12,855	44,486	(2,280)	(18)	(9,617)
Net unrealized appreciation
(depreciation) of investments	28,981	(54,163)	249	(10)	13,571
Net realized and unrealized gain (loss)
on investments	41,836	(9,677)	(2,031)	(28)	3,954
Net increase (decrease) in net assets
resulting from operations	$ 40,882	$ (11,794)	$ 2,721	$ 37	$ 2,763

The accompanying notes are an integral part of these financial statements.

33

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

	ING Clarion	ING DFA	ING FMRSM	ING FMRSM	ING Franklin
	Real Estate	World Equity	Diversified Mid	Diversified Mid	Income
	Portfolio -	Portfolio -	Cap Portfolio -	Cap Portfolio -	Portfolio -
	Service 2 Class	Service Class	Service Class	Service 2 Class	Service Class
Net investment income (loss)
Investment Income:
Dividends	$ 240	$ 3,374	$ 2,948	$ 105	$ 25,432
Expenses:
Mortality and expense risk charges	358	2,857	11,135	591	8,819
Total expenses	358	2,857	11,135	591	8,819
Net investment income (loss)	(118)	517	(8,187)	(486)	16,613

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	(835)	8,370	22,347	1,210	(368)
Capital gains distributions	-	-	2,425	125	-
Total realized gain (loss) on investments
and capital gains distributions	(835)	8,370	24,772	1,335	(368)
Net unrealized appreciation
(depreciation) of investments	1,048	26,202	170,712	8,653	44,241
Net realized and unrealized gain (loss)
on investments	213	34,572	195,484	9,988	43,873
Net increase (decrease) in net assets
resulting from operations	$ 95	$ 35,089	$ 187,297	$ 9,502	$ 60,486

The accompanying notes are an integral part of these financial statements.

34

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

			ING Franklin
			Templeton
	ING Franklin	ING Franklin	Founding	ING Global	ING Global
	Income	Mutual Shares	Strategy	Resources	Resources
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service 2 Class	Service Class	Service Class	Adviser Class	Service Class
Net investment income (loss)
Investment Income:
Dividends	$ 478	$ 2,112	$ 22,551	$ 426	$ 3,703
Expenses:
Mortality and expense risk charges	182	3,332	14,279	1,277	6,838
Total expenses	182	3,332	14,279	1,277	6,838
Net investment income (loss)	296	(1,220)	8,272	(851)	(3,135)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	678	497	1,566	(3,353)	(36,268)
Capital gains distributions	-	-	-	-	-
Total realized gain (loss) on investments
and capital gains distributions	678	497	1,566	(3,353)	(36,268)
Net unrealized appreciation
(depreciation) of investments	220	44,486	157,379	11,669	82,098
Net realized and unrealized gain (loss)
on investments	898	44,983	158,945	8,316	45,830
Net increase (decrease) in net assets
resulting from operations	$ 1,194	$ 43,763	$ 167,217	$ 7,465	$ 42,695

The accompanying notes are an integral part of these financial statements.

35

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

		ING Invesco	ING Invesco	ING JPMorgan	ING JPMorgan
	ING Global	Growth and	Growth and	Emerging	Emerging
	Resources	Income	Income	Markets Equity Markets Equity
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service 2 Class	Service Class	Service 2 Class	Service Class	Service 2 Class
Net investment income (loss)
Investment Income:
Dividends	$ 164	$ 5,557	$ 571	$ 4,391	$ 178
Expenses:
Mortality and expense risk charges	370	7,316	900	8,892	432
Total expenses	370	7,316	900	8,892	432
Net investment income (loss)	(206)	(1,759)	(329)	(4,501)	(254)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	(232)	5,535	836	(27,723)	649
Capital gains distributions	-	-	-	11,127	545
Total realized gain (loss) on investments
and capital gains distributions	(232)	5,535	836	(16,596)	1,194
Net unrealized appreciation
(depreciation) of investments	2,653	111,988	12,705	(20,243)	(2,891)
Net realized and unrealized gain (loss)
on investments	2,421	117,523	13,541	(36,839)	(1,697)
Net increase (decrease) in net assets
resulting from operations	$ 2,215	$ 115,764	$ 13,212	$ (41,340)	$ (1,951)

The accompanying notes are an integral part of these financial statements.

36

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

	ING JPMorgan	ING JPMorgan
	Small Cap Core	Small Cap Core	ING Large Cap	ING Large Cap	ING Large Cap
	Equity	Equity	Growth	Growth	Growth
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Service 2 Class	Adviser Class	Service Class	Service 2 Class
Net investment income (loss)
Investment Income:
Dividends	$ 2,120	$ 224	$ 7,194	$ 4,153	$ 3
Expenses:
Mortality and expense risk charges	4,933	658	35,079	10,135	18
Total expenses	4,933	658	35,079	10,135	18
Net investment income (loss)	(2,813)	(434)	(27,885)	(5,982)	(15)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	14,392	2,431	51,086	28,299	25
Capital gains distributions	6,756	876	19,820	8,646	9
Total realized gain (loss) on investments
and capital gains distributions	21,148	3,307	70,906	36,945	34
Net unrealized appreciation
(depreciation) of investments	68,454	8,267	460,868	121,135	210
Net realized and unrealized gain (loss)
on investments	89,602	11,574	531,774	158,080	244
Net increase (decrease) in net assets
resulting from operations	$ 86,789	$ 11,140	$ 503,889	$ 152,098	$ 229

The accompanying notes are an integral part of these financial statements.

37

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

		ING Limited	ING Liquid	ING Liquid	ING Marsico
	ING Large Cap Maturity Bond		Assets	Assets	Growth
	Value Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Service Class	Service Class	Service 2 Class	Service Class
Net investment income (loss)
Investment Income:
Dividends	$ 2,815	$ 497	$ -	$ -	$ 3,436
Expenses:
Mortality and expense risk charges	4,213	912	12,374	248	7,604
Total expenses	4,213	912	12,374	248	7,604
Net investment income (loss)	(1,398)	(415)	(12,374)	(248)	(4,168)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	17,016	(946)	-	-	30,373
Capital gains distributions	-	-	123	2	-
Total realized gain (loss) on investments
and capital gains distributions	17,016	(946)	123	2	30,373
Net unrealized appreciation
(depreciation) of investments	50,611	840	-	-	100,341
Net realized and unrealized gain (loss)
on investments	67,627	(106)	123	2	130,714
Net increase (decrease) in net assets
resulting from operations	$ 66,229	$ (521)	$ (12,251)	$ (246)	$ 126,546

The accompanying notes are an integral part of these financial statements.

38

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

					ING Morgan
	ING Marsico	ING MFS Total	ING MFS Total	ING MFS	Stanley Global
	Growth	Return	Return	Utilities	Franchise
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service 2 Class	Service Class	Service 2 Class	Service Class	Service Class
Net investment income (loss)
Investment Income:
Dividends	$ 113	$ 13,339	$ 623	$ 9,161	$ 7,732
Expenses:
Mortality and expense risk charges	314	10,817	575	8,348	6,605
Total expenses	314	10,817	575	8,348	6,605
Net investment income (loss)	(201)	2,522	48	813	1,127

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	1,239	(1,529)	(258)	(2,349)	10,235
Capital gains distributions	-	-	-	-	20,798
Total realized gain (loss) on investments
and capital gains distributions	1,239	(1,529)	(258)	(2,349)	31,033
Net unrealized appreciation
(depreciation) of investments	3,921	96,443	4,958	80,110	27,385
Net realized and unrealized gain (loss)
on investments	5,160	94,914	4,700	77,761	58,418
Net increase (decrease) in net assets
resulting from operations	$ 4,959	$ 97,436	$ 4,748	$ 78,574	$ 59,545

The accompanying notes are an integral part of these financial statements.

39

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

			ING
	ING Morgan	ING Multi-	Oppenheimer
	Stanley Global	Manager Large	Active	ING PIMCO	ING PIMCO
	Franchise	Cap Core	Allocation	High Yield	Total Return
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Bond Portfolio -
	Service 2 Class	Service Class	Service Class	Service Class	Service Class
Net investment income (loss)
Investment Income:
Dividends	$ 1,160	$ 345	$ 55	$ 32,653	$ 83,390
Expenses:
Mortality and expense risk charges	1,112	884	184	9,897	43,149
Total expenses	1,112	884	184	9,897	43,149
Net investment income (loss)	48	(539)	(129)	22,756	40,241

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	2,371	445	(7,140)	21,871	17,450
Capital gains distributions	3,385	-	11,590	-	25,666
Total realized gain (loss) on investments
and capital gains distributions	5,756	445	4,450	21,871	43,116
Net unrealized appreciation
(depreciation) of investments	3,873	12,782	(2,125)	(24,049)	(173,917)
Net realized and unrealized gain (loss)
on investments	9,629	13,227	2,325	(2,178)	(130,801)
Net increase (decrease) in net assets
resulting from operations	$ 9,677	$ 12,688	$ 2,196	$ 20,578	$ (90,560)

The accompanying notes are an integral part of these financial statements.

40

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

					ING Retirement
	ING PIMCO	ING Pioneer	ING Retirement	ING Retirement	Moderate
	Total Return	Mid Cap Value	Conservative	Growth	Growth
	Bond Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service 2 Class	Service Class	Adviser Class	Adviser Class	Adviser Class
Net investment income (loss)
Investment Income:
Dividends	$ 1,858	$ 3,644	$ 18,002	$ 80,699	$ 60,679
Expenses:
Mortality and expense risk charges	1,036	5,508	9,489	76,399	50,678
Total expenses	1,036	5,508	9,489	76,399	50,678
Net investment income (loss)	822	(1,864)	8,513	4,300	10,001

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	623	96,187	22,020	109,720	71,271
Capital gains distributions	602	-	6,766	-	-
Total realized gain (loss) on investments
and capital gains distributions	1,225	96,187	28,786	109,720	71,271
Net unrealized appreciation
(depreciation) of investments	(4,218)	(19,245)	(22,880)	557,838	295,611
Net realized and unrealized gain (loss)
on investments	(2,993)	76,942	5,906	667,558	366,882
Net increase (decrease) in net assets
resulting from operations	$ (2,171)	$ 75,078	$ 14,419	$ 671,858	$ 376,883

The accompanying notes are an integral part of these financial statements.

41

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

		ING T. Rowe	ING T. Rowe	ING T. Rowe	ING T. Rowe
	ING Retirement	Price Capital	Price Capital	Price Equity	Price Equity
	Moderate	Appreciation	Appreciation	Income	Income
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Adviser Class	Service Class	Service 2 Class	Service Class	Service 2 Class
Net investment income (loss)
Investment Income:
Dividends	$ 44,790	$ 29,328	$ 738	$ 11,305	$ 378
Expenses:
Mortality and expense risk charges	28,607	45,677	1,457	12,242	469
Total expenses	28,607	45,677	1,457	12,242	469
Net investment income (loss)	16,183	(16,349)	(719)	(937)	(91)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	36,554	31,370	934	14,366	633
Capital gains distributions	-	171,010	5,258	534	19
Total realized gain (loss) on investments
and capital gains distributions	36,554	202,380	6,192	14,900	652
Net unrealized appreciation
(depreciation) of investments	78,023	299,394	9,112	157,817	5,704
Net realized and unrealized gain (loss)
on investments	114,577	501,774	15,304	172,717	6,356
Net increase (decrease) in net assets
resulting from operations	$ 130,760	$ 485,425	$ 14,585	$ 171,780	$ 6,265

The accompanying notes are an integral part of these financial statements.

42

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

	ING T. Rowe
	Price	ING Templeton	ING Templeton
	International	Global Growth	Global Growth	ING Diversified	ING Global
	Stock Portfolio -	Portfolio -	Portfolio -	International	Perspectives
	Service Class	Service Class	Service 2 Class	Fund - Class R	Fund - Class R
Net investment income (loss)
Investment Income:
Dividends	$ 1,535	$ 4,156	$ 82	$ -	$ -
Expenses:
Mortality and expense risk charges	2,493	4,542	97	1	37
Total expenses	2,493	4,542	97	1	37
Net investment income (loss)	(958)	(386)	(15)	(1)	(37)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	(7,559)	3,434	100	(1)	1
Capital gains distributions	-	-	-	-	-
Total realized gain (loss) on investments
and capital gains distributions	(7,559)	3,434	100	(1)	1
Net unrealized appreciation
(depreciation) of investments	25,374	63,123	1,255	17	433
Net realized and unrealized gain (loss)
on investments	17,815	66,557	1,355	16	434
Net increase (decrease) in net assets
resulting from operations	$ 16,857	$ 66,171	$ 1,340	$ 15	$ 397

The accompanying notes are an integral part of these financial statements.

43

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

	ING American			ING Columbia
	Century Small-	ING Baron	ING Columbia	Small Cap
	Mid Cap Value	Growth	Contrarian	Value II	ING Global
	Portfolio -	Portfolio -	Core Portfolio -	Portfolio -	Bond Portfolio -
	Service Class	Service Class	Service Class	Service Class	Service Class
Net investment income (loss)
Investment Income:
Dividends	$ 22	$ 5,539	$ 3,737	$ 1,071	$ 139
Expenses:
Mortality and expense risk charges	20	7,432	4,776	2,411	73
Total expenses	20	7,432	4,776	2,411	73
Net investment income (loss)	2	(1,893)	(1,039)	(1,340)	66

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	185	28,586	5,625	8,405	(64)
Capital gains distributions	63	16,474	-	-	198
Total realized gain (loss) on investments
and capital gains distributions	248	45,060	5,625	8,405	134
Net unrealized appreciation
(depreciation) of investments	269	88,983	71,837	36,661	(639)
Net realized and unrealized gain (loss)
on investments	517	134,043	77,462	45,066	(505)
Net increase (decrease) in net assets
resulting from operations	$ 519	$ 132,150	$ 76,423	$ 43,726	$ (439)

The accompanying notes are an integral part of these financial statements.

44

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

				ING Invesco	ING Invesco
	ING Growth	ING Growth	ING Invesco	Equity and	Equity and
	and Income	and Income	Comstock	Income	Income
	Core Portfolio -	Core Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Initial Class	Service Class	Service Class	Initial Class	Service Class
Net investment income (loss)
Investment Income:
Dividends	$ 7	$ 26	$ 1,875	$ 22	$ 2,706
Expenses:
Mortality and expense risk charges	2	20	4,107	13	3,505
Total expenses	2	20	4,107	13	3,505
Net investment income (loss)	5	6	(2,232)	9	(799)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	112	321	3,764	38	1,387
Capital gains distributions	-	-	-	-	-
Total realized gain (loss) on investments
and capital gains distributions	112	321	3,764	38	1,387
Net unrealized appreciation
(depreciation) of investments	(62)	97	63,432	301	40,704
Net realized and unrealized gain (loss)
on investments	50	418	67,196	339	42,091
Net increase (decrease) in net assets
resulting from operations	$ 55	$ 424	$ 64,964	$ 348	$ 41,292

The accompanying notes are an integral part of these financial statements.

45

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

		ING	ING
	ING JPMorgan	Oppenheimer	Oppenheimer	ING PIMCO
	Mid Cap Value	Global	Global	Total Return	ING Solution
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	2015 Portfolio -
	Service Class	Initial Class	Service Class	Service Class	Service Class
Net investment income (loss)
Investment Income:
Dividends	$ 1,344	$ 64	$ 1,799	$ 152	$ 475
Expenses:
Mortality and expense risk charges	3,800	57	2,522	47	160
Total expenses	3,800	57	2,522	47	160
Net investment income (loss)	(2,456)	7	(723)	105	315

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	16,051	304	(381)	95	(72)
Capital gains distributions	7,869	-	-	31	-
Total realized gain (loss) on investments
and capital gains distributions	23,920	304	(381)	126	(72)
Net unrealized appreciation
(depreciation) of investments	32,787	794	34,374	(370)	907
Net realized and unrealized gain (loss)
on investments	56,707	1,098	33,993	(244)	835
Net increase (decrease) in net assets
resulting from operations	$ 54,251	$ 1,105	$ 33,270	$ (139)	$ 1,150

The accompanying notes are an integral part of these financial statements.

46

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

					ING T. Rowe
					Price Diversified
				ING Solution	Mid Cap
	ING Solution	ING Solution	ING Solution	Income	Growth
	2025 Portfolio -	2035 Portfolio -	2045 Portfolio -	Portfolio -	Portfolio -
	Service Class	Service Class	Service Class	Service Class	Service Class
Net investment income (loss)
Investment Income:
Dividends	$ 376	$ 179	$ 21	$ 199	$ 14
Expenses:
Mortality and expense risk charges	176	103	16	63	91
Total expenses	176	103	16	63	91
Net investment income (loss)	200	76	5	136	(77)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	61	52	20	(17)	1,583
Capital gains distributions	-	-	-	-	101
Total realized gain (loss) on investments
and capital gains distributions	61	52	20	(17)	1,684
Net unrealized appreciation
(depreciation) of investments	2,127	1,539	235	227	892
Net realized and unrealized gain (loss)
on investments	2,188	1,591	255	210	2,576
Net increase (decrease) in net assets
resulting from operations	$ 2,388	$ 1,667	$ 260	$ 346	$ 2,499

The accompanying notes are an integral part of these financial statements.

47

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

	ING T. Rowe		ING UBS U.S.	ING Strategic	ING Strategic
	Price Growth	ING Templeton	Large Cap	Allocation	Allocation
	Equity	Foreign Equity	Equity	Conservative	Growth
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Service Class	Service Class	Class S	Class S
Net investment income (loss)
Investment Income:
Dividends	$ 35	$ 8,425	$ 8	$ 37	$ 8
Expenses:
Mortality and expense risk charges	3,135	10,936	19	18	6
Total expenses	3,135	10,936	19	18	6
Net investment income (loss)	(3,100)	(2,511)	(11)	19	2

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	9,460	13,009	358	(36)	(22)
Capital gains distributions	-	-	-	-	-
Total realized gain (loss) on investments
and capital gains distributions	9,460	13,009	358	(36)	(22)
Net unrealized appreciation
(depreciation) of investments	52,362	92,520	160	203	122
Net realized and unrealized gain (loss)
on investments	61,822	105,529	518	167	100
Net increase (decrease) in net assets
resulting from operations	$ 58,722	$ 103,018	$ 507	$ 186	$ 102

The accompanying notes are an integral part of these financial statements.

48

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

	ING Strategic
	Allocation	ING Growth	ING Growth	ING Growth	ING GET U.S.
	Moderate	and Income	and Income	and Income	Core
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Class S	Class A	Class I	Class S	Series 11
Net investment income (loss)
Investment Income:
Dividends	$ 22	$ 11,132	$ 11	$ 7,759	$ 73
Expenses:
Mortality and expense risk charges	13	22,118	10	12,868	11
Total expenses	13	22,118	10	12,868	11
Net investment income (loss)	9	(10,986)	1	(5,109)	62

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	(20)	38,674	14	49,218	(466)
Capital gains distributions	-	-	-	-	-
Total realized gain (loss) on investments
and capital gains distributions	(20)	38,674	14	49,218	(466)
Net unrealized appreciation
(depreciation) of investments	181	286,976	150	138,714	389
Net realized and unrealized gain (loss)
on investments	161	325,650	164	187,932	(77)
Net increase (decrease) in net assets
resulting from operations	$ 170	$ 314,664	$ 165	$ 182,823	$ (15)

The accompanying notes are an integral part of these financial statements.

49

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

				ING BlackRock
				Science and	ING Euro
	ING GET U.S.	ING GET U.S.	ING GET U.S.	Technology	STOXX 50®
	Core	Core	Core	Opportunities	Index
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Series 12	Series 13	Series 14	Class S	Class A
Net investment income (loss)
Investment Income:
Dividends	$ 48	$ 213	$ 640	$ -	$ 443
Expenses:
Mortality and expense risk charges	13	101	374	736	283
Total expenses	13	101	374	736	283
Net investment income (loss)	35	112	266	(736)	160

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	(316)	(400)	(236)	(20,742)	839
Capital gains distributions	-	-	-	26,060	-
Total realized gain (loss) on investments
and capital gains distributions	(316)	(400)	(236)	5,318	839
Net unrealized appreciation
(depreciation) of investments	286	164	(475)	2,766	2,467
Net realized and unrealized gain (loss)
on investments	(30)	(236)	(711)	8,084	3,306
Net increase (decrease) in net assets
resulting from operations	$ 5	$ (124)	$ (445)	$ 7,348	$ 3,466

The accompanying notes are an integral part of these financial statements.

50

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

	ING FTSE 100	ING Global	ING Hang Seng	ING Index Plus	ING Index Plus
	Index®	Value	Index	LargeCap	MidCap
	Portfolio -	Advantage	Portfolio -	Portfolio -	Portfolio -
	Class A	Portfolio	Class S	Class S	Class S
Net investment income (loss)
Investment Income:
Dividends	$ 163	$ 6,222	$ 1,948	$ 2,021	$ 1,080
Expenses:
Mortality and expense risk charges	74	2,967	832	1,976	1,956
Total expenses	74	2,967	832	1,976	1,956
Net investment income (loss)	89	3,255	1,116	45	(876)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	139	7,830	(1,325)	1,926	1,667
Capital gains distributions	80	-	-	-	-
Total realized gain (loss) on investments
and capital gains distributions	219	7,830	(1,325)	1,926	1,667
Net unrealized appreciation
(depreciation) of investments	346	8,092	51	31,548	31,727
Net realized and unrealized gain (loss)
on investments	565	15,922	(1,274)	33,474	33,394
Net increase (decrease) in net assets
resulting from operations	$ 654	$ 19,177	$ (158)	$ 33,519	$ 32,518

The accompanying notes are an integral part of these financial statements.

51

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

		ING		ING Russell™	ING Russell™
	ING Index Plus	International	ING Japan	Large Cap	Large Cap
	SmallCap	Index	TOPIX Index®	Growth Index	Index
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Class S	Class S	Class A	Class S	Class S
Net investment income (loss)
Investment Income:
Dividends	$ 687	$ 1,157	$ 208	$ 2,027	$ 5,195
Expenses:
Mortality and expense risk charges	1,547	970	197	2,854	6,435
Total expenses	1,547	970	197	2,854	6,435
Net investment income (loss)	(860)	187	11	(827)	(1,240)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	1,453	2,639	726	16,310	35,114
Capital gains distributions	-	-	51	-	-
Total realized gain (loss) on investments
and capital gains distributions	1,453	2,639	777	16,310	35,114
Net unrealized appreciation
(depreciation) of investments	29,806	7,265	685	27,707	62,921
Net realized and unrealized gain (loss)
on investments	31,259	9,904	1,462	44,017	98,035
Net increase (decrease) in net assets
resulting from operations	$ 30,399	$ 10,091	$ 1,473	$ 43,190	$ 96,795

The accompanying notes are an integral part of these financial statements.

52

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

	ING Russell™	ING Russell™
	Large Cap	Mid Cap	ING Russell™	ING Russell™	ING Small
	Value Index	Growth Index	Mid Cap Index	Small Cap Index	Company
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Class S	Class S	Class S	Class S	Class S
Net investment income (loss)
Investment Income:
Dividends	$ 1,096	$ 2,029	$ 1,563	$ 2,172	$ 264
Expenses:
Mortality and expense risk charges	1,450	4,789	2,856	3,470	1,687
Total expenses	1,450	4,789	2,856	3,470	1,687
Net investment income (loss)	(354)	(2,760)	(1,293)	(1,298)	(1,423)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	8,309	25,095	8,647	6,979	14,123
Capital gains distributions	510	-	4,565	6,413	7,586
Total realized gain (loss) on investments
and capital gains distributions	8,819	25,095	13,212	13,392	21,709
Net unrealized appreciation
(depreciation) of investments	11,365	55,301	31,278	47,208	9,336
Net realized and unrealized gain (loss)
on investments	20,184	80,396	44,490	60,600	31,045
Net increase (decrease) in net assets
resulting from operations	$ 19,830	$ 77,636	$ 43,197	$ 59,302	$ 29,622

The accompanying notes are an integral part of these financial statements.

53

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

		ING			ClearBridge
	ING U.S. Bond	International	ING MidCap	ING SmallCap	Variable Large
	Index	Value	Opportunities	Opportunities	Cap Value
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio-
	Class S	Class S	Class S	Class S	Class I
Net investment income (loss)
Investment Income:
Dividends	$ 3,375	$ 164	$ -	$ -	$ 1
Expenses:
Mortality and expense risk charges	3,434	73	8,612	1,076	1
Total expenses	3,434	73	8,612	1,076	1
Net investment income (loss)	(59)	91	(8,612)	(1,076)	-

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	(962)	(563)	42,784	4,289	-
Capital gains distributions	2,099	-	13,260	3,958	4
Total realized gain (loss) on investments		-
and capital gains distributions	1,137	(563)	56,044	8,247	4
Net unrealized appreciation
(depreciation) of investments	(10,464)	1,729	77,217	12,438	17
Net realized and unrealized gain (loss)
on investments	(9,327)	1,166	133,261	20,685	21
Net increase (decrease) in net assets
resulting from operations	$ (9,386)	$ 1,257	$ 124,649	$ 19,609	$ 21

The accompanying notes are an integral part of these financial statements.

54

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

		Oppenheimer	PIMCO Real
	Western Asset	Main Street	Return	Pioneer Equity
	Variable	Small Cap	Portfolio -	Income VCT
	High Income	Fund®/VA -	Administrative	Portfolio -	ProFund VP
	Portfolio	Service Class	Class	Class II	Bull
Net investment income (loss)
Investment Income:
Dividends	$ 5	$ 12	$ 153	$ 335	$ 133
Expenses:
Mortality and expense risk charges	1	18	117	152	213
Total expenses	1	18	117	152	213
Net investment income (loss)	4	(6)	36	183	(80)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	(3)	209	439	114	230
Capital gains distributions	-	21	69	-	-
Total realized gain (loss) on investments
and capital gains distributions	(3)	230	508	114	230
Net unrealized appreciation
(depreciation) of investments	4	348	(1,778)	3,220	2,731
Net realized and unrealized gain (loss)
on investments	1	578	(1,270)	3,334	2,961
Net increase (decrease) in net assets
resulting from operations	$ 5	$ 572	$ (1,234)	$ 3,517	$ 2,881

The accompanying notes are an integral part of these financial statements.

55

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

				Wells Fargo
			Wells Fargo	Advantage VT	Wells Fargo
		ProFund VP	Advantage VT	Index Asset	Advantage VT
	ProFund VP	Rising Rates	Omega Growth	Allocation	Intrinsic Value
	Europe 30	Opportunity	Fund - Class 2	Fund - Class 2	Fund - Class 2
Net investment income (loss)
Investment Income:
Dividends	$ 95	$ -	$ 2	$ 25	$ 8
Expenses:
Mortality and expense risk charges	112	90	24	27	15
Total expenses	112	90	24	27	15
Net investment income (loss)	(17)	(90)	(22)	(2)	(7)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	(561)	(1,718)	45	18	1
Capital gains distributions	-	-	101	-	-
Total realized gain (loss) on investments
and capital gains distributions	(561)	(1,718)	146	18	1
Net unrealized appreciation
(depreciation) of investments	1,692	2,510	270	227	193
Net realized and unrealized gain (loss)
on investments	1,131	792	416	245	194
Net increase (decrease) in net assets
resulting from operations	$ 1,114	$ 702	$ 394	$ 243	$ 187

The accompanying notes are an integral part of these financial statements.

56

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Operations For the Year Ended December 31, 2013 (Dollars in thousands)

	Wells Fargo
	Advantage VT	Wells Fargo
	Small Cap	Advantage VT
	Growth Fund -	Total Return
	Class 2	Bond Fund
Net investment income (loss)
Investment Income:
Dividends	$ -	$ 8
Expenses:
Mortality and expense risk charges	5	11
Total expenses	5	11
Net investment income (loss)	(5)	(3)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	10	8
Capital gains distributions	14	20
Total realized gain (loss) on investments
and capital gains distributions	24	28
Net unrealized appreciation
(depreciation) of investments	86	(52)
Net realized and unrealized gain (loss)
on investments	110	(24)
Net increase (decrease) in net assets
resulting from operations	$ 105	$ (27)

The accompanying notes are an integral part of these financial statements.

57

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	Invesco V.I.		Columbia Asset	Columbia Small
	American	BlackRock	Allocation	Cap Value
	Franchise	Global	Fund,	Fund,
	Fund - Series I	Allocation V.I.	Variable	Variable
	Shares	Fund - Class III	Series - Class A	Series - Class B
Net assets at January 1, 2012	$ -	$ 1,082,096	$ 279	$ 132,452

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(306)	(12,680)	2	(3,161)
Total realized gain (loss) on investments
and capital gains distributions	(94)	59,195	(1)	3,151
Net unrealized appreciation (depreciation)
of investments	(429)	25,261	31	10,402
'Net increase (decrease) in net assets resulting from
operations	(829)	71,776	32	10,392
Changes from principal transactions:
Premiums	-	9,239	-	26
Death Benefits	(91)	(8,386)	-	(1,234)
Surrenders and withdrawals	(1,184)	(50,053)	(2)	(9,490)
Transfers between Divisions
(including fixed account), net	18,829	(111,259)	16	(3,279)
Increase (decrease) in net assets derived from
principal transactions	17,554	(160,459)	14	(13,977)
Total increase (decrease) in net assets	16,725	(88,683)	46	(3,585)
Net assets at December 31, 2012	16,725	993,413	325	128,867

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(232)	(7,215)	3	(1,071)
Total realized gain (loss) on investments
and capital gains distributions	457	75,709	(15)	(60)
Net unrealized appreciation (depreciation)
of investments	5,425	56,710	61	39,074
Net increase (decrease) in net assets resulting from
operations	5,650	125,204	49	37,943
Changes from principal transactions:
Premiums	1	9,630	-	338
Death Benefits	(241)	(9,652)	-	(1,515)
Surrenders and withdrawals	(2,402)	(68,066)	(63)	(11,654)
Contract Charges	(131)	(9,061)	-	(1,175)
Transfers between Divisions
(including fixed account), net	(524)	61,675	4	(4,952)
Increase (decrease) in net assets derived from
principal transactions	(3,297)	(15,474)	(59)	(18,958)
Total increase (decrease) in net assets	2,353	109,730	(10)	18,985
Net assets at December 31, 2013	$ 19,078	$ 1,103,143	$ 315	$ 147,852

The accompanying notes are an integral part of these financial statements.

58

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	Columbia Small		Columbia VP
	Company	Columbia VP	U.S.	Fidelity® VIP
	Growth Fund,	Large Cap	Government	Equity-Income
	Variable	Growth	Mortgage	Portfolio -
	Series - Class A	Fund - Class 1	Fund - Class 1	Service Class 2
Net assets at January 1, 2012	$ 11	$ 271	$ 4	$ 157,133

Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	(5)	-	623
Total realized gain (loss) on investments
and capital gains distributions	-	1	-	4,090
Net unrealized appreciation (depreciation)
of investments	1	54	-	16,690
'Net increase (decrease) in net assets resulting from
operations	1	50	-	21,403
Changes from principal transactions:
Premiums	-	-	-	139
Death Benefits	-	-	-	(1,954)
Surrenders and withdrawals	-	(21)	(1)	(12,990)
Transfers between Divisions
(including fixed account), net	1	(1)	-	(4,636)
Increase (decrease) in net assets derived from
principal transactions	1	(22)	(1)	(19,441)
Total increase (decrease) in net assets	2	28	(1)	1,962
Net assets at December 31, 2012	13	299	3	159,095

Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	(5)	-	859
Total realized gain (loss) on investments
and capital gains distributions	4	11	-	5,291
Net unrealized appreciation (depreciation)
of investments	1	76	-	32,091
Net increase (decrease) in net assets resulting from
operations	5	82	-	38,241
Changes from principal transactions:
Premiums	4	-	-	253
Death Benefits	-	(2)	(2)	(1,951)
Surrenders and withdrawals	(17)	(43)	(1)	(19,098)
Contract Charges	-	-	-	(1,166)
Transfers between Divisions
(including fixed account), net	27	-	-	(4,383)
Increase (decrease) in net assets derived from
principal transactions	14	(45)	(3)	(26,345)
Total increase (decrease) in net assets	19	37	(3)	11,896
Net assets at December 31, 2013	$ 32	$ 336	$ -	$ 170,991

The accompanying notes are an integral part of these financial statements.

59

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	Fidelity® VIP	Franklin Small		ING
	Contrafund®	Cap Value	ING Balanced	Intermediate
	Portfolio -	Securities	Portfolio -	Bond Portfolio -
	Service Class 2	Fund - Class 2	Class S	Class S
Net assets at January 1, 2012	$ 662,869	$ 11,819	$ 5,392	$ 1,214,624

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(9,265)	(94)	78	21,625
Total realized gain (loss) on investments
and capital gains distributions	(37,161)	(138)	(213)	(9,267)
Net unrealized appreciation (depreciation)
of investments	132,644	1,986	754	63,614
'Net increase (decrease) in net assets resulting from
operations	86,218	1,754	619	75,972
Changes from principal transactions:
Premiums	343	31	4	8,551
Death Benefits	(6,699)	(40)	(31)	(13,839)
Surrenders and withdrawals	(46,026)	(1,807)	(1,048)	(108,619)
Transfers between Divisions
(including fixed account), net	(26,372)	(697)	(60)	8,885
Increase (decrease) in net assets derived from
principal transactions	(78,754)	(2,513)	(1,135)	(105,022)
Total increase (decrease) in net assets	7,464	(759)	(516)	(29,050)
Net assets at December 31, 2012	670,333	11,060	4,876	1,185,574

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(5,428)	29	36	15,997
Total realized gain (loss) on investments
and capital gains distributions	154,833	820	(84)	3,136
Net unrealized appreciation (depreciation)
of investments	(68,523)	2,787	720	(42,523)
Net increase (decrease) in net assets resulting from
operations	80,882	3,636	672	(23,390)
Changes from principal transactions:
Premiums	203	22	9	7,823
Death Benefits	(3,309)	(113)	(48)	(15,652)
Surrenders and withdrawals	(26,014)	(1,129)	(695)	(102,304)
Contract Charges	(2,354)	(60)	(7)	(8,189)
Transfers between Divisions
(including fixed account), net	(719,741)	(484)	-	62,979
Increase (decrease) in net assets derived from
principal transactions	(751,215)	(1,764)	(741)	(55,343)
Total increase (decrease) in net assets	(670,333)	1,872	(69)	(78,733)
Net assets at December 31, 2013	$ -	$ 12,932	$ 4,807	$ 1,106,841

The accompanying notes are an integral part of these financial statements.

60

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

			ING American
		ING American	Funds
	ING American	Funds Global	International	ING American
	Funds Asset	Growth and	Growth and	Funds
	Allocation	Income	Income	International
	Portfolio	Portfolio	Portfolio	Portfolio
Net assets at January 1, 2012	$ 340,934	$ 6,822	$ 4,490	$ 977,119

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(4,740)	(105)	(65)	(11,923)
Total realized gain (loss) on investments
and capital gains distributions	4,285	(1)	(41)	(65,844)
Net unrealized appreciation (depreciation)
of investments	43,813	1,427	877	211,784
'Net increase (decrease) in net assets resulting from
operations	43,358	1,321	771	134,017
Changes from principal transactions:
Premiums	6,022	179	324	6,699
Death Benefits	(2,428)	(14)	(78)	(9,657)
Surrenders and withdrawals	(22,746)	(619)	(395)	(60,638)
Transfers between Divisions
(including fixed account), net	27,777	7,100	5,917	(38,493)
Increase (decrease) in net assets derived from
principal transactions	8,625	6,646	5,768	(102,089)
Total increase (decrease) in net assets	51,983	7,967	6,539	31,928
Net assets at December 31, 2012	392,917	14,789	11,029	1,009,047

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(2,168)	(78)	(69)	(8,579)
Total realized gain (loss) on investments
and capital gains distributions	14,024	1,036	434	(56,945)
Net unrealized appreciation (depreciation)
of investments	74,002	2,652	1,898	246,406
Net increase (decrease) in net assets resulting from
operations	85,858	3,610	2,263	180,882
Changes from principal transactions:
Premiums	4,336	152	116	5,845
Death Benefits	(4,351)	(118)	(98)	(11,441)
Surrenders and withdrawals	(37,320)	(1,479)	(771)	(71,390)
Contract Charges	(3,734)	(154)	(126)	(7,802)
Transfers between Divisions
(including fixed account), net	70,025	9,261	7,144	(11,188)
Increase (decrease) in net assets derived from
principal transactions	28,956	7,662	6,265	(95,976)
Total increase (decrease) in net assets	114,814	11,272	8,528	84,906
Net assets at December 31, 2013	$ 507,731	$ 26,061	$ 19,557	$ 1,093,953

The accompanying notes are an integral part of these financial statements.

61

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

				ING BlackRock
		ING BlackRock	ING BlackRock	Large Cap
	ING American Health Sciences		Inflation	Growth
	Funds World	Opportunities	Protected Bond	Portfolio -
	Allocation	Portfolio -	Portfolio -	Institutional
	Portfolio	Service Class	Service Class	Class
Net assets at January 1, 2012	$ 184,314	$ 175,361	$ 504,313	$ 134

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(2,239)	(3,585)	(10,534)	(1)
Total realized gain (loss) on investments
and capital gains distributions	14,934	5,606	34,429	(13)
Net unrealized appreciation (depreciation)
of investments	5,035	25,003	(5,449)	31
'Net increase (decrease) in net assets resulting from
operations	17,730	27,024	18,446	17
Changes from principal transactions:
Premiums	2,415	1,811	5,001	-
Death Benefits	(1,666)	(1,361)	(5,793)	-
Surrenders and withdrawals	(8,507)	(14,273)	(57,509)	(66)
Transfers between Divisions
(including fixed account), net	(8,319)	10,068	104,398	(16)
Increase (decrease) in net assets derived from
principal transactions	(16,077)	(3,755)	46,097	(82)
Total increase (decrease) in net assets	1,653	23,269	64,543	(65)
Net assets at December 31, 2012	185,967	198,630	568,856	69

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(314)	(4,597)	(7,113)	-
Total realized gain (loss) on investments
and capital gains distributions	3,405	27,789	16,121	-
Net unrealized appreciation (depreciation)
of investments	19,709	66,724	(54,116)	21
Net increase (decrease) in net assets resulting from
operations	22,800	89,916	(45,108)	21
Changes from principal transactions:
Premiums	2,777	2,188	4,215	-
Death Benefits	(923)	(3,395)	(5,616)	-
Surrenders and withdrawals	(12,182)	(24,567)	(41,040)	(7)
Contract Charges	(1,681)	(2,180)	(3,523)	-
Transfers between Divisions
(including fixed account), net	(2,138)	66,273	(186,753)	1
Increase (decrease) in net assets derived from
principal transactions	(14,147)	38,319	(232,717)	(6)
Total increase (decrease) in net assets	8,653	128,235	(277,825)	15
Net assets at December 31, 2013	$ 194,620	$ 326,865	$ 291,031	$ 84

The accompanying notes are an integral part of these financial statements.

62

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	ING BlackRock		ING Clarion	ING Clarion
	Large Cap		Global Real	Global Real
	Growth		Estate	Estate
	Portfolio -	ING Bond	Portfolio -	Portfolio -
	Service Class	Portfolio	Service Class	Service 2 Class
Net assets at January 1, 2012	$ 138,504	$ 463,738	$ 120,762	$ 1,815

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(3,086)	318	(2,568)	(45)
Total realized gain (loss) on investments
and capital gains distributions	13,265	23,829	(3,587)	(105)
Net unrealized appreciation (depreciation)
of investments	5,868	(7,352)	32,157	529
'Net increase (decrease) in net assets resulting from
operations	16,047	16,795	26,002	379
Changes from principal transactions:
Premiums	1,099	4,942	201	-
Death Benefits	(1,634)	(5,190)	(1,140)	(2)
Surrenders and withdrawals	(12,716)	(32,239)	(8,234)	(143)
Transfers between Divisions
(including fixed account), net	4,814	(1,763)	(6,915)	(114)
Increase (decrease) in net assets derived from
principal transactions	(8,437)	(34,250)	(16,088)	(259)
Total increase (decrease) in net assets	7,610	(17,455)	9,914	120
Net assets at December 31, 2012	146,114	446,283	130,676	1,935

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(954)	(2,117)	4,752	65
Total realized gain (loss) on investments
and capital gains distributions	12,855	44,486	(2,280)	(18)
Net unrealized appreciation (depreciation)
of investments	28,981	(54,163)	249	(10)
Net increase (decrease) in net assets resulting from
operations	40,882	(11,794)	2,721	37
Changes from principal transactions:
Premiums	792	4,164	121	-
Death Benefits	(2,837)	(4,182)	(947)	(16)
Surrenders and withdrawals	(14,326)	(34,643)	(8,380)	(179)
Contract Charges	(1,154)	(3,429)	(989)	(18)
Transfers between Divisions
(including fixed account), net	(3,091)	(10,967)	(4,163)	(10)
Increase (decrease) in net assets derived from
principal transactions	(20,616)	(49,057)	(14,358)	(223)
Total increase (decrease) in net assets	20,266	(60,851)	(11,637)	(186)
Net assets at December 31, 2013	$ 166,380	$ 385,432	$ 119,039	$ 1,749

The accompanying notes are an integral part of these financial statements.

63

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	ING Clarion	ING Clarion	ING DFA World	ING FMRSM
	Real Estate	Real Estate	Equity	Diversified Mid
	Portfolio -	Portfolio -	Portfolio -	Cap Portfolio -
	Service Class	Service 2 Class	Service Class	Service Class
Net assets at January 1, 2012	$ 292,946	$ 20,207	$ 156,789	$ 626,916

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(4,411)	(390)	(776)	(11,531)
Total realized gain (loss) on investments
and capital gains distributions	(22,078)	(884)	(3,040)	1,507
Net unrealized appreciation (depreciation)
of investments	62,236	3,677	26,004	80,705
'Net increase (decrease) in net assets resulting from
operations	35,747	2,403	22,188	70,681
Changes from principal transactions:
Premiums	95	-	2,026	4,796
Death Benefits	(5,158)	(118)	(1,698)	(10,479)
Surrenders and withdrawals	(28,958)	(1,584)	(7,126)	(55,185)
Transfers between Divisions
(including fixed account), net	(11,413)	(671)	(11,461)	(40,412)
Increase (decrease) in net assets derived from
principal transactions	(45,434)	(2,373)	(18,259)	(101,280)
Total increase (decrease) in net assets	(9,687)	30	3,929	(30,599)
Net assets at December 31, 2012	283,259	20,237	160,718	596,317

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(1,191)	(118)	517	(8,187)
Total realized gain (loss) on investments
and capital gains distributions	(9,617)	(835)	8,370	24,772
Net unrealized appreciation (depreciation)
of investments	13,571	1,048	26,202	170,712
Net increase (decrease) in net assets resulting from
operations	2,763	95	35,089	187,297
Changes from principal transactions:
Premiums	130	4	1,873	4,174
Death Benefits	(4,339)	(228)	(1,882)	(10,932)
Surrenders and withdrawals	(31,885)	(1,718)	(9,895)	(58,844)
Contract Charges	(1,844)	(178)	(1,453)	(4,013)
Transfers between Divisions
(including fixed account), net	(1,233)	417	(2,446)	(27,006)
Increase (decrease) in net assets derived from
principal transactions	(39,171)	(1,703)	(13,803)	(96,621)
Total increase (decrease) in net assets	(36,408)	(1,608)	21,286	90,676
Net assets at December 31, 2013	$ 246,851	$ 18,629	$ 182,004	$ 686,993

The accompanying notes are an integral part of these financial statements.

64

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	ING FMRSM	ING Franklin	ING Franklin	ING Franklin
	Diversified Mid	Income	Income	Mutual Shares
	Cap Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service 2 Class	Service Class	Service 2 Class	Service Class
Net assets at January 1, 2012	$ 29,604	$ 456,258	$ 9,008	$ 178,164

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(700)	16,317	296	(1,726)
Total realized gain (loss) on investments
and capital gains distributions	291	(6,867)	163	(4,250)
Net unrealized appreciation (depreciation)
of investments	3,685	34,961	411	24,395
'Net increase (decrease) in net assets resulting from
operations	3,276	44,411	870	18,419
Changes from principal transactions:
Premiums	18	3,389	-	1,472
Death Benefits	(205)	(5,599)	(173)	(1,902)
Surrenders and withdrawals	(1,663)	(37,042)	(457)	(11,678)
Transfers between Divisions
(including fixed account), net	(852)	22,263	1,011	(7,908)
Increase (decrease) in net assets derived from
principal transactions	(2,702)	(16,989)	381	(20,016)
Total increase (decrease) in net assets	574	27,422	1,251	(1,597)
Net assets at December 31, 2012	30,178	483,680	10,259	176,567

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(486)	16,613	296	(1,220)
Total realized gain (loss) on investments
and capital gains distributions	1,335	(368)	678	497
Net unrealized appreciation (depreciation)
of investments	8,653	44,241	220	44,486
Net increase (decrease) in net assets resulting from
operations	9,502	60,486	1,194	43,763
Changes from principal transactions:
Premiums	12	3,483	5	1,883
Death Benefits	(313)	(7,728)	(29)	(2,415)
Surrenders and withdrawals	(3,057)	(48,861)	(979)	(14,048)
Contract Charges	(286)	(3,584)	(87)	(1,412)
Transfers between Divisions
(including fixed account), net	(532)	36,815	184	(1,361)
Increase (decrease) in net assets derived from
principal transactions	(4,176)	(19,875)	(906)	(17,353)
Total increase (decrease) in net assets	5,326	40,611	288	26,410
Net assets at December 31, 2013	$ 35,504	$ 524,291	$ 10,547	$ 202,977

The accompanying notes are an integral part of these financial statements.

65

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

ING Franklin
Templeton
	Founding	ING Global	ING Global	ING Global
	Strategy	Resources	Resources	Resources
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Adviser Class	Service Class	Service 2 Class
Net assets at January 1, 2012	$ 747,851	$ 87,944	$ 491,277	$ 24,799

Increase (decrease) in net assets
Operations:
Net investment income (loss)	8,274	(1,745)	(8,224)	(496)
Total realized gain (loss) on investments
and capital gains distributions	(13,285)	(9,349)	(25,567)	(549)
Net unrealized appreciation (depreciation)
of investments	97,911	5,143	9,264	(289)
'Net increase (decrease) in net assets resulting from
operations	92,900	(5,951)	(24,527)	(1,334)
Changes from principal transactions:
Premiums	5,532	911	149	1
Death Benefits	(7,821)	(382)	(3,871)	(117)
Surrenders and withdrawals	(44,824)	(5,199)	(31,439)	(1,349)
Transfers between Divisions
(including fixed account), net	(25,372)	(5,109)	(20,927)	(415)
Increase (decrease) in net assets derived from
principal transactions	(72,485)	(9,779)	(56,088)	(1,880)
Total increase (decrease) in net assets	20,415	(15,730)	(80,615)	(3,214)
Net assets at December 31, 2012	768,266	72,214	410,662	21,585

Increase (decrease) in net assets
Operations:
Net investment income (loss)	8,272	(851)	(3,135)	(206)
Total realized gain (loss) on investments
and capital gains distributions	1,566	(3,353)	(36,268)	(232)
Net unrealized appreciation (depreciation)
of investments	157,379	11,669	82,098	2,653
Net increase (decrease) in net assets resulting from
operations	167,217	7,465	42,695	2,215
Changes from principal transactions:
Premiums	5,959	835	243	1
Death Benefits	(8,266)	(957)	(4,308)	(153)
Surrenders and withdrawals	(55,655)	(5,248)	(29,890)	(1,955)
Contract Charges	(6,982)	(644)	(3,169)	(192)
Transfers between Divisions
(including fixed account), net	47,953	910	(36,138)	(1,312)
Increase (decrease) in net assets derived from
principal transactions	(16,991)	(5,104)	(73,262)	(3,611)
Total increase (decrease) in net assets	150,226	2,361	(30,567)	(1,396)
Net assets at December 31, 2013	$ 918,492	$ 74,575	$ 380,095	$ 20,189

The accompanying notes are an integral part of these financial statements.

66

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

			ING JPMorgan	ING JPMorgan
	ING Invesco	ING Invesco	Emerging	Emerging
	Growth and	Growth and	Markets	Markets
	Income	Income	Equity	Equity
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Service 2 Class	Service Class	Service 2 Class
Net assets at January 1, 2012	$ 383,533	$ 44,533	$ 495,145	$ 25,476

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(1,574)	(486)	(14,044)	(721)
Total realized gain (loss) on investments
and capital gains distributions	(8,164)	(613)	(7,835)	1,292
Net unrealized appreciation (depreciation)
of investments	55,203	5,962	99,394	3,295
'Net increase (decrease) in net assets resulting from
operations	45,465	4,863	77,515	3,866
Changes from principal transactions:
Premiums	1,843	24	4,392	(1)
Death Benefits	(12,024)	(449)	(4,988)	(129)
Surrenders and withdrawals	(33,155)	(3,339)	(35,740)	(1,265)
Transfers between Divisions
(including fixed account), net	(12,018)	(985)	29,224	(1,004)
Increase (decrease) in net assets derived from
principal transactions	(55,354)	(4,749)	(7,112)	(2,399)
Total increase (decrease) in net assets	(9,889)	114	70,403	1,467
Net assets at December 31, 2012	373,644	44,647	565,548	26,943

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(1,759)	(329)	(4,501)	(254)
Total realized gain (loss) on investments
and capital gains distributions	5,535	836	(16,596)	1,194
Net unrealized appreciation (depreciation)
of investments	111,988	12,705	(20,243)	(2,891)
Net increase (decrease) in net assets resulting from
operations	115,764	13,212	(41,340)	(1,951)
Changes from principal transactions:
Premiums	2,217	127	3,714	(5)
Death Benefits	(12,159)	(559)	(4,876)	(102)
Surrenders and withdrawals	(42,158)	(6,537)	(37,099)	(1,962)
Contract Charges	(1,964)	(398)	(4,119)	(214)
Transfers between Divisions
(including fixed account), net	24,232	(1,002)	14,758	34
Increase (decrease) in net assets derived from
principal transactions	(29,832)	(8,369)	(27,622)	(2,249)
Total increase (decrease) in net assets	85,932	4,843	(68,962)	(4,200)
Net assets at December 31, 2013	$ 459,576	$ 49,490	$ 496,586	$ 22,743

The accompanying notes are an integral part of these financial statements.

67

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	ING JPMorgan	ING JPMorgan
	Small Cap Core	Small Cap Core	ING Large Cap	ING Large Cap
	Equity	Equity	Growth	Growth
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Service 2 Class	Adviser Class	Service Class
Net assets at January 1, 2012	$ 223,895	$ 32,082	$ -	$ 217,732

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(5,682)	(925)	(22,513)	(5,527)
Total realized gain (loss) on investments
and capital gains distributions	20,877	569	4,975	16,657
Net unrealized appreciation (depreciation)
of investments	17,881	5,071	97,608	20,382
'Net increase (decrease) in net assets resulting from
operations	33,076	4,715	80,070	31,512
Changes from principal transactions:
Premiums	1,538	2	4,508	575
Death Benefits	(1,881)	(270)	(8,393)	(2,205)
Surrenders and withdrawals	(17,239)	(2,463)	(56,134)	(16,567)
Transfers between Divisions
(including fixed account), net	(15,425)	(896)	1,881,228	(16,507)
Increase (decrease) in net assets derived from
principal transactions	(33,007)	(3,627)	1,821,209	(34,704)
Total increase (decrease) in net assets	69	1,088	1,901,279	(3,192)
Net assets at December 31, 2012	223,964	33,170	1,901,279	214,540

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(2,813)	(434)	(27,885)	(5,982)
Total realized gain (loss) on investments
and capital gains distributions	21,148	3,307	70,906	36,945
Net unrealized appreciation (depreciation)
of investments	68,454	8,267	460,868	121,135
Net increase (decrease) in net assets resulting from
operations	86,789	11,140	503,889	152,098
Changes from principal transactions:
Premiums	1,547	31	9,242	1,144
Death Benefits	(3,110)	(292)	(22,852)	(7,139)
Surrenders and withdrawals	(24,088)	(4,380)	(149,105)	(42,326)
Contract Charges	(2,210)	(328)	(15,900)	(4,524)
Transfers between Divisions
(including fixed account), net	57,965	(973)	(68,219)	653,104
Increase (decrease) in net assets derived from
principal transactions	30,104	(5,942)	(246,834)	600,259
Total increase (decrease) in net assets	116,893	5,198	257,055	752,357
Net assets at December 31, 2013	$ 340,857	$ 38,368	$ 2,158,334	$ 966,897

The accompanying notes are an integral part of these financial statements.

68

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	ING Large Cap	ING Large Cap	ING Limited	ING Liquid
	Growth	Value	Maturity Bond	Assets
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service 2 Class	Service Class	Service Class	Service Class
Net assets at January 1, 2012	$ 784	$ 64,740	$ 75,764	$ 994,227

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(20)	(245)	(737)	(21,544)
Total realized gain (loss) on investments
and capital gains distributions	21	2,597	(1,426)	59
Net unrealized appreciation (depreciation)
of investments	111	6,005	1,929	-
'Net increase (decrease) in net assets resulting from
operations	112	8,357	(234)	(21,485)
Changes from principal transactions:
Premiums	-	285	13	14,478
Death Benefits	(14)	(1,318)	(2,660)	(20,576)
Surrenders and withdrawals	(12)	(10,047)	(9,569)	(266,991)
Transfers between Divisions
(including fixed account), net	(14)	14,863	(587)	123,102
Increase (decrease) in net assets derived from
principal transactions	(40)	3,783	(12,803)	(149,987)
Total increase (decrease) in net assets	72	12,140	(13,037)	(171,472)
Net assets at December 31, 2012	856	76,880	62,727	822,755

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(15)	(1,398)	(415)	(12,374)
Total realized gain (loss) on investments
and capital gains distributions	34	17,016	(946)	123
Net unrealized appreciation (depreciation)
of investments	210	50,611	840	-
Net increase (decrease) in net assets resulting from
operations	229	66,229	(521)	(12,251)
Changes from principal transactions:
Premiums	-	908	15	11,622
Death Benefits	-	(3,872)	(3,669)	(22,758)
Surrenders and withdrawals	(53)	(24,464)	(7,090)	(317,888)
Contract Charges	(10)	(1,589)	(97)	(5,788)
Transfers between Divisions
(including fixed account), net	(5)	465,174	(819)	209,767
Increase (decrease) in net assets derived from
principal transactions	(68)	436,157	(11,660)	(125,045)
Total increase (decrease) in net assets	161	502,386	(12,181)	(137,296)
Net assets at December 31, 2013	$ 1,017	$ 579,266	$ 50,546	$ 685,459

The accompanying notes are an integral part of these financial statements.

69

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	ING Liquid	ING Marsico	ING Marsico	ING MFS Total
	Assets	Growth	Growth	Return
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service 2 Class	Service Class	Service 2 Class	Service Class
Net assets at January 1, 2012	$ 19,328	$ 417,672	$ 16,367	$ 635,627

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(449)	(8,584)	(426)	761
Total realized gain (loss) on investments
and capital gains distributions	1	33,265	509	(16,289)
Net unrealized appreciation (depreciation)
of investments	-	15,787	1,441	68,715
'Net increase (decrease) in net assets resulting from
operations	(448)	40,468	1,524	53,187
Changes from principal transactions:
Premiums	403	2,448	2	4,584
Death Benefits	(439)	(10,154)	(222)	(15,466)
Surrenders and withdrawals	(8,311)	(36,007)	(927)	(62,581)
Transfers between Divisions
(including fixed account), net	4,886	(9,185)	(206)	(1,279)
Increase (decrease) in net assets derived from
principal transactions	(3,461)	(52,898)	(1,353)	(74,742)
Total increase (decrease) in net assets	(3,909)	(12,430)	171	(21,555)
Net assets at December 31, 2012	15,419	405,242	16,538	614,072

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(248)	(4,168)	(201)	2,522
Total realized gain (loss) on investments
and capital gains distributions	2	30,373	1,239	(1,529)
Net unrealized appreciation (depreciation)
of investments	-	100,341	3,921	96,443
Net increase (decrease) in net assets resulting from
operations	(246)	126,546	4,959	97,436
Changes from principal transactions:
Premiums	81	3,716	17	3,589
Death Benefits	(252)	(10,164)	(146)	(14,423)
Surrenders and withdrawals	(7,922)	(40,183)	(2,473)	(65,345)
Contract Charges	(109)	(2,361)	(155)	(3,307)
Transfers between Divisions
(including fixed account), net	4,721	(4,914)	(531)	11,313
Increase (decrease) in net assets derived from
principal transactions	(3,481)	(53,906)	(3,288)	(68,173)
Total increase (decrease) in net assets	(3,727)	72,640	1,671	29,263
Net assets at December 31, 2013	$ 11,692	$ 477,882	$ 18,209	$ 643,335

The accompanying notes are an integral part of these financial statements.

70

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

			ING Morgan	ING Morgan
	ING MFS Total	ING MFS	Stanley Global	Stanley Global
	Return	Utilities	Franchise	Franchise
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service 2 Class	Service Class	Service Class	Service 2 Class
Net assets at January 1, 2012	$ 30,990	$ 463,878	$ 333,098	$ 58,798

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(170)	2,098	(3,373)	(753)
Total realized gain (loss) on investments
and capital gains distributions	(588)	(15,205)	13,884	4,507
Net unrealized appreciation (depreciation)
of investments	3,125	58,800	31,806	3,375
'Net increase (decrease) in net assets resulting from
operations	2,367	45,693	42,317	7,129
Changes from principal transactions:
Premiums	66	4,135	2,345	62
Death Benefits	(269)	(5,428)	(3,031)	(482)
Surrenders and withdrawals	(2,187)	(35,281)	(26,718)	(4,852)
Transfers between Divisions
(including fixed account), net	(35)	(12,822)	9,506	(1,129)
Increase (decrease) in net assets derived from
principal transactions	(2,425)	(49,396)	(17,898)	(6,401)
Total increase (decrease) in net assets	(58)	(3,703)	24,419	728
Net assets at December 31, 2012	30,932	460,175	357,517	59,526

Increase (decrease) in net assets
Operations:
Net investment income (loss)	48	813	1,127	48
Total realized gain (loss) on investments
and capital gains distributions	(258)	(2,349)	31,033	5,756
Net unrealized appreciation (depreciation)
of investments	4,958	80,110	27,385	3,873
Net increase (decrease) in net assets resulting from
operations	4,748	78,574	59,545	9,677
Changes from principal transactions:
Premiums	20	3,781	2,085	44
Death Benefits	(465)	(5,267)	(3,489)	(771)
Surrenders and withdrawals	(3,635)	(42,316)	(29,981)	(6,181)
Contract Charges	(271)	(3,881)	(2,922)	(518)
Transfers between Divisions
(including fixed account), net	(367)	(23,874)	(4,391)	(225)
Increase (decrease) in net assets derived from
principal transactions	(4,718)	(71,557)	(38,698)	(7,651)
Total increase (decrease) in net assets	30	7,017	20,847	2,026
Net assets at December 31, 2013	$ 30,962	$ 467,192	$ 378,364	$ 61,552

The accompanying notes are an integral part of these financial statements.

71

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

		ING
	ING Multi-	Oppenheimer
	Manager Large	Active	ING PIMCO	ING PIMCO
	Cap Core	Allocation	High Yield	Total Return
	Portfolio -	Portfolio -	Portfolio -	Bond Portfolio -
	Service Class	Service Class	Service Class	Service Class
Net assets at January 1, 2012	$ 48,382	$ 50,759	$ 506,277	$ 2,819,652

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(598)	(3)	22,236	24,047
Total realized gain (loss) on investments
and capital gains distributions	(366)	1,147	938	29,270
Net unrealized appreciation (depreciation)
of investments	4,477	3,600	36,790	110,960
'Net increase (decrease) in net assets resulting from
operations	3,513	4,744	59,964	164,277
Changes from principal transactions:
Premiums	241	593	3,014	23,119
Death Benefits	(605)	(359)	(8,914)	(31,092)
Surrenders and withdrawals	(4,346)	(2,332)	(61,798)	(230,667)
Transfers between Divisions
(including fixed account), net	(1,803)	(4,202)	92,184	184,673
Increase (decrease) in net assets derived from
principal transactions	(6,513)	(6,300)	24,486	(53,967)
Total increase (decrease) in net assets	(3,000)	(1,556)	84,450	110,310
Net assets at December 31, 2012	45,382	49,203	590,727	2,929,962

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(539)	(129)	22,756	40,241
Total realized gain (loss) on investments
and capital gains distributions	445	4,450	21,871	43,116
Net unrealized appreciation (depreciation)
of investments	12,782	(2,125)	(24,049)	(173,917)
Net increase (decrease) in net assets resulting from
operations	12,688	2,196	20,578	(90,560)
Changes from principal transactions:
Premiums	378	341	3,734	18,854
Death Benefits	(799)	(133)	(10,807)	(31,190)
Surrenders and withdrawals	(5,633)	(619)	(60,146)	(228,274)
Contract Charges	(375)	(93)	(3,584)	(19,804)
Transfers between Divisions
(including fixed account), net	2,064	(50,895)	(9,245)	(385,548)
Increase (decrease) in net assets derived from
principal transactions	(4,365)	(51,399)	(80,048)	(645,962)
Total increase (decrease) in net assets	8,323	(49,203)	(59,470)	(736,522)
Net assets at December 31, 2013	$ 53,705	$ -	$ 531,257	$ 2,193,440

The accompanying notes are an integral part of these financial statements.

72

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	ING PIMCO	ING Pioneer	ING Retirement	ING Retirement
	Total Return	Mid Cap Value	Conservative	Growth
	Bond Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service 2 Class	Service Class	Adviser Class	Adviser Class
Net assets at January 1, 2012	$ 65,836	$ 461,825	$ 555,004	$ 4,111,687

Increase (decrease) in net assets
Operations:
Net investment income (loss)	352	(7,322)	2,446	(15,500)
Total realized gain (loss) on investments
and capital gains distributions	190	1,672	19,247	65,751
Net unrealized appreciation (depreciation)
of investments	3,141	43,206	6,886	348,163
'Net increase (decrease) in net assets resulting from
operations	3,683	37,556	28,579	398,414
Changes from principal transactions:
Premiums	84	2,655	3,633	31,152
Death Benefits	(451)	(6,719)	(6,486)	(37,628)
Surrenders and withdrawals	(5,965)	(36,291)	(44,470)	(188,129)
Transfers between Divisions
(including fixed account), net	1,702	(20,741)	48,665	(107,005)
Increase (decrease) in net assets derived from
principal transactions	(4,630)	(61,096)	1,342	(301,610)
Total increase (decrease) in net assets	(947)	(23,540)	29,921	96,804
Net assets at December 31, 2012	64,889	438,285	584,925	4,208,491

Increase (decrease) in net assets
Operations:
Net investment income (loss)	822	(1,864)	8,513	4,300
Total realized gain (loss) on investments
and capital gains distributions	1,225	96,187	28,786	109,720
Net unrealized appreciation (depreciation)
of investments	(4,218)	(19,245)	(22,880)	557,838
Net increase (decrease) in net assets resulting from
operations	(2,171)	75,078	14,419	671,858
Changes from principal transactions:
Premiums	65	1,212	3,790	28,506
Death Benefits	(811)	(4,932)	(7,011)	(41,552)
Surrenders and withdrawals	(7,116)	(28,068)	(51,064)	(259,484)
Contract Charges	(482)	(2,159)	(4,685)	(40,082)
Transfers between Divisions
(including fixed account), net	(1,986)	(479,416)	(49,358)	(45,354)
Increase (decrease) in net assets derived from
principal transactions	(10,330)	(513,363)	(108,328)	(357,966)
Total increase (decrease) in net assets	(12,501)	(438,285)	(93,909)	313,892
Net assets at December 31, 2013	$ 52,388	$ -	$ 491,016	$ 4,522,383

The accompanying notes are an integral part of these financial statements.

73

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	ING Retirement		ING T. Rowe	ING T. Rowe
	Moderate	ING Retirement	Price Capital	Price Capital
	Growth	Moderate	Appreciation	Appreciation
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Adviser Class	Adviser Class	Service Class	Service 2 Class
Net assets at January 1, 2012	$ 2,858,948	$ 1,681,480	$ 2,370,408	$ 73,103

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(884)	10,228	(21,978)	(998)
Total realized gain (loss) on investments
and capital gains distributions	48,345	25,815	84,928	2,207
Net unrealized appreciation (depreciation)
of investments	195,022	85,932	206,957	6,940
'Net increase (decrease) in net assets resulting from
operations	242,483	121,975	269,907	8,149
Changes from principal transactions:
Premiums	17,402	11,922	19,827	274
Death Benefits	(36,700)	(27,093)	(34,550)	(877)
Surrenders and withdrawals	(176,880)	(117,053)	(199,731)	(5,781)
Transfers between Divisions
(including fixed account), net	(52,372)	(2,767)	35,567	2,294
Increase (decrease) in net assets derived from
principal transactions	(248,550)	(134,991)	(178,887)	(4,090)
Total increase (decrease) in net assets	(6,067)	(13,016)	91,020	4,059
Net assets at December 31, 2012	2,852,881	1,668,464	2,461,428	77,162

Increase (decrease) in net assets
Operations:
Net investment income (loss)	10,001	16,183	(16,349)	(719)
Total realized gain (loss) on investments
and capital gains distributions	71,271	36,554	202,380	6,192
Net unrealized appreciation (depreciation)
of investments	295,611	78,023	299,394	9,112
Net increase (decrease) in net assets resulting from
operations	376,883	130,760	485,425	14,585
Changes from principal transactions:
Premiums	17,650	10,389	22,158	34
Death Benefits	(42,769)	(26,177)	(36,867)	(408)
Surrenders and withdrawals	(204,399)	(120,494)	(231,370)	(8,521)
Contract Charges	(23,379)	(12,802)	(18,257)	(685)
Transfers between Divisions
(including fixed account), net	35,238	(3,695)	128,904	(1,037)
Increase (decrease) in net assets derived from
principal transactions	(217,659)	(152,779)	(135,432)	(10,617)
Total increase (decrease) in net assets	159,224	(22,019)	349,993	3,968
Net assets at December 31, 2013	$ 3,012,105	$ 1,646,445	$ 2,811,421	$ 81,130

The accompanying notes are an integral part of these financial statements.

74

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	ING T. Rowe	ING T. Rowe	ING T. Rowe
	Price Equity	Price Equity	Price	ING Templeton
	Income	Income	International	Global Growth
	Portfolio -	Portfolio -	Stock Portfolio -	Portfolio -
	Service Class	Service 2 Class	Service Class	Service Class
Net assets at January 1, 2012	$ 643,106	$ 23,289	$ 130,635	$ 228,537

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(3,624)	(219)	(3,302)	(1,195)
Total realized gain (loss) on investments
and capital gains distributions	(580)	(267)	(15,703)	(863)
Net unrealized appreciation (depreciation)
of investments	93,445	3,585	38,693	42,699
'Net increase (decrease) in net assets resulting from
operations	89,241	3,099	19,688	40,641
Changes from principal transactions:
Premiums	3,938	64	1,131	1,509
Death Benefits	(11,894)	(260)	(1,728)	(4,393)
Surrenders and withdrawals	(57,709)	(1,708)	(8,747)	(20,713)
Transfers between Divisions
(including fixed account), net	(21,475)	(170)	3,842	(2,318)
Increase (decrease) in net assets derived from
principal transactions	(87,140)	(2,074)	(5,502)	(25,915)
Total increase (decrease) in net assets	2,101	1,025	14,186	14,726
Net assets at December 31, 2012	645,207	24,314	144,821	243,263

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(937)	(91)	(958)	(386)
Total realized gain (loss) on investments
and capital gains distributions	14,900	652	(7,559)	3,434
Net unrealized appreciation (depreciation)
of investments	157,817	5,704	25,374	63,123
Net increase (decrease) in net assets resulting from
operations	171,780	6,265	16,857	66,171
Changes from principal transactions:
Premiums	3,235	(6)	739	1,445
Death Benefits	(10,446)	(187)	(1,844)	(4,226)
Surrenders and withdrawals	(67,417)	(3,411)	(11,477)	(23,617)
Contract Charges	(4,747)	(228)	(1,128)	(1,615)
Transfers between Divisions
(including fixed account), net	6,949	(170)	(1,741)	9,085
Increase (decrease) in net assets derived from
principal transactions	(72,426)	(4,002)	(15,451)	(18,928)
Total increase (decrease) in net assets	99,354	2,263	1,406	47,243
Net assets at December 31, 2013	$ 744,561	$ 26,577	$ 146,227	$ 290,506

The accompanying notes are an integral part of these financial statements.

75

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

				ING American
				Century Small-
	ING Templeton			Mid Cap
	Global Growth	ING Diversified	ING Global	Value
	Portfolio -	International	Perspectives	Portfolio -
	Service 2 Class	Fund - Class R	Fund - Class R	Service Class
Net assets at January 1, 2012	$ 3,901	$ 128	$ -	$ 1,975

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(43)	1	-	(11)
Total realized gain (loss) on investments
and capital gains distributions	(89)	(25)	-	342
Net unrealized appreciation (depreciation)
of investments	837	40	-	(75)
'Net increase (decrease) in net assets resulting from
operations	705	16	-	256
Changes from principal transactions:
Premiums	4	-	-	46
Death Benefits	(23)	-	-	-
Surrenders and withdrawals	(190)	(43)	-	(485)
Transfers between Divisions
(including fixed account), net	230	(1)	-	36
Increase (decrease) in net assets derived from
principal transactions	21	(44)	-	(403)
Total increase (decrease) in net assets	726	(28)	-	(147)
Net assets at December 31, 2012	4,627	100	-	1,828

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(15)	(1)	(37)	2
Total realized gain (loss) on investments
and capital gains distributions	100	(1)	1	248
Net unrealized appreciation (depreciation)
of investments	1,255	17	433	269
Net increase (decrease) in net assets resulting from
operations	1,340	15	397	519
Changes from principal transactions:
Premiums	(10)	-	2	17
Death Benefits	(20)	-	-	(43)
Surrenders and withdrawals	(524)	(3)	(111)	(132)
Contract Charges	(48)	-	(22)	(10)
Transfers between Divisions
(including fixed account), net	538	-	24,085	(211)
Increase (decrease) in net assets derived from
principal transactions	(64)	(3)	23,954	(379)
Total increase (decrease) in net assets	1,276	12	24,351	140
Net assets at December 31, 2013	$ 5,903	$ 112	$ 24,351	$ 1,968

The accompanying notes are an integral part of these financial statements.

76

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

			ING Columbia
	ING Baron	ING Columbia	Small Cap
	Growth	Contrarian	Value II	ING Global
	Portfolio -	Core Portfolio -	Portfolio -	Bond Portfolio -
	Service Class	Service Class	Service Class	Service Class
Net assets at January 1, 2012	$ 335,771	$ 242,733	$ 127,517	$ 8,930

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(8,804)	(5,545)	(3,000)	397
Total realized gain (loss) on investments
and capital gains distributions	26,578	(4,582)	1,735	27
Net unrealized appreciation (depreciation)
of investments	34,570	32,595	14,966	113
'Net increase (decrease) in net assets resulting from
operations	52,344	22,468	13,701	537
Changes from principal transactions:
Premiums	4,822	2,007	36	23
Death Benefits	(2,972)	(3,186)	(1,020)	(32)
Surrenders and withdrawals	(23,363)	(13,537)	(6,396)	(744)
Transfers between Divisions
(including fixed account), net	(15,525)	(5,721)	(8,839)	(147)
Increase (decrease) in net assets derived from
principal transactions	(37,038)	(20,437)	(16,219)	(900)
Total increase (decrease) in net assets	15,306	2,031	(2,518)	(363)
Net assets at December 31, 2012	351,077	244,764	124,999	8,567

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(1,893)	(1,039)	(1,340)	66
Total realized gain (loss) on investments
and capital gains distributions	45,060	5,625	8,405	134
Net unrealized appreciation (depreciation)
of investments	88,983	71,837	36,661	(639)
Net increase (decrease) in net assets resulting from
operations	132,150	76,423	43,726	(439)
Changes from principal transactions:
Premiums	7,466	2,962	179	9
Death Benefits	(4,947)	(3,077)	(1,037)	(54)
Surrenders and withdrawals	(38,918)	(17,302)	(8,301)	(958)
Contract Charges	(3,360)	(2,018)	(1,101)	(21)
Transfers between Divisions
(including fixed account), net	63,622	(7,146)	(11,914)	(460)
Increase (decrease) in net assets derived from
principal transactions	23,863	(26,581)	(22,174)	(1,484)
Total increase (decrease) in net assets	156,013	49,842	21,552	(1,923)
Net assets at December 31, 2013	$ 507,090	$ 294,606	$ 146,551	$ 6,644

The accompanying notes are an integral part of these financial statements.

77

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

				ING Invesco
	ING Growth	ING Growth and	ING Invesco	Equity and
	and Income	Income Core	Comstock	Income
	Core Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Initial Class	Service Class	Service Class	Initial Class
Net assets at January 1, 2012	$ 895	$ 6,348	$ 173,078	$ 1,540

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(8)	(127)	(2,544)	26
Total realized gain (loss) on investments
and capital gains distributions	59	(157)	(4,783)	14
Net unrealized appreciation (depreciation)
of investments	17	689	34,064	138
'Net increase (decrease) in net assets resulting from
operations	68	405	26,737	178
Changes from principal transactions:
Premiums	3	32	1,324	-
Death Benefits	(107)	(27)	(1,606)	-
Surrenders and withdrawals	(137)	(497)	(14,830)	(176)
Transfers between Divisions
(including fixed account), net	(11)	(547)	4,369	(40)
Increase (decrease) in net assets derived from
principal transactions	(252)	(1,039)	(10,743)	(216)
Total increase (decrease) in net assets	(184)	(634)	15,994	(38)
Net assets at December 31, 2012	711	5,714	189,072	1,502

Increase (decrease) in net assets
Operations:
Net investment income (loss)	5	6	(2,232)	9
Total realized gain (loss) on investments
and capital gains distributions	112	321	3,764	38
Net unrealized appreciation (depreciation)
of investments	(62)	97	63,432	301
Net increase (decrease) in net assets resulting from
operations	55	424	64,964	348
Changes from principal transactions:
Premiums	1	-	1,557	-
Death Benefits	-	-	(2,526)	-
Surrenders and withdrawals	(4)	(36)	(24,407)	(175)
Contract Charges	-	(8)	(1,938)	19
Transfers between Divisions
(including fixed account), net	(763)	(6,094)	41,429	2
Increase (decrease) in net assets derived from
principal transactions	(766)	(6,138)	14,115	(154)
Total increase (decrease) in net assets	(711)	(5,714)	79,079	194
Net assets at December 31, 2013	$ -	$ -	$ 268,151	$ 1,696

The accompanying notes are an integral part of these financial statements.

78

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	ING Invesco		ING	ING
	Equity and	ING JPMorgan	Oppenheimer	Oppenheimer
	Income	Mid Cap Value	Global	Global
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Service Class	Initial Class	Service Class
Net assets at January 1, 2012	$ 174,083	$ 125,814	$ 4,872	$ 116,446

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(1,065)	(2,723)	4	(1,671)
Total realized gain (loss) on investments
and capital gains distributions	(1,338)	8,079	144	(6,479)
Net unrealized appreciation (depreciation)
of investments	19,826	17,490	758	28,311
'Net increase (decrease) in net assets resulting from
operations	17,423	22,846	906	20,161
Changes from principal transactions:
Premiums	1,842	1,525	-	988
Death Benefits	(2,496)	(968)	(31)	(1,203)
Surrenders and withdrawals	(13,479)	(10,178)	(908)	(8,197)
Transfers between Divisions
(including fixed account), net	(1,064)	29,001	(64)	2,696
Increase (decrease) in net assets derived from
principal transactions	(15,197)	19,380	(1,003)	(5,716)
Total increase (decrease) in net assets	2,226	42,226	(97)	14,445
Net assets at December 31, 2012	176,309	168,040	4,775	130,891

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(799)	(2,456)	7	(723)
Total realized gain (loss) on investments
and capital gains distributions	1,387	23,920	304	(381)
Net unrealized appreciation (depreciation)
of investments	40,704	32,787	794	34,374
Net increase (decrease) in net assets resulting from
operations	41,292	54,251	1,105	33,270
Changes from principal transactions:
Premiums	1,868	2,622	-	1,299
Death Benefits	(2,646)	(2,288)	(193)	(1,366)
Surrenders and withdrawals	(18,013)	(19,720)	(610)	(11,613)
Contract Charges	(1,486)	(1,774)	(2)	(1,060)
Transfers between Divisions
(including fixed account), net	45,458	43,119	(146)	18,085
Increase (decrease) in net assets derived from
principal transactions	25,181	21,959	(951)	5,345
Total increase (decrease) in net assets	66,473	76,210	154	38,615
Net assets at December 31, 2013	$ 242,782	$ 244,250	$ 4,929	$ 169,506

The accompanying notes are an integral part of these financial statements.

79

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

ING PIMCO
	Total Return	ING Solution	ING Solution	ING Solution
	Portfolio -	2015 Portfolio -	2025 Portfolio -	2035 Portfolio -
	Service Class	Service Class	Service Class	Service Class
Net assets at January 1, 2012	$ 6,250	$ 15,011	$ 16,403	$ 9,777

Increase (decrease) in net assets
Operations:
Net investment income (loss)	101	375	168	38
Total realized gain (loss) on investments
and capital gains distributions	90	(107)	(147)	(202)
Net unrealized appreciation (depreciation)
of investments	187	1,154	1,830	1,404
'Net increase (decrease) in net assets resulting from
operations	378	1,422	1,851	1,240
Changes from principal transactions:
Premiums	-	133	72	12
Death Benefits	(74)	(67)	-	-
Surrenders and withdrawals	(1,102)	(942)	(1,590)	(1,319)
Transfers between Divisions
(including fixed account), net	(193)	(154)	(344)	(302)
Increase (decrease) in net assets derived from
principal transactions	(1,369)	(1,030)	(1,862)	(1,609)
Total increase (decrease) in net assets	(991)	392	(11)	(369)
Net assets at December 31, 2012	5,259	15,403	16,392	9,408

Increase (decrease) in net assets
Operations:
Net investment income (loss)	105	315	200	76
Total realized gain (loss) on investments
and capital gains distributions	126	(72)	61	52
Net unrealized appreciation (depreciation)
of investments	(370)	907	2,127	1,539
Net increase (decrease) in net assets resulting from
operations	(139)	1,150	2,388	1,667
Changes from principal transactions:
Premiums	1	9	213	187
Death Benefits	(14)	-	-	-
Surrenders and withdrawals	(549)	(1,529)	(1,285)	(822)
Contract Charges	(12)	(86)	(106)	(60)
Transfers between Divisions
(including fixed account), net	(120)	(41)	(23)	(708)
Increase (decrease) in net assets derived from
principal transactions	(694)	(1,647)	(1,201)	(1,403)
Total increase (decrease) in net assets	(833)	(497)	1,187	264
Net assets at December 31, 2013	$ 4,426	$ 14,906	$ 17,579	$ 9,672

The accompanying notes are an integral part of these financial statements.

80

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

			ING T. Rowe
			Price Diversified	ING T. Rowe
		ING Solution	Mid Cap	Price Growth
	ING Solution	Income	Growth	Equity
	2045 Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Service Class	Service Class	Service Class
Net assets at January 1, 2012	$ 1,131	$ 6,055	$ 9,331	$ 105,828

Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	181	(130)	(3,926)
Total realized gain (loss) on investments
and capital gains distributions	(6)	(64)	1,647	16,982
Net unrealized appreciation (depreciation)
of investments	157	348	(250)	2,522
'Net increase (decrease) in net assets resulting from
operations	151	465	1,267	15,578
Changes from principal transactions:
Premiums	3	24	84	1,555
Death Benefits	-	-	(12)	(1,288)
Surrenders and withdrawals	(19)	(962)	(1,715)	(9,867)
Transfers between Divisions
(including fixed account), net	17	293	(454)	46,368
Increase (decrease) in net assets derived from
principal transactions	1	(645)	(2,097)	36,768
Total increase (decrease) in net assets	152	(180)	(830)	52,346
Net assets at December 31, 2012	1,283	5,875	8,501	158,174

Increase (decrease) in net assets
Operations:
Net investment income (loss)	5	136	(77)	(3,100)
Total realized gain (loss) on investments
and capital gains distributions	20	(17)	1,684	9,460
Net unrealized appreciation (depreciation)
of investments	235	227	892	52,362
Net increase (decrease) in net assets resulting from
operations	260	346	2,499	58,722
Changes from principal transactions:
Premiums	2	5	101	1,396
Death Benefits	(42)	(22)	(29)	(1,839)
Surrenders and withdrawals	(221)	(596)	(1,880)	(14,508)
Contract Charges	(8)	(24)	(51)	(1,448)
Transfers between Divisions
(including fixed account), net	4	637	(603)	57,847
Increase (decrease) in net assets derived from
principal transactions	(265)	-	(2,462)	41,448
Total increase (decrease) in net assets	(5)	346	37	100,170
Net assets at December 31, 2013	$ 1,278	$ 6,221	$ 8,538	$ 258,344

The accompanying notes are an integral part of these financial statements.

81

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

		ING UBS U.S.	ING Strategic	ING Strategic
	ING Templeton	Large Cap	Allocation	Allocation
	Foreign Equity	Equity	Conservative	Growth
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Service Class	Class S	Class S
Net assets at January 1, 2012	$ 190,490	$ 5,199	$ 1,286	$ 460

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(1,355)	(87)	21	(1)
Total realized gain (loss) on investments
and capital gains distributions	10,412	(81)	(16)	(12)
Net unrealized appreciation (depreciation)
of investments	85,080	703	139	73
'Net increase (decrease) in net assets resulting from
operations	94,137	535	144	60
Changes from principal transactions:
Premiums	2,501	1	131	(15)
Death Benefits	(4,241)	(131)	-	-
Surrenders and withdrawals	(23,712)	(337)	-	-
Transfers between Divisions
(including fixed account), net	350,474	(157)	(1)	-
Increase (decrease) in net assets derived from
principal transactions	325,022	(624)	130	(15)
Total increase (decrease) in net assets	419,159	(89)	274	45
Net assets at December 31, 2012	609,649	5,110	1,560	505

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(2,511)	(11)	19	2
Total realized gain (loss) on investments
and capital gains distributions	13,009	358	(36)	(22)
Net unrealized appreciation (depreciation)
of investments	92,520	160	203	122
Net increase (decrease) in net assets resulting from
operations	103,018	507	186	102
Changes from principal transactions:
Premiums	4,230	-	504	(31)
Death Benefits	(6,779)	(13)	-	-
Surrenders and withdrawals	(42,823)	(170)	-	(8)
Contract Charges	(4,752)	(7)	-	(1)
Transfers between Divisions
(including fixed account), net	5,234	(5,427)	-	(1)
Increase (decrease) in net assets derived from
principal transactions	(44,890)	(5,617)	504	(41)
Total increase (decrease) in net assets	58,128	(5,110)	690	61
Net assets at December 31, 2013	$ 667,777	$ -	$ 2,250	$ 566

The accompanying notes are an integral part of these financial statements.

82

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	ING Strategic
	Allocation	ING Growth and	ING Growth and	ING Growth and
	Moderate	Income	Income	Income
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Class S	Class A	Class I	Class S
Net assets at January 1, 2012	$ 973	$ 1,177,999	$ 77	$ 724,196

Increase (decrease) in net assets
Operations:
Net investment income (loss)	4	(15,071)	-	(6,860)
Total realized gain (loss) on investments
and capital gains distributions	(32)	11,380	(1)	14,051
Net unrealized appreciation (depreciation)
of investments	143	144,912	11	81,107
'Net increase (decrease) in net assets resulting from
operations	115	141,221	10	88,298
Changes from principal transactions:
Premiums	14	8,806	-	136
Death Benefits	-	(15,397)	-	(11,097)
Surrenders and withdrawals	(21)	(77,200)	(22)	(68,824)
Transfers between Divisions
(including fixed account), net	(39)	(37,177)	-	(31,488)
Increase (decrease) in net assets derived from
principal transactions	(46)	(120,968)	(22)	(111,273)
Total increase (decrease) in net assets	69	20,253	(12)	(22,975)
Net assets at December 31, 2012	1,042	1,198,252	65	701,221

Increase (decrease) in net assets
Operations:
Net investment income (loss)	9	(10,986)	1	(5,109)
Total realized gain (loss) on investments
and capital gains distributions	(20)	38,674	14	49,218
Net unrealized appreciation (depreciation)
of investments	181	286,976	150	138,714
Net increase (decrease) in net assets resulting from
operations	170	314,664	165	182,823
Changes from principal transactions:
Premiums	-	7,763	3	617
Death Benefits	-	(16,106)	-	(12,734)
Surrenders and withdrawals	(15)	(94,199)	(57)	(77,286)
Contract Charges	(4)	(9,609)	-	(4,774)
Transfers between Divisions
(including fixed account), net	210	(50,917)	761	(19,438)
Increase (decrease) in net assets derived from
principal transactions	191	(163,068)	707	(113,615)
Total increase (decrease) in net assets	361	151,596	872	69,208
Net assets at December 31, 2013	$ 1,403	$ 1,349,848	$ 937	$ 770,429

The accompanying notes are an integral part of these financial statements.

83

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	ING GET U.S.	ING GET U.S.	ING GET U.S.	ING GET U.S.
	Core Portfolio -	Core Portfolio -	Core Portfolio -	Core Portfolio -
	Series 11	Series 12	Series 13	Series 14
Net assets at January 1, 2012	$ 4,001	$ 1,817	$ 9,103	$ 29,164

Increase (decrease) in net assets
Operations:
Net investment income (loss)	2	9	30	259
Total realized gain (loss) on investments
and capital gains distributions	(135)	(42)	(127)	(95)
Net unrealized appreciation (depreciation)
of investments	42	13	(65)	(692)
'Net increase (decrease) in net assets resulting from
operations	(91)	(20)	(162)	(528)
Changes from principal transactions:
Premiums	-	-	-	1
Death Benefits	(54)	(5)	(89)	(225)
Surrenders and withdrawals	(339)	(76)	(1,873)	(4,483)
Transfers between Divisions
(including fixed account), net	(2)	(20)	(58)	(129)
Increase (decrease) in net assets derived from
principal transactions	(395)	(101)	(2,020)	(4,836)
Total increase (decrease) in net assets	(486)	(121)	(2,182)	(5,364)
Net assets at December 31, 2012	3,515	1,696	6,921	23,800

Increase (decrease) in net assets
Operations:
Net investment income (loss)	62	35	112	266
Total realized gain (loss) on investments
and capital gains distributions	(466)	(316)	(400)	(236)
Net unrealized appreciation (depreciation)
of investments	389	286	164	(475)
Net increase (decrease) in net assets resulting from
operations	(15)	5	(124)	(445)
Changes from principal transactions:
Premiums	-	-	1	1
Death Benefits	-	-	(120)	(368)
Surrenders and withdrawals	(49)	(193)	(1,067)	(3,748)
Contract Charges	-	-	(5)	(5)
Transfers between Divisions
(including fixed account), net	(3,451)	(1,508)	(5,606)	(15)
Increase (decrease) in net assets derived from
principal transactions	(3,500)	(1,701)	(6,797)	(4,135)
Total increase (decrease) in net assets	(3,515)	(1,696)	(6,921)	(4,580)
Net assets at December 31, 2013	$ -	$ -	$ -	$ 19,220

The accompanying notes are an integral part of these financial statements.

84

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	ING BlackRock
	Science and	ING Euro
	Technology	STOXX 50®	ING FTSE 100
	Opportunities	Index	Index®	ING Global
	Portfolio -	Portfolio -	Portfolio -	Value Advantage
	Class S	Class A	Class A	Portfolio
Net assets at January 1, 2012	$ 198,020	$ 2,955	$ 2,300	$ 169,736

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(5,487)	8	(27)	2,348
Total realized gain (loss) on investments
and capital gains distributions	24,717	(873)	-	(2,729)
Net unrealized appreciation (depreciation)
of investments	(10,575)	1,533	275	20,189
'Net increase (decrease) in net assets resulting from
operations	8,655	668	248	19,808
Changes from principal transactions:
Premiums	1,715	78	4,770	2,508
Death Benefits	(1,607)	(21)	(132)	(1,385)
Surrenders and withdrawals	(13,845)	(342)	(283)	(8,054)
Transfers between Divisions
(including fixed account), net	(6,733)	5,490	(4,642)	(6,285)
Increase (decrease) in net assets derived from
principal transactions	(20,470)	5,205	(287)	(13,216)
Total increase (decrease) in net assets	(11,815)	5,873	(39)	6,592
Net assets at December 31, 2012	186,205	8,828	2,261	176,328

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(736)	160	89	3,255
Total realized gain (loss) on investments
and capital gains distributions	5,318	839	219	7,830
Net unrealized appreciation (depreciation)
of investments	2,766	2,467	346	8,092
Net increase (decrease) in net assets resulting from
operations	7,348	3,466	654	19,177
Changes from principal transactions:
Premiums	297	143	(4,823)	1,701
Death Benefits	(260)	(167)	(63)	(1,263)
Surrenders and withdrawals	(3,298)	(1,161)	(1,082)	(12,269)
Contract Charges	(360)	(130)	(100)	(1,518)
Transfers between Divisions
(including fixed account), net	(189,932)	24,435	8,323	(6,690)
Increase (decrease) in net assets derived from
principal transactions	(193,553)	23,120	2,255	(20,039)
Total increase (decrease) in net assets	(186,205)	26,586	2,909	(862)
Net assets at December 31, 2013	$ -	$ 35,414	$ 5,170	$ 175,466

The accompanying notes are an integral part of these financial statements.

85

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	ING Hang Seng	ING Index Plus	ING Index Plus	ING Index Plus
	Index	LargeCap	MidCap	SmallCap
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Class S	Class S	Class S	Class S
Net assets at January 1, 2012	$ 44,179	$ 125,981	$ 107,721	$ 83,478

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(752)	(993)	(1,934)	(1,789)
Total realized gain (loss) on investments
and capital gains distributions	83	(4,899)	(2,138)	(2,524)
Net unrealized appreciation (depreciation)
of investments	10,712	20,112	19,187	11,823
'Net increase (decrease) in net assets resulting from
operations	10,043	14,220	15,115	7,510
Changes from principal transactions:
Premiums	382	48	85	27
Death Benefits	(265)	(3,023)	(1,807)	(1,082)
Surrenders and withdrawals	(2,479)	(12,886)	(8,187)	(5,869)
Transfers between Divisions
(including fixed account), net	850	(3,868)	(4,750)	(2,644)
Increase (decrease) in net assets derived from
principal transactions	(1,512)	(19,729)	(14,659)	(9,568)
Total increase (decrease) in net assets	8,531	(5,509)	456	(2,058)
Net assets at December 31, 2012	52,710	120,472	108,177	81,420

Increase (decrease) in net assets
Operations:
Net investment income (loss)	1,116	45	(876)	(860)
Total realized gain (loss) on investments
and capital gains distributions	(1,325)	1,926	1,667	1,453
Net unrealized appreciation (depreciation)
of investments	51	31,548	31,727	29,806
Net increase (decrease) in net assets resulting from
operations	(158)	33,519	32,518	30,399
Changes from principal transactions:
Premiums	251	132	176	127
Death Benefits	(299)	(1,886)	(1,696)	(1,065)
Surrenders and withdrawals	(3,382)	(16,225)	(8,815)	(5,858)
Contract Charges	(437)	(659)	(803)	(640)
Transfers between Divisions
(including fixed account), net	(9,304)	(4,604)	(5,268)	(5,018)
Increase (decrease) in net assets derived from
principal transactions	(13,171)	(23,242)	(16,406)	(12,454)
Total increase (decrease) in net assets	(13,329)	10,277	16,112	17,945
Net assets at December 31, 2013	$ 39,381	$ 130,749	$ 124,289	$ 99,365

The accompanying notes are an integral part of these financial statements.

86

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	ING		ING Russell™	ING Russell™
	International	ING Japan	Large Cap	Large Cap
	Index	TOPIX Index®	Growth Index	Index
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Class S	Class A	Class S	Class S
Net assets at January 1, 2012	$ 39,488	$ 9,567	$ 146,033	$ 296,967

Increase (decrease) in net assets
Operations:
Net investment income (loss)	65	(77)	(2,641)	(236)
Total realized gain (loss) on investments
and capital gains distributions	(409)	(709)	17,997	24,920
Net unrealized appreciation (depreciation)
of investments	6,298	947	1,029	11,948
'Net increase (decrease) in net assets resulting from
operations	5,954	161	16,385	36,632
Changes from principal transactions:
Premiums	443	(4,735)	741	2,205
Death Benefits	(358)	-	(1,952)	(9,887)
Surrenders and withdrawals	(3,221)	(136)	(14,190)	(31,821)
Transfers between Divisions
(including fixed account), net	2,713	(193)	5,843	35,913
Increase (decrease) in net assets derived from
principal transactions	(423)	(5,064)	(9,558)	(3,590)
Total increase (decrease) in net assets	5,531	(4,903)	6,827	33,042
Net assets at December 31, 2012	45,019	4,664	152,860	330,009

Increase (decrease) in net assets
Operations:
Net investment income (loss)	187	11	(827)	(1,240)
Total realized gain (loss) on investments
and capital gains distributions	2,639	777	16,310	35,114
Net unrealized appreciation (depreciation)
of investments	7,265	685	27,707	62,921
Net increase (decrease) in net assets resulting from
operations	10,091	1,473	43,190	96,795
Changes from principal transactions:
Premiums	339	4,966	841	1,884
Death Benefits	(610)	(8)	(1,668)	(9,166)
Surrenders and withdrawals	(4,348)	(347)	(18,715)	(38,596)
Contract Charges	(420)	(37)	(1,280)	(1,977)
Transfers between Divisions
(including fixed account), net	15,964	2,601	12,599	18,507
Increase (decrease) in net assets derived from
principal transactions	10,925	7,175	(8,223)	(29,348)
Total increase (decrease) in net assets	21,016	8,648	34,967	67,447
Net assets at December 31, 2013	$ 66,035	$ 13,312	$ 187,827	$ 397,456

The accompanying notes are an integral part of these financial statements.

87

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	ING Russell™	ING Russell™	ING Russell™	ING Russell™
	Large Cap	Mid Cap	Mid Cap	Small Cap
	Value Index	Growth Index	Index	Index
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Class S	Class S	Class S	Class S
Net assets at January 1, 2012	$ 38,950	$ 243,092	$ 102,824	$ 136,076

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(497)	(5,165)	(1,817)	(2,897)
Total realized gain (loss) on investments
and capital gains distributions	1,597	16,044	9,085	15,602
Net unrealized appreciation (depreciation)
of investments	4,987	19,064	6,729	5,105
'Net increase (decrease) in net assets resulting from
operations	6,087	29,943	13,997	17,810
Changes from principal transactions:
Premiums	360	1,188	1,578	1,352
Death Benefits	(446)	(5,467)	(1,177)	(1,457)
Surrenders and withdrawals	(5,149)	(21,470)	(8,190)	(10,840)
Transfers between Divisions
(including fixed account), net	22,120	(732)	14,510	8,359
Increase (decrease) in net assets derived from
principal transactions	16,885	(26,481)	6,721	(2,586)
Total increase (decrease) in net assets	22,972	3,462	20,718	15,224
Net assets at December 31, 2012	61,922	246,554	123,542	151,300

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(354)	(2,760)	(1,293)	(1,298)
Total realized gain (loss) on investments
and capital gains distributions	8,819	25,095	13,212	13,392
Net unrealized appreciation (depreciation)
of investments	11,365	55,301	31,278	47,208
Net increase (decrease) in net assets resulting from
operations	19,830	77,636	43,197	59,302
Changes from principal transactions:
Premiums	532	1,360	1,543	1,447
Death Benefits	(826)	(5,511)	(1,244)	(1,567)
Surrenders and withdrawals	(6,460)	(25,934)	(12,321)	(15,946)
Contract Charges	(581)	(1,532)	(1,219)	(1,531)
Transfers between Divisions
(including fixed account), net	11,357	2,619	36,304	60,633
Increase (decrease) in net assets derived from
principal transactions	4,022	(28,998)	23,063	43,036
Total increase (decrease) in net assets	23,852	48,638	66,260	102,338
Net assets at December 31, 2013	$ 85,774	$ 295,192	$ 189,802	$ 253,638

The accompanying notes are an integral part of these financial statements.

88

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

			ING
	ING Small	ING U.S. Bond	International	ING MidCap
	Company	Index	Value	Opportunities
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Class S	Class S	Class S	Class S
Net assets at January 1, 2012	$ 89,892	$ 297,554	$ 6,655	$ 353,299

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(2,128)	(1,336)	53	(7,352)
Total realized gain (loss) on investments
and capital gains distributions	7,294	10,574	(1,058)	26,305
Net unrealized appreciation (depreciation)
of investments	4,427	(6,800)	2,097	19,276
Net increase (decrease) in net assets resulting from
operations	9,593	2,438	1,092	38,229
Changes from principal transactions:
Premiums	742	2,620	82	1,964
Death Benefits	(815)	(3,241)	(47)	(7,483)
Surrenders and withdrawals	(6,041)	(23,055)	(505)	(34,113)
Transfers between Divisions
(including fixed account), net	(11,162)	(34,592)	(372)	(2,529)
Increase (decrease) in net assets derived from
principal transactions	(17,276)	(58,268)	(842)	(42,161)
Total increase (decrease) in net assets	(7,683)	(55,830)	250	(3,932)
Net assets at December 31, 2012	82,209	241,724	6,905	349,367

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(1,423)	(59)	91	(8,612)
Total realized gain (loss) on investments
and capital gains distributions	21,709	1,137	(563)	56,044
Net unrealized appreciation (depreciation)
of investments	9,336	(10,464)	1,729	77,217
Net increase (decrease) in net assets resulting from
operations	29,622	(9,386)	1,257	124,649
Changes from principal transactions:
Premiums	901	2,086	68	2,558
Death Benefits	(1,177)	(3,255)	(26)	(7,495)
Surrenders and withdrawals	(8,651)	(18,732)	(652)	(49,810)
Contract Charges	(793)	(1,647)	(33)	(3,260)
Transfers between Divisions
(including fixed account), net	459	(27,218)	(360)	144,422
Increase (decrease) in net assets derived from
principal transactions	(9,261)	(48,766)	(1,003)	86,415
Total increase (decrease) in net assets	20,361	(58,152)	254	211,064
Net assets at December 31, 2013	$ 102,570	$ 183,572	$ 7,159	$ 560,431

The accompanying notes are an integral part of these financial statements.

89

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

		ClearBridge		Oppenheimer
	ING SmallCap	Variable Large	Western Asset	Main Street
	Opportunities	Cap Value	Variable	Small Cap
	Portfolio -	Portfolio -	High Income	Fund®/VA -
	Class S	Class I	Portfolio	Service Class
Net assets at January 1, 2012	$ 58,855	$ 75	$ 71	$ 1,442

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(1,498)	1	4	(16)
Total realized gain (loss) on investments
and capital gains distributions	8,623	(2)	(4)	67
Net unrealized appreciation (depreciation)
of investments	(270)	12	10	169
Net increase (decrease) in net assets resulting from
operations	6,855	11	10	220
Changes from principal transactions:
Premiums	59	-	-	6
Death Benefits	(454)	-	-	-
Surrenders and withdrawals	(6,216)	(11)	(15)	(104)
Transfers between Divisions
(including fixed account), net	(821)	(2)	(1)	(86)
Increase (decrease) in net assets derived from
principal transactions	(7,432)	(13)	(16)	(184)
Total increase (decrease) in net assets	(577)	(2)	(6)	36
Net assets at December 31, 2012	58,278	73	65	1,478

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(1,076)	-	4	(6)
Total realized gain (loss) on investments
and capital gains distributions	8,247	4	(3)	230
Net unrealized appreciation (depreciation)
of investments	12,438	17	4	348
Net increase (decrease) in net assets resulting from
operations	19,609	21	5	572
Changes from principal transactions:
Premiums	118	-	-	1
Death Benefits	(643)	-	-	-
Surrenders and withdrawals	(7,670)	(4)	-	(173)
Contract Charges	(448)	-	-	(9)
Transfers between Divisions
(including fixed account), net	(1,605)	(2)	-	281
Increase (decrease) in net assets derived from
principal transactions	(10,248)	(6)	-	100
Total increase (decrease) in net assets	9,361	15	5	672
Net assets at December 31, 2013	$ 67,639	$ 88	$ 70	$ 2,150

The accompanying notes are an integral part of these financial statements.

90

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

PIMCO Real
	Return	Pioneer Equity
	Portfolio -	Income VCT
	Administrative	Portfolio -	ProFund VP	ProFund VP
	Class	Class II	Bull	Europe 30
Net assets at January 1, 2012	$ 12,983	$ 14,738	$ 12,013	$ 6,949

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(39)	316	(321)	53
Total realized gain (loss) on investments
and capital gains distributions	1,231	(633)	(172)	(654)
Net unrealized appreciation (depreciation)
of investments	(223)	1,476	1,762	1,444
Net increase (decrease) in net assets resulting from
operations	969	1,159	1,269	843
Changes from principal transactions:
Premiums	209	158	6	1
Death Benefits	(21)	(60)	(427)	(114)
Surrenders and withdrawals	(2,065)	(2,043)	(1,433)	(718)
Transfers between Divisions
(including fixed account), net	2,739	(524)	(227)	(242)
Increase (decrease) in net assets derived from
principal transactions	862	(2,469)	(2,081)	(1,073)
Total increase (decrease) in net assets	1,831	(1,310)	(812)	(230)
Net assets at December 31, 2012	14,814	13,428	11,201	6,719

Increase (decrease) in net assets
Operations:
Net investment income (loss)	36	183	(80)	(17)
Total realized gain (loss) on investments
and capital gains distributions	508	114	230	(561)
Net unrealized appreciation (depreciation)
of investments	(1,778)	3,220	2,731	1,692
Net increase (decrease) in net assets resulting from
operations	(1,234)	3,517	2,881	1,114
Changes from principal transactions:
Premiums	66	76	19	4
Death Benefits	(27)	(101)	(179)	(131)
Surrenders and withdrawals	(2,430)	(1,551)	(1,313)	(865)
Contract Charges	(36)	(59)	(94)	(49)
Transfers between Divisions
(including fixed account), net	(2,791)	(496)	(164)	(334)
Increase (decrease) in net assets derived from
principal transactions	(5,218)	(2,131)	(1,731)	(1,375)
Total increase (decrease) in net assets	(6,452)	1,386	1,150	(261)
Net assets at December 31, 2013	$ 8,362	$ 14,814	$ 12,351	$ 6,458

The accompanying notes are an integral part of these financial statements.

91

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

			Wells Fargo
		Wells Fargo	Advantage VT	Wells Fargo
	ProFund VP	Advantage VT	Index Asset	Advantage VT
	Rising Rates	Omega Growth	Allocation	Intrinsic Value
	Opportunity	Fund - Class 2	Fund - Class 2	Fund - Class 2
Net assets at January 1, 2012	$ 5,755	$ 1,240	$ 2,052	$ 721

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(136)	(32)	(22)	(7)
Total realized gain (loss) on investments
and capital gains distributions	(1,612)	177	29	(16)
Net unrealized appreciation (depreciation)
of investments	1,213	64	189	142
Net increase (decrease) in net assets resulting from
operations	(535)	209	196	119
Changes from principal transactions:
Premiums	1	(154)	-	(75)
Death Benefits	(194)	-	(6)	-
Surrenders and withdrawals	(406)	(158)	(734)	(16)
Transfers between Divisions
(including fixed account), net	556	(15)	(65)	(2)
Increase (decrease) in net assets derived from
principal transactions	(43)	(327)	(805)	(93)
Total increase (decrease) in net assets	(578)	(118)	(609)	26
Net assets at December 31, 2012	5,177	1,122	1,443	747

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(90)	(22)	(2)	(7)
Total realized gain (loss) on investments
and capital gains distributions	(1,718)	146	18	1
Net unrealized appreciation (depreciation)
of investments	2,510	270	227	193
Net increase (decrease) in net assets resulting from
operations	702	394	243	187
Changes from principal transactions:
Premiums	4	(62)	-	(164)
Death Benefits	(129)	(38)	-	-
Surrenders and withdrawals	(390)	(12)	(113)	(3)
Contract Charges	(35)	(2)	(11)	(1)
Transfers between Divisions
(including fixed account), net	18	(1)	(2)	-
Increase (decrease) in net assets derived from
principal transactions	(532)	(115)	(126)	(168)
Total increase (decrease) in net assets	170	279	117	19
Net assets at December 31, 2013	$ 5,347	$ 1,401	$ 1,560	$ 766

The accompanying notes are an integral part of these financial statements.

92

ING USA ANNUITY AND LIFE INSURANCE COMPANY SEPARATE ACCOUNT B Statements of Changes in Net Assets For the Years Ended December 31, 2013 and 2012 (Dollars in thousands)

	Wells Fargo
	Advantage VT	Wells Fargo
	Small Cap	Advantage VT
	Growth Fund -	Total Return
	Class 2	Bond Fund
Net assets at January 1, 2012	$ 361	$ 849

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(8)	(8)
Total realized gain (loss) on investments
and capital gains distributions	(4)	33
Net unrealized appreciation (depreciation)
of investments	32	4
Net increase (decrease) in net assets resulting from
operations	20	29
Changes from principal transactions:
Premiums	-	-
Death Benefits	(23)	(29)
Surrenders and withdrawals	(85)	(152)
Transfers between Divisions
(including fixed account), net	(40)	15
Increase (decrease) in net assets derived from
principal transactions	(148)	(166)
Total increase (decrease) in net assets	(128)	(137)
Net assets at December 31, 2012	233	712

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(5)	(3)
Total realized gain (loss) on investments
and capital gains distributions	24	28
Net unrealized appreciation (depreciation)
of investments	86	(52)
Net increase (decrease) in net assets resulting from
operations	105	(27)
Changes from principal transactions:
Premiums	-	-
Death Benefits	-	(25)
Surrenders and withdrawals	(6)	(58)
Contract Charges	(2)	(5)
Transfers between Divisions
(including fixed account), net	(15)	36
Increase (decrease) in net assets derived from
principal transactions	(23)	(52)
Total increase (decrease) in net assets	82	(79)
Net assets at December 31, 2013	$ 315	$ 633

The accompanying notes are an integral part of these financial statements.

93

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

1. Organization

ING USA Annuity and Life Insurance Company Separate Account B (the “Account”)
was established by ING USA Annuity and Life Insurance Company (“ING USA” or the
“Company”) to support the operations of variable annuity contracts (“Contracts”). The
Company is an indirect, wholly owned subsidiary of Voya Financial, Inc. (name changed from ING U.S., Inc.) (“Voya Financial”), a holding company domiciled in the State of
Delaware.

In 2009, ING announced the anticipated separation of its global banking and insurance businesses, including the divestiture of Voya Financial, which together with its subsidiaries, including the Company, constitutes ING's U.S.-based retirement, investment management, and insurance operations. On May 2, 2013, the common stock of Voya
Financial began trading on the New York Stock Exchange under the symbol “VOYA.”
On May 7, 2013 and May 31, 2013, Voya Financial completed its initial public offering of common stock, including the issuance and sale by Voya Financial of 30,769,230 shares of common stock and the sale by ING Insurance International B.V. (“ING
International”), an indirect, wholly owned subsidiary of ING Groep N.V. (“ING”) and previously the sole stockholder of Voya Financial, of 44,201,773 shares of outstanding common stock of Voya Financial (collectively, “the IPO”). On September 30, 2013, ING
International transferred all of its shares of Voya Financial common stock to ING.

On October 29, 2013, ING completed a sale of 37,950,000 shares of common stock of
Voya Financial in a registered public offering (“Secondary Offering”), reducing ING's ownership of Voya Financial to 57%.

On March 25, 2014, ING completed a sale of 30,475,000 shares of common stock of
Voya Financial in a registered public offering. On March 25, 2014, pursuant to the terms of a share repurchase agreement between ING and Voya Financial, Voya Financial acquired 7,255,853 shares of its common stock from ING (the “Direct Share Buyback”)
(the offering and the Direct Share Buyback collectively, the “Transactions”). Upon completion of the Transactions, ING’s ownership of Voya Financial was reduced to approximately 43%.

On April 11, 2013, plans to rebrand ING U.S., Inc. as Voya Financial were announced, and in January 2014, additional details regarding the operational and legal work associated with the rebranding were announced. On April 7, 2014, ING U.S., Inc.
changed its legal name to Voya Financial, Inc.; and based on current expectations, in
May 2014 its Investment Management and Employee Benefits businesses will begin using the Voya Financial brand. In September 2014, Voya Financial’s remaining businesses will begin using the Voya Financial brand and all remaining Voya Financial legal entities that currently have names incorporating the “ING” brand, including the
Company, will change their names to reflect the Voya brand. Voya Financial anticipates that the process of changing all marketing materials, operating materials and legal entity names containing the word “ING” or “Lion” to the new brand name will take approximately 24 months.

94

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

The Account includes ING Architect Contracts, ING GoldenSelect Contracts, ING
Retirement Solutions Rollover Choice Contracts and ING SmartDesign Contracts
(collectively, the “Contracts”), that ceased being available to new contract owners. These
Contracts were, however, still available to existing contract owners. ING GoldenSelect
Contracts included Access, DVA Plus, Premium Plus, ES II and Landmark. ING
SmartDesign Contracts include Advantage, Signature Variable Annuity and Variable
Annuity.

The Account also includes the following discontinued offerings:

ING GoldenSelect Contracts:
Access One (September 2003)
DVA and DVA Series 100 (May 2000)
DVA 80 (May 1991)
DVA Plus (January 2004)
Generations (October 2008)
Granite PrimElite (May 2001)
Opportunities and Legends (March 2007)
Value (June 2003)
ING Simplicity Contracts (August 2007)
ING SmartDesign Contracts:
Variable Annuity, Advantage and Signature (April 2008)
Wells Fargo ING Contracts:
Opportunities and Landmark (June 2006)
ING Customized Solutions Focus Contracts (September 2004)

The Account is registered as a unit investment trust with the SEC under the Investment
Company Act of 1940, as amended. ING USA provides for variable accumulation and benefits under the Contracts by crediting annuity considerations to one or more divisions within the Account or the ING USA guaranteed interest division, the ING USA fixed interest division and the fixed account (an investment option in the Company’s general account), as directed by the contract owners. The portion of the Account’s assets applicable to Contracts will not be charged with liabilities arising out of any other business ING USA may conduct, but obligations of the Account, including the promise to make benefit payments, are obligations of ING USA. Under applicable insurance law, the assets and liabilities of the Account are clearly identified and distinguished from the other assets and liabilities of ING USA.

At December 31, 2013, the Account had 131 investment divisions (the “Divisions”), 21 of which invest in independently managed mutual funds and 110 of which invest in mutual funds managed by affiliates, either Directed Services LLC (“DSL”) or ING
Investments, LLC (“IIL”). The assets in each Division are invested in shares of a designated mutual fund (“Fund”) of various investment trusts (the “Trusts”). Investment
Divisions with assets balances at December 31, 2013 and related Trusts are as follows:

95

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

AIM Variable Insurance Funds:	ING Investors Trust (continued):
Invesco V.I. American Franchise Fund -	ING Global Resources Portfolio - Adviser Class
Series I Shares	ING Global Resources Portfolio - Service Class
BlackRock Variable Series Funds, Inc.:	ING Global Resources Portfolio - Service 2 Class
BlackRock Global Allocation V.I. Fund - Class III	ING Invesco Growth and Income Portfolio - Service
Columbia Funds Variable Insurance Trust:	Class
Columbia Asset Allocation Fund, Variable	ING Invesco Growth and Income Portfolio - Service 2
Series - Class A	Class
Columbia Small Cap Value Fund, Variable	ING JPMorgan Emerging Markets Equity
Series - Class B	Portfolio - Service Class
Columbia Small Company Growth Fund, Variable	ING JPMorgan Emerging Markets Equity
Series - Class A	Portfolio - Service 2 Class
Columbia Funds Variable Series Trust II:	ING JPMorgan Small Cap Core Equity Portfolio -
Columbia VP Large Cap Growth Fund - Class 1	Service Class
Fidelity® Variable Insurance Products:	ING JPMorgan Small Cap Core Equity Portfolio -
Fidelity® VIP Equity-Income Portfolio -	Service 2 Class
Service Class 2	ING Large Cap Growth Portfolio - Adviser Class
Franklin Templeton Variable Insurance Products Trust:	ING Large Cap Growth Portfolio - Service Class
Franklin Small Cap Value Securities Fund - Class 2	ING Large Cap Growth Portfolio - Service 2 Class
ING Balanced Portfolio, Inc.:	ING Large Cap Value Portfolio - Service Class
ING Balanced Portfolio - Class S	ING Limited Maturity Bond Portfolio - Service Class
ING Intermediate Bond Portfolio:	ING Liquid Assets Portfolio - Service Class
ING Intermediate Bond Portfolio - Class S	ING Liquid Assets Portfolio - Service 2 Class
ING Investors Trust:	ING Marsico Growth Portfolio - Service Class
ING American Funds Asset Allocation Portfolio	ING Marsico Growth Portfolio - Service 2 Class
ING American Funds Global Growth and	ING MFS Total Return Portfolio - Service Class
Income Portfolio	ING MFS Total Return Portfolio - Service 2 Class
ING American Funds International Growth and	ING MFS Utilities Portfolio - Service Class
Income Portfolio	ING Morgan Stanley Global Franchise Portfolio -
ING American Funds International Portfolio	Service Class
ING American Funds World Allocation Portfolio	ING Morgan Stanley Global Franchise Portfolio -
ING BlackRock Health Sciences Opportunities	Service 2 Class
Portfolio - Service Class	ING Multi-Manager Large Cap Core Portfolio -
ING BlackRock Inflation Protected Bond Portfolio -	Service Class
Service Class	ING PIMCO High Yield Portfolio - Service Class
ING BlackRock Large Cap Growth Portfolio -	ING PIMCO Total Return Bond Portfolio - Service
Institutional Class	Class
ING BlackRock Large Cap Growth Portfolio -	ING PIMCO Total Return Bond Portfolio - Service 2
Service Class	Class
ING Bond Portfolio	ING Retirement Conservative Portfolio - Adviser Class
ING Clarion Global Real Estate Portfolio - Service	ING Retirement Growth Portfolio - Adviser Class
Class	ING Retirement Moderate Growth Portfolio - Adviser
ING Clarion Global Real Estate Portfolio -	Class
Service 2
Class	ING Retirement Moderate Portfolio - Adviser Class
ING Clarion Real Estate Portfolio - Service Class	ING T. Rowe Price Capital Appreciation Portfolio -
ING Clarion Real Estate Portfolio - Service 2 Class	Service Class
ING DFA World Equity Portfolio - Service Class	ING T. Rowe Price Capital Appreciation Portfolio -
ING FMRSM Diversified Mid Cap Portfolio -
Service	Service 2 Class
Class	ING T. Rowe Price Equity Income Portfolio -
ING FMRSM Diversified Mid Cap Portfolio -	Service Class
Service 2 Class	ING T. Rowe Price Equity Income Portfolio -
ING Franklin Income Portfolio - Service Class	Service 2 Class
ING Franklin Income Portfolio - Service 2 Class	ING T. Rowe Price International Stock Portfolio -
ING Franklin Mutual Shares Portfolio - Service	Service Class
Class
ING Franklin Templeton Founding Strategy	ING Templeton Global Growth Portfolio -
Portfolio - Service Class	Service Class

96

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

ING Investors Trust (continued):	ING Variable Portfolios, Inc. (continued):
ING Templeton Global Growth Portfolio -	ING International Index Portfolio - Class S
Service 2 Class	ING Japan TOPIX Index® Portfolio - Class A
ING Mutual Funds:	ING Russell™ Large Cap Growth Index Portfolio -
ING Diversified International Fund - Class R	Class S
ING Global Perspectives Fund - Class R	ING Russell™ Large Cap Index Portfolio - Class S
ING Partners, Inc.:	ING Russell™ Large Cap Value Index Portfolio -
ING American Century Small-Mid Cap Value	Class S
Portfolio - Service Class	ING Russell™ Mid Cap Growth Index Portfolio -
ING Baron Growth Portfolio - Service Class	Class S
ING Columbia Contrarian Core Portfolio - Service	ING Russell™ Mid Cap Index Portfolio - Class S
Class	ING Russell™ Small Cap Index Portfolio - Class S
ING Columbia Small Cap Value II Portfolio - Service	ING Small Company Portfolio - Class S
Class	ING U.S. Bond Index Portfolio - Class S
ING Global Bond Portfolio - Service Class	ING Variable Products Trust:
ING Invesco Comstock Portfolio - Service Class	ING International Value Portfolio - Class S
ING Invesco Equity and Income Portfolio - Initial	ING MidCap Opportunities Portfolio - Class S
Class	ING SmallCap Opportunities Portfolio - Class S
ING Invesco Equity and Income Portfolio -	Legg Mason Partners Variable Equity Trust:
Service Class	ClearBridge Variable Large Cap Value Portfolio -
ING JPMorgan Mid Cap Value Portfolio - Service	Class I
Class	Legg Mason Partners Variable Income Trust:
ING Oppenheimer Global Portfolio - Initial Class	Western Asset Variable High Income Portfolio
ING Oppenheimer Global Portfolio - Service Class	Oppenheimer Variable Account Funds:
ING PIMCO Total Return Portfolio - Service Class	Oppenheimer Main Street Small Cap Fund®/VA -
ING Solution 2015 Portfolio - Service Class	Service Class
ING Solution 2025 Portfolio - Service Class	PIMCO Variable Insurance Trust:
ING Solution 2035 Portfolio - Service Class	PIMCO Real Return Portfolio - Administrative Class
ING Solution 2045 Portfolio - Service Class	Pioneer Variable Contracts Trust:
ING Solution Income Portfolio - Service Class	Pioneer Equity Income VCT Portfolio - Class II
ING T. Rowe Price Diversified Mid Cap Growth	ProFunds:
Portfolio - Service Class	ProFund VP Bull
ING T. Rowe Price Growth Equity Portfolio -	ProFund VP Europe 30
Service Class	ProFund VP Rising Rates Opportunity
ING Templeton Foreign Equity Portfolio -	Wells Fargo Funds Trust:
Service Class	Wells Fargo Advantage VT Omega Growth Fund -
ING Strategic Allocation Portfolios, Inc.:	Class 2
ING Strategic Allocation Conservative Portfolio -	Wells Fargo Variable Trust:
Class S	Wells Fargo Advantage VT Index Asset Allocation
ING Strategic Allocation Growth Portfolio - Class S	Fund - Class 2
ING Strategic Allocation Moderate Portfolio -	Wells Fargo Advantage VT Intrinsic Value Fund -
Class S
ING Variable Funds:	Class 2
Wells Fargo Advantage VT Small Cap Growth
ING Growth and Income Portfolio - Class A	Fund -
ING Growth and Income Portfolio - Class I	Class 2
ING Growth and Income Portfolio - Class S	Wells Fargo Advantage VT Total Return Bond Fund
ING Variable Insurance Trust:
ING GET U.S. Core Portfolio - Series 14
ING Variable Portfolios, Inc.:
ING Euro STOXX 50® Index Portfolio - Class A
ING FTSE 100 Index® Portfolio - Class A
ING Global Value Advantage Portfolio
ING Hang Seng Index Portfolio - Class S
ING Index Plus LargeCap Portfolio - Class S
ING Index Plus MidCap Portfolio - Class S
ING Index Plus SmallCap Portfolio - Class S

97

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

The names of certain Trusts and Divisions were changed during 2013. The following is a summary of current and former names for those Trusts and Divisions:

Current Name	Former Name
AIM Variable Insurance Funds:	Van Kampen Equity Trust II:
Invesco V.I. American Franchise Fund - Series	Invesco Van Kampen American Franchise Fund - Class
I Shares	I Shares
Columbia Funds Variable Series Trust II:	Columbia Funds Variable Series Trust II:
Columbia VP U.S. Government Mortgage Fund -	Columbia VP Short Duration US Government Fund -
Class 1	Class 1
ING Investors Trust:	ING Investors Trust:
ING Invesco Growth and Income Portfolio -	ING Invesco Van Kampen Growth and Income Portfolio -
Service Class	Service Class
ING Invesco Growth and Income Portfolio -	ING Invesco Van Kampen Growth and Income Portfolio -
Service 2 Class	Service 2 Class
ING Multi-Manager Large Cap Core Portfolio - Service Class	ING Pioneer Fund Portfolio - Service Class
ING Partners, Inc.:	ING Partners, Inc.:
ING Columbia Contrarian Core Portfolio -	ING Davis New York Venture Portfolio -
Service Class	Service Class
ING Invesco Comstock Portfolio - Service	ING Invesco Van Kampen Comstock Portfolio - Service
Class	Class
ING Invesco Equity and Income Portfolio -	ING Invesco Van Kampen Equity and Income Portfolio -
Initial Class	Initial Class
ING Invesco Equity and Income Portfolio -	ING Invesco Van Kampen Equity and Income Portfolio -
Service Class	Service Class
ING Variable Portfolios, Inc.:	ING Variable Portfolios, Inc.:
ING Global Value Advantage	ING WisdomTreeSM Global High-Yielding Equity Index
Portfolio	Portfolio - Class S
Legg Mason Partners Variable Equity Trust:	Legg Mason Partners Variable Equity Trust:
ClearBridge Variable Large Cap Value Portfolio -	Legg Mason ClearBridge Variable Large Cap Value
Class I	Portfolio - Class I
Oppenheimer Variable Account Funds:	Oppenheimer Variable Account Funds:
Oppenheimer Main Street Small Cap Fund®/VA -	Oppenheimer Main Street Small- & Mid-Cap
Service Class	Fund®/VA - Service Class

During 2013, the following Divisions were closed to contract owners:

Columbia Funds Variable Series Trust II:
Columbia VP U.S. Government Mortgage Fund - Class 1
Fidelity® Variable Insurance Products II:
Fidelity® VIP Contrafund® Portfolio - Service Class 2
ING Investors Trust:
ING Oppenheimer Active Allocation Portfolio - Service Class
ING Pioneer Mid Cap Value Portfolio - Service Class
ING Partners, Inc.:
ING Growth and Income Core Portfolio - Initial Class
ING Growth and Income Core Portfolio - Service Class
ING UBS U.S. Large Cap Equity Portfolio - Service Class
ING Variable Insurance Trust:
ING GET U.S. Core Portfolio - Series 11
ING GET U.S. Core Portfolio - Series 12
ING GET U.S. Core Portfolio - Series 13
ING Variable Portfolios, Inc.:
ING BlackRock Science and Technology Opportunities Portfolio - Class S

98

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

2. Significant Accounting Policies

The following is a summary of the significant accounting policies of the Account:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

Investments

Investments are made in shares of a Division and are recorded at fair value, determined by the net asset value per share of the respective Division. Investment transactions in each Division are recorded on the trade date. Distributions of net investment income and capital gains from each Division are recognized on the ex-distribution date. Realized gains and losses on redemptions of the shares of the Division are determined on a first-in, first-out basis. The difference between cost and current fair value of investments owned on the day of measurement is recorded as unrealized appreciation or depreciation of investments.

Federal Income Taxes

Operations of the Account form a part of, and are taxed with, the total operations of ING
USA, which is taxed as a life insurance company under the Internal Revenue Code
(“IRC”). Under the current provisions of the IRC, the Company does not expect to incur federal income taxes on the earnings of the Account to the extent the earnings are credited to contract owners. Accordingly, earnings and realized capital gains of the
Account attributable to the contract owners are excluded in the determination of the federal income tax liability of ING USA, and no charge is being made to the Account for federal income taxes for these amounts. The Company will review this tax accounting in the event of changes in the tax law. Such changes in the law may result in a charge for federal income taxes.

Contract Owner Reserves

The annuity reserves of the Account are represented by net assets on the Statements of
Assets and Liabilities and are equal to the aggregate account values of the contract owners invested in the Account Divisions. To the extent that benefits to be paid to the contract owners exceed their account values, ING USA will contribute additional funds to the benefit proceeds. Conversely, if amounts allocated exceed amounts required, transfers may be made to ING USA. Prior to the annuity date, the Contracts are redeemable for the net cash surrender value of the Contracts.
Changes from Principal Transactions

99

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

Included in Changes from principal transactions on the Statements of Changes in Net
Assets are items which relate to contract owner activity, including deposits, surrenders and withdrawals, benefits, and contract charges. Also included are transfers between the fixed account and the Divisions, transfers between Divisions, and transfers to (from) ING
USA related to gains and losses resulting from actual mortality experience (the full responsibility for which is assumed by ING USA). Any net unsettled transactions as of the reporting date are included in Payable to related parties on the Statements of Assets and Liabilities.

Future Adoption of Accounting Pronouncements

In June 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting
Standards Update (“ASU”) 2013-08, “Financial Services-Investment Companies
(Accounting Standards Codification (“ASC”) Topic 946): Amendments to the Scope,
Measurement, and Disclosure Requirements” (“ASU 2013-08”), which provides comprehensive guidance for assessing whether an entity is an investment company and requires an investment company to measure noncontrolling ownership interests in other investment companies at fair value. ASU 2013-08 also requires an entity to disclose that it is an investment company and any changes to that status, as well as information about financial support provided or required to be provided to investees.

The provisions of ASU 2013-08 are effective for interim and annual reporting periods in years beginning after December 15, 2013, and should be applied prospectively for entities that are investment companies upon the effective date of the amendments. The
Account is currently in the process of assessing the requirements of ASU 2013-08, but does not expect ASU 2013-08 to have an impact on its net assets or results of operations.

Subsequent Events

The Account has evaluated subsequent events for recognition and disclosure through the date the financial statements as of December 31, 2013 and for the years ended
December 31, 2013 and 2012, were issued.

3. Financial Instruments

The Account invests assets in shares of open-end mutual funds, which process orders to purchase and redeem shares on a daily basis at the fund's next computed net asset values
(“NAV”). The fair value of the Account’s assets is based on the NAVs of mutual funds, which are obtained from the custodian and reflect the fair values of the mutual fund investments. The NAV is calculated daily upon close of the New York Stock Exchange and is based on the fair values of the underlying securities.

The Account’s financial assets are recorded at fair value on the Statements of Assets and
Liabilities and are categorized as Level 1 as of December 31, 2013 based on the priority of the inputs to the valuation technique below. There were no transfers among the levels

100

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

for the year ended December 31, 2013. The Account had no financial liabilities as of
December 31, 2013.

The Account categorizes its financial instruments into a three-level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level
1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument.

▪	Level 1 - Unadjusted quoted prices for identical assets or liabilities in an active market. The Account defines an active market as a market in which transactions take place with sufficient frequency and volume to provide pricing information on an ongoing basis.
▪	Level 2 - Quoted prices in markets that are not active or valuation techniques that require inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:
	a)	Quoted prices for similar assets or liabilities in active markets;
	b)	Quoted prices for identical or similar assets or liabilities in non-active markets;
	c)	Inputs other than quoted market prices that are observable; and
	d)	Inputs that are derived principally from or corroborated by observable market data through correlation or other means.
▪	Level 3 - Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These valuations, whether derived internally or obtained from a third party, use critical assumptions that are not widely available to estimate market participant expectations in valuing the asset or liability.

4. Charges and Fees

Under the terms of all Contracts, certain charges and fees are incurred by the Contracts to cover ING USA’s expenses in connection with the issuance and administration of the
Contracts. Following is a summary of these charges and fees:

Mortality and Expense Risk Charges

ING USA assumes mortality and expense risks related to the operations of the Account and, in accordance with the terms of the Contracts, deducts a daily charge from the assets of the Account. Daily charges are deducted at annual rates of 0.35% to 2.20% of the average daily net asset value of each Division of the Account to cover these risks, as specified in the Contracts. These charges are assessed through a reduction in unit values.

101

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

Asset Based Administrative Charges

A charge to cover administrative expenses of the Account is deducted at an annual rate of
0.15% of the assets attributable to the Contracts. These charges are assessed through the redemption of units.

Contract Maintenance Charges

An annual Contract maintenance fee of up to $40 may be deducted from the accumulation value of Contracts to cover ongoing administrative expenses, as specified in the Contracts. These charges are assessed through the redemption of units.

Contingent Deferred Sales Charges

For certain Contracts, a contingent deferred sales charge (“Surrender Charge”) is imposed as a percentage that ranges up to 8.00% of each premium payment if the
Contract is surrendered or an excess partial withdrawal is taken as specified in the
Contract. These charges are assessed through the redemption of units.

Withdrawal and Distribution Charges

For certain Contracts, a charge is deducted from the accumulation value for contract owners taking more than one conventional partial withdrawal during a Contract year. For certain Contracts, annual distribution fees are deducted from the Contracts’ accumulation values. These charges are assessed through the redemption of units.

Other Contract Charges

For certain Contracts, an additional annual charge of 0.50% is deducted daily from the accumulation value for amounts invested in the ING GET U.S. Core Portfolio Funds.

Certain Contacts contain optional riders that are available for an additional charge, such as minimum guaranteed income benefits and minimum guaranteed withdrawal benefits.
The amounts charged for these optional benefits vary based on a number of factors and are defined in the Contracts. These charges are assessed through the redemption of units.

Fees Waived by ING USA

Certain charges and fees for various types of Contracts may be waived by ING USA.
ING USA reserves the right to discontinue these waivers at its discretion or to conform with changes in the law.

102

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

5. Related Party Transactions

During the year ended December 31, 2013, management fees were paid to DSL, an affiliate of the Company, in its capacity as investment adviser to the ING Investors Trust and ING Partners, Inc. The Trust's advisory agreement provided for a fee at annual rates up to 1.25% of the average net assets of each respective Fund.

Management fees were also paid to IIL, an affiliate of the Company, in its capacity as investment adviser to the ING Balanced Portfolio, Inc., ING Intermediate Bond Portfolio,
ING Mutual Funds, ING Strategic Allocation Portfolio, Inc., ING Variable Funds, ING
Variable Insurance Trust, ING Variable Portfolios, Inc., and ING Variable Products
Trust. The Trusts' advisory agreement provided for fees at annual rates up 0.80% of the average net assets of each respective Fund.

103

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

6. Purchases and Sales of Investment Securities

The aggregate cost of purchases and proceeds from sales of investments for the year ended December 31, 2013 follow:

	Purchases	Sales
	(Dollars in thousands)
AIM Variable Insurance Funds:
Invesco V.I. American Franchise Fund - Series I Shares	$ 332	$ 3,864
BlackRock Variable Series Funds, Inc.:
BlackRock Global Allocation V.I. Fund - Class III	135,030	113,241
Columbia Funds Variable Insurance Trust:
Columbia Asset Allocation Fund, Variable Series - Class A	87	142
Columbia Small Cap Value Fund, Variable Series - Class B	9,114	29,166
Columbia Small Company Growth Fund, Variable Series - Class A	31	17
Columbia Funds Variable Series Trust II:
Columbia VP Large Cap Growth Fund - Class 1	2	52
Columbia VP U.S. Government Mortgage Fund - Class 1	-	3
Fidelity® Variable Insurance Products:
Fidelity® VIP Equity-Income Portfolio - Service Class 2	17,994	32,597
Fidelity® Variable Insurance Products II:
Fidelity® VIP Contrafund® Portfolio - Service Class 2	110	756,819
Franklin Templeton Variable Insurance Products Trust:
Franklin Small Cap Value Securities Fund - Class 2	745	2,273
ING Balanced Portfolio, Inc.:
ING Balanced Portfolio - Class S	178	884
ING Intermediate Bond Portfolio:
ING Intermediate Bond Portfolio - Class S	122,570	162,041
ING Investors Trust:
ING American Funds Asset Allocation Portfolio	62,468	32,735
ING American Funds Global Growth and Income Portfolio	12,663	5,030
ING American Funds International Growth and Income Portfolio	10,035	3,840
ING American Funds International Portfolio	24,467	129,128
ING American Funds World Allocation Portfolio	12,918	25,500
ING BlackRock Health Sciences Opportunities Portfolio - Service Class	80,250	26,594
ING BlackRock Inflation Protected Bond Portfolio - Service Class	46,071	261,408
ING BlackRock Large Cap Growth Portfolio - Institutional Class	1	7
ING BlackRock Large Cap Growth Portfolio - Service Class	13,916	35,504
ING Bond Portfolio	81,053	92,383
ING Clarion Global Real Estate Portfolio - Service Class	11,955	21,574
ING Clarion Global Real Estate Portfolio - Service 2 Class	117	276
ING Clarion Real Estate Portfolio - Service Class	13,435	53,850
ING Clarion Real Estate Portfolio - Service 2 Class	1,544	3,368
ING DFA World Equity Portfolio - Service Class	10,551	23,853
ING FMRSM Diversified Mid Cap Portfolio - Service Class	13,695	116,177
ING FMRSM Diversified Mid Cap Portfolio - Service 2 Class	538	5,079
ING Franklin Income Portfolio - Service Class	57,640	60,948
ING Franklin Income Portfolio - Service 2 Class	1,736	2,347
ING Franklin Mutual Shares Portfolio - Service Class	8,730	27,320
ING Franklin Templeton Founding Strategy Portfolio - Service Class	55,165	63,957
ING Global Resources Portfolio - Adviser Class	16,129	22,090
ING Global Resources Portfolio - Service Class	9,423	85,879
ING Global Resources Portfolio - Service 2 Class	645	4,465

104

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

	Purchases	Sales
	(Dollars in thousands)
ING Investors Trust (continued):
ING Invesco Growth and Income Portfolio - Service Class	$ 35,217	$ 66,873
ING Invesco Growth and Income Portfolio - Service 2 Class	1,019	9,721
ING JPMorgan Emerging Markets Equity Portfolio - Service Class	66,997	88,063
ING JPMorgan Emerging Markets Equity Portfolio - Service 2 Class	2,478	4,438
ING JPMorgan Small Cap Core Equity Portfolio - Service Class	73,711	39,687
ING JPMorgan Small Cap Core Equity Portfolio - Service 2 Class	1,989	7,493
ING Large Cap Growth Portfolio - Adviser Class	44,509	299,617
ING Large Cap Growth Portfolio - Service Class	733,404	130,506
ING Large Cap Growth Portfolio - Service 2 Class	12	86
ING Large Cap Value Portfolio - Service Class	499,896	65,148
ING Limited Maturity Bond Portfolio - Service Class	859	12,947
ING Liquid Assets Portfolio - Service Class	256,921	394,348
ING Liquid Assets Portfolio - Service 2 Class	8,495	12,224
ING Marsico Growth Portfolio - Service Class	13,259	71,418
ING Marsico Growth Portfolio - Service 2 Class	192	3,683
ING MFS Total Return Portfolio - Service Class	22,304	88,057
ING MFS Total Return Portfolio - Service 2 Class	981	5,655
ING MFS Utilities Portfolio - Service Class	22,867	93,671
ING Morgan Stanley Global Franchise Portfolio - Service Class	39,101	55,915
ING Morgan Stanley Global Franchise Portfolio - Service 2 Class	5,419	9,643
ING Multi-Manager Large Cap Core Portfolio - Service Class	10,652	15,563
ING Oppenheimer Active Allocation Portfolio - Service Class	12,262	52,204
ING PIMCO High Yield Portfolio - Service Class	86,375	143,734
ING PIMCO Total Return Bond Portfolio - Service Class	182,867	763,178
ING PIMCO Total Return Bond Portfolio - Service 2 Class	4,928	13,839
ING Pioneer Mid Cap Value Portfolio - Service Class	14,081	529,380
ING Retirement Conservative Portfolio - Adviser Class	90,096	183,202
ING Retirement Growth Portfolio - Adviser Class	89,948	444,229
ING Retirement Moderate Growth Portfolio - Adviser Class	106,319	314,299
ING Retirement Moderate Portfolio - Adviser Class	57,277	194,048
ING T. Rowe Price Capital Appreciation Portfolio - Service Class	294,160	275,225
ING T. Rowe Price Capital Appreciation Portfolio - Service 2 Class	7,136	13,223
ING T. Rowe Price Equity Income Portfolio - Service Class	55,357	128,274
ING T. Rowe Price Equity Income Portfolio - Service 2 Class	1,252	5,328
ING T. Rowe Price International Stock Portfolio - Service Class	9,357	25,783
ING Templeton Global Growth Portfolio - Service Class	23,682	43,032
ING Templeton Global Growth Portfolio - Service 2 Class	636	715
ING Mutual Funds:
ING Diversified International Fund - Class R	-	4
ING Global Perspectives Fund - Class R	24,097	180
ING Partners, Inc.:
ING American Century Small-Mid Cap Value Portfolio - Service Class	256	569
ING Baron Growth Portfolio - Service Class	86,035	47,591
ING Columbia Contrarian Core Portfolio - Service Class	15,216	42,854
ING Columbia Small Cap Value II Portfolio - Service Class	5,206	28,731
ING Global Bond Portfolio - Service Class	758	1,977
ING Growth and Income Core Portfolio - Initial Class	7	768

105

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

	Purchases	Sales
	(Dollars in thousands)
ING Partners, Inc. (continued):
ING Growth and Income Core Portfolio - Service Class	$ 34	$ 6,167
ING Invesco Comstock Portfolio - Service Class	56,012	44,149
ING Invesco Equity and Income Portfolio - Initial Class	23	188
ING Invesco Equity and Income Portfolio - Service Class	36,993	12,611
ING JPMorgan Mid Cap Value Portfolio - Service Class	71,845	44,485
ING Oppenheimer Global Portfolio - Initial Class	142	1,088
ING Oppenheimer Global Portfolio - Service Class	26,423	21,814
ING PIMCO Total Return Portfolio - Service Class	320	878
ING Solution 2015 Portfolio - Service Class	934	2,267
ING Solution 2025 Portfolio - Service Class	908	1,910
ING Solution 2035 Portfolio - Service Class	356	1,685
ING Solution 2045 Portfolio - Service Class	50	310
ING Solution Income Portfolio - Service Class	853	717
ING T. Rowe Price Diversified Mid Cap Growth Portfolio - Service Class	265	2,702
ING T. Rowe Price Growth Equity Portfolio - Service Class	75,012	36,678
ING Templeton Foreign Equity Portfolio - Service Class	49,139	96,615
ING UBS U.S. Large Cap Equity Portfolio - Service Class	94	5,722
ING Strategic Allocation Portfolios, Inc.:
ING Strategic Allocation Conservative Portfolio - Class S	736	213
ING Strategic Allocation Growth Portfolio - Class S	44	84
ING Strategic Allocation Moderate Portfolio - Class S	269	69
ING Variable Funds:
ING Growth and Income Portfolio - Class A	14,336	188,521
ING Growth and Income Portfolio - Class I	807	99
ING Growth and Income Portfolio - Class S	27,624	146,466
ING Variable Insurance Trust:
ING GET U.S. Core Portfolio - Series 11	73	3,511
ING GET U.S. Core Portfolio - Series 12	184	1,850
ING GET U.S. Core Portfolio - Series 13	230	6,916
ING GET U.S. Core Portfolio - Series 14	713	4,589
ING Variable Portfolios, Inc.:
ING BlackRock Science and Technology Opportunities Portfolio - Class S	33,325	201,575
ING Euro STOXX 50® Index Portfolio - Class A	33,438	10,159
ING FTSE 100 Index® Portfolio - Class A	12,662	10,237
ING Global Value Advantage Portfolio	12,984	29,784
ING Hang Seng Index Portfolio - Class S	17,410	29,468
ING Index Plus LargeCap Portfolio - Class S	3,459	26,675
ING Index Plus MidCap Portfolio - Class S	2,072	19,367
ING Index Plus SmallCap Portfolio - Class S	2,262	15,586
ING International Index Portfolio - Class S	29,613	18,504
ING Japan TOPIX Index® Portfolio - Class A	18,312	11,077
ING Russell™ Large Cap Growth Index Portfolio - Class S	29,477	38,550
ING Russell™ Large Cap Index Portfolio - Class S	54,986	85,634
ING Russell™ Large Cap Value Index Portfolio - Class S	37,191	33,018
ING Russell™ Mid Cap Growth Index Portfolio - Class S	22,460	54,261
ING Russell™ Mid Cap Index Portfolio - Class S	62,328	36,001
ING Russell™ Small Cap Index Portfolio - Class S	93,772	45,635
ING Small Company Portfolio - Class S	45,617	48,721
ING U.S. Bond Index Portfolio - Class S	27,668	74,419

106

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

	Purchases	Sales
	(Dollars in thousands)
ING Variable Products Trust:
ING International Value Portfolio - Class S	$ 288	$ 1,200
ING MidCap Opportunities Portfolio - Class S	203,720	112,723
ING SmallCap Opportunities Portfolio - Class S	5,023	12,399
Legg Mason Partners Variable Equity Trust:
ClearBridge Variable Large Cap Value Portfolio - Class I	23	25
Legg Mason Partners Variable Income Trust:
Western Asset Variable High Income Portfolio	31	26
Oppenheimer Variable Account Funds:
Oppenheimer Main Street Small Cap Fund®/VA - Service Class	470	355
PIMCO Variable Insurance Trust:
PIMCO Real Return Portfolio - Administrative Class	694	5,806
Pioneer Variable Contracts Trust:
Pioneer Equity Income VCT Portfolio - Class II	638	2,586
ProFunds:
ProFund VP Bull	366	2,181
ProFund VP Europe 30	196	1,589
ProFund VP Rising Rates Opportunity	352	975
Wells Fargo Funds Trust:
Wells Fargo Advantage VT Omega Growth Fund - Class 2	102	138
Wells Fargo Variable Trust:
Wells Fargo Advantage VT Index Asset Allocation Fund - Class 2	25	153
Wells Fargo Advantage VT Intrinsic Value Fund - Class 2	9	184
Wells Fargo Advantage VT Small Cap Growth Fund - Class 2	14	27
Wells Fargo Advantage VT Total Return Bond Fund	76	111

107

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

7.	Changes in Units

The changes in units outstanding for the years ended December 31, 2013 and 2012 are shown in the following table.

			Year Ended December 31
		2013			2012
	Units	Units	Net Increase	Units	Units	Net Increase
	Issued	Redeemed	(Decrease)	Issued	Redeemed	(Decrease)
AIM Variable Insurance Funds:
Invesco V.I. American Franchise Fund - Series I Shares	108,471	398,420	(289,949)	1,924,792	236,409	1,688,383
BlackRock Variable Series Funds, Inc.:
BlackRock Global Allocation V.I. Fund - Class III	20,956,025	22,103,381	(1,147,356)	12,847,905	29,744,902	(16,896,997)
Columbia Funds Variable Insurance Trust:
Columbia Asset Allocation Fund, Variable Series - Class A	260	3,486	(3,226)	943	147	796
Columbia Small Cap Value Fund, Variable Series - Class B	888,950	1,695,603	(806,653)	138,962	923,481	(784,519)
Columbia Small Company Growth Fund, Variable Series - Class A	1,213	686	527	-	-	-
Columbia Funds Variable Series Trust II:
Columbia VP Large Cap Growth Fund - Class 1	1	4,871	(4,870)	-	2,875	(2,875)
Columbia VP U.S. Government Mortgage Fund - Class 1	-	330	(330)	-	69	(69)
Fidelity® Variable Insurance Products:
Fidelity® VIP Equity-Income Portfolio - Service Class 2	1,453,570	3,310,753	(1,857,183)	287,260	2,040,149	(1,752,889)
Fidelity® Variable Insurance Products II:
Fidelity® VIP Contrafund® Portfolio - Service Class 2	1,851,397	46,515,706	(44,664,309)	954,380	6,620,153	(5,665,773)
Franklin Templeton Variable Insurance Products Trust:
Franklin Small Cap Value Securities Fund - Class 2	27,286	95,616	(68,330)	13,075	142,322	(129,247)
ING Balanced Portfolio, Inc.:
ING Balanced Portfolio - Class S	13,877	66,455	(52,578)	12,199	99,764	(87,565)
ING Intermediate Bond Portfolio:
ING Intermediate Bond Portfolio - Class S	27,221,617	31,168,764	(3,947,147)	22,261,655	30,442,457	(8,180,802)
ING Investors Trust:
ING American Funds Asset Allocation Portfolio	9,924,681	7,453,978	2,470,703	6,208,895	5,690,492	518,403
ING American Funds Global Growth and Income Portfolio	1,607,009	950,663	656,346	1,205,860	555,347	650,513
ING American Funds International Growth and Income Portfolio	1,279,880	701,770	578,110	872,686	280,231	592,455
ING American Funds International Portfolio	7,398,728	12,668,430	(5,269,702)	4,664,873	11,606,803	(6,941,930)
ING American Funds World Allocation Portfolio	1,933,640	2,904,399	(970,759)	1,791,493	3,173,961	(1,382,468)
ING BlackRock Health Sciences Opportunities Portfolio - Service Class	8,766,148	6,387,551	2,378,597	3,673,851	4,118,680	(444,829)

108

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

			Year Ended December 31
		2013			2012
	Units	Units	Net Increase	Units	Units	Net Increase
	Issued	Redeemed	(Decrease)	Issued	Redeemed	(Decrease)
ING Investors Trust (continued):
ING BlackRock Inflation Protected Bond Portfolio - Service Class	10,589,859	29,980,362	(19,390,503)	22,579,058	19,273,054	3,306,004
ING BlackRock Large Cap Growth Portfolio - Institutional Class	-	575	(575)	1,960	10,573	(8,613)
ING BlackRock Large Cap Growth Portfolio - Service Class	3,721,159	5,310,881	(1,589,722)	3,876,108	4,648,621	(772,513)
ING Bond Portfolio	11,122,462	15,659,190	(4,536,728)	8,888,582	12,462,021	(3,573,439)
ING Clarion Global Real Estate Portfolio - Service Class	1,554,359	2,696,195	(1,141,836)	338,508	1,863,453	(1,524,945)
ING Clarion Global Real Estate Portfolio - Service 2 Class	22,795	40,493	(17,698)	2,472	27,259	(24,787)
ING Clarion Real Estate Portfolio - Service Class	892,339	1,425,188	(532,849)	148,066	959,589	(811,523)
ING Clarion Real Estate Portfolio - Service 2 Class	88,190	152,505	(64,315)	11,589	119,894	(108,305)
ING DFA World Equity Portfolio - Service Class	2,818,109	4,205,300	(1,387,191)	2,134,200	4,530,500	(2,396,300)
ING FMRSM Diversified Mid Cap Portfolio - Service Class	5,250,899	10,239,736	(4,988,837)	2,500,706	9,181,370	(6,680,664)
ING FMRSM Diversified Mid Cap Portfolio - Service 2 Class	124,868	297,242	(172,374)	45,443	198,832	(153,389)
ING Franklin Income Portfolio - Service Class	11,666,796	13,154,426	(1,487,630)	8,116,499	9,860,786	(1,744,287)
ING Franklin Income Portfolio - Service 2 Class	175,138	246,648	(71,510)	135,057	109,052	26,005
ING Franklin Mutual Shares Portfolio - Service Class	2,811,676	4,192,718	(1,381,042)	1,622,990	3,706,914	(2,083,924)
ING Franklin Templeton Founding Strategy Portfolio - Service Class	9,814,926	11,413,988	(1,599,062)	3,615,778	12,569,278	(8,953,500)
ING Global Resources Portfolio - Adviser Class	4,170,253	4,785,162	(614,909)	5,144,943	6,510,985	(1,366,042)
ING Global Resources Portfolio - Service Class	2,043,323	4,193,713	(2,150,390)	693,419	2,512,241	(1,818,822)
ING Global Resources Portfolio - Service 2 Class	69,500	216,649	(147,149)	28,732	118,356	(89,624)
ING Invesco Growth and Income Portfolio - Service Class	3,976,758	4,778,673	(801,915)	1,972,664	4,056,435	(2,083,771)
ING Invesco Growth and Income Portfolio - Service 2 Class	176,125	615,964	(439,839)	43,393	389,088	(345,695)
ING JPMorgan Emerging Markets Equity Portfolio - Service Class	8,138,332	9,520,810	(1,382,478)	6,246,263	6,887,301	(641,038)
ING JPMorgan Emerging Markets Equity Portfolio - Service 2 Class	115,276	190,351	(75,075)	12,635	104,982	(92,347)
ING JPMorgan Small Cap Core Equity Portfolio - Service Class	7,594,153	5,979,366	1,614,787	4,662,493	6,820,131	(2,157,638)
ING JPMorgan Small Cap Core Equity Portfolio - Service 2 Class	74,403	335,412	(261,009)	4,382	219,617	(215,235)
ING Large Cap Growth Portfolio - Adviser Class	12,685,554	33,663,707	(20,978,153)	200,867,518	16,205,302	184,662,216
ING Large Cap Growth Portfolio - Service Class	42,191,806	8,451,709	33,740,097	3,745,420	6,101,120	(2,355,700)
ING Large Cap Growth Portfolio - Service 2 Class	1,146	4,980	(3,834)	858	4,090	(3,232)
ING Large Cap Value Portfolio - Service Class	39,917,278	6,594,045	33,323,233	4,580,619	4,213,914	366,705
ING Limited Maturity Bond Portfolio - Service Class	1,946,085	2,474,171	(528,086)	140,252	735,017	(594,765)
ING Liquid Assets Portfolio - Service Class	87,970,851	97,482,923	(9,512,072)	44,117,809	53,947,736	(9,829,927)

109

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

			Year Ended December 31
		2013			2012
	Units	Units	Net Increase	Units	Units	Net Increase
	Issued	Redeemed	(Decrease)	Issued	Redeemed	(Decrease)
ING Investors Trust (continued):
ING Liquid Assets Portfolio - Service 2 Class	2,674,163	3,030,695	(356,532)	1,251,795	1,615,455	(363,660)
ING Marsico Growth Portfolio - Service Class	7,043,260	9,786,052	(2,742,792)	3,856,091	7,245,433	(3,389,342)
ING Marsico Growth Portfolio - Service 2 Class	44,510	232,738	(188,228)	27,905	130,561	(102,656)
ING MFS Total Return Portfolio - Service Class	3,798,744	5,996,629	(2,197,885)	2,190,819	5,166,948	(2,976,129)
ING MFS Total Return Portfolio - Service 2 Class	204,988	509,588	(304,600)	79,888	285,320	(205,432)
ING MFS Utilities Portfolio - Service Class	4,704,451	8,131,013	(3,426,562)	3,789,568	6,755,459	(2,965,891)
ING Morgan Stanley Global Franchise Portfolio - Service Class	3,431,078	5,114,292	(1,683,214)	3,617,205	4,682,156	(1,064,951)
ING Morgan Stanley Global Franchise Portfolio - Service 2 Class	156,028	491,307	(335,279)	67,973	420,126	(352,153)
ING Multi-Manager Large Cap Core Portfolio - Service Class	1,673,076	1,964,689	(291,613)	351,919	950,667	(598,748)
ING Oppenheimer Active Allocation Portfolio - Service Class	-	3,962,251	(3,962,251)	706,300	1,276,455	(570,155)
ING PIMCO High Yield Portfolio - Service Class	14,385,054	18,994,786	(4,609,732)	13,694,248	12,269,488	1,424,760
ING PIMCO Total Return Bond Portfolio - Service Class	40,970,087	76,926,920	(35,956,833)	43,333,511	47,692,271	(4,358,760)
ING PIMCO Total Return Bond Portfolio - Service 2 Class	882,174	1,573,054	(690,880)	550,592	893,173	(342,581)
ING Pioneer Mid Cap Value Portfolio - Service Class	-	36,866,150	(36,866,150)	1,786,816	7,305,238	(5,518,422)
ING Retirement Conservative Portfolio - Adviser Class	19,464,606	30,484,142	(11,019,536)	17,429,624	17,829,554	(399,930)
ING Retirement Growth Portfolio - Adviser Class	17,024,825	46,877,846	(29,853,021)	11,622,039	43,823,029	(32,200,990)
ING Retirement Moderate Growth Portfolio - Adviser Class	19,105,209	37,160,224	(18,055,015)	10,897,502	35,889,680	(24,992,178)
ING Retirement Moderate Portfolio - Adviser Class	14,208,751	26,897,446	(12,688,695)	10,241,625	23,515,287	(13,273,662)
ING T. Rowe Price Capital Appreciation Portfolio - Service Class	13,043,820	14,965,013	(1,921,193)	7,595,676	11,862,125	(4,266,449)
ING T. Rowe Price Capital Appreciation Portfolio - Service 2 Class	247,512	748,332	(500,820)	233,852	487,050	(253,198)
ING T. Rowe Price Equity Income Portfolio - Service Class	6,498,643	8,415,046	(1,916,403)	3,490,754	6,628,549	(3,137,795)
ING T. Rowe Price Equity Income Portfolio - Service 2 Class	98,856	316,507	(217,651)	60,126	215,814	(155,688)
ING T. Rowe Price International Stock Portfolio - Service Class	2,394,315	3,482,765	(1,088,450)	2,209,751	2,776,314	(566,563)
ING Templeton Global Growth Portfolio - Service Class	2,677,867	3,471,401	(793,534)	1,004,601	2,362,725	(1,358,124)
ING Templeton Global Growth Portfolio - Service 2 Class	54,689	54,697	(8)	23,736	26,594	(2,858)
ING Mutual Funds:
ING Diversified International Fund - Class R	-	301	(301)	-	5,438	(5,438)
ING Global Perspectives Fund - Class R	2,644,266	304,514	2,339,752	-	-	-

110

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

			Year Ended December 31
		2013			2012
	Units	Units	Net Increase	Units	Units	Net Increase
	Issued	Redeemed	(Decrease)	Issued	Redeemed	(Decrease)
ING Partners, Inc.:
ING American Century Small-Mid Cap Value Portfolio - Service Class	7,984	22,569	(14,585)	13,999	34,695	(20,696)
ING Baron Growth Portfolio - Service Class	10,567,431	9,125,223	1,442,208	5,710,429	8,632,139	(2,921,710)
ING Columbia Contrarian Core Portfolio - Service Class	3,873,744	6,096,031	(2,222,287)	2,259,304	4,564,899	(2,305,595)
ING Columbia Small Cap Value II Portfolio - Service Class	1,602,056	3,333,203	(1,731,147)	364,139	2,063,800	(1,699,661)
ING Global Bond Portfolio - Service Class	46,198	152,570	(106,372)	68,791	133,990	(65,199)
ING Growth and Income Core Portfolio - Initial Class	-	77,608	(77,608)	7,732	34,800	(27,068)
ING Growth and Income Core Portfolio - Service Class	-	522,718	(522,718)	38,463	135,394	(96,931)
ING Invesco Comstock Portfolio - Service Class	7,034,020	6,015,379	1,018,641	2,528,444	3,483,676	(955,232)
ING Invesco Equity and Income Portfolio - Initial Class	49	10,813	(10,764)	2,639	18,462	(15,823)
ING Invesco Equity and Income Portfolio - Service Class	5,082,080	3,376,992	1,705,088	2,619,195	3,868,673	(1,249,478)
ING JPMorgan Mid Cap Value Portfolio - Service Class	8,569,667	7,106,692	1,462,975	6,167,133	4,780,072	1,387,061
ING Oppenheimer Global Portfolio - Initial Class	12,229	68,960	(56,731)	6,605	78,635	(72,030)
ING Oppenheimer Global Portfolio - Service Class	3,356,627	3,014,114	342,513	1,546,234	2,108,740	(562,506)
ING PIMCO Total Return Portfolio - Service Class	12,011	57,885	(45,874)	15,024	106,709	(91,685)
ING Solution 2015 Portfolio - Service Class	37,910	163,170	(125,260)	17,594	109,141	(91,547)
ING Solution 2025 Portfolio - Service Class	58,750	149,908	(91,158)	20,080	181,111	(161,031)
ING Solution 2035 Portfolio - Service Class	13,696	116,099	(102,403)	25,428	163,028	(137,600)
ING Solution 2045 Portfolio - Service Class	2,164	21,221	(19,057)	4,033	4,728	(695)
ING Solution Income Portfolio - Service Class	58,287	58,324	(37)	27,348	82,668	(55,320)
ING T. Rowe Price Diversified Mid Cap Growth Portfolio - Service Class	13,340	125,341	(112,001)	24,073	141,216	(117,143)
ING T. Rowe Price Growth Equity Portfolio - Service Class	11,691,590	8,701,388	2,990,202	13,049,533	9,726,062	3,323,471
ING Templeton Foreign Equity Portfolio - Service Class	1,157,249	5,356,224	(4,198,975)	48,687,031	10,807,712	37,879,319
ING UBS U.S. Large Cap Equity Portfolio - Service Class	-	428,621	(428,621)	40,846	98,475	(57,629)
ING Strategic Allocation Portfolios, Inc.:
ING Strategic Allocation Conservative Portfolio - Class S	31,747	2,314	29,433	11,819	3,522	8,297
ING Strategic Allocation Growth Portfolio - Class S	1,954	4,034	(2,080)	204	1,159	(955)
ING Strategic Allocation Moderate Portfolio - Class S	14,666	3,855	10,811	1,073	4,022	(2,949)
ING Variable Funds:
ING Growth and Income Portfolio - Class A	6,556,895	19,776,986	(13,220,091)	9,468,664	22,035,746	(12,567,082)
ING Growth and Income Portfolio - Class I	80,977	9,089	71,888	221	2,572	(2,351)
ING Growth and Income Portfolio - Class S	4,730,694	15,126,919	(10,396,225)	1,473,364	13,907,232	(12,433,868)

111

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

			Year Ended December 31
		2013			2012
	Units	Units	Net Increase	Units	Units	Net Increase
	Issued	Redeemed	(Decrease)	Issued	Redeemed	(Decrease)
ING Variable Insurance Trust:
ING GET U.S. Core Portfolio - Series 11	-	348,423	(348,423)	8,704	47,153	(38,449)
ING GET U.S. Core Portfolio - Series 12	-	162,126	(162,126)	2,415	12,332	(9,917)
ING GET U.S. Core Portfolio - Series 13	-	667,155	(667,155)	4,435	196,551	(192,116)
ING GET U.S. Core Portfolio - Series 14	80,671	475,298	(394,627)	163,606	620,658	(457,052)
ING Variable Portfolios, Inc.:
ING BlackRock Science and Technology Opportunities Portfolio - Class S	-	17,592,233	(17,592,233)	4,942,875	7,142,265	(2,199,390)
ING Euro STOXX 50® Index Portfolio - Class A	4,893,818	2,538,862	2,354,956	1,866,623	1,245,397	621,226
ING FTSE 100 Index® Portfolio - Class A	1,826,226	1,640,696	185,530	381,984	411,144	(29,160)
ING Global Value Advantage Portfolio	2,643,081	4,882,369	(2,239,288)	2,007,321	3,840,716	(1,833,395)
ING Hang Seng Index Portfolio - Class S	2,391,417	3,412,805	(1,021,388)	1,523,987	1,740,134	(216,147)
ING Index Plus LargeCap Portfolio - Class S	1,116,940	2,979,221	(1,862,281)	261,058	2,187,615	(1,926,557)
ING Index Plus MidCap Portfolio - Class S	882,146	1,811,340	(929,194)	208,673	1,275,789	(1,067,116)
ING Index Plus SmallCap Portfolio - Class S	756,528	1,520,313	(763,785)	183,422	955,648	(772,226)
ING International Index Portfolio - Class S	5,062,447	3,734,297	1,328,150	1,907,442	2,006,784	(99,342)
ING Japan TOPIX Index® Portfolio - Class A	2,469,743	1,841,114	628,629	561,812	1,112,255	(550,443)
ING Russell™ Large Cap Growth Index Portfolio - Class S	3,570,589	4,048,307	(477,718)	3,632,451	4,326,464	(694,013)
ING Russell™ Large Cap Index Portfolio - Class S	9,968,388	12,243,945	(2,275,557)	11,777,149	12,418,448	(641,299)
ING Russell™ Large Cap Value Index Portfolio - Class S	3,650,290	3,354,797	295,493	3,881,779	2,734,705	1,147,074
ING Russell™ Mid Cap Growth Index Portfolio - Class S	2,894,640	4,262,777	(1,368,137)	1,956,030	3,637,263	(1,681,233)
ING Russell™ Mid Cap Index Portfolio - Class S	7,928,340	6,087,436	1,840,904	4,709,206	4,211,248	497,958
ING Russell™ Small Cap Index Portfolio - Class S	12,334,282	9,252,271	3,082,011	7,454,526	7,776,514	(321,988)
ING Small Company Portfolio - Class S	4,658,228	5,159,401	(501,173)	1,708,698	3,284,591	(1,575,893)
ING U.S. Bond Index Portfolio - Class S	7,551,156	11,778,600	(4,227,444)	7,174,183	12,393,012	(5,218,829)
ING Variable Products Trust:
ING International Value Portfolio - Class S	16,046	76,277	(60,231)	26,892	88,628	(61,736)
ING MidCap Opportunities Portfolio - Class S	17,715,140	11,218,264	6,496,876	6,070,998	9,698,120	(3,627,122)
ING SmallCap Opportunities Portfolio - Class S	478,444	1,310,712	(832,268)	150,560	961,834	(811,274)
Legg Mason Partners Variable Equity Trust:
ClearBridge Variable Large Cap Value Portfolio - Class I	10	586	(576)	3	1,264	(1,261)

112

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

			Year Ended December 31
		2013			2012
	Units	Units	Net Increase	Units	Units	Net Increase
	Issued	Redeemed	(Decrease)	Issued	Redeemed	(Decrease)
Legg Mason Partners Variable Income Trust:
Western Asset Variable High Income Portfolio	22	17	5	-	671	(671)
Oppenheimer Variable Account Funds:
Oppenheimer Main Street Small Cap Fund®/VA - Service Class	18,004	14,858	3,146	12,211	21,562	(9,351)
PIMCO Variable Insurance Trust:
PIMCO Real Return Portfolio - Administrative Class	50,678	416,872	(366,194)	266,238	210,068	56,170
Pioneer Variable Contracts Trust:
Pioneer Equity Income VCT Portfolio - Class II	25,060	133,821	(108,761)	39,743	194,275	(154,532)
ProFunds:
ProFund VP Bull	2,462,232	2,627,593	(165,361)	91,266	334,704	(243,438)
ProFund VP Europe 30	1,232,927	1,372,224	(139,297)	64,591	195,876	(131,285)
ProFund VP Rising Rates Opportunity	4,225,533	4,405,654	(180,121)	636,496	668,271	(31,775)
Wells Fargo Funds Trust:
Wells Fargo Advantage VT Omega Growth Fund - Class 2	1,853	9,209	(7,356)	1,186	26,075	(24,889)
Wells Fargo Variable Trust:
Wells Fargo Advantage VT Index Asset Allocation Fund - Class 2	-	8,375	(8,375)	237	59,536	(59,299)
Wells Fargo Advantage VT Intrinsic Value Fund - Class 2	16,046	28,110	(12,064)	18	7,556	(7,538)
Wells Fargo Advantage VT Small Cap Growth Fund - Class 2	12	1,071	(1,059)	214	8,605	(8,391)
Wells Fargo Advantage VT Total Return Bond Fund	4,259	7,946	(3,687)	2,462	14,443	(11,981)

113

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

8.	Financial Highlights

A summary of unit values, units outstanding, and net assets for variable annuity Contracts, expense ratios, excluding expenses of underlying Funds, investment income ratios, and total return for the years ended December 31, 2013, 2012, 2011, 2010, and 2009, follows:

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
Invesco V.I. American Franchise Fund - Series I Shares
2013	1,398	$13.50	to	$13.83	$ 19,078	0.42%	0.95%	to	2.35%	36.78%	to	38.86%
2012	1,688	$9.87	to	$9.96	$ 16,725	(d)	0.95%	to	2.35%		(d)
2011	(d)		(d)		(d)	(d)		(d)			(d)
2010	(d)		(d)		(d)	(d)		(d)			(d)
2009	(d)		(d)		(d)	(d)		(d)			(d)
BlackRock Global Allocation V.I. Fund - Class III
2013	93,742	$11.34	to	$12.30	$ 1,103,143	1.07%	0.95%	to	2.35%	11.72%	to	13.30%
2012	94,889	$10.15	to	$10.86	$ 993,413	1.40%	0.95%	to	2.35%	7.41%	to	8.93%
2011	111,786	$9.45	to	$9.97	$ 1,082,096	2.30%	0.95%	to	2.35%	-5.88%	to	-4.50%
2010	112,825	$9.97	to	$10.44	$ 1,153,042	1.14%	0.95%	to	2.60%	6.86%	to	8.65%
2009	102,963	$9.33	to	$9.61	$ 975,605	2.36%	0.95%	to	2.60%	17.80%	to	19.83%
Columbia Asset Allocation Fund, Variable Series - Class A
2013	16	$19.03	to	$19.88	$ 315	2.50%	1.40%	to	1.80%	16.04%	to	16.53%
2012	19	$16.40	to	$17.06	$ 325	2.32%	1.40%	to	1.80%	10.96%	to	11.43%
2011	18	$14.78	to	$15.31	$ 279	2.75%	1.40%	to	1.80%	-2.64%	to	-2.23%
2010	20	$15.18	to	$15.66	$ 303	2.29%	1.40%	to	1.80%	11.37%	to	11.86%
2009	22	$13.63	to	$14.00	$ 308	3.86%	1.40%	to	1.80%	21.81%	to	22.27%
Columbia Small Cap Value Fund, Variable Series - Class B
2013	5,503	$16.18	to	$29.22	$ 147,852	1.00%	0.95%	to	2.35%	30.91%	to	32.79%
2012	6,310	$12.36	to	$22.07	$ 128,867	0.29%	0.95%	to	2.35%	8.61%	to	10.19%
2011	7,095	$11.38	to	$20.09	$ 132,452	0.88%	0.95%	to	2.35%	-8.37%	to	-7.04%
2010	8,008	$12.42	to	$21.68	$ 162,178	1.03%	0.95%	to	2.35%	23.58%	to	25.22%
2009	9,211	$10.05	to	$17.36	$ 150,066	0.85%	0.95%	to	2.35%	21.97%	to	23.89%

114

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
Columbia Small Company Growth Fund, Variable Series - Class A
2013	1		$26.96		$ 32	-		1.40%			-
2012	1		$19.18		$ 13	-		1.55%			10.29%
2011	1		$17.39		$ 11	-		1.55%			-7.01%
2010	1	$18.70	to	$18.85	$ 18	-	1.45%	to	1.55%	26.35%	to	26.51%
2009	2	$14.55	to	$14.90	$ 25	-	1.45%	to	1.80%	23.41%	to	23.86%
Columbia VP Large Cap Growth Fund - Class 1
2013	34	$9.85	to	$9.99	$ 336	-	1.40%	to	1.90%	27.92%	to	28.74%
2012	39	$7.70	to	$7.76	$ 299	-	1.40%	to	1.90%	18.07%	to	18.65%
2011	41	$6.52	to	$6.55	$ 271	(c)	1.40%	to	1.90%		(c)
2010	(c)		(c)		(c)	(c)		(c)			(c)
2009	(c)		(c)		(c)	(c)		(c)			(c)
Fidelity® VIP Equity-Income Portfolio - Service Class 2
2013	11,017	$12.76	to	$19.46	$ 170,991	2.24%	0.75%	to	2.35%	24.82%	to	26.90%
2012	12,874	$10.10	to	$15.37	$ 159,095	2.88%	0.75%	to	2.35%	14.35%	to	16.13%
2011	14,627	$8.73	to	$13.27	$ 157,133	2.22%	0.75%	to	2.55%	-1.91%	to	-0.08%
2010	16,702	$8.77	to	$13.31	$ 181,385	1.50%	0.75%	to	2.60%	11.86%	to	14.02%
2009	19,074	$7.72	to	$11.70	$ 183,254	1.91%	0.75%	to	2.60%	26.51%	to	28.93%
Franklin Small Cap Value Securities Fund - Class 2
2013	448	$27.73	to	$29.18	$ 12,932	1.34%	0.75%	to	1.35%	34.40%	to	35.19%
2012	516	$20.58	to	$21.64	$ 11,060	0.77%	0.75%	to	1.35%	16.80%	to	17.52%
2011	646	$17.58	to	$18.46	$ 11,819	0.72%	0.75%	to	1.35%	-5.08%	to	-4.51%
2010	748	$18.47	to	$19.38	$ 14,384	0.75%	0.75%	to	1.35%	26.54%	to	27.30%
2009	799	$14.56	to	$15.26	$ 12,115	1.65%	0.75%	to	1.35%	27.41%	to	28.14%
ING Balanced Portfolio - Class S
2013	319	$12.03	to	$17.37	$ 4,807	1.90%	0.75%	to	2.00%	13.92%	to	15.49%
2012	372	$10.56	to	$15.04	$ 4,876	2.90%	0.75%	to	2.00%	11.24%	to	12.66%
2011	460	$9.44	to	$13.35	$ 5,392	2.50%	0.75%	to	2.10%	-3.67%	to	-2.34%
2010	562	$9.80	to	$13.67	$ 6,681	2.62%	0.75%	to	2.10%	11.49%	to	12.88%
2009	654	$8.76	to	$12.11	$ 6,899	4.06%	0.75%	to	2.20%	16.33%	to	18.15%

115

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING Intermediate Bond Portfolio - Class S
2013	78,899	$11.20	to	$16.00	$ 1,106,841	3.04%	0.75%	to	2.35%	-2.71%	to	-1.11%
2012	82,847	$11.50	to	$16.18	$ 1,185,574	4.24%	0.75%	to	2.60%	6.25%	to	8.30%
2011	91,027	$10.79	to	$14.94	$ 1,214,624	4.18%	0.75%	to	2.60%	4.48%	to	6.49%
2010	99,181	$10.28	to	$14.03	$ 1,253,226	4.77%	0.75%	to	2.60%	6.67%	to	8.68%
2009	106,012	$9.60	to	$12.91	$ 1,241,312	6.19%	0.75%	to	2.60%	8.41%	to	10.44%
ING American Funds Asset Allocation Portfolio
2013	38,858	$12.57	to	$13.63	$ 507,731	1.22%	0.95%	to	2.35%	20.17%	to	21.91%
2012	36,387	$10.46	to	$11.18	$ 392,917	1.33%	0.95%	to	2.35%	12.84%	to	14.55%
2011	35,868	$9.27	to	$9.76	$ 340,934	1.42%	0.95%	to	2.35%	-1.49%	to	-0.10%
2010	36,730	$9.41	to	$9.77	$ 352,116	1.56%	0.95%	to	2.35%	9.40%	to	10.90%
2009	35,172	$8.60	to	$8.81	$ 306,208	1.71%	0.95%	to	2.35%	20.45%	to	22.19%
ING American Funds Global Growth and Income Portfolio
2013	2,041	$12.54	to	$13.07	$ 26,061	1.31%	0.95%	to	2.35%	18.98%	to	20.68%
2012	1,385	$10.54	to	$10.83	$ 14,789	1.44%	0.95%	to	2.35%	14.07%	to	15.71%
2011	734	$9.24	to	$9.36	$ 6,822	(c)	0.95%	to	2.35%		(c)
2010	(c)		(c)		(c)	(c)		(c)			(c)
2009	(c)		(c)		(c)	(c)		(c)			(c)
ING American Funds International Growth and Income Portfolio
2013	1,682	$11.40	to	$11.89	$ 19,557	1.22%	0.95%	to	2.35%	15.62%	to	17.26%
2012	1,103	$9.86	to	$10.14	$ 11,029	1.62%	0.95%	to	2.35%	12.94%	to	14.58%
2011	511	$8.73	to	$8.85	$ 4,490	(c)	0.95%	to	2.35%		(c)
2010	(c)		(c)		(c)	(c)		(c)			(c)
2009	(c)		(c)		(c)	(c)		(c)			(c)
ING American Funds International Portfolio
2013	55,336	$9.46	to	$22.76	$ 1,093,953	0.87%	0.75%	to	2.60%	17.86%	to	20.08%
2012	60,606	$8.00	to	$18.99	$ 1,009,047	1.36%	0.75%	to	2.60%	14.15%	to	16.35%
2011	67,548	$6.98	to	$16.35	$ 977,119	1.65%	0.75%	to	2.60%	-16.58%	to	-15.04%
2010	78,623	$8.34	to	$19.28	$ 1,355,667	0.88%	0.75%	to	2.60%	3.94%	to	5.90%
2009	84,125	$8.00	to	$18.25	$ 1,387,295	3.37%	0.75%	to	2.60%	38.56%	to	41.37%

116

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING American Funds World Allocation Portfolio
2013	12,604	$14.90	to	$17.39	$ 194,620	1.53%	0.95%	to	2.35%	12.03%	to	13.66%
2012	13,575	$13.30	to	$15.30	$ 185,967	1.42%	0.95%	to	2.35%	10.37%	to	11.92%
2011	14,957	$12.05	to	$13.67	$ 184,314	1.09%	0.95%	to	2.35%	-8.09%	to	-6.75%
2010	13,571	$13.11	to	$14.66	$ 180,515	0.82%	0.95%	to	2.35%	10.08%	to	11.65%
2009	8,491	$11.91	to	$13.13	$ 102,079	0.49%	0.95%	to	2.35%	31.60%	to	33.44%
ING BlackRock Health Sciences Opportunities Portfolio - Service Class
2013	17,270	$14.86	to	$20.57	$ 326,865	0.06%	0.90%	to	2.55%	40.64%	to	43.05%
2012	14,891	$10.48	to	$14.38	$ 198,630	0.74%	0.90%	to	2.60%	15.59%	to	17.58%
2011	15,336	$8.98	to	$12.23	$ 175,361	0.55%	0.90%	to	2.60%	2.09%	to	3.82%
2010	15,039	$8.72	to	$11.78	$ 167,211	-	0.90%	to	2.60%	4.17%	to	6.05%
2009	16,988	$8.19	to	$11.11	$ 179,816	-	0.90%	to	2.60%	16.96%	to	19.08%
ING BlackRock Inflation Protected Bond Portfolio - Service Class
2013	25,733	$10.97	to	$11.84	$ 291,031	-	0.75%	to	2.35%	-10.81%	to	-9.41%
2012	45,124	$12.19	to	$13.07	$ 568,856	0.67%	0.75%	to	2.60%	3.80%	to	5.57%
2011	41,818	$11.85	to	$12.38	$ 504,313	2.03%	0.75%	to	2.35%	9.42%	to	11.13%
2010	23,288	$10.78	to	$11.14	$ 255,091	1.85%	0.75%	to	2.60%	2.76%	to	4.70%
2009	15,090	$10.49	to	$10.64	$ 159,401	(a)	0.75%	to	2.60%		(a)
ING BlackRock Large Cap Growth Portfolio - Institutional Class
2013	7	$12.33	to	$12.84	$ 84	1.31%	0.75%	to	1.35%	31.59%	to	32.37%
2012	7	$9.37	to	$9.70	$ 69	-	0.75%	to	1.35%	13.16%	to	13.98%
2011	16	$8.28	to	$8.51	$ 134	0.70%	0.75%	to	1.35%	-2.59%	to	-2.07%
2010	18	$8.50	to	$8.69	$ 153	0.66%	0.75%	to	1.35%	12.14%	to	12.71%
2009	19	$7.58	to	$7.71	$ 148	0.72%	0.75%	to	1.35%	28.69%	to	29.58%
ING BlackRock Large Cap Growth Portfolio - Service Class
2013	10,667	$12.61	to	$17.39	$ 166,380	1.09%	0.75%	to	2.35%	29.96%	to	32.12%
2012	12,257	$9.97	to	$13.18	$ 146,114	0.51%	0.75%	to	2.35%	11.83%	to	13.65%
2011	13,029	$8.86	to	$11.62	$ 138,504	0.47%	0.75%	to	2.60%	-4.13%	to	-2.38%
2010	12,002	$9.15	to	$11.92	$ 131,991	0.27%	0.75%	to	2.60%	10.40%	to	12.56%
2009	13,216	$8.21	to	$10.60	$ 130,165	0.32%	0.75%	to	2.60%	26.78%	to	29.32%

117

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING Bond Portfolio
2013	35,804	$10.31	to	$11.41	$ 385,432	1.11%	0.75%	to	2.35%	-3.46%	to	-1.90%
2012	40,340	$10.68	to	$11.65	$ 446,283	2.62%	0.75%	to	2.35%	3.99%	to	5.66%
2011	43,914	$10.27	to	$11.04	$ 463,738	2.67%	0.75%	to	2.35%	3.31%	to	4.99%
2010	49,259	$9.94	to	$10.55	$ 500,271	2.49%	0.75%	to	2.60%	3.28%	to	5.25%
2009	49,758	$9.60	to	$10.04	$ 484,377	3.65%	0.75%	to	2.60%	9.18%	to	11.35%
ING Clarion Global Real Estate Portfolio - Service Class
2013	9,614	$10.16	to	$13.29	$ 119,039	5.50%	0.75%	to	2.35%	1.27%	to	2.94%
2012	10,755	$9.93	to	$12.94	$ 130,676	0.55%	0.75%	to	2.35%	22.73%	to	24.79%
2011	12,280	$8.01	to	$10.40	$ 120,762	3.48%	0.75%	to	2.35%	-7.52%	to	-6.08%
2010	14,082	$8.57	to	$11.08	$ 148,699	8.36%	0.75%	to	2.35%	13.21%	to	15.19%
2009	16,302	$7.49	to	$9.65	$ 151,036	2.43%	0.75%	to	2.60%	29.94%	to	32.34%
ING Clarion Global Real Estate Portfolio - Service 2 Class
2013	142	$11.92	to	$12.69	$ 1,749	5.37%	1.40%	to	2.20%	1.27%	to	2.09%
2012	160	$11.77	to	$12.43	$ 1,935	0.37%	1.40%	to	2.20%	22.73%	to	23.68%
2011	185	$9.59	to	$10.05	$ 1,815	3.33%	1.40%	to	2.20%	-7.52%	to	-6.69%
2010	214	$10.37	to	$10.77	$ 2,264	8.28%	1.40%	to	2.20%	13.21%	to	14.09%
2009	247	$9.16	to	$9.44	$ 2,299	2.15%	1.40%	to	2.20%	30.30%	to	31.48%
ING Clarion Real Estate Portfolio - Service Class
2013	3,853	$12.06	to	$104.23	$ 246,851	1.34%	0.50%	to	2.35%	-0.33%	to	1.54%
2012	4,386	$12.07	to	$102.65	$ 283,259	0.99%	0.50%	to	2.60%	12.57%	to	14.96%
2011	5,197	$10.67	to	$89.29	$ 292,946	1.29%	0.50%	to	2.60%	6.64%	to	8.96%
2010	6,187	$9.95	to	$81.95	$ 322,300	3.38%	0.50%	to	2.60%	24.70%	to	27.33%
2009	7,573	$7.94	to	$64.36	$ 307,226	3.51%	0.50%	to	2.60%	32.26%	to	35.21%
ING Clarion Real Estate Portfolio - Service 2 Class
2013	808	$15.03	to	$28.04	$ 18,629	1.24%	1.40%	to	2.20%	-0.40%	to	0.43%
2012	872	$15.09	to	$27.92	$ 20,237	0.89%	1.40%	to	2.20%	12.86%	to	13.77%
2011	981	$13.37	to	$24.54	$ 20,207	1.17%	1.40%	to	2.20%	6.87%	to	7.77%
2010	1,093	$12.51	to	$22.77	$ 21,031	3.24%	1.40%	to	2.20%	24.98%	to	26.01%
2009	1,228	$10.01	to	$18.07	$ 18,836	3.33%	1.40%	to	2.20%	32.76%	to	33.80%

118

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING DFA World Equity Portfolio - Service Class
2013	16,705	$10.41	to	$12.58	$ 182,004	1.97%	0.75%	to	2.35%	21.90%	to	23.82%
2012	18,092	$8.54	to	$10.16	$ 160,718	2.12%	0.75%	to	2.35%	15.25%	to	17.05%
2011	20,489	$7.41	to	$8.68	$ 156,789	2.37%	0.75%	to	2.35%	-11.36%	to	-9.77%
2010	25,962	$8.36	to	$9.62	$ 222,454	1.62%	0.75%	to	2.60%	22.04%	to	23.81%
2009	22,107	$6.85	to	$7.77	$ 154,311	-	0.75%	to	2.35%	18.92%	to	21.03%
ING FMRSM Diversified Mid Cap Portfolio - Service Class
2013	31,336	$13.81	to	$24.80	$ 686,993	0.46%	0.80%	to	2.35%	32.84%	to	34.92%
2012	36,325	$10.38	to	$19.33	$ 596,317	0.60%	0.50%	to	2.35%	11.94%	to	14.04%
2011	43,006	$9.27	to	$16.95	$ 626,916	0.20%	0.50%	to	2.35%	-13.06%	to	-11.40%
2010	52,695	$10.64	to	$19.13	$ 879,120	0.14%	0.50%	to	2.60%	25.00%	to	27.70%
2009	57,858	$8.48	to	$14.98	$ 766,006	0.46%	0.50%	to	2.60%	35.66%	to	38.45%
ING FMRSM Diversified Mid Cap Portfolio - Service 2 Class
2013	1,370	$18.82	to	$29.91	$ 35,504	0.32%	1.40%	to	2.20%	32.91%	to	34.01%
2012	1,542	$14.16	to	$22.32	$ 30,178	0.49%	1.40%	to	2.20%	11.85%	to	12.78%
2011	1,696	$12.66	to	$19.79	$ 29,604	0.20%	1.40%	to	2.20%	-12.99%	to	-12.32%
2010	1,862	$14.55	to	$22.57	$ 37,335	0.04%	1.40%	to	2.20%	25.32%	to	26.37%
2009	2,037	$11.61	to	$17.86	$ 32,436	0.34%	1.40%	to	2.20%	35.95%	to	37.17%
ING Franklin Income Portfolio - Service Class
2013	37,987	$12.44	to	$14.72	$ 524,291	5.05%	0.95%	to	2.60%	11.67%	to	13.52%
2012	39,474	$11.10	to	$12.97	$ 483,680	5.97%	0.95%	to	2.60%	9.67%	to	11.55%
2011	41,219	$10.08	to	$11.63	$ 456,258	5.81%	0.95%	to	2.60%	-0.09%	to	1.58%
2010	40,859	$10.06	to	$11.46	$ 448,938	5.17%	0.95%	to	2.60%	10.00%	to	11.87%
2009	43,601	$9.11	to	$10.25	$ 431,653	6.53%	0.95%	to	2.60%	28.61%	to	30.74%
ING Franklin Income Portfolio - Service 2 Class
2013	775	$13.18	to	$14.03	$ 10,547	4.59%	1.40%	to	2.20%	11.88%	to	12.78%
2012	846	$11.78	to	$12.44	$ 10,259	5.73%	1.40%	to	2.20%	9.99%	to	10.97%
2011	820	$10.71	to	$11.21	$ 9,008	5.55%	1.40%	to	2.20%	0.19%	to	0.90%
2010	822	$10.69	to	$11.11	$ 8,983	4.58%	1.40%	to	2.20%	10.32%	to	11.21%
2009	799	$9.69	to	$9.99	$ 7,857	6.74%	1.40%	to	2.20%	28.86%	to	30.08%

119

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING Franklin Mutual Shares Portfolio - Service Class
2013	15,053	$11.56	to	$14.23	$ 202,977	1.11%	0.95%	to	2.55%	24.46%	to	26.49%
2012	16,434	$9.26	to	$11.25	$ 176,567	1.55%	0.95%	to	2.55%	10.68%	to	12.54%
2011	18,518	$8.34	to	$10.00	$ 178,164	3.44%	0.95%	to	2.55%	-3.34%	to	-1.77%
2010	20,340	$8.60	to	$10.18	$ 200,678	0.43%	0.95%	to	2.60%	8.73%	to	10.53%
2009	20,839	$7.89	to	$9.21	$ 187,539	0.13%	0.95%	to	2.60%	23.25%	to	25.34%
ING Franklin Templeton Founding Strategy Portfolio - Service Class
2013	80,230	$10.72	to	$13.43	$ 918,492	2.67%	0.75%	to	2.60%	20.86%	to	23.10%
2012	81,829	$8.87	to	$10.91	$ 768,266	3.71%	0.75%	to	2.60%	12.85%	to	14.96%
2011	90,783	$7.86	to	$9.49	$ 747,851	2.35%	0.75%	to	2.60%	-3.79%	to	-1.96%
2010	100,997	$8.17	to	$9.68	$ 857,015	2.48%	0.75%	to	2.60%	7.93%	to	9.88%
2009	109,090	$7.57	to	$8.81	$ 849,891	2.86%	0.75%	to	2.60%	26.80%	to	29.37%
ING Global Resources Portfolio - Adviser Class
2013	7,982	$9.17	to	$9.57	$ 74,575	0.58%	0.95%	to	2.35%	10.48%	to	12.19%
2012	8,597	$8.30	to	$8.53	$ 72,214	0.62%	0.95%	to	2.35%	-5.47%	to	-4.16%
2011	9,963	$8.78	to	$8.90	$ 87,944	(c)	0.95%	to	2.35%		(c)
2010	(c)		(c)		(c)	(c)		(c)			(c)
2009	(c)		(c)		(c)	(c)		(c)			(c)
ING Global Resources Portfolio - Service Class
2013	10,751	$8.87	to	$49.93	$ 380,095	0.94%	0.80%	to	2.60%	10.68%	to	12.68%
2012	12,902	$7.99	to	$44.31	$ 410,662	0.76%	0.80%	to	2.60%	-5.36%	to	-3.61%
2011	14,721	$8.41	to	$45.97	$ 491,277	0.55%	0.80%	to	2.60%	-11.52%	to	-9.88%
2010	17,390	$9.47	to	$51.01	$ 653,531	0.86%	0.80%	to	2.60%	18.51%	to	20.68%
2009	22,047	$7.96	to	$42.27	$ 692,061	0.33%	0.80%	to	2.60%	33.93%	to	36.40%
ING Global Resources Portfolio - Service 2 Class
2013	815	$18.46	to	$29.59	$ 20,189	0.79%	1.40%	to	2.20%	10.87%	to	11.79%
2012	962	$16.65	to	$26.47	$ 21,585	0.60%	1.40%	to	2.20%	-5.13%	to	-4.34%
2011	1,052	$17.55	to	$27.67	$ 24,799	0.42%	1.40%	to	2.20%	-11.23%	to	-10.51%
2010	1,153	$19.77	to	$30.92	$ 30,533	0.77%	1.40%	to	2.20%	18.81%	to	19.75%
2009	1,285	$16.64	to	$25.82	$ 28,489	0.04%	1.40%	to	2.20%	34.19%	to	35.32%

120

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING Invesco Growth and Income Portfolio - Service Class
2013	12,404	$13.14	to	$50.68	$ 459,576	1.33%	0.50%	to	2.35%	30.77%	to	33.23%
2012	13,206	$9.98	to	$38.04	$ 373,644	1.88%	0.50%	to	2.35%	11.85%	to	13.99%
2011	15,290	$8.86	to	$33.37	$ 383,533	1.22%	0.50%	to	2.60%	-4.70%	to	-2.65%
2010	17,670	$9.21	to	$34.28	$ 460,426	0.24%	0.50%	to	2.60%	9.59%	to	11.92%
2009	20,388	$8.35	to	$30.63	$ 482,174	1.23%	0.50%	to	2.60%	20.71%	to	23.31%
ING Invesco Growth and Income Portfolio - Service 2 Class
2013	2,503	$15.30	to	$22.35	$ 49,490	1.21%	1.40%	to	2.20%	30.77%	to	31.86%
2012	2,943	$11.70	to	$16.95	$ 44,647	1.68%	1.40%	to	2.20%	11.85%	to	12.77%
2011	3,289	$10.46	to	$15.03	$ 44,533	1.08%	1.40%	to	2.20%	-4.47%	to	-3.72%
2010	3,710	$10.95	to	$15.61	$ 52,570	0.24%	1.40%	to	2.20%	9.83%	to	10.79%
2009	3,999	$9.97	to	$14.09	$ 51,349	1.11%	1.40%	to	2.20%	21.14%	to	21.99%
ING JPMorgan Emerging Markets Equity Portfolio - Service Class
2013	24,962	$8.30	to	$23.74	$ 496,586	0.83%	0.75%	to	2.35%	-7.92%	to	-6.44%
2012	26,345	$9.00	to	$25.39	$ 565,548	-	0.75%	to	2.60%	16.04%	to	18.22%
2011	26,986	$7.73	to	$21.49	$ 495,145	0.87%	0.75%	to	2.60%	-20.39%	to	-18.90%
2010	28,787	$9.68	to	$26.50	$ 657,788	0.49%	0.75%	to	2.60%	17.13%	to	19.44%
2009	35,528	$8.23	to	$22.21	$ 692,447	1.48%	0.75%	to	2.60%	67.19%	to	70.19%
ING JPMorgan Emerging Markets Equity Portfolio - Service 2 Class
2013	839	$20.09	to	$33.02	$ 22,743	0.72%	1.40%	to	2.20%	-7.97%	to	-7.20%
2012	914	$21.83	to	$35.58	$ 26,943	-	1.40%	to	2.20%	16.30%	to	17.23%
2011	1,006	$18.77	to	$30.35	$ 25,476	0.70%	1.40%	to	2.20%	-20.20%	to	-19.54%
2010	1,118	$23.52	to	$37.72	$ 35,486	0.41%	1.40%	to	2.20%	17.48%	to	18.47%
2009	1,238	$20.02	to	$31.84	$ 33,336	1.14%	1.40%	to	2.20%	67.53%	to	68.91%
ING JPMorgan Small Cap Core Equity Portfolio - Service Class
2013	14,701	$17.41	to	$26.34	$ 340,857	0.75%	0.90%	to	2.60%	35.35%	to	37.69%
2012	13,087	$12.81	to	$19.13	$ 223,964	0.17%	0.90%	to	2.60%	15.58%	to	17.65%
2011	15,244	$11.03	to	$16.26	$ 223,895	0.33%	0.90%	to	2.60%	-3.87%	to	-2.22%
2010	16,918	$11.41	to	$16.63	$ 257,411	0.27%	0.90%	to	2.60%	23.46%	to	25.60%
2009	12,649	$9.20	to	$13.24	$ 153,523	0.41%	0.90%	to	2.60%	23.95%	to	26.22%

121

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING JPMorgan Small Cap Core Equity Portfolio - Service 2 Class
2013	1,527	$18.05	to	$29.51	$ 38,368	0.63%	1.40%	to	2.20%	35.71%	to	36.81%
2012	1,788	$13.30	to	$21.57	$ 33,170	0.01%	1.40%	to	2.20%	15.85%	to	16.85%
2011	2,003	$11.48	to	$18.46	$ 32,082	0.19%	1.40%	to	2.20%	-3.61%	to	-2.84%
2010	2,318	$11.91	to	$19.00	$ 38,538	0.11%	1.40%	to	2.20%	23.80%	to	24.75%
2009	2,557	$9.62	to	$15.23	$ 34,226	0.22%	1.40%	to	2.20%	24.29%	to	25.35%
ING Large Cap Growth Portfolio - Adviser Class
2013	163,684	$13.04	to	$13.41	$ 2,158,334	0.35%	0.75%	to	2.35%	27.22%	to	29.32%
2012	184,662	$10.23	to	$10.37	$ 1,901,279	(d)	0.75%	to	2.60%		(d)
2011	(d)		(d)		(d)	(d)		(d)			(d)
2010	(d)		(d)		(d)	(d)		(d)			(d)
2009	(d)		(d)		(d)	(d)		(d)			(d)
ING Large Cap Growth Portfolio - Service Class
2013	47,336	$18.47	to	$23.36	$ 966,897	0.70%	0.75%	to	2.60%	27.56%	to	29.63%
2012	13,596	$14.48	to	$18.02	$ 214,540	0.47%	0.75%	to	2.35%	15.01%	to	16.94%
2011	15,951	$12.59	to	$15.41	$ 217,732	0.27%	0.75%	to	2.35%	-0.16%	to	1.52%
2010	8,969	$12.61	to	$15.18	$ 121,916	0.34%	0.75%	to	2.35%	11.59%	to	13.37%
2009	7,714	$11.30	to	$13.39	$ 93,436	0.43%	0.75%	to	2.35%	39.16%	to	41.39%
ING Large Cap Growth Portfolio - Service 2 Class
2013	52	$18.47	to	$20.70	$ 1,017	0.32%	1.40%	to	2.20%	27.47%	to	28.57%
2012	56	$14.49	to	$16.10	$ 856	0.49%	1.40%	to	2.20%	15.09%	to	16.08%
2011	59	$12.59	to	$13.87	$ 784	0.24%	1.40%	to	2.20%	-0.16%	to	0.58%
2010	67	$12.61	to	$13.79	$ 886	-	1.40%	to	2.20%	11.59%	to	12.57%
2009	74	$11.30	to	$12.25	$ 879	-	1.40%	to	2.20%	38.99%	to	40.16%
ING Large Cap Value Portfolio - Service Class
2013	40,153	$11.07	to	$14.82	$ 579,266	0.86%	0.75%	to	2.35%	27.61%	to	29.48%
2012	6,830	$11.12	to	$11.45	$ 76,880	2.34%	0.90%	to	2.35%	11.65%	to	13.37%
2011	6,463	$9.95	to	$10.10	$ 64,740	(c)	0.90%	to	2.45%		(c)
2010	(c)		(c)		(c)	(c)		(c)			(c)
2009	(c)		(c)		(c)	(c)		(c)			(c)

122

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING Limited Maturity Bond Portfolio - Service Class
2013	2,355	$10.27	to	$28.68	$ 50,546	0.88%	0.50%	to	2.25%	-1.55%	to	0.21%
2012	2,884	$10.41	to	$28.62	$ 62,727	0.78%	0.50%	to	2.25%	-0.79%	to	0.99%
2011	3,478	$10.46	to	$28.34	$ 75,764	3.11%	0.50%	to	2.25%	-1.10%	to	0.64%
2010	4,330	$10.56	to	$28.16	$ 94,829	3.66%	0.50%	to	2.25%	0.85%	to	2.62%
2009	5,258	$10.44	to	$27.44	$ 113,748	4.79%	0.50%	to	2.25%	4.76%	to	6.65%
ING Liquid Assets Portfolio - Service Class
2013	48,160	$8.97	to	$18.84	$ 685,459	-	0.75%	to	2.35%	-2.29%	to	-0.74%
2012	57,672	$9.17	to	$18.98	$ 822,755	-	0.75%	to	2.35%	-2.44%	to	-0.73%
2011	67,502	$9.39	to	$19.12	$ 994,227	-	0.75%	to	2.35%	-2.29%	to	-0.73%
2010	70,785	$9.60	to	$19.26	$ 1,063,594	-	0.75%	to	2.60%	-2.58%	to	-0.77%
2009	97,754	$9.82	to	$19.41	$ 1,494,964	0.11%	0.75%	to	2.60%	-2.33%	to	-0.41%
ING Liquid Assets Portfolio - Service 2 Class
2013	1,211	$9.43	to	$10.01	$ 11,692	-	1.40%	to	2.20%	-2.18%	to	-1.38%
2012	1,568	$9.63	to	$10.15	$ 15,419	-	1.40%	to	2.20%	-2.23%	to	-1.36%
2011	1,931	$9.84	to	$10.29	$ 19,328	-	1.40%	to	2.20%	-2.18%	to	-1.34%
2010	2,263	$10.04	to	$10.43	$ 23,027	-	1.40%	to	2.20%	-2.13%	to	-1.42%
2009	3,118	$10.23	to	$10.58	$ 32,318	0.06%	1.40%	to	2.20%	-2.00%	to	-1.12%
ING Marsico Growth Portfolio - Service Class
2013	21,521	$13.20	to	$27.02	$ 477,882	0.78%	0.80%	to	2.60%	31.93%	to	34.43%
2012	24,264	$9.91	to	$20.10	$ 405,242	0.42%	0.80%	to	2.60%	9.68%	to	11.60%
2011	27,653	$8.96	to	$18.01	$ 417,672	0.23%	0.80%	to	2.60%	-4.24%	to	-2.44%
2010	31,986	$9.26	to	$18.46	$ 502,962	0.52%	0.80%	to	2.60%	16.68%	to	18.87%
2009	34,422	$7.78	to	$15.53	$ 460,437	0.84%	0.80%	to	2.60%	25.61%	to	28.03%
ING Marsico Growth Portfolio - Service 2 Class
2013	936	$14.77	to	$22.22	$ 18,209	0.65%	1.40%	to	2.20%	32.47%	to	33.53%
2012	1,125	$11.15	to	$16.64	$ 16,538	0.26%	1.40%	to	2.20%	9.85%	to	10.71%
2011	1,227	$10.15	to	$15.03	$ 16,367	0.10%	1.40%	to	2.20%	-3.97%	to	-3.16%
2010	1,351	$10.57	to	$15.52	$ 18,769	0.40%	1.40%	to	2.20%	16.92%	to	17.93%
2009	1,476	$9.04	to	$13.16	$ 17,480	0.69%	1.40%	to	2.20%	26.08%	to	27.03%

123

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB		Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)		(lowest to highest)
ING MFS Total Return Portfolio - Service Class
2013	21,493	$12.19	to	$41.08	$ 643,335	2.12%	0.50%	to 2.35%	15.93%	to 18.08%
2012	23,691	$10.48	to	$34.79	$ 614,072	2.44%	0.50%	to 2.60%	8.32%	to 10.62%
2011	26,667	$9.62	to	$31.45	$ 635,627	2.40%	0.50%	to 2.60%	-1.08%	to 1.09%
2010	31,007	$9.66	to	$31.11	$ 742,863	0.45%	0.50%	to 2.60%	7.07%	to 9.27%
2009	35,805	$8.98	to	$28.47	$ 797,586	2.44%	0.50%	to 2.60%	14.78%	to 17.31%
ING MFS Total Return Portfolio - Service 2 Class
2013	1,962	$13.18	to	$17.71	$ 30,962	2.01%	1.40%	to 2.20%	15.92%	to 16.90%
2012	2,266	$11.37	to	$15.15	$ 30,932	2.25%	1.40%	to 2.20%	8.49%	to 9.39%
2011	2,472	$10.48	to	$13.85	$ 30,990	2.33%	1.40%	to 2.20%	-0.76%	to 0.07%
2010	2,737	$10.56	to	$13.84	$ 34,511	0.44%	1.40%	to 2.20%	7.32%	to 8.12%
2009	2,933	$9.84	to	$12.80	$ 34,335	2.28%	1.40%	to 2.20%	15.09%	to 16.05%
ING MFS Utilities Portfolio - Service Class
2013	21,112	$12.09	to	$24.14	$ 467,192	1.98%	0.75%	to 2.35%	17.34%	to 19.24%
2012	24,539	$10.29	to	$20.27	$ 460,175	3.07%	0.75%	to 2.35%	10.63%	to 12.46%
2011	27,505	$9.29	to	$18.06	$ 463,878	3.57%	0.75%	to 2.60%	3.61%	to 5.61%
2010	26,755	$8.94	to	$17.13	$ 431,592	2.55%	0.75%	to 2.60%	10.77%	to 12.77%
2009	28,774	$8.04	to	$15.20	$ 416,638	5.29%	0.75%	to 2.60%	29.34%	to 31.87%
ING Morgan Stanley Global Franchise Portfolio - Service Class
2013	16,170	$14.06	to	$26.78	$ 378,364	2.10%	0.90%	to 2.35%	16.60%	to 18.34%
2012	17,853	$12.04	to	$22.63	$ 357,517	1.74%	0.90%	to 2.35%	13.03%	to 14.76%
2011	18,918	$10.64	to	$19.72	$ 333,098	2.35%	0.90%	to 2.60%	6.19%	to 8.05%
2010	19,799	$9.98	to	$18.25	$ 326,147	0.41%	0.90%	to 2.60%	10.90%	to 12.86%
2009	18,516	$8.96	to	$16.29	$ 272,604	6.66%	0.80%	to 2.60%	25.54%	to 27.86%
ING Morgan Stanley Global Franchise Portfolio - Service 2 Class
2013	2,604	$19.33	to	$26.72	$ 61,552	1.92%	1.40%	to 2.20%	16.66%	to 17.66%
2012	2,939	$16.57	to	$22.71	$ 59,526	1.54%	1.40%	to 2.20%	13.03%	to 13.89%
2011	3,291	$14.66	to	$19.94	$ 58,798	2.24%	1.40%	to 2.20%	6.54%	to 7.38%
2010	3,747	$13.76	to	$18.57	$ 62,764	0.30%	1.40%	to 2.20%	11.33%	to 12.27%
2009	4,059	$12.36	to	$16.54	$ 60,900	6.66%	1.40%	to 2.20%	25.74%	to 26.74%

124

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING Multi-Manager Large Cap Core Portfolio - Service Class
2013	3,566	$12.73	to	$16.41	$ 53,705	0.70%	0.75%	to	2.35%	27.23%	to	29.31%
2012	3,858	$9.88	to	$12.69	$ 45,382	1.26%	0.75%	to	2.35%	7.69%	to	9.49%
2011	4,457	$9.06	to	$11.59	$ 48,382	1.32%	0.75%	to	2.60%	-7.09%	to	-5.23%
2010	5,005	$9.61	to	$12.23	$ 57,938	1.02%	0.75%	to	2.60%	12.94%	to	14.94%
2009	5,109	$8.39	to	$10.64	$ 51,948	1.15%	0.75%	to	2.60%	20.84%	to	23.29%
ING PIMCO High Yield Portfolio - Service Class
2013	29,793	$12.49	to	$19.46	$ 531,257	5.82%	0.75%	to	2.35%	3.15%	to	4.81%
2012	34,403	$12.07	to	$19.25	$ 590,727	6.55%	0.50%	to	2.60%	11.03%	to	13.44%
2011	32,978	$10.80	to	$16.97	$ 506,277	7.29%	0.50%	to	2.60%	1.69%	to	3.92%
2010	34,750	$12.41	to	$16.33	$ 519,986	7.27%	0.50%	to	2.60%	11.31%	to	13.64%
2009	29,928	$11.24	to	$14.47	$ 400,025	8.29%	0.50%	to	2.60%	45.49%	to	48.60%
ING PIMCO Total Return Bond Portfolio - Service Class
2013	122,371	$12.23	to	$22.44	$ 2,193,440	3.26%	0.75%	to	2.60%	-4.29%	to	-2.48%
2012	158,327	$12.71	to	$23.01	$ 2,929,962	3.31%	0.75%	to	2.60%	5.90%	to	7.98%
2011	162,686	$11.92	to	$21.31	$ 2,819,652	4.06%	0.75%	to	2.60%	0.76%	to	2.67%
2010	174,530	$11.75	to	$20.76	$ 2,995,230	4.93%	0.75%	to	2.60%	4.96%	to	6.90%
2009	184,659	$11.14	to	$19.42	$ 2,982,070	4.08%	0.75%	to	2.60%	11.41%	to	13.57%
ING PIMCO Total Return Bond Portfolio - Service 2 Class
2013	3,560	$13.35	to	$15.70	$ 52,388	3.17%	1.40%	to	2.20%	-4.09%	to	-3.27%
2012	4,251	$13.92	to	$16.23	$ 64,889	3.18%	1.40%	to	2.20%	6.26%	to	7.13%
2011	4,593	$13.10	to	$15.15	$ 65,836	4.01%	1.40%	to	2.20%	1.00%	to	1.75%
2010	5,170	$12.97	to	$14.89	$ 73,254	4.52%	1.40%	to	2.20%	5.19%	to	6.05%
2009	5,514	$12.33	to	$14.04	$ 73,887	3.66%	1.40%	to	2.20%	11.79%	to	12.68%
ING Retirement Conservative Portfolio - Adviser Class
2013	49,552	$9.64	to	$10.24	$ 491,016	3.35%	0.95%	to	2.35%	1.90%	to	3.43%
2012	60,572	$9.46	to	$9.90	$ 584,925	2.99%	0.95%	to	2.35%	5.35%	to	6.92%
2011	60,971	$8.98	to	$9.26	$ 555,004	1.59%	0.95%	to	2.35%	2.75%	to	4.16%
2010	53,453	$8.74	to	$8.89	$ 470,803	0.25%	0.95%	to	2.35%	5.30%	to	6.85%
2009	48,192	$8.30	to	$8.32	$ 400,422	(a)	0.95%	to	2.35%		(a)

125

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB		Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)		(lowest to highest)
ING Retirement Growth Portfolio - Adviser Class
2013	350,342	$12.57	to	$13.35	$ 4,522,383	1.85%	0.95%	to 2.35%	15.85%	to	17.62%
2012	380,195	$10.76	to	$11.35	$ 4,208,491	2.39%	0.95%	to 2.60%	10.02%	to	11.83%
2011	412,396	$9.78	to	$10.15	$ 4,111,687	0.83%	0.95%	to 2.60%	-3.74%	to	-2.12%
2010	449,035	$10.16	to	$10.37	$ 4,611,727	0.37%	0.95%	to 2.60%	8.66%	to	10.55%
2009	484,226	$9.35	to	$9.38	$ 4,534,412	(a)	0.95%	to 2.60%		(a)
ING Retirement Moderate Growth Portfolio - Adviser Class
2013	233,805	$12.41	to	$13.31	$ 3,012,105	2.07%	0.95%	to 2.60%	12.72%	to	14.64%
2012	251,860	$11.01	to	$11.61	$ 2,852,881	2.58%	0.95%	to 2.60%	8.69%	to	10.48%
2011	276,852	$10.13	to	$10.51	$ 2,858,948	1.05%	0.95%	to 2.60%	-2.50%	to	-0.85%
2010	303,412	$10.39	to	$10.60	$ 3,185,520	0.47%	0.95%	to 2.60%	8.12%	to	9.96%
2009	322,936	$9.61	to	$9.64	$ 3,108,225	(a)	0.95%	to 2.60%		(a)
ING Retirement Moderate Portfolio - Adviser Class
2013	131,903	$12.14	to	$12.89	$ 1,646,445	2.70%	0.95%	to 2.35%	7.43%	to	8.98%
2012	144,592	$11.21	to	$11.83	$ 1,668,464	3.17%	0.95%	to 2.60%	7.38%	to	9.23%
2011	157,865	$10.44	to	$10.83	$ 1,681,480	1.39%	0.95%	to 2.60%	-0.48%	to	1.12%
2010	171,842	$10.49	to	$10.71	$ 1,823,032	0.56%	0.95%	to 2.60%	6.61%	to	8.51%
2009	186,216	$9.84	to	$9.87	$ 1,834,949	(a)	0.95%	to 2.60%		(a)
ING T. Rowe Price Capital Appreciation Portfolio - Service Class
2013	58,165	$14.31	to	$82.99	$ 2,811,421	1.11%	0.75%	to 2.35%	19.39%	to	21.29%
2012	60,087	$11.95	to	$68.46	$ 2,461,428	1.57%	0.75%	to 2.60%	11.48%	to	13.62%
2011	64,353	$10.65	to	$60.29	$ 2,370,408	1.81%	0.75%	to 2.60%	0.24%	to	2.10%
2010	73,279	$10.56	to	$59.06	$ 2,636,403	1.59%	0.75%	to 2.60%	11.01%	to	13.15%
2009	75,826	$9.45	to	$52.21	$ 2,513,348	1.88%	0.75%	to 2.60%	29.86%	to	32.33%
ING T. Rowe Price Capital Appreciation Portfolio - Service 2 Class
2013	3,686	$16.75	to	$25.16	$ 81,130	0.93%	1.40%	to 2.20%	19.30%	to	20.27%
2012	4,186	$14.04	to	$20.92	$ 77,162	1.46%	1.40%	to 2.20%	11.87%	to	12.78%
2011	4,440	$12.55	to	$18.55	$ 73,103	1.65%	1.40%	to 2.20%	0.48%	to	1.26%
2010	5,094	$12.49	to	$18.32	$ 83,486	1.42%	1.40%	to 2.20%	11.32%	to	12.32%
2009	5,711	$11.22	to	$16.31	$ 83,348	1.69%	1.40%	to 2.20%	30.16%	to	31.11%

126

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING T. Rowe Price Equity Income Portfolio - Service Class
2013	20,605	$12.78	to	$56.03	$ 744,561	1.63%	0.50%	to	2.35%	26.71%	to	29.10%
2012	22,522	$10.36	to	$43.40	$ 645,207	1.94%	0.50%	to	2.45%	14.30%	to	16.64%
2011	25,659	$8.99	to	$37.21	$ 643,106	1.98%	0.50%	to	2.60%	-3.43%	to	-1.40%
2010	26,314	$9.23	to	$37.74	$ 685,068	1.57%	0.50%	to	2.60%	11.93%	to	14.40%
2009	28,154	$8.17	to	$32.99	$ 652,560	1.66%	0.50%	to	2.60%	21.80%	to	24.35%
ING T. Rowe Price Equity Income Portfolio - Service 2 Class
2013	1,407	$14.62	to	$21.15	$ 26,577	1.49%	1.40%	to	2.20%	26.80%	to	27.79%
2012	1,624	$11.53	to	$16.55	$ 24,314	1.88%	1.40%	to	2.20%	14.27%	to	15.25%
2011	1,780	$10.09	to	$14.36	$ 23,289	1.90%	1.40%	to	2.20%	-3.07%	to	-2.31%
2010	1,773	$10.41	to	$14.70	$ 23,922	1.49%	1.40%	to	2.20%	12.18%	to	13.16%
2009	1,880	$9.28	to	$12.99	$ 22,439	1.53%	1.40%	to	2.20%	22.06%	to	23.01%
ING T. Rowe Price International Stock Portfolio - Service Class
2013	9,776	$8.71	to	$16.31	$ 146,227	1.05%	0.75%	to	2.60%	11.35%	to	13.51%
2012	10,865	$7.79	to	$14.39	$ 144,821	0.28%	0.75%	to	2.60%	15.60%	to	17.87%
2011	11,431	$6.71	to	$12.23	$ 130,635	3.60%	0.75%	to	2.60%	-14.58%	to	-13.01%
2010	12,505	$7.83	to	$14.08	$ 166,057	1.37%	0.75%	to	2.60%	10.86%	to	12.93%
2009	14,798	$7.04	to	$12.48	$ 175,866	1.22%	0.75%	to	2.60%	33.99%	to	36.62%
ING Templeton Global Growth Portfolio - Service Class
2013	10,655	$11.70	to	$35.97	$ 290,506	1.56%	0.80%	to	2.35%	27.53%	to	29.57%
2012	11,449	$9.16	to	$27.76	$ 243,263	1.84%	0.80%	to	2.35%	18.96%	to	20.75%
2011	12,807	$7.70	to	$22.99	$ 228,537	1.62%	0.80%	to	2.60%	-8.11%	to	-6.43%
2010	14,785	$8.35	to	$24.57	$ 286,405	1.43%	0.80%	to	2.60%	4.99%	to	6.87%
2009	16,283	$7.93	to	$22.99	$ 299,463	2.07%	0.80%	to	2.60%	28.88%	to	31.22%
ING Templeton Global Growth Portfolio - Service 2 Class
2013	295	$14.66	to	$23.11	$ 5,903	1.56%	1.40%	to	2.20%	27.59%	to	28.60%
2012	295	$11.49	to	$17.97	$ 4,627	1.76%	1.40%	to	2.20%	18.94%	to	19.88%
2011	298	$9.66	to	$14.99	$ 3,901	1.44%	1.40%	to	2.20%	-7.91%	to	-7.13%
2010	332	$10.49	to	$16.14	$ 4,732	1.36%	1.40%	to	2.20%	5.22%	to	6.04%
2009	346	$9.97	to	$15.22	$ 4,691	1.95%	1.40%	to	2.20%	29.15%	to	30.20%

127

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING Diversified International Fund - Class R
2013	11	$10.16	to	$10.61	$ 112	-	0.75%	to	1.35%	14.67%	to	15.33%
2012	11	$8.86	to	$9.20	$ 100	1.75%	0.75%	to	1.35%	15.97%	to	16.60%
2011	17	$7.64	to	$7.89	$ 128	0.65%	0.75%	to	1.35%	-16.50%	to	-15.97%
2010	19	$9.15	to	$9.39	$ 178	0.52%	0.75%	to	1.35%	9.84%	to	10.47%
2009	24	$8.33	to	$8.50	$ 203	0.52%	0.75%	to	1.35%	32.85%	to	33.86%
ING Global Perspectives Fund - Class R
2013	2,340	$10.34	to	$10.41	$ 24,351	(e)	1.40%	to	2.35%		(e)
2012	(e)		(e)		(e)	(e)		(e)			(e)
2011	(e)		(e)		(e)	(e)		(e)			(e)
2010	(e)		(e)		(e)	(e)		(e)			(e)
2009	(e)		(e)		(e)	(e)		(e)			(e)
ING American Century Small-Mid Cap Value Portfolio - Service Class
2013	71	$25.63	to	$28.23	$ 1,968	1.16%	0.75%	to	1.35%	29.57%	to	30.42%
2012	85	$19.73	to	$21.71	$ 1,828	1.05%	0.75%	to	1.35%	14.75%	to	15.45%
2011	106	$17.14	to	$18.85	$ 1,975	1.15%	0.75%	to	1.35%	-4.44%	to	-3.85%
2010	157	$17.90	to	$19.66	$ 3,047	1.06%	0.75%	to	1.35%	20.36%	to	21.06%
2009	127	$14.83	to	$16.27	$ 2,051	2.20%	0.75%	to	1.35%	33.81%	to	34.63%
ING Baron Growth Portfolio - Service Class
2013	25,234	$16.01	to	$30.70	$ 507,090	1.29%	0.75%	to	2.35%	35.59%	to	37.79%
2012	23,792	$11.79	to	$22.28	$ 351,077	-	0.75%	to	2.60%	16.58%	to	18.76%
2011	26,714	$10.08	to	$18.76	$ 335,771	-	0.75%	to	2.60%	-0.43%	to	1.46%
2010	27,327	$10.09	to	$18.49	$ 342,203	-	0.75%	to	2.60%	23.17%	to	25.61%
2009	28,614	$8.16	to	$14.72	$ 288,247	-	0.75%	to	2.60%	31.77%	to	34.18%
ING Columbia Contrarian Core Portfolio - Service Class
2013	22,276	$11.92	to	$18.51	$ 294,606	1.39%	0.75%	to	2.60%	31.24%	to	33.74%
2012	24,498	$9.05	to	$13.88	$ 244,764	0.29%	0.75%	to	2.60%	9.35%	to	11.42%
2011	26,804	$8.24	to	$12.49	$ 242,733	0.98%	0.75%	to	2.60%	-7.16%	to	-5.44%
2010	30,184	$8.85	to	$13.23	$ 291,613	0.41%	0.75%	to	2.60%	9.11%	to	11.26%
2009	30,411	$8.08	to	$11.93	$ 266,995	0.67%	0.75%	to	2.60%	28.14%	to	30.66%

128

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING Columbia Small Cap Value II Portfolio - Service Class
2013	9,998	$13.95	to	$17.00	$ 146,551	0.79%	0.95%	to	2.35%	36.63%	to	38.68%
2012	11,729	$10.21	to	$12.27	$ 124,999	0.24%	0.95%	to	2.35%	11.58%	to	13.14%
2011	13,429	$9.15	to	$10.85	$ 127,517	0.41%	0.95%	to	2.35%	-4.98%	to	-3.60%
2010	15,497	$9.52	to	$11.27	$ 153,917	1.16%	0.95%	to	2.60%	22.05%	to	24.12%
2009	19,380	$7.80	to	$9.08	$ 156,330	1.23%	0.95%	to	2.60%	21.50%	to	23.51%
ING Global Bond Portfolio - Service Class
2013	480	$13.39	to	$14.11	$ 6,644	1.83%	0.75%	to	1.35%	-5.57%	to	-4.98%
2012	587	$14.18	to	$14.85	$ 8,567	5.78%	0.75%	to	1.35%	6.22%	to	6.83%
2011	652	$13.35	to	$13.90	$ 8,930	7.06%	0.75%	to	1.35%	2.14%	to	2.73%
2010	721	$13.07	to	$13.53	$ 9,633	3.10%	0.75%	to	1.35%	13.95%	to	14.66%
2009	732	$11.47	to	$11.80	$ 8,547	3.29%	0.75%	to	1.35%	19.73%	to	20.41%
ING Invesco Comstock Portfolio - Service Class
2013	15,436	$13.89	to	$21.12	$ 268,151	0.82%	0.75%	to	2.60%	31.57%	to	34.00%
2012	14,417	$10.47	to	$15.80	$ 189,072	1.27%	0.75%	to	2.60%	15.46%	to	17.69%
2011	15,372	$8.97	to	$13.45	$ 173,078	1.34%	0.75%	to	2.60%	-4.60%	to	-2.75%
2010	16,119	$9.32	to	$13.88	$ 189,031	1.38%	0.75%	to	2.60%	12.14%	to	14.24%
2009	15,876	$8.24	to	$12.18	$ 164,271	2.32%	0.75%	to	2.60%	25.28%	to	27.51%
ING Invesco Equity and Income Portfolio - Initial Class
2013	96	$16.99	to	$17.67	$ 1,696	1.38%	0.75%	to	1.20%	23.47%	to	24.00%
2012	107	$13.76	to	$14.25	$ 1,502	2.34%	0.75%	to	1.20%	11.42%	to	11.94%
2011	123	$12.35	to	$12.73	$ 1,540	2.04%	0.75%	to	1.20%	-2.29%	to	-1.85%
2010	160	$12.64	to	$12.97	$ 2,046	1.74%	0.75%	to	1.20%	10.97%	to	11.52%
2009	202	$11.39	to	$11.63	$ 2,321	1.91%	0.75%	to	1.20%	21.30%	to	21.78%
ING Invesco Equity and Income Portfolio - Service Class
2013	15,145	$12.34	to	$20.83	$ 242,782	1.29%	0.75%	to	2.35%	21.64%	to	23.71%
2012	13,440	$10.11	to	$16.88	$ 176,309	1.91%	0.75%	to	2.60%	9.51%	to	11.63%
2011	14,689	$9.18	to	$15.16	$ 174,083	1.91%	0.75%	to	2.60%	-3.83%	to	-2.06%
2010	16,986	$9.50	to	$15.52	$ 207,495	1.64%	0.75%	to	2.60%	9.13%	to	11.22%
2009	17,055	$8.66	to	$13.99	$ 189,556	1.66%	0.75%	to	2.60%	19.14%	to	21.49%

129

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING JPMorgan Mid Cap Value Portfolio - Service Class
2013	13,131	$15.14	to	$28.58	$ 244,250	0.65%	0.75%	to	2.35%	28.52%	to	30.56%
2012	11,668	$11.78	to	$21.89	$ 168,040	0.77%	0.75%	to	2.35%	17.21%	to	19.10%
2011	10,281	$10.05	to	$18.38	$ 125,814	0.84%	0.75%	to	2.35%	-0.59%	to	1.10%
2010	9,712	$10.11	to	$18.18	$ 121,321	0.90%	0.75%	to	2.45%	19.98%	to	22.01%
2009	6,384	$8.42	to	$14.90	$ 67,915	1.46%	0.75%	to	2.55%	22.50%	to	24.69%
ING Oppenheimer Global Portfolio - Initial Class
2013	260	$17.57	to	$19.62	$ 4,929	1.32%	0.75%	to	2.00%	24.52%	to	26.17%
2012	317	$14.11	to	$15.55	$ 4,775	1.31%	0.75%	to	2.00%	19.27%	to	20.73%
2011	389	$11.83	to	$12.88	$ 4,872	1.46%	0.75%	to	2.00%	-9.97%	to	-8.78%
2010	492	$13.07	to	$14.12	$ 6,776	1.56%	0.75%	to	2.10%	13.65%	to	15.17%
2009	618	$11.50	to	$12.26	$ 7,415	2.34%	0.75%	to	2.10%	36.74%	to	38.53%
ING Oppenheimer Global Portfolio - Service Class
2013	9,113	$12.93	to	$23.74	$ 169,506	1.20%	0.75%	to	2.60%	23.52%	to	25.84%
2012	8,771	$10.36	to	$18.90	$ 130,891	1.00%	0.75%	to	2.60%	18.18%	to	20.49%
2011	9,333	$8.68	to	$15.74	$ 116,446	1.32%	0.75%	to	2.60%	-10.74%	to	-9.12%
2010	8,943	$9.62	to	$17.35	$ 124,699	1.37%	0.75%	to	2.60%	12.82%	to	14.95%
2009	10,171	$8.44	to	$15.14	$ 124,376	2.14%	0.75%	to	2.60%	35.73%	to	38.33%
ING PIMCO Total Return Portfolio - Service Class
2013	293	$14.28	to	$16.49	$ 4,426	3.14%	0.75%	to	1.35%	-3.19%	to	-2.66%
2012	338	$14.75	to	$16.94	$ 5,259	3.01%	0.75%	to	1.35%	6.42%	to	7.08%
2011	430	$13.86	to	$15.82	$ 6,250	2.89%	0.75%	to	1.35%	1.84%	to	2.46%
2010	556	$13.61	to	$15.44	$ 7,923	3.19%	0.75%	to	1.35%	6.16%	to	6.78%
2009	718	$12.82	to	$14.46	$ 9,629	3.45%	0.75%	to	1.35%	11.09%	to	11.75%
ING Solution 2015 Portfolio - Service Class
2013	1,089	$13.33	to	$14.05	$ 14,906	3.13%	0.75%	to	1.35%	7.67%	to	8.33%
2012	1,215	$12.38	to	$12.97	$ 15,403	4.12%	0.75%	to	1.35%	9.95%	to	10.57%
2011	1,306	$11.26	to	$11.73	$ 15,011	3.15%	0.75%	to	1.35%	-2.09%	to	-1.43%
2010	1,520	$11.50	to	$11.90	$ 17,776	2.21%	0.75%	to	1.35%	9.73%	to	10.39%
2009	1,596	$10.48	to	$10.78	$ 16,960	3.91%	0.75%	to	1.35%	20.74%	to	21.40%

130

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING Solution 2025 Portfolio - Service Class
2013	1,227	$13.94	to	$14.69	$ 17,579	2.21%	0.75%	to	1.35%	14.73%	to	15.40%
2012	1,318	$12.15	to	$12.73	$ 16,392	2.73%	0.75%	to	1.35%	11.88%	to	12.65%
2011	1,479	$10.86	to	$11.30	$ 16,403	2.09%	0.75%	to	1.35%	-4.40%	to	-3.83%
2010	1,598	$11.36	to	$11.75	$ 18,481	1.57%	0.75%	to	1.35%	12.25%	to	12.87%
2009	1,640	$10.12	to	$10.41	$ 16,849	3.52%	0.75%	to	1.35%	24.17%	to	24.82%
ING Solution 2035 Portfolio - Service Class
2013	647	$14.59	to	$15.38	$ 9,672	1.88%	0.75%	to	1.35%	18.71%	to	19.50%
2012	749	$12.29	to	$12.87	$ 9,408	2.26%	0.75%	to	1.35%	13.59%	to	14.20%
2011	887	$10.82	to	$11.27	$ 9,777	1.62%	0.75%	to	1.35%	-5.91%	to	-5.29%
2010	955	$11.50	to	$11.90	$ 11,158	1.23%	0.75%	to	1.35%	12.97%	to	13.66%
2009	1,070	$10.18	to	$10.47	$ 11,035	2.91%	0.75%	to	1.35%	26.62%	to	27.37%
ING Solution 2045 Portfolio - Service Class
2013	84	$14.95	to	$15.76	$ 1,278	1.64%	0.75%	to	1.35%	21.74%	to	22.55%
2012	103	$12.28	to	$12.86	$ 1,283	1.82%	0.75%	to	1.35%	13.91%	to	14.51%
2011	104	$10.78	to	$11.23	$ 1,131	1.17%	0.75%	to	1.35%	-6.42%	to	-5.79%
2010	109	$11.52	to	$11.92	$ 1,270	0.90%	0.75%	to	1.35%	13.61%	to	14.29%
2009	135	$10.14	to	$10.43	$ 1,384	2.15%	0.75%	to	1.35%	28.03%	to	28.77%
ING Solution Income Portfolio - Service Class
2013	460	$13.16	to	$13.87	$ 6,221	3.29%	0.75%	to	1.35%	5.53%	to	6.12%
2012	460	$12.47	to	$13.07	$ 5,875	4.51%	0.75%	to	1.35%	8.25%	to	9.01%
2011	515	$11.52	to	$11.99	$ 6,055	4.06%	0.75%	to	1.35%	-0.95%	to	-0.42%
2010	574	$11.63	to	$12.04	$ 6,790	3.21%	0.75%	to	1.35%	8.09%	to	8.76%
2009	635	$10.76	to	$11.07	$ 6,919	5.25%	0.75%	to	1.35%	15.57%	to	16.28%
ING T. Rowe Price Diversified Mid Cap Growth Portfolio - Service Class
2013	347	$20.31	to	$25.25	$ 8,538	0.16%	0.75%	to	1.35%	32.93%	to	33.69%
2012	459	$15.24	to	$18.93	$ 8,501	0.24%	0.75%	to	1.35%	14.29%	to	15.02%
2011	576	$13.30	to	$16.50	$ 9,331	0.12%	0.75%	to	1.35%	-5.21%	to	-4.64%
2010	694	$13.99	to	$17.34	$ 11,833	0.07%	0.75%	to	1.35%	26.40%	to	27.20%
2009	680	$11.04	to	$13.67	$ 9,112	0.31%	0.75%	to	1.35%	44.07%	to	44.90%

131

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING T. Rowe Price Growth Equity Portfolio - Service Class
2013	17,930	$13.66	to	$23.37	$ 258,344	0.02%	0.75%	to	2.35%	35.65%	to	37.84%
2012	14,940	$10.07	to	$16.99	$ 158,174	-	0.75%	to	2.35%	15.88%	to	17.76%
2011	11,616	$8.69	to	$14.47	$ 105,828	-	0.75%	to	2.35%	-3.66%	to	-2.11%
2010	11,556	$8.93	to	$14.81	$ 108,925	0.03%	0.75%	to	2.60%	13.47%	to	15.78%
2009	11,877	$7.87	to	$12.83	$ 97,640	0.01%	0.75%	to	2.60%	39.05%	to	41.41%
ING Templeton Foreign Equity Portfolio - Service Class
2013	55,425	$9.68	to	$13.64	$ 667,777	1.32%	0.75%	to	2.35%	17.09%	to	18.99%
2012	59,624	$8.23	to	$11.48	$ 609,649	2.09%	0.75%	to	2.60%	15.92%	to	17.85%
2011	21,745	$7.08	to	$9.78	$ 190,490	1.75%	0.75%	to	2.35%	-14.34%	to	-12.95%
2010	25,636	$8.22	to	$11.25	$ 260,443	2.06%	0.75%	to	2.60%	5.73%	to	7.77%
2009	25,327	$7.67	to	$10.46	$ 241,228	-	0.75%	to	2.60%	28.47%	to	31.00%
ING Strategic Allocation Conservative Portfolio - Class S
2013	126	$17.32	to	$18.26	$ 2,250	1.94%	0.75%	to	1.35%	10.25%	to	10.94%
2012	97	$15.71	to	$16.46	$ 1,560	2.46%	0.75%	to	1.35%	10.48%	to	11.14%
2011	88	$14.22	to	$14.81	$ 1,286	3.65%	0.75%	to	1.35%	0.14%	to	0.82%
2010	100	$14.20	to	$14.69	$ 1,451	4.21%	0.75%	to	1.35%	9.48%	to	10.04%
2009	102	$12.97	to	$13.35	$ 1,353	8.24%	0.75%	to	1.35%	16.11%	to	16.90%
ING Strategic Allocation Growth Portfolio - Class S
2013	28	$20.07	to	$21.16	$ 566	1.49%	0.75%	to	1.35%	20.47%	to	21.19%
2012	30	$16.66	to	$17.46	$ 505	1.04%	0.75%	to	1.35%	13.10%	to	13.89%
2011	31	$14.73	to	$15.33	$ 460	2.64%	0.75%	to	1.35%	-4.41%	to	-3.89%
2010	39	$15.41	to	$15.95	$ 601	3.36%	0.75%	to	1.35%	11.26%	to	11.93%
2009	42	$13.85	to	$14.25	$ 589	9.26%	0.75%	to	1.35%	23.22%	to	24.02%
ING Strategic Allocation Moderate Portfolio - Class S
2013	74	$18.57	to	$19.57	$ 1,403	1.80%	0.75%	to	1.35%	14.70%	to	15.39%
2012	63	$16.19	to	$16.96	$ 1,042	1.69%	0.75%	to	1.35%	11.89%	to	12.54%
2011	66	$14.47	to	$15.07	$ 973	2.75%	0.75%	to	1.35%	-2.23%	to	-1.63%
2010	51	$14.80	to	$15.32	$ 775	4.19%	0.75%	to	1.35%	10.20%	to	10.93%
2009	48	$13.43	to	$13.81	$ 657	7.97%	0.75%	to	1.35%	19.91%	to	20.51%

132

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING Growth and Income Portfolio - Class A
2013	97,739	$13.55	to	$14.22	$ 1,349,848	0.87%	0.75%	to	2.35%	27.11%	to	29.16%
2012	110,959	$10.66	to	$11.01	$ 1,198,252	1.39%	0.75%	to	2.35%	12.45%	to	14.33%
2011	123,527	$9.46	to	$9.63	$ 1,177,999	(c)	0.75%	to	2.60%		(c)
2010	(c)		(c)		(c)	(c)		(c)			(c)
2009	(c)		(c)		(c)	(c)		(c)			(c)
ING Growth and Income Portfolio - Class I
2013	78	$11.81	to	$12.92	$ 937	2.20%	0.95%	to	2.00%	28.77%	to	29.07%
2012	7	$9.94	to	$10.01	$ 65	1.41%	1.25%	to	1.40%	14.25%	to	14.27%
2011	9	$8.70	to	$8.76	$ 77	1.05%	1.25%	to	1.40%	-1.69%	to	-1.46%
2010	13	$8.85	to	$8.89	$ 114	0.90%	1.25%	to	1.40%	12.45%	to	12.67%
2009	14	$7.87	to	$7.89	$ 109	1.01%	1.25%	to	1.40%	28.50%	to	28.59%
ING Growth and Income Portfolio - Class S
2013	62,008	$11.69	to	$22.06	$ 770,429	1.05%	0.75%	to	2.60%	26.93%	to	29.38%
2012	72,404	$9.21	to	$17.05	$ 701,221	1.56%	0.50%	to	2.60%	12.45%	to	14.86%
2011	84,838	$8.19	to	$14.88	$ 724,196	1.47%	0.50%	to	2.60%	-3.08%	to	-1.00%
2010	51,286	$8.45	to	$15.07	$ 449,666	0.79%	0.50%	to	2.60%	10.89%	to	13.28%
2009	57,953	$7.62	to	$13.34	$ 453,859	1.45%	0.50%	to	2.60%	26.58%	to	29.34%
ING GET U.S. Core Portfolio - Series 14
2013	1,858	$9.80	to	$10.56	$ 19,220	2.98%	1.45%	to	2.50%	-2.87%	to	-1.77%
2012	2,252	$10.09	to	$10.75	$ 23,800	2.77%	1.45%	to	2.50%	-2.61%	to	-1.65%
2011	2,709	$10.36	to	$10.93	$ 29,164	3.07%	1.45%	to	2.50%	0.58%	to	1.67%
2010	3,418	$10.30	to	$10.75	$ 36,259	3.84%	1.45%	to	2.50%	4.24%	to	5.39%
2009	4,490	$9.72	to	$10.20	$ 45,358	3.95%	1.45%	to	3.05%	-3.76%	to	-2.30%
ING Euro STOXX 50® Index Portfolio - Class A
2013	3,391	$10.23	to	$10.86	$ 35,414	2.00%	0.95%	to	2.35%	22.55%	to	24.26%
2012	1,036	$8.38	to	$8.74	$ 8,828	2.58%	0.95%	to	2.25%	19.18%	to	20.75%
2011	415	$7.03	to	$7.24	$ 2,955	14.38%	0.95%	to	2.25%	-19.20%	to	-18.12%
2010	541	$8.69	to	$8.83	$ 4,739	0.22%	1.00%	to	2.35%	-11.13%	to	-10.18%
2009	62	$9.79	to	$9.82	$ 608	(a)	1.15%	to	2.25%		(a)

133

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING FTSE 100 Index® Portfolio - Class A
2013	379	$13.31	to	$14.14	$ 5,170	4.39%	0.95%	to	2.35%	16.04%	to	17.74%
2012	193	$11.47	to	$12.01	$ 2,261	2.59%	0.95%	to	2.35%	12.56%	to	14.16%
2011	222	$10.19	to	$10.52	$ 2,300	4.95%	0.95%	to	2.35%	-6.43%	to	-5.06%
2010	328	$10.89	to	$11.07	$ 3,595	0.28%	1.00%	to	2.35%	6.44%	to	7.59%
2009	74	$10.24	to	$10.27	$ 755	(a)	1.15%	to	2.25%		(a)
ING Global Value Advantage Portfolio
2013	18,226	$9.25	to	$10.19	$ 175,466	3.54%	0.75%	to	2.35%	10.91%	to	12.85%
2012	20,465	$8.34	to	$9.03	$ 176,328	4.00%	0.75%	to	2.35%	12.40%	to	14.16%
2011	22,299	$7.42	to	$7.91	$ 169,736	3.21%	0.75%	to	2.35%	-6.08%	to	-4.58%
2010	24,986	$7.89	to	$8.29	$ 201,282	3.31%	0.75%	to	2.35%	3.39%	to	5.07%
2009	27,525	$7.61	to	$7.89	$ 213,033	-	0.75%	to	2.35%	26.91%	to	28.92%
ING Hang Seng Index Portfolio - Class S
2013	2,793	$13.69	to	$14.64	$ 39,381	4.23%	0.95%	to	2.35%	1.41%	to	2.88%
2012	3,815	$13.50	to	$14.23	$ 52,710	1.03%	0.95%	to	2.35%	25.35%	to	27.17%
2011	4,031	$10.77	to	$11.19	$ 44,179	2.58%	0.95%	to	2.35%	-20.34%	to	-19.21%
2010	5,992	$13.52	to	$13.85	$ 81,884	0.06%	0.95%	to	2.35%	5.05%	to	6.54%
2009	3,225	$12.87	to	$13.00	$ 41,686	(a)	0.95%	to	2.35%		(a)
ING Index Plus LargeCap Portfolio - Class S
2013	9,282	$12.29	to	$19.03	$ 130,749	1.61%	0.75%	to	2.35%	29.50%	to	31.66%
2012	11,145	$9.46	to	$14.49	$ 120,472	1.38%	0.75%	to	2.60%	11.15%	to	13.27%
2011	13,071	$8.46	to	$12.83	$ 125,981	1.62%	0.75%	to	2.60%	-2.98%	to	-1.05%
2010	16,416	$8.66	to	$13.00	$ 161,332	1.70%	0.75%	to	2.60%	10.77%	to	12.77%
2009	19,841	$7.78	to	$11.56	$ 174,337	2.75%	0.75%	to	2.60%	19.74%	to	21.99%
ING Index Plus MidCap Portfolio - Class S
2013	6,314	$14.16	to	$24.60	$ 124,289	0.93%	0.75%	to	2.60%	30.67%	to	33.22%
2012	7,243	$10.77	to	$18.51	$ 108,177	0.65%	0.75%	to	2.60%	14.39%	to	16.52%
2011	8,310	$9.36	to	$15.93	$ 107,721	0.58%	0.75%	to	2.60%	-4.01%	to	-2.15%
2010	9,825	$9.69	to	$16.32	$ 131,427	0.85%	0.75%	to	2.60%	18.48%	to	20.73%
2009	11,403	$8.13	to	$13.56	$ 127,725	1.34%	0.75%	to	2.60%	28.07%	to	30.42%

134

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING Index Plus SmallCap Portfolio - Class S
2013	5,262	$13.63	to	$24.12	$ 99,365	0.76%	0.75%	to	2.60%	38.66%	to	41.22%
2012	6,026	$9.78	to	$17.08	$ 81,420	0.29%	0.75%	to	2.60%	9.19%	to	11.34%
2011	6,798	$8.90	to	$15.37	$ 83,478	0.60%	0.75%	to	2.60%	-3.53%	to	-1.73%
2010	7,901	$9.17	to	$15.68	$ 99,899	0.49%	0.75%	to	2.60%	19.20%	to	21.57%
2009	8,979	$7.64	to	$12.93	$ 94,468	1.41%	0.75%	to	2.60%	21.34%	to	23.58%
ING International Index Portfolio - Class S
2013	6,821	$9.22	to	$18.35	$ 66,035	2.08%	0.75%	to	2.35%	18.36%	to	20.17%
2012	5,493	$7.79	to	$15.27	$ 45,019	2.61%	0.75%	to	2.35%	15.58%	to	17.64%
2011	5,593	$6.74	to	$12.98	$ 39,488	2.67%	0.75%	to	2.35%	-14.47%	to	-13.12%
2010	7,945	$7.82	to	$14.94	$ 65,044	3.38%	0.75%	to	2.60%	4.83%	to	6.79%
2009	8,995	$7.46	to	$13.99	$ 69,588	-	0.75%	to	2.60%	24.42%	to	26.32%
ING Japan TOPIX Index® Portfolio - Class A
2013	1,103	$11.78	to	$12.51	$ 13,312	2.31%	0.95%	to	2.35%	21.82%	to	23.62%
2012	475	$9.67	to	$10.12	$ 4,664	0.73%	0.95%	to	2.35%	5.11%	to	6.64%
2011	1,025	$9.20	to	$9.49	$ 9,567	1.85%	0.95%	to	2.35%	-15.75%	to	-14.58%
2010	770	$10.92	to	$11.11	$ 8,463	0.07%	0.95%	to	2.35%	10.98%	to	12.46%
2009	33	$9.84	to	$9.87	$ 324	(a)	1.00%	to	2.35%		(a)
ING Russell™ Large Cap Growth Index Portfolio - Class S
2013	9,043	$19.85	to	$21.76	$ 187,827	1.19%	0.75%	to	2.35%	28.59%	to	30.69%
2012	9,520	$15.23	to	$16.65	$ 152,860	1.08%	0.75%	to	2.35%	11.61%	to	13.42%
2011	10,214	$13.34	to	$14.68	$ 146,033	1.00%	0.75%	to	2.35%	1.45%	to	3.16%
2010	10,188	$13.02	to	$14.23	$ 142,575	0.54%	0.75%	to	2.35%	9.84%	to	11.61%
2009	11,210	$11.73	to	$12.75	$ 141,894	(a)	0.75%	to	2.55%		(a)
ING Russell™ Large Cap Index Portfolio - Class S
2013	30,100	$12.70	to	$21.64	$ 397,456	1.43%	0.80%	to	2.35%	28.80%	to	30.67%
2012	32,375	$9.86	to	$16.57	$ 330,009	2.26%	0.80%	to	2.35%	12.56%	to	14.38%
2011	33,016	$8.68	to	$14.51	$ 296,967	1.43%	0.80%	to	2.60%	-0.57%	to	1.32%
2010	39,726	$8.73	to	$14.33	$ 355,951	3.29%	0.80%	to	2.60%	9.13%	to	11.17%
2009	45,756	$8.00	to	$12.91	$ 372,497	-	0.80%	to	2.60%	20.57%	to	22.44%

135

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING Russell™ Large Cap Value Index Portfolio - Class S
2013	4,330	$19.24	to	$20.58	$ 85,774	1.48%	0.95%	to	2.35%	28.35%	to	30.17%
2012	4,034	$14.99	to	$15.81	$ 61,922	1.35%	0.95%	to	2.35%	13.22%	to	14.90%
2011	2,887	$13.24	to	$13.76	$ 38,950	1.41%	0.95%	to	2.35%	-1.78%	to	-0.43%
2010	2,581	$13.42	to	$13.82	$ 35,226	1.65%	0.95%	to	2.60%	8.23%	to	10.12%
2009	1,922	$12.40	to	$12.55	$ 24,005	(a)	0.95%	to	2.60%		(a)
ING Russell™ Mid Cap Growth Index Portfolio - Class S
2013	12,722	$22.51	to	$24.13	$ 295,192	0.75%	0.90%	to	2.35%	31.79%	to	33.68%
2012	14,090	$17.08	to	$18.05	$ 246,554	0.36%	0.90%	to	2.35%	12.74%	to	14.46%
2011	15,771	$15.04	to	$15.77	$ 243,092	0.44%	0.90%	to	2.60%	-4.75%	to	-3.07%
2010	18,579	$15.79	to	$16.27	$ 297,977	0.29%	0.90%	to	2.60%	22.59%	to	24.77%
2009	19,157	$12.88	to	$13.04	$ 248,368	(a)	0.90%	to	2.60%		(a)
ING Russell™ Mid Cap Index Portfolio - Class S
2013	12,697	$14.43	to	$15.66	$ 189,802	1.00%	0.95%	to	2.35%	30.71%	to	32.60%
2012	10,856	$11.04	to	$11.81	$ 123,542	0.93%	0.95%	to	2.35%	13.93%	to	15.56%
2011	10,358	$9.69	to	$10.22	$ 102,824	1.16%	0.95%	to	2.35%	-4.34%	to	-2.94%
2010	11,716	$10.13	to	$10.53	$ 120,857	0.51%	0.95%	to	2.35%	21.90%	to	23.74%
2009	10,132	$8.30	to	$8.51	$ 85,119	-	0.95%	to	2.40%	36.45%	to	38.37%
ING Russell™ Small Cap Index Portfolio - Class S
2013	16,268	$15.04	to	$16.37	$ 253,638	1.07%	0.90%	to	2.35%	35.13%	to	37.22%
2012	13,186	$11.13	to	$11.93	$ 151,300	0.68%	0.90%	to	2.35%	13.11%	to	14.71%
2011	13,508	$9.84	to	$10.40	$ 136,076	0.79%	0.90%	to	2.35%	-6.37%	to	-5.02%
2010	16,262	$10.51	to	$10.95	$ 174,052	0.44%	0.80%	to	2.35%	23.07%	to	25.00%
2009	13,275	$8.54	to	$8.76	$ 114,700	-	0.90%	to	2.35%	23.41%	to	25.32%
ING Small Company Portfolio - Class S
2013	6,326	$15.20	to	$27.34	$ 102,570	0.29%	0.75%	to	2.35%	34.16%	to	36.34%
2012	6,827	$11.33	to	$20.10	$ 82,209	0.15%	0.75%	to	2.35%	11.63%	to	13.40%
2011	8,403	$10.15	to	$17.77	$ 89,892	0.23%	0.75%	to	2.35%	-4.96%	to	-3.42%
2010	9,114	$10.65	to	$18.44	$ 102,443	0.32%	0.75%	to	2.35%	21.09%	to	23.07%
2009	8,151	$8.82	to	$15.02	$ 75,533	0.54%	0.75%	to	2.35%	24.23%	to	26.28%

136

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ING U.S. Bond Index Portfolio - Class S
2013	16,310	$10.83	to	$11.98	$ 183,572	1.59%	0.75%	to	2.35%	-5.00%	to	-3.57%
2012	20,537	$11.27	to	$12.44	$ 241,724	1.85%	0.75%	to	2.60%	0.90%	to	2.84%
2011	25,756	$11.17	to	$12.12	$ 297,554	1.93%	0.75%	to	2.60%	4.20%	to	6.11%
2010	21,158	$10.72	to	$11.43	$ 232,631	2.46%	0.75%	to	2.60%	3.18%	to	5.12%
2009	23,840	$10.39	to	$10.89	$ 251,758	2.45%	0.75%	to	2.60%	2.77%	to	4.78%
ING International Value Portfolio - Class S
2013	397	$16.42	to	$18.46	$ 7,159	2.33%	0.75%	to	1.35%	19.30%	to	19.96%
2012	457	$13.73	to	$15.43	$ 6,905	2.35%	0.75%	to	1.35%	17.39%	to	18.11%
2011	519	$11.67	to	$13.09	$ 6,655	2.35%	0.75%	to	1.35%	-16.11%	to	-15.57%
2010	620	$13.88	to	$15.55	$ 9,445	1.72%	0.75%	to	1.35%	1.00%	to	1.56%
2009	713	$13.71	to	$15.35	$ 10,718	1.54%	0.75%	to	1.35%	24.38%	to	25.22%
ING MidCap Opportunities Portfolio - Class S
2013	33,947	$15.00	to	$29.61	$ 560,431	-	0.75%	to	2.35%	28.62%	to	30.67%
2012	27,450	$11.65	to	$22.71	$ 349,367	0.41%	0.50%	to	2.35%	11.26%	to	13.37%
2011	31,078	$10.46	to	$20.14	$ 353,299	-	0.50%	to	2.35%	-3.14%	to	-1.33%
2010	34,369	$10.79	to	$20.50	$ 399,457	0.49%	0.50%	to	2.60%	26.91%	to	29.39%
2009	32,727	$8.49	to	$15.94	$ 297,130	0.12%	0.50%	to	2.35%	37.78%	to	40.23%
ING SmallCap Opportunities Portfolio - Class S
2013	4,595	$13.12	to	$29.06	$ 67,639	-	0.75%	to	2.35%	35.45%	to	37.75%
2012	5,427	$9.67	to	$21.16	$ 58,278	-	0.75%	to	2.35%	12.20%	to	14.02%
2011	6,239	$8.61	to	$18.60	$ 58,855	-	0.75%	to	2.35%	-1.79%	to	-0.20%
2010	7,156	$8.76	to	$18.69	$ 68,086	-	0.75%	to	2.35%	28.98%	to	31.14%
2009	8,154	$6.79	to	$14.29	$ 59,441	-	0.75%	to	2.35%	27.54%	to	29.65%
ClearBridge Variable Large Cap Value Portfolio - Class I
2013	7	$12.69	to	$12.82	$ 88	1.24%	1.25%	to	1.40%	30.56%	to	30.68%
2012	8	$9.72	to	$9.81	$ 73	2.70%	1.25%	to	1.40%	14.76%	to	15.01%
2011	9	$8.47	to	$8.53	$ 75	2.61%	1.25%	to	1.40%	3.55%	to	3.65%
2010	10	$8.18	to	$8.23	$ 78	2.53%	1.25%	to	1.40%	7.92%	to	8.15%
2009	11	$7.58	to	$7.61	$ 80	1.31%	1.25%	to	1.40%	22.85%	to	22.94%

137

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
Western Asset Variable High Income Portfolio
2013	3		$26.75		$ 70	7.41%		1.40%			7.69%
2012	3		$24.84		$ 65	7.35%		1.40%			16.18%
2011	3		$21.38		$ 71	8.39%		1.40%			0.99%
2010	3	$21.17	to	$21.68	$ 72	9.33%	1.25%	to	1.40%	14.99%	to	15.20%
2009	4	$18.41	to	$18.82	$ 78	12.40%	1.25%	to	1.40%	57.75%	to	57.89%
Oppenheimer Main Street Small Cap Fund®/VA - Service Class
2013	72	$28.92	to	$30.48	$ 2,150	0.66%	0.75%	to	1.35%	38.71%	to	39.56%
2012	69	$20.85	to	$21.84	$ 1,478	0.34%	0.75%	to	1.35%	16.09%	to	16.79%
2011	78	$17.96	to	$18.70	$ 1,442	0.42%	0.75%	to	1.35%	-3.70%	to	-3.11%
2010	97	$18.65	to	$19.30	$ 1,859	0.40%	0.75%	to	1.35%	21.42%	to	22.15%
2009	102	$15.36	to	$15.80	$ 1,600	0.50%	0.75%	to	1.35%	34.97%	to	35.86%
PIMCO Real Return Portfolio - Administrative Class
2013	619	$13.12	to	$13.83	$ 8,362	1.32%	0.75%	to	1.35%	-10.44%	to	-9.90%
2012	986	$14.65	to	$15.35	$ 14,814	1.06%	0.75%	to	1.35%	7.33%	to	7.95%
2011	929	$13.65	to	$14.22	$ 12,983	4.88%	0.75%	to	1.35%	10.17%	to	10.83%
2010	985	$12.39	to	$12.83	$ 12,463	1.47%	0.75%	to	1.35%	6.63%	to	7.27%
2009	949	$11.62	to	$11.96	$ 11,216	2.94%	0.75%	to	1.35%	16.78%	to	17.49%
Pioneer Equity Income VCT Portfolio - Class II
2013	692	$19.00	to	$21.83	$ 14,814	2.37%	0.75%	to	1.35%	27.13%	to	27.85%
2012	801	$14.91	to	$17.11	$ 13,428	3.72%	0.75%	to	1.35%	8.45%	to	9.15%
2011	955	$13.71	to	$15.72	$ 14,738	2.01%	0.75%	to	1.35%	4.38%	to	5.03%
2010	1,063	$13.11	to	$15.01	$ 15,665	1.99%	0.75%	to	1.35%	17.62%	to	18.27%
2009	1,206	$11.12	to	$12.72	$ 15,029	3.01%	0.75%	to	1.35%	12.29%	to	13.04%
ProFund VP Bull
2013	1,062	$10.90	to	$14.07	$ 12,351	1.13%	0.95%	to	2.25%	26.74%	to	28.51%
2012	1,228	$8.60	to	$10.95	$ 11,201	-	0.95%	to	2.25%	11.40%	to	12.82%
2011	1,471	$7.72	to	$10.92	$ 12,013	-	0.95%	to	2.25%	-2.28%	to	-0.89%
2010	1,815	$7.90	to	$11.12	$ 15,111	0.12%	0.95%	to	2.25%	10.03%	to	11.48%
2009	2,036	$7.18	to	$10.05	$ 15,316	0.65%	0.95%	to	2.25%	21.49%	to	23.28%

138

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB			Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)			(lowest to highest)
ProFund VP Europe 30
2013	573	$10.53	to	$12.45	$ 6,458	1.44%	0.95%	to	2.35%	18.71%	to	20.52%
2012	713	$8.86	to	$10.33	$ 6,719	3.31%	0.95%	to	2.35%	13.85%	to	15.42%
2011	844	$7.77	to	$8.95	$ 6,949	1.04%	0.95%	to	2.35%	-10.98%	to	-9.69%
2010	1,006	$8.72	to	$13.52	$ 9,261	1.57%	0.95%	to	2.35%	0.21%	to	1.64%
2009	1,144	$8.70	to	$13.41	$ 10,444	2.60%	0.95%	to	2.35%	29.26%	to	31.05%
ProFund VP Rising Rates Opportunity
2013	1,686	$2.97	to	$3.68	$ 5,347	-	0.95%	to	2.35%	13.79%	to	15.59%
2012	1,866	$2.61	to	$3.23	$ 5,177	-	0.95%	to	2.35%	-9.12%	to	-8.01%
2011	1,897	$2.87	to	$3.55	$ 5,755	-	0.95%	to	2.35%	-38.96%	to	-38.03%
2010	2,136	$4.70	to	$5.80	$ 10,541	-	0.95%	to	2.60%	-18.20%	to	-16.72%
2009	2,393	$5.72	to	$7.07	$ 14,303	0.55%	0.95%	to	2.60%	28.82%	to	30.95%
Wells Fargo Advantage VT Omega Growth Fund - Class 2
2013	74	$18.69	to	$19.23	$ 1,401	0.16%	1.40%	to	2.20%	36.82%	to	37.95%
2012	82	$13.66	to	$13.94	$ 1,122	-	1.40%	to	2.20%	17.76%	to	18.74%
2011	106	$11.60	to	$11.74	$ 1,240	-	1.40%	to	2.20%	-7.64%	to	-6.90%
2010	118	$12.56	to	$12.61	$ 1,487	(b)	1.40%	to	2.20%		(b)
2009	(b)		(b)		(b)	(b)		(b)			(b)
Wells Fargo Advantage VT Index Asset Allocation Fund - Class 2
2013	96	$13.95	to	$16.51	$ 1,560	1.67%	1.65%	to	2.20%	17.03%	to	17.68%
2012	104	$11.92	to	$14.36	$ 1,443	1.37%	1.40%	to	2.20%	10.58%	to	11.40%
2011	164	$10.78	to	$12.89	$ 2,052	3.04%	1.40%	to	2.20%	4.15%	to	5.05%
2010	180	$10.35	to	$12.27	$ 2,156	1.73%	1.40%	to	2.20%	10.70%	to	11.65%
2009	187	$9.35	to	$10.99	$ 2,009	1.85%	1.40%	to	2.20%	12.92%	to	13.89%
Wells Fargo Advantage VT Intrinsic Value Fund - Class 2
2013	48	$13.70	to	$16.72	$ 766	1.06%	1.65%	to	2.20%	27.44%	to	28.12%
2012	60	$10.75	to	$13.05	$ 747	1.50%	1.65%	to	2.20%	16.85%	to	17.57%
2011	67	$9.20	to	$11.10	$ 721	0.52%	1.65%	to	2.20%	-4.37%	to	-3.81%
2010	72	$9.62	to	$11.54	$ 807	0.73%	1.65%	to	2.20%	11.34%	to	11.93%
2009	55	$8.64	to	$10.31	$ 555	1.85%	1.65%	to	2.20%	14.29%	to	14.94%

139

ING USA ANNUITY AND LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
Notes to Financial Statements

						Investment
	Units	Unit Fair Value			Net Assets	Income	Expense RatioB		Total ReturnC
	(000's)	(lowest to highest)			(000's)	RatioA	(lowest to highest)		(lowest to highest)
Wells Fargo Advantage VT Small Cap Growth Fund - Class 2
2013	12	$22.18	to	$26.68	$ 315	-	1.65%	to 2.20%	46.98%	to 47.73%
2012	13	$15.09	to	$18.48	$ 233	-	1.40%	to 2.20%	5.45%	to 6.33%
2011	22	$14.31	to	$17.38	$ 361	-	1.40%	to 2.20%	-6.65%	to -5.90%
2010	24	$15.33	to	$18.47	$ 436	-	1.40%	to 2.20%	23.93%	to 24.97%
2009	32	$12.37	to	$14.78	$ 464	-	1.40%	to 2.20%	49.40%	to 50.51%
Wells Fargo Advantage VT Total Return Bond Fund
2013	46	$12.65	to	$14.21	$ 633	1.19%	1.40%	to 2.20%	-4.60%	to -3.79%
2012	50	$13.26	to	$14.77	$ 712	1.54%	1.40%	to 2.20%	3.76%	to 4.60%
2011	62	$12.78	to	$14.12	$ 849	2.60%	1.40%	to 2.20%	5.97%	to 6.81%
2010	84	$12.06	to	$13.22	$ 1,075	3.34%	1.40%	to 2.20%	4.69%	to 5.51%
2009	89	$11.52	to	$12.53	$ 1,080	4.46%	1.40%	to 2.20%	9.51%	to 10.49%

(a)	As investment Division had no investments until 2009, this data is not meaningful and is therefore not presented.
(b)	As investment Division had no investments until 2010, this data is not meaningful and is therefore not presented.
(c)	As investment Division had no investments until 2011, this data is not meaningful and is therefore not presented.
(d)	As investment Division had no investments until 2012, this data is not meaningful and is therefore not presented.
(e)	As investment Division had no investments until 2013, this data is not meaningful and is therefore not presented.
A	The Investment Income Ratio represents dividends received by the Division, excluding capital gains distributions, divided by the average net assets. The recognition of investment income is determined by the timing of the declaration of dividends by the underlying fund in which the Division invests.
B	The Expense Ratio considers only the annualized contract expenses borne directly by the Account, excluding expenses charged through the redemption of units, and is equal to the mortality and expense, administrative, and other charges, as defined in the Charges and Fees note. Certain items in this table are presented as a range of minimum and maximum values; however, such information is calculated independently for each column in the table.
C	Total Return is calculated as the change in unit value for each Contract presented in the Statements of Assets and Liabilities. Certain items in this table are presented as a range of minimum and maximum values; however, such information is calculated independently for each column in the table.

140

ING USA Annuity and Life Insurance Company
(A wholly owned subsidiary of Lion Connecticut Holdings Inc.

Page
Report of Independent Registered Public Accounting Firm	C-2
Financial Statements as of December 31, 2013 and 2012 and for the Years Ended December 31, 2013,
2012 and 2011:
Balance Sheets as of December 31, 2013 and 2012	C-3
Statements of Operations for the years ended December 31, 2013, 2012 and 2011	C-5
Statements of Comprehensive Income for the years ended December 31, 2013, 2012 and 2011	C-6
Statements of Changes in Shareholder's Equity for the years ended December 31, 2013, 2012 and 2011	C-7
Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011	C-8
Notes to Financial Statements	C-10

C-1

Report of Independent Registered Public Accounting Firm

The Board of Directors ING USA Annuity and Life Insurance Company

We have audited the accompanying balance sheets of ING USA Annuity and Life Insurance Company as of December 31, 2013
and 2012, and the related statements of operations, comprehensive income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).
Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ING USA
Annuity and Life Insurance Company at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia March 27, 2014

C-2

ING USA Annuity and Life Insurance Company
(A wholly owned subsidiary of Lion Connecticut Holdings Inc.)
Balance Sheets
December 31, 2013 and 2012
(In millions, except per share data)

	December 31,
	2013	2012
Assets
Investments:
Fixed maturities, available-for-sale, at fair value (amortized cost of $20,244.6 at 2013
and $18,560.6 at 2012)	$ 21,105.9	$ 20,586.6
Fixed maturities, at fair value using the fair value option	385.0	326.7
Equity securities, available-for-sale, at fair value (cost of $3.8 at 2013 and $26.4 at
2012)	6.1	29.8
Short-term investments	567.0	2,686.6
Mortgage loans on real estate, net of valuation allowance of $1.1 at 2013 and $1.2 at
2012	2,837.3	2,835.0
Policy loans	94.9	101.8
Limited partnerships/corporations	133.2	166.9
Derivatives	342.4	1,381.3
Other investments	56.2	80.7
Securities pledged (amortized cost of $964.1 at 2013 and $684.7 at 2012)	959.2	714.0
Total investments	26,487.2	28,909.4
Cash and cash equivalents	398.0	295.6
Short-term investments under securities loan agreement, including collateral delivered	163.6	138.9
Accrued investment income	220.3	208.7
Receivable for securities sold	0.1	7.5
Premium receivable	26.3	30.9
Deposits and reinsurance recoverable	3,941.6	4,014.7
Deferred policy acquisition costs, Value of business acquired and Sales inducements to
contract owners	2,812.5	3,738.2
Due from affiliates	33.0	37.0
Current income tax recoverable from Parent	22.6	—
Deferred income taxes	51.3	—
Other assets	357.7	370.0
Assets held in separate accounts	42,008.3	39,799.1
Total assets	$ 76,522.5	$ 77,550.0

The accompanying notes are an integral part of these Financial Statements.

C-3

ING USA Annuity and Life Insurance Company
(A wholly owned subsidiary of Lion Connecticut Holdings Inc.)
Balance Sheets
December 31, 2013 and 2012
(In millions, except per share data)
	As of December 31,
	2013	2012

Liabilities and Shareholder's Equity
Future policy benefits and contract owner account balances	$ 25,412.8	$ 27,094.2
Payable for securities purchased	32.6	0.2
Payables under securities loan agreement, including collateral held	211.1	905.5
Long-term debt	435.0	435.0
Due to affiliates	60.1	64.1
Funds held under reinsurance treaties with affiliates	3,728.7	4,082.9
Derivatives	731.9	798.6
Current income tax payable to Parent	—	22.6
Deferred income taxes	—	32.9
Other liabilities	169.7	182.8
Liabilities related to separate accounts	42,008.3	39,799.1
Total liabilities	72,790.2	73,417.9

Shareholder's equity:
Common stock (250,000 shares authorized, issued and outstanding;
$10 par value per share)	2.5	2.5
Additional paid-in capital	5,525.6	5,755.5
Accumulated other comprehensive income (loss)	481.2	634.2
Retained earnings (deficit)	(2,277.0)	(2,260.1)
Total shareholder's equity	3,732.3	4,132.1
Total liabilities and shareholder's equity	$ 76,522.5	$ 77,550.0

The accompanying notes are an integral part of these Financial Statements.

C-4

ING USA Annuity and Life Insurance Company
(A wholly owned subsidiary of Lion Connecticut Holdings Inc.)
Statements of Operations
For the Years Ended December 31, 2013, 2012 and 2011
(In millions)

	Year Ended December 31,
	2013	2012	2011
Revenues:
Net investment income	$ 1,267.2	$ 1,285.5	$ 1,409.3
Fee income	839.7	810.9	871.5
Premiums	436.3	459.0	456.2
Net realized capital gains (losses):
Total other-than-temporary impairments	(12.1)	(27.9)	(201.5)
Less: Portion of other-than-temporary impairments recognized in
Other comprehensive income (loss)	(1.8)	(9.4)	(21.1)
Net other-than-temporary impairments recognized in earnings	(10.3)	(18.5)	(180.4)
Other net realized capital gains (losses)	(2,205.5)	(1,355.6)	(776.6)
Total net realized capital gains (losses)	(2,215.8)	(1,374.1)	(957.0)
Other revenue	29.8	34.7	54.2
Total revenues	357.2	1,216.0	1,834.2
Benefits and expenses:
Interest credited and other benefits to contract owners/policyholders	(1,855.4)	364.5	2,227.1
Operating expenses	462.3	444.3	447.3
Net amortization of deferred policy acquisition costs and value of
business acquired	1,522.4	343.7	(904.4)
Interest expense	28.2	30.9	31.7
Other expense	31.1	27.3	11.7
Total benefits and expenses	188.6	1,210.7	1,813.4
Income (loss) before income taxes	168.6	5.3	20.8
Income tax expense (benefit)	185.5	182.3	(131.3)
Net income (loss)	$ (16.9)	$ (177.0)	$ 152.1

The accompanying notes are an integral part of these Financial Statements.

C-5

ING USA Annuity and Life Insurance Company
(A wholly owned subsidiary of Lion Connecticut Holdings Inc.)
Statements of Comprehensive Income
For the Years Ended December 31, 2013, 2012 and 2011
(In millions)
	Year Ended December 31,
	2013	2012	2011
Net income (loss)	$ (16.9)	$ (177.0)	$ 152.1
Other comprehensive income (loss), before tax:
Unrealized gains/losses on securities	(252.8)	514.6	(11.6)
Other-than-temporary impairments	17.7	12.7	29.0
Pension and other postretirement benefits liability	(0.2)	(0.2)	—
Other comprehensive income (loss), before tax	(235.3)	527.1	17.4
Income tax expense (benefit) related to items of other
comprehensive income (loss)	(82.3)	138.0	(72.9)
Other comprehensive income (loss), after tax	(153.0)	389.1	90.3

Comprehensive income (loss)	$ (169.9)	$ 212.1	$ 242.4

The accompanying notes are an integral part of these Financial Statements.

C-6

ING USA Annuity and Life Insurance Company
(A wholly owned subsidiary of Lion Connecticut Holdings Inc.)
Statements of Changes in Shareholder's Equity
For the Years Ended December 31, 2013, 2012 and 2011
(In millions)
			Accumulated
		Additional	Other	Retained	Total
	Common	Paid-In	Comprehensive	Earnings	Shareholder's
	Stock	Capital	Income (Loss)	(Deficit)	Equity
Balance at January 1, 2011	2.5	5,921.7	154.8	(2,235.2)	3,843.8
Comprehensive income (loss):
Net income (loss)	—	—	—	152.1	152.1
Other comprehensive income (loss), after tax	—	—	90.3	—	90.3
Total comprehensive income (loss)					242.4
Contribution of capital	—	44.0	—	—	44.0
Employee related benefits	—	5.9	—	—	5.9
Balance at December 31, 2011	$ 2.5	$ 5,971.6	$ 245.1	$ (2,083.1)	$ 4,136.1
Comprehensive income (loss):
Net income (loss)	—	—	—	(177.0)	(177.0)
Other comprehensive income (loss), after tax	—	—	389.1	—	389.1
Total comprehensive income (loss)					212.1
Distribution of capital	—	(250.0)	—	—	(250.0)
Employee related benefits	—	33.9	—	—	33.9
Balance at December 31, 2012	$ 2.5	$ 5,755.5	$ 634.2	$ (2,260.1)	$ 4,132.1
Comprehensive income (loss):
Net income (loss)	—	—	—	(16.9)	(16.9)
Other comprehensive income (loss), after tax	—	—	(153.0)	—	(153.0)
Total comprehensive income (loss)					(169.9)
Distribution of capital	—	(230.0)	—	—	(230.0)
Employee related benefits	—	0.1	—	—	0.1
Balance at December 31, 2013	$ 2.5	$ 5,525.6	$ 481.2	$ (2,277.0)	$ 3,732.3

The accompanying notes are an integral part of these Financial Statements.

C-7

ING USA Annuity and Life Insurance Company
(A wholly owned subsidiary of Lion Connecticut Holdings Inc.)
Statements of Cash Flows
For the Years Ended December 31, 2013, 2012 and 2011
(In millions)
	Year Ended December 31,
	2013	2012	2011
Cash Flows from Operating Activities:
Net income (loss)	$ (16.9) $	(177.0) $	152.1
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Capitalization of deferred policy acquisition costs, value of
business acquired and sales inducements	(126.9)	(137.6)	(159.1)
Net amortization of deferred policy acquisition costs, value of
business acquired and sales inducements	1,994.4	646.9	(1,366.2)
Net accretion/amortization of discount/premium	44.2	50.1	65.7
Future policy benefits, claims reserves and interest credited	290.3	575.8	1,461.6
Deferred income tax expense (benefit)	(1.9)	(66.5)	64.5
Net realized capital (gains) losses	2,215.8	1,374.1	957.0
Employee share-based payments	0.1	33.9	5.9
Change in:
Accrued investment income	(11.6)	24.6	0.1
Reinsurance recoverable	66.3	(37.8)	(728.1)
Other receivables and asset accruals	(11.3)	0.4	44.5
Other reinsurance asset	28.2	21.5	(0.5)
Due to/from affiliates	—	261.7	(262.1)
Income tax recoverable	(45.2)	226.6	(283.2)
Other payables and accruals	(367.3)	(1,393.8)	1,909.7
Other, net	(50.4)	12.8	(10.7)
Net cash provided by operating activities	4,007.8	1,415.7	1,851.2

The accompanying notes are an integral part of these Financial Statements.

C-8

ING USA Annuity and Life Insurance Company
(A wholly owned subsidiary of Lion Connecticut Holdings Inc.)
Statements of Cash Flows
For the Years Ended December 31, 2013, 2012 and 2011
(In millions)
	Year Ended December 31,
	2013	2012	2011
Cash Flows from Investing Activities:
Proceeds from the sale, maturity, disposal or redemption of:
Fixed maturities	$ 6,647.7	$ 6,606.1	$ 5,400.7
Equity securities, available-for-sale	9.0	2.7	38.8
Mortgage loans on real estate	646.6	687.2	678.4
Limited partnerships/corporations	94.8	153.3	38.9
Acquisition of:
Fixed maturities	(8,771.0)	(4,757.0)	(5,483.6)
Equity securities, available-for-sale	(0.6)	(2.6)	(5.7)
Mortgage loans on real estate	(648.9)	(384.7)	(853.6)
Limited partnerships/corporations	(12.1)	(25.9)	(39.4)
Derivatives, net	(2,067.1)	(1,232.4)	(511.9)
Short-term investments, net	2,119.6	(285.7)	(1,458.0)
Loan-Dutch State obligation, net	—	651.5	185.7
Policy loans, net	6.9	10.2	10.1
Collateral (delivered) received, net	(719.1)	(54.5)	763.2
Other investments, net	22.0	—	—
Other, net	—	(0.1)	(1.3)
Net cash (used in) provided by investing activities	(2,672.2)	1,368.1	(1,237.7)
Cash Flows from Financing Activities:
Deposits received for investment contracts	$ 7,432.8	$ 6,651.8	$ 6,363.2
Maturities and withdrawals from investment contracts	(8,868.9)	(9,638.8)	(7,170.1)
Reinsurance recoverable on investment contracts	432.9	91.7	(81.4)
Return of capital distribution	(230.0)	(250.0)	—
Short-term loans to affiliates, net	—	535.9	280.5
Capital contribution from parent	—	—	44.0
Net cash used in financing activities	(1,233.2)	(2,609.4)	(563.8)
Net increase in cash and cash equivalents	102.4	174.4	49.7
Cash and cash equivalents, beginning of year	295.6	121.2	71.5
Cash and cash equivalents, end of year	$ 398.0	$ 295.6	$ 121.2
Supplemental cash flow information:
Income taxes paid, net	$ 232.5	$ 40.0	$ 87.1
Interest paid	28.2	28.2	28.8

The accompanying notes are an integral part of these Financial Statements.

C-9

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

1. Business, Basis of Presentation and Significant Accounting Policies

Business

ING USA Annuity and Life Insurance Company ("ING USA" or "the Company") is a stock life insurance company domiciled in the State of Iowa and provides financial products and services in the United States. ING USAis authorized to conduct its insurance business in all states, except New York, and in the District of Columbia.

In 2009, ING Groep N.V. ("ING Group" or "ING"), a global financial services holding company based in The Netherlands, with
American Depository Shares listed on the New York Stock Exchange, announced the anticipated separation of its global banking and insurance businesses, including the divestiture of ING U.S., Inc., which together with its subsidiaries, including the Company, constituted ING's U.S.-based retirement, investment management and insurance operations. On May 2, 2013, the common stock of ING U.S., Inc. began trading on the New York Stock Exchange under the symbol "VOYA." On May 7, 2013 and May 31, 2013,
ING U.S., Inc. completed its initial public offering of common stock, including the issuance and sale by ING U.S., Inc. of 30,769,230 shares of common stock and the sale by ING Insurance International B.V. ("ING International"), an indirect, wholly owned subsidiary of ING Group and previously the sole stockholder of ING U.S., Inc., of 44,201,773 shares of outstanding common stock of ING U.S., Inc. (collectively, "the IPO"). On September 30, 2013, ING International transferred all of its shares of ING
U.S., Inc. common stock to ING Group.

On October 29, 2013, ING Group completed a sale of 37,950,000 shares of common stock of ING U.S., Inc. in a registered public offering, reducing ING Group's ownership of ING U.S., Inc. to 57%.

On March 25, 2014, ING Group completed a sale of 30,475,000 shares of common stock of ING U.S., Inc. in a registered public offering. On March 25, 2014, pursuant to the terms of a share repurchase agreement between ING Group and ING U.S., Inc., ING
U.S., Inc. acquired 7,255,853 shares of its common stock from ING Group (the "Direct Share Buyback") (the offering and the
Direct Share Buyback collectively, the "Transactions"). Upon completion of the Transactions, ING Group's ownership of ING
U.S., Inc. was reduced to approximately 43%.

ING USAis a direct, wholly owned subsidiary of Lion Connecticut Holdings Inc. ("Lion" or "the Parent"), which is a direct, wholly owned subsidiary of ING U.S., Inc.

On April 11, 2013, ING U.S., Inc. announced plans to rebrand as Voya Financial, and in January 2014, ING U.S., Inc. announced additional details regarding the operational and legal work associated with the rebranding. Based on current expectations, ING
U.S., Inc. will change its legal name to Voya Financial, Inc. in April 2014; and in May 2014 its Investment Management and
Employee Benefits businesses will begin using the Voya Financial brand. In September 2014, ING U.S.’s remaining businesses will begin using the Voya Financial brand and all remaining ING U.S. legal entities that currently have names incorporating the
“ING” brand, including the Company, will change their names to reflect the Voya brand. ING U.S., Inc. anticipates that the process of changing all marketing materials, operating materials and legal entity names containing the word “ING” or “Lion” to the new brand name will take approximately 24 months.

The Company offers various insurance products, including immediate and deferred fixed annuities. The Company's fixed annuity products are distributed by national and regional brokerage and securities firms, independent broker-dealers, banks, life insurance companies with captive agency sales forces, independent insurance agents, independent marketing organizations and affiliated broker-dealers. The Company's primary annuity customers are individual consumers. The Company ceased new sales of retail variable annuity products in March of 2010, as part of a global business strategy and risk reduction plan. New amounts will continue to be deposited in ING USA variable annuities as add-on premiums to existing contracts. The Company has historically issued guaranteed investment contracts and funding agreements (collectively referred to as "GICs"), primarily to institutional investors and corporate benefit plans. In 2009, the Company made a strategic decision to run-off the assets and liabilities in the GIC business over time. New GIC contracts may be issued on a limited basis to replace maturing contracts.

The Company has one operating segment.

C-10

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Basis of Presentation

The accompanying Financial Statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

Certain immaterial reclassifications have been made to prior year financial information to conform to the current year classifications.

Significant Accounting Policies

Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Financial
Statements and the reported amounts of revenues and expenses during the reporting period. Those estimates are inherently subject to change and actual results could differ from those estimates.

The Company has identified the following accounts and policies as the most significant in that they involve a higher degree of judgment, are subject to a significant degree of variability and/or contain significant accounting estimates:

Reserves for future policy benefits, deferred policy acquisition costs ("DAC"), value of business acquired ("VOBA") and deferred sales inducements ("DSI"), valuation of investments and derivatives, impairments, income taxes and contingencies.

Fair Value Measurement

The Company measures the fair value of its financial assets and liabilities based on assumptions used by market participants in pricing the asset or liability, which may include inherent risk, restrictions on the sale or use of an asset, or nonperformance risk, which is the risk the Company will not fulfill its obligation. The estimate of an exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability ("exit price") in the principal market, or the most advantageous market in the absence of a principal market, for that asset or liability. The Company utilizes a number of valuation sources to determine the fair values of its financial assets and liabilities, including quoted market prices, third-party commercial pricing services, third-party brokers, industry-standard, vendor-provided software that models the value based on market observable inputs and other internal modeling techniques based on projected cash flows.

Investments

The accounting policies for the Company's principal investments are as follows:

Fixed Maturities and Equity Securities: The Company's fixed maturities and equity securities are currently designated as available-
for-sale, except those accounted for using the fair value option ("FVO"). Available-for-sale securities are reported at fair value and unrealized capital gains (losses) on these securities are recorded directly in Accumulated other comprehensive income (loss)
("AOCI") and presented net of related changes in DAC, VOBA, DSI and deferred income taxes. In addition, certain fixed maturities have embedded derivatives, which are reported with the host contract on the Balance Sheets.

The Company has elected the FVO for certain of its fixed maturities to better match the measurement of assets and liabilities in the Statements of Operations. Certain collateralized mortgage obligations ("CMOs"), primarily interest-only and principal-only strips, are accounted for as hybrid instruments and valued at fair value with changes in the fair value recorded in Other net realized capital gains (losses) in the Statements of Operations.

Purchases and sales of fixed maturities and equity securities, excluding private placements, are recorded on the trade date. Purchases and sales of private placements and mortgage loans are recorded on the closing date. Investment gains and losses on sales of securities are generally determined on a first-in-first-out basis.

C-11

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Interest income on fixed maturities is recorded when earned using an effective yield method, giving effect to amortization of premiums and accretion of discounts. Dividends on equity securities are recorded when declared. Such dividends and interest income are recorded in Net investment income in the Statements of Operations.

Included within fixed maturities are loan-backed securities, including residential mortgage-backed securities ("RMBS"), commercial mortgage-backed securities ("CMBS") and asset-backed securities ("ABS"). Amortization of the premium or discount from the purchase of these securities considers the estimated timing and amount of prepayments of the underlying loans. Actual prepayment experience is periodically reviewed and effective yields are recalculated when differences arise between the prepayments originally anticipated and the actual prepayments received and currently anticipated. Prepayment assumptions for single class and multi-class mortgage-backed securities ("MBS") and ABS are estimated by management using inputs obtained from third-party specialists, including broker-dealers, and based on management's knowledge of the current market. For prepayment-sensitive securities such as interest-only and principal-only strips, inverse floaters and credit-sensitive MBS and ABS securities, which represent beneficial interests in securitized financial assets that are not of high credit quality or that have been credit impaired, the effective yield is recalculated on a prospective basis. For all other MBS and ABS, the effective yield is recalculated on a retrospective basis.

Short-term Investments: Short-term investments include investments with remaining maturities of one year or less, but greater than three months, at the time of purchase. These investments are stated at fair value.

Assets Held in Separate Accounts: Assets held in separate accounts are reported at the fair values of the underlying investments in the separate accounts. The underlying investments include mutual funds, short-term investments, cash and fixed maturities.

Mortgage Loans on Real Estate: The Company's mortgage loans on real estate are all commercial mortgage loans, which are reported at amortized cost, less impairment write-downs and allowance for losses. If a mortgage loan is determined to be impaired
(i.e., when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement), the carrying value of the mortgage loan is reduced to the lower of either the present value of expected cash flows from the loan discounted at the loan's original purchase yield or fair value of the collateral. For those mortgages that are determined to require foreclosure, the carrying value is reduced to the fair value of the underlying collateral, net of estimated costs to obtain and sell at the point of foreclosure. The carrying value of the impaired loans is reduced by establishing a permanent write-down recorded in Other net realized capital gains (losses) in the Statements of Operations. Property obtained from foreclosed mortgage loans is recorded in Other investments on the Balance Sheets.

Mortgage loans are evaluated by the Company's investment professionals, including an appraisal of loan-specific credit quality, property characteristics and market trends. Loan performance is continuously monitored on a loan-specific basis throughout the year. The Company's review includes submitted appraisals, operating statements, rent revenues and annual inspection reports, among other items. This review evaluates whether the properties are performing at a consistent and acceptable level to secure the debt.

Mortgages are rated for the purpose of quantifying the level of risk. Those loans with higher risk are placed on a watch list and are closely monitored for collateral deficiency or other credit events that may lead to a potential loss of principal or interest. The
Company defines delinquent mortgage loans consistent with industry practice as 60 days past due.

The Company's policy is to recognize interest income until a loan becomes 90 days delinquent or foreclosure proceedings are commenced, at which point interest accrual is discontinued. Interest accrual is not resumed until the loan is brought current.

TheCompanyrecordsanallowanceforprobablelossesincurredonnon-impairedloansonanaggregatebasis,ratherthanspecifically identified probable losses incurred by individual loan.

Policy Loans: Policy loans are carried at an amount equal to the unpaid balance. Interest income on such loans is recorded as earned in Net investment income using the contractually agreed upon interest rate. Generally, interest is capitalized on the policy's anniversary date. Valuation allowances are not established for policy loans, as these loans are collateralized by the cash surrender value of the associated insurance contracts. Any unpaid principal or interest on the loan is deducted from the account value or the death benefit prior to settlement of the policy.

C-12

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Limited Partnerships/Corporations: The Company uses the equity method of accounting for investments in limited partnership interests, which consists primarily of private equities and hedge funds. Generally, the Company records its share of earnings using a lag methodology, relying upon the most recent financial information available, generally not to exceed three months. The
Company's earnings from limited partnership interests accounted for under the equity method are recorded in Net investment income.

Other Investments: Other investments are comprised primarily of Federal Home Loan Bank ("FHLB") stock and property obtained from foreclosed mortgage loans, as well as other miscellaneous investments. The Company is a member of the FHLB system and is required to own a certain amount of stock based on the level of borrowings and other factors; the Company may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security and periodically evaluated for impairment based on ultimate recovery of par value.

Securities Lending: The Company engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Initial collateral, primarily cash, is required at a rate of 102% of the market value of the loaned securities. The lending agent retains the cash collateral and invests in liquid assets on behalf of the Company. The market value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the market value of the loaned securities fluctuates.

Other-than-temporary Impairments

The Company periodically evaluates its available-for-sale investments to determine whether there has been an other-than-temporary decline in fair value below the amortized cost basis. Factors considered in this analysis include, but are not limited to, the length of time and the extent to which the fair value has been less than amortized cost, the issuer's financial condition and near-term prospects, future economic conditions and market forecasts, interest rate changes and changes in ratings of the security. An extended and severe unrealized loss position on a fixed maturity may not have any impact on: (a) the ability of the issuer to service all scheduled interest and principal payments and (b) the evaluation of recoverability of all contractual cash flows or the ability to recover an amount at least equal to its amortized cost based on the present value of the expected future cash flows to be collected.
In contrast, for certain equity securities, the Company gives greater weight and consideration to a decline in market value and the likelihood such market value decline will recover.

When assessing the Company's intent to sell a security or if it is more likely than not it will be required to sell a security before recovery of its amortized cost basis, management evaluates facts and circumstances such as, but not limited to, decisions to rebalance the investment portfolio and sales of investments to meet cash flow or capital needs.

When the Company has determined it has the intent to sell or if it is more likely than not that the Company will be required to sell a security before recovery of its amortized cost basis and the fair value has declined below amortized cost ("intent impairment"), the individual security is written down from amortized cost to fair value, and a corresponding charge is recorded in Net realized capital gains (losses) in the Statements of Operations as an other-than-temporary impairment ("OTTI"). If the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, but the Company has determined that there has been an other-than-temporary decline in fair value below the amortized cost basis, the OTTI is bifurcated into the amount representing the present value of the decrease in cash flows expected to be collected ("credit impairment") and the amount related to other factors ("noncredit impairment"). The credit impairment is recorded in Net realized capital gains (losses) in the Statements of Operations. The noncredit impairment is recorded in Other comprehensive income (loss).

The Company uses the following methodology and significant inputs to determine the amount of the OTTI credit loss:

  When determining collectability and the period over which the value is expected to recover for U.S. and foreign corporate securities, foreign government securities and state and political subdivision securities, the Company applies the same considerations utilized in its overall impairment evaluation process, which incorporates information regarding the specific security, the industry and geographic area in which the issuer operates and overall macroeconomic conditions. Projected future cash flows are estimated using assumptions derived from the Company's best estimates of likely scenario-based

C-13

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

outcomes, after giving consideration to a variety of variables that includes, but is not limited to: general payment terms of the security; the likelihood that the issuer can service the scheduled interest and principal payments; the quality and amount of any credit enhancements; the security's position within the capital structure of the issuer; possible corporate restructurings or asset sales by the issuer; and changes to the rating of the security or the issuer by rating agencies.

  Additional considerations are made when assessing the unique features that apply to certain structured securities such as subprime, Alt-A, non-agency RMBS, CMBS and ABS. These additional factors for structured securities include, but are not limited to: the quality of underlying collateral; expected prepayment speeds; loan-to-value ratios; debt service coverage ratios; current and forecasted loss severity; consideration of the payment terms of the underlying assets backing a particular security; and the payment priority within the tranche structure of the security.
  When determining the amount of the credit loss for U.S. and foreign corporate securities, foreign government securities and state and political subdivision securities, the Company considers the estimated fair value as the recovery value when available information does not indicate that another value is more appropriate. When information is identified that indicates a recovery value other than estimated fair value, the Company considers in the determination of recovery value the same considerations utilized in its overall impairment evaluation process, which incorporates available information and the Company's best estimate of scenario-based outcomes regarding the specific security and issuer; possible corporate restructurings or asset sales by the issuer; the quality and amount of any credit enhancements; the security's position within the capital structure of the issuer; fundamentals of the industry and geographic area in which the security issuer operates and the overall macroeconomic conditions.
  The Company performs a discounted cash flow analysis comparing the current amortized cost of a security to the present value of future cash flows expected to be received including estimated defaults and prepayments. The discount rate is generally the effective interest rate of the fixed maturity prior to impairment.

In periods subsequent to the recognition of the credit related impairment components of OTTI on a fixed maturity, the Company accounts for the impaired security as if it had been purchased on the measurement date of the impairment. Accordingly, the discount
(or reduced premium) based on the new cost basis is accreted into net investment income over the remaining term of the fixed maturity in a prospective manner based on the amount and timing of estimated future cash flows.

Derivatives

The Company's use of derivatives is limited mainly to economic hedging to reduce the Company's exposure to cash flow variability of assets and liabilities, interest rate risk, credit risk, exchange rate risk and market risk. It is the Company's policy not to offset amounts recognized for derivative instruments and amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral arising from derivative instruments executed with the same counterparty under a master netting arrangement.

The Company enters into interest rate, equity market, credit default and currency contracts, including swaps, futures, forwards, caps, floors and options, to reduce and manage various risks associated with changes in value, yield, price, cash flow or exchange rates of assets or liabilities held or intended to be held, or to assume or reduce credit exposure associated with a referenced asset, index, or pool. The Company also utilizes options and futures on equity indices to reduce and manage risks associated with its annuity products. Open derivative contracts are reported as Derivatives assets or liabilities on the Balance Sheets at fair value.
Changes in the fair value of derivatives are recorded in Net realized capital gains (losses) in the Statements of Operations.

C-14

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

To qualify for hedge accounting, at the inception of the hedging relationship, the Company formally documents its risk management objective and strategy for undertaking the hedging transaction, as well as its designation of the hedge as either (a) a hedge of the exposure to changes in the estimated fair value of a recognized asset or liability or an identified portion thereof that is attributable to a particular risk ("fair value hedge") or (b) a hedge of a forecasted transaction or of the variability of cash flows that is attributable to interest rate risk to be received or paid related to a recognized asset or liability ("cash flow hedge"). In this documentation, the
Company sets forth how the hedging instrument is expected to hedge the designated risks related to the hedged item and sets forth the method that will be used to retrospectively and prospectively assess the hedging instrument's effectiveness and the method that will be used to measure ineffectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and periodically throughout the life of the designated hedging relationship.

  Fair Value Hedge: For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument, as well as the hedged item, to the extent of the risk being hedged, are recognized in Other net realized capital gains (losses).
  Cash Flow Hedge: For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of AOCI and reclassified into earnings in the same periods during which the hedged transaction impacts earnings in the same line item associated with the forecasted transaction. The ineffective portion of the derivative's change in value, if any, along with any of the derivative's change in value that is excluded from the assessment of hedge effectiveness, are recorded in Other net realized capital gains (losses).

When hedge accounting is discontinued because it is determined that the derivative is no longer expected to be highly effective in offsetting changes in the estimated fair value or cash flows of a hedged item, the derivative continues to be carried on the Balance
Sheets at its estimated fair value, with subsequent changes in estimated fair value recognized immediately in Other net realized capital gains (losses). The carrying value of the hedged asset or liability under a fair value hedge is no longer adjusted for changes in its estimated fair value due to the hedged risk and the cumulative adjustment to its carrying value is amortized into income over the remaining life of the hedged item. Provided the hedged forecasted transaction is still probable of occurrence, the changes in estimated fair value of derivatives recorded in Other comprehensive income (loss) related to discontinued cash flow hedges are released into the Statements of Operations when the Company's earnings are affected by the variability in cash flows of the hedged item.

When hedge accounting is discontinued because it is no longer probable that the forecasted transactions will occur on the anticipated date or within two months of that date, the derivative continues to be carried on the Balance Sheets at its estimated fair value, with changes in estimated fair value recognized immediately in Other net realized capital gains (losses). Derivative gains and losses recorded in Other comprehensive income (loss) pursuant to the discontinued cash flow hedge of a forecasted transaction that is no longer probable are recognized immediately in Other net realized capital gains (losses).

The Company also has investments in certain fixed maturities and has issued certain annuity products that contain embedded derivatives whose fair value is at least partially determined by levels of or changes in domestic and/or foreign interest rates (short-
term or long-term), exchange rates, prepayment rates, equity markets or credit ratings/spreads. Embedded derivatives within fixed maturities are included with the host contract on the Balance Sheets and changes in fair value of the embedded derivatives are recorded in Other net realized capital gains (losses) in the Statements of Operations. Embedded derivatives within certain annuity products are included in Future policy benefits and contract owner account balances on the Balance Sheets and changes in the fair value of the embedded derivatives are recorded in Other net realized capital gains (losses) in the Statements of Operations.

In addition, the Company has entered into coinsurance with funds withheld arrangements that contain embedded derivatives, the fair value of which is based on the change in the fair value of the underlying assets held in trust. Embedded derivatives within coinsurance with funds withheld arrangements are reported with the host contract in Deposits and reinsurance recoverable or Funds held under reinsurance treaties with affiliates on the Balance Sheets, and changes in the fair value of the embedded derivatives are recorded in Interest credited and other benefits to contract owners/policyholders in the Statements of Operations.

C-15

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks and other highly liquid investments, such as money market instruments and debt instruments with maturities of three months or less at the time of purchase. Cash and cash equivalents are stated at fair value.

Deferred Policy Acquisition Costs, Value of Business Acquired and Deferred Sales Inducements

DAC represents policy acquisition costs that have been capitalized and are subject to amortization and interest. Capitalized costs are incremental, direct costs of contract acquisition and certain costs related directly to successful acquisition activities. Such costs consist principally of commissions, underwriting, sales and contract issuance and processing expenses directly related to the successful acquisition of new and renewal business. Indirect or unsuccessful acquisition costs, maintenance, product development and overhead expenses are charged to expense as incurred. VOBA represents the outstanding value of in force business acquired and is subject to amortization and interest. The value is based on the present value of estimated net cash flows embedded in the insurance contracts at the time of the acquisition and increased for subsequent deferrable expenses on purchased policies. (See also "Sales Inducements" below.)

Amortization Methodologies
The Company amortizes DAC and VOBA related to universal life ("UL") and variable universal life ("VUL") contracts and fixed and variable deferred annuity contracts over the estimated lives of the contracts in relation to the emergence of estimated gross profits. Assumptions as to mortality, persistency, interest crediting rates, fee income, returns associated with separate account performance, impact of hedge performance, expenses to administer the business and certain economic variables, such as inflation, are based on the Company's experience and overall capital markets. At each valuation date, estimated gross profits are updated with actual gross profits, and the assumptions underlying future estimated gross profits are evaluated for continued reasonableness.
Adjustments to estimated gross profits require that amortization rates be revised retroactively to the date of the contract issuance
("unlocking").

Recoverability testing is performed for current issue year products to determine if gross revenues are sufficient to cover DAC,
VOBA and DSI estimated benefits and expenses. In subsequent years, the Company performs testing to assess the recoverability of DAC, VOBA and DSI on an annual basis, or more frequently if circumstances indicate a potential loss recognition issue exists.
If DAC, VOBA or DSI are not deemed recoverable from future gross profits, changes will be applied against the DAC, VOBA or
DSI balances before an additional reserve is established.

In assessing loss recognition related to DAC, VOBA and DSI, the Company must select an approach for aggregating different blocks of business in the loss recognition calculation. In the first quarter of 2013, the Company updated the aggregation approach used in assessment of such loss recognition. This change in estimate was due to certain organizational changes that commenced in the first quarter of 2013, which resulted in changes to how the Company manages the variable annuity business that is no longer actively marketed. As a result of this estimate change, the Company recognized loss recognition of $350.8 before taxes during the first quarter of 2013. This amount was recorded in the Statements of Operations as $306.0 to Net amortization of deferred policy acquisition costs and value of business acquired and $44.8 to Interest credited and other benefits to contract owners/policyholders, with a corresponding decrease in the Balance Sheets to Deferred policy acquisition costs, Value of business acquired and Sales inducements to contract owners.

Internal Replacements
Contract owners may periodically exchange one contract for another, or make modifications to an existing contract. These transactions are identified as internal replacements. Internal replacements that are determined to result in substantially unchanged contracts are accounted for as continuations of the replaced contracts. Any costs associated with the issuance of the new contracts are considered maintenance costs and expensed as incurred. Unamortized DAC and VOBA related to the replaced contracts continue to be deferred and amortized in connection with the new contracts. Internal replacements that are determined to result in contracts that are substantially changed are accounted for as extinguishments of the replaced contracts, and any unamortized DAC and VOBA related to the replaced contracts are written off to Net amortization of deferred policy acquisition costs and value of business acquired in the Statements of Operations.

C-16

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Assumptions
Changes in assumptions can have a significant impact on DAC, VOBA and DSI balances, amortization rates and results of operations. Assumptions are management's best estimate of future outcome.

Several assumptions are considered significant in the estimation of gross profits associated with the Company's variable products.
One significant assumption is the assumed return associated with the variable account performance. To reflect the volatility in the equity markets, this assumption involves a combination of near-term expectations and long-term assumptions regarding market performance. The overall return on the variable account is dependent on multiple factors, including the relative mix of the underlying sub-accounts among bond funds and equity funds, as well as equity sector weightings. The Company's practice assumes that intermediate-term appreciation in equity markets reverts to the long-term appreciation in equity markets ("reversion to the mean").
The Company monitors market events and only changes the assumption when sustained deviations are expected. This methodology incorporates a 9% long-term equity return assumption, a 14% cap and a five-year look-forward period.

Other significant assumptions used in the estimation of gross profits include mortality and for products with credited rates include interest rate spreads and credit losses. Estimated gross profits of variable annuity contracts are sensitive to estimated policyholder behavior assumptions, such as surrender, lapse and annuitization rates.

Sales Inducements

DSI represent benefits paid to contract owners for a specified period that are incremental to the amounts the Company credits on similar contracts without sales inducements and are higher than the contract's expected ongoing crediting rates for periods after the inducement. The Company defers sales inducements and amortizes them over the life of the policy using the same methodology and assumptions used to amortize DAC. The amortization of sales inducements is included in Interest credited and other benefits to contract owners in the Statements of Operations. Each year, or more frequently if circumstances indicate a potentially significant recoverability issue exists, the Company reviews DSI to determine the recoverability of these balances.

For the years ended December 31, 2013, 2012 and 2011, the Company capitalized $27.4, $29.8 and $32.2, respectively, of sales inducements. For the years ended December 31, 2013, 2012 and 2011, the Company amortized $(472.0), $(303.1) and $461.8, respectively, of DSI.

Future Policy Benefits and Contract Owner Accounts

Future Policy Benefits
The Company establishes and carries actuarially-determined reserves that are calculated to meet its future obligations. Reserves also include estimates of unpaid claims, as well as claims that the Company believes have been incurred but have not yet been reported as of the balance sheet date. The principal assumptions used to establish liabilities for future policy benefits are based on Company experience and periodically reviewed against industry standards. These assumptions include mortality, morbidity, policy lapse, contract renewal, payment of subsequent premiums or deposits by the contract owner, retirement, investment returns, inflation, benefit utilization and expenses. Changes in, or deviations from, the assumptions used can significantly affect the
Company's reserve levels and related results of operations.

Reserves for traditional life insurance contracts (term insurance, participating and non-participating whole life insurance and traditional group life insurance) and accident and health insurance represent the present value of future benefits to be paid to or on behalf of contract owners and related expenses, less the present value of future net premiums.Assumptions as to interest rates, mortality, expenses, and persistency are based on the Company's estimates of anticipated experience at the period the policy is sold or acquired, including a provision for adverse deviation. Interest rates used to calculate the present value of these reserves ranged from 3.5% to 6.3%.

Reserves for payout contracts with life contingencies are equal to the present value of expected future payments.
Assumptions as to interest rates, mortality and expenses are based on the Company's experience at the period the policy is sold or acquired, including a provision for adverse deviation. Such assumptions generally vary by annuity plan type, year of issue and policy duration. Interest rates used to calculate the present value of future benefits ranged from 3.0%
to 7.5%.

C-17

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Although assumptions are "locked-in" upon the issuance of traditional life insurance contracts, certain accident and health insurance contracts and payout contracts with life contingencies, significant changes in experience or assumptions may require the Company to provide for expected future losses on a product by establishing premium deficiency reserves. Premium deficiency reserves are determined based on best estimate assumptions that exist at the time the premium deficiency reserve is established and do not include a provision for adverse deviation.

Contract Owner Account Balances
Contract owner account balances relate to investment-type contracts and certain annuity product guarantees, as follows:

  Account balances for GICs are calculated using the amount deposited with the Company, less withdrawals, plus interest accrued to the ending valuation date. Interest on these contracts is accrued by a predetermined index, plus a spread or a fixed rate, established at the issue date of the contract.
  Account balances for universal life-type contracts, including VUL and indexed universal life contracts, are equal to cumulative deposits, less charges, withdrawals and account values released upon death, plus credited interest thereon.
  Account balances for fixed annuities and payout contracts without life contingencies are equal to cumulative deposits, less charges and withdrawals, plus credited interest thereon. Credited interest rates vary by product and ranged up to
  8.0% for the years 2013, 2012 and 2011. Account balances for group immediate annuities without life contingent payouts are equal to the discounted value of the payment at the implied break-even rate.
  For fixed-indexed annuity contracts ("FIAs"), the aggregate initial liability is equal to the deposit received, plus a bonus, if applicable, and is split into a host component and an embedded derivative component. Thereafter, the host liability accumulates at a set interest rate, and the embedded derivative liability is recognized at fair value.

Product Guarantees and Additional Reserves
The Company calculates additional reserve liabilities for certain universal life-type products and certain variable annuity guaranteed benefits. The Company periodically evaluates its estimates and adjusts the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised. Changes in, or deviations from, the assumptions used can significantly affect the Company's reserve levels and related results of operations.

Universal and Variable Life: Reserves for UL and VUL secondary guarantees and paid-up guarantees are calculated by estimating the expected value of death benefits payable and recognizing those benefits ratably over the accumulation period based on total expected assessments. The reserve for such products recognizes the portion of contract assessments received in early years used to compensate the Company for benefits provided in later years. Assumptions used, such as the interest rate, lapse rate and mortality, are consistent with assumptions used in estimating gross profits for purposes of amortizing DAC. Reserves for UL and VUL secondary guarantees and paid up guarantees are recorded in Future policy benefits and contract owner account balances on the
Balance Sheets.

The Company also calculates a benefit ratio for each block of business that meets the requirements for additional reserves and calculates an additional reserve by accumulating amounts equal to the benefit ratio multiplied by the assessments for each period, reduced by excess benefits during the period. The additional reserve is accumulated at interest rates consistent with the DAC model for the period. The calculated reserve includes a provision for UL contracts with patterns of cost of insurance charges that produce expected gains from the insurance benefit function followed by losses from that function in later years. Additional reserves are recorded in Future policy benefits and contract owner account balances.

GMDB and GMIB: Reserves for annuity guaranteed minimum death benefits ("GMDB") and guaranteed minimum income benefits
("GMIB") are determined by estimating the value of expected benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. Expected experience is based on a range of scenarios. Assumptions used, such as the long-term equity market return, lapse rate and mortality, are consistent with assumptions used in estimating gross profits for purposes of amortizing DAC. The assumptions of investment performance and volatility are consistent with the historical experience of the appropriate underlying equity index, such as the Standard & Poor's ("S&P") 500
Index. In addition, the reserve for the GMIB incorporates assumptions for the likelihood and timing of the potential annuitizations that may be elected by the contract owner. In general, the Company assumes that GMIB annuitization rates will be higher for policies with more valuable guarantees ("in the money" guarantees where the notional benefit amount is in excess of the account

C-18

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

value). Reserves for GMDB and GMIB are recorded in Future policy benefits and contract owner account balances on the Balance
Sheets. Changes in reserves for GMDB and GMIB are reported in Interest credited and other benefits to contract owners/
policyholders in the Statements of Operations.

Most contracts issued on or before December 31, 1999 with enhanced death benefit guarantees were reinsured to third-party reinsurers to mitigate the risk associated with such guarantees. For contracts issued after December 31, 1999, the Company instituted a variable annuity guarantee hedge program to mitigate the risks associated with these guarantees, for which the Company did not seek hedge accounting. The variable annuity guarantee hedge program is based on the Company entering into derivative positions to offset such exposures to GMDB and GMIB due to adverse changes in the equity markets.

GMAB, GMWB, GMWBL and FIA: The Company also issues certain products which contain embedded derivatives that are measured at estimated fair value separately from the host contracts. These products include annuity guaranteed minimum accumulation benefits ("GMAB"), guaranteed minimum withdrawal benefits without life contingencies ("GMWBs"), guaranteed minimum withdrawal benefits with life contingent payouts ("GMWBL") and FIAs. Such embedded derivatives are recorded in
Future policy benefits and contract owner account balances, with changes in estimated fair value, along with attributed fees collected or payments made, are reported in Other net realized capital gains (losses) in the Statements of Operations.

At inception of the GMAB, GMWB and GMWBLcontracts, the Company projects a fee to be attributed to the embedded derivative portion of the guarantee equal to the present value of projected future guaranteed benefits. After inception, the estimated fair value of the GMAB, GMWB and GMWBL contracts is determined based on the present value of projected future guaranteed benefits, minus the present value of projected attributed fees. A risk neutral valuation methodology is used under which the cash flows from the guarantees are projected under multiple capital market scenarios using observable risk free rates. The projection of future guaranteed benefits and future attributed fees require the use of assumptions for capital markets (e.g., implied volatilities, correlation among indices, risk-free swap curve, etc.) and policyholder behavior (e.g., lapse, benefit utilization, mortality, etc.).

The estimated fair value of the FIA contracts is based on the present value of the excess of interest payments to the contract owners over the growth in the minimum guaranteed contract value. The excess interest payments are determined as the excess of projected index driven benefits over the projected guaranteed benefits. The projection horizon is over the anticipated life of the related contracts, which takes into account best estimate actuarial assumptions, such as partial withdrawals, full surrenders, deaths, annuitizations and maturities.

The GMAB, GMWB, GMWBL and FIA embedded derivative liabilities include a risk margin to capture uncertainties related to policyholder behavior assumptions. The margin represents additional compensation a market participant would require to assume these risks.

The discount rate used to determine the fair value of GMAB, GMWB, GMWBL and FIA embedded derivative liabilities includes an adjustment to reflect the risk that these obligations will not be fulfilled (“nonperformance risk”).

Separate Accounts

Separate account assets and liabilities generally represent funds maintained to meet specific investment objectives of contract owners or participants who bear the investment risk, subject, in limited cases, to minimum guaranteed rates. Investment income and investment gains and losses generally accrue directly to such contract owners. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company or its affiliates.

Separate account assets supporting variable options under variable annuity contracts are invested, as designated by the contract owner or participant under a contract, in shares of mutual funds that are managed by the Company or its affiliates, or in other selected mutual funds not managed by the Company or its affiliates.

The Company reports separately, as assets and liabilities, investments held in the separate accounts and liabilities of separate accounts if:

  Such separate accounts are legally recognized;

C-19

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

  Assets supporting the contract liabilities are legally insulated from the Company's general account liabilities;
  Investments are directed by the contract owner or participant; and
  All investment performance, net of contract fees and assessments, is passed through to the contract owner.

The Company reports separate account assets that meet the above criteria at fair value on the Balance Sheets based on the fair value of the underlying investments. Separate account liabilities equal separate account assets. Investment income and net realized and unrealized capital gains (losses) of the separate accounts, however, are not reflected in the Statements of Operations. The
Statements of Cash Flows do not reflect investment activity of the separate accounts.

Long-term Debt

Long-term debt is carried at an amount equal to the unpaid principal balance, net of any remaining unamortized discount or premium attributable to issuance. Direct and incremental costs to issue the debt are recorded in Other assets on the Balance Sheets and are recognized as a component of Interest expense in the Statements of Operations over the life of the debt using the effective interest method of amortization.

Repurchase Agreements

The Company engages in dollar repurchase agreements with MBS ("dollar rolls") and repurchase agreements with other collateral types to increase its return on investments and improve liquidity. Such arrangements meet the requirements to be accounted for as financing arrangements.

The Company enters into dollar roll transactions by selling existing MBS and concurrently entering into an agreement to repurchase similar securities within a short time frame at a lower price. Under repurchase agreements, the Company borrows cash from a counterparty at an agreed upon interest rate for an agreed upon time frame and pledges collateral in the form of securities. At the end of the agreement, the counterparty returns the collateral to the Company and the Company in turn, repays the loan amount along with the additional agreed upon interest.

Company policy requires that at all times during the term of the dollar roll and repurchase agreements that cash or other collateral types obtained is sufficient to allow the Company to fund substantially all of the cost of purchasing replacement assets. Cash received is invested in Short-term investments, with the offsetting obligation to repay the loan included as an Other liability on the Balance Sheets. The carrying value of the securities pledged in dollar rolls and repurchase agreement transactions and the related repurchase obligation are included in Securities pledged and Short-term debt, respectively, on the Balance Sheets.

The primary risk associated with short-term collateralized borrowings is that the counterparty will be unable to perform under the terms of the contract. The Company's exposure is limited to the excess of the net replacement cost of the securities over the value of the short-term investments. The Company believes the counterparties to the dollar rolls and repurchase agreements are financially responsible and that the counterparty risk is minimal.

Recognition of Insurance Revenue and Related Benefits

Premiums related to traditional life insurance contracts and payout contracts with life contingencies are recognized in Premiums in the Statements of Operations when due from the contract owner. When premiums are due over a significantly shorter period than the period over which benefits are provided, any gross premium in excess of the net premium (i.e., the portion of the gross premium required to provide for all expected future benefits and expenses) is deferred and recognized into revenue in a constant relationship to insurance in force. Benefits are recorded in Interest credited and other benefits to contract owners in the Statements of Operations when incurred.

Amounts received as payment for investment-type, universal life-type, fixed annuities and payout contracts without life contingencies and FIAs contracts are reported as deposits to contract owner account balances. Revenues from these contracts consist primarily of fees assessed against the contract owner account balance for mortality and policy administration charges and are reported in Fee income. Surrender charges are reported in Other revenue. In addition, the Company earns investment income from the investment of contract deposits in the Company's general account portfolio, which is reported in Net investment income

C-20

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

in the Statements of Operations. Fees assessed that represent compensation to the Company for services to be provided in future periods and certain other fees are deferred and amortized into revenue over the expected life of the related contracts in proportion to estimated gross profits in a manner consistent with DAC for these contracts. Benefits and expenses for these products include claims in excess of related account balances, expenses of contract administration and interest credited to contract owner account balances.

Income Taxes

The Company uses certain assumptions and estimates in determining the income taxes payable or refundable to/from ING U.S.,
Inc. for the current year, the deferred income tax liabilities and assets for items recognized differently in its financial statements from amounts shown on its income tax returns and the federal income tax expense. Determining these amounts requires analysis and interpretation of current tax laws and regulations, including the loss limitation rules associated with change in control.
Management exercises considerable judgment in evaluating the amount and timing of recognition of the resulting income tax liabilities and assets. These judgments and estimates are reevaluated on a continual basis as regulatory and business factors change.

The Company's deferred tax assets and liabilities resulting from temporary differences between financial reporting and tax bases of assets and liabilities are measured at the balance sheet date using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse.

Deferred tax assets represent the tax benefit of future deductible temporary differences and operating loss and tax credit carryforwards. The Company evaluates and tests the recoverability of its deferred tax assets. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. Considerable judgment and the use of estimates are required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance. In evaluating the need for a valuation allowance, the
Company considers many factors, including:

  The nature and character of the deferred tax assets and liabilities;
  Taxable income in prior carryback years;
  Projected future taxable income, exclusive of reversing temporary differences and carryforwards;
  Projected future reversals of existing temporary differences;
  The length of time carryforwards can be utilized;
  Prudent and feasible tax planning strategies the Company would employ to avoid a tax benefit from expiring unused;
  The nature, frequency and severity of cumulative U.S. GAAP losses in recent years; and
  Tax rules that would impact the utilization of the deferred tax assets.

In establishing unrecognized tax benefits, the Company determines whether a tax position is more likely than not to be sustained under examination by the appropriate taxing authority. The Company also considers positions that have been reviewed and agreed to as part of an examination by the appropriate taxing authority. Tax positions that do not meet the more likely than not standard are not recognized. Tax positions that meet this standard are recognized in the Financial Statements. The Company measures the tax position as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate resolution with the tax authority that has full knowledge of all relevant information.

Certain changesor future events,such as changes in tax legislation,completionof tax audits, planning opportunitiesand expectations about future outcome could have an impact on the Company's estimates of valuation allowances, deferred taxes, tax provisions and effective tax rates.

Reinsurance

The Company utilizes reinsurance agreements in most aspects of its insurance business to reduce its exposure to large losses. Such reinsurance permits recovery of a portion of losses from reinsurers, although it does not discharge the primary liability of the
Company as direct insurer of the risks reinsured.

C-21

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

For each of its reinsurance agreements, the Company determines whether the agreement provides indemnification against loss or liability relating to insurance risk. The Company reviews all contractual features, particularly those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims. The assumptions used to account for both long and short-duration reinsurance agreements are consistent with those used for the underlying contracts.
Ceded future policy benefits and contract owner liabilities are reported gross on the Balance Sheets.

Long-duration: For reinsurance of long-duration contracts that transfer significant insurance risk, the difference, if any, between the amounts paid and benefits received related to the underlying contracts is included in the expected net cost of reinsurance, which is recorded as a component of the reinsurance asset or liability. Any difference between actual and expected net cost of reinsurance is recognized in the current period and included as a component of profits used to amortize DAC.

Short-duration: For prospective reinsurance of short-duration contacts that meet the criteria for reinsurance accounting, amounts paid are recorded as ceded premiums and ceded unearned premiums and are reflected as a component of Premiums in the Statements of Operations and Other assets on the Balance Sheets, respectively. Ceded unearned premiums are amortized through premiums over the remaining contract period in proportion to the amount of protection provided.

If the Company determines that a reinsurance agreement does not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk, the Company records the agreement using the deposit method of accounting. Deposits received are included in Other liabilities, and deposits made are included in Deposits and reinsurance recoverable on the Balance Sheets. As amounts are paid or received, consistent with the underlying contracts, the deposit assets or liabilities are adjusted. Interest on such deposits is recorded as Other revenues or Other expenses, as appropriate. Periodically, the Company evaluates the adequacy of the expected payments or recoveries and adjusts the deposit asset or liability through Other revenues or Other expenses, as appropriate.

Accounting for reinsurance requires extensive use of assumptions and estimates, particularly related to the future performance of the underlying business and the potential impact of counterparty credit risks. The Company periodically reviews actual and anticipatedexperiencecomparedtotheassumptionsusedtoestablishassetsandliabilitiesrelatingtocededandassumedreinsurance.
The Company also evaluates the financial strength of potential reinsurers and continually monitors the financial condition of reinsurers. Only those reinsurance recoverable balances deemed probable of recovery are reflected as assets on the Company’s
Balance Sheets and are stated net of allowances for uncollectible reinsurance. Amounts currently recoverable and payable under reinsurance agreements are included in Reinsurance recoverable and Other liabilities, respectively. Such assets and liabilities relating to reinsurance agreements with the same reinsurer are recorded net on the Balance Sheets if a right of offset exists within the reinsurance agreement.

Premiums, Fee income and Policyholder benefits are reported net of reinsurance ceded. Amounts received from reinsurers for policy administration are reported in Other revenue.

The combined coinsurance and coinsurance funds withheld reinsurance agreements contain embedded derivatives whose carrying value is estimated based on the change in the fair value of the assets supporting the agreements.

The Company currently has significant concentrations of ceded reinsurance with its affiliates, Security Life of Denver Insurance
Company ("SLD") and Security Life of Denver International Limited ("SLDI") primarily related to GICs, fixed annuities and UL policies with respect to SLD and variable annuities with respect to SLDI. The outstanding recoverable balances may fluctuate from period to period. SLDI redomesticated from the Cayman Islands to the State of Arizona, effective December 20, 2013. SLDI was approved as an Arizona-domiciled captive reinsurer by the Arizona Department of Insurance.

Participating Insurance

Participating business approximates 12.7% of the Company's ordinary life insurance in force and 28.7% of life insurance premium income. The amount of dividends to be paid is determined annually by the Board of Directors. Amounts allocable to participating contract owners are based on published dividend projections or expected dividend scales. Dividends to participating policyholders of $9.1, $9.8 and $11.1, were incurred during the years ended December 31, 2013, 2012 and 2011, respectively.

C-22

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Contingencies

A loss contingency is an existing condition, situation or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future events occur or fail to occur. Examples of loss contingencies include pending or threatened adverse litigation, threat of expropriation of assets and actual or possible claims and assessments. Amounts related to loss contingencies are accrued and recorded in Other liabilities on the Balance Sheets if it is probable that a loss has been incurred and the amount can be reasonably estimated, based on the Company's best estimate of the ultimate outcome. If determined to meet the criteria for a reserve, the Company also evaluates whether there are external legal or other costs directly associated with the resolution of the matter and accrues such costs if estimable.

Adoption of New Pronouncements

Financial Instruments

Derivatives and Hedging
In July 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2013-10,
"Derivatives and Hedging (Accounting Standards Codification ("ASC")Topic 815): Inclusion of the Fed Funds Effective Swap
Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes" ("ASU 2013-10"), which permits an entity to use the Fed Funds Effective Swap Rate ("OIS") to be used as a U.S. benchmark interest rate for hedge accounting purposes. In addition, the guidance removes the restriction on using different benchmark rates for similar hedges.

The provisions of ASU 2013-10 were adopted by the Company on July 17, 2013 for qualifying new or redesigned hedges entered into on or after that date. The adoption had no effect on the Company’s financial condition, results of operations or cash flows.

Deferred Policy Acquisition Costs

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts
In October 2010, the FASB issuedASU 2010-26, “Financial Services - Insurance (ASCTopic 944):Accounting for CostsAssociated
with Acquiring or Renewing Insurance Contracts” (“ASU 2010-26”), which clarifies what costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. Costs that should be capitalized include (1) incremental direct costs of successful contract acquisition and (2) certain costs related directly to successful acquisition activities (underwriting, policy issuance and processing, medical and inspection and sales force contract selling) performed by the insurer for the contract. Advertising costs should be included in deferred acquisition costs only if the capitalization criteria in the U.S. GAAP direct-response advertising guidance are met. All other acquisition-related costs should be charged to expense as incurred.

The provisions of ASU 2010-26 were adopted retrospectively by the Company on January 1, 2012. As a result of implementing
ASU 2010-26, the Company recognized a cumulative effect of change in accounting principle of $419.8, net of income taxes of
$226.0, as a reduction to January 1, 2010 Retained earnings (deficit). In addition, the Company recognized an $8.0 increase to
AOCI.

Presentation and Disclosure

Disclosures about Offsetting Assets and Liabilities
In December 2011, the FASB issued ASU 2011-11, "Balance Sheet (ASC Topic 210): Disclosures about Offsetting Assets and
Liabilities" ("ASU 2011-11"), which requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position, as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements.

In January 2013, the FASB issued ASU 2013-01, "Balance Sheet (ASC Topic 210): Clarifying the Scope of Disclosures about
Offsetting Assets and Liabilities" ("ASU 2013-01"), which clarifies that the scope of ASU 2011-11 applies to derivatives accounted
forinaccordancewithASUTopic815,DerivativesandHedging,includingbifurcatedembeddedderivatives,repurchaseagreements

C-23

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to an enforceable master netting arrangement or similar agreement.

The provisions of ASU 2013-01 and ASU 2011-11 were adopted retrospectively by the Company on January 1, 2013. The adoption had no effect on the Company's financial condition, results of operations or cash flows, as the pronouncement only pertains to additional disclosure. The disclosures required by ASU 2011-11 and ASU 2013-01 are included in "Note 3. Derivative Financial
Instruments."

Disclosures about Amounts Reclassified out of Accumulated Other Comprehensive Income
In January 2013, the FASB issued ASU 2013-02, "Comprehensive Income (ASC Topic 220): Reporting of Amounts Reclassified
Out of Accumulated Other Comprehensive Income" ("ASU 2013-02"), which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required under U.S.
GAAP to be reclassified to net income, in its entirety in the same reporting period. For other amounts that are not required under
U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts.

The provisions of ASU 2013-02 were adopted by the Company on January 1, 2013. The adoption had no effect on the Company's financial condition, results of operations or cash flows, as the pronouncement only pertains to additional disclosure. The disclosures required by ASU 2013-02, including comparative period disclosures, are included in "Note 10. Accumulated Other Comprehensive
Income (Loss)."

Future Adoption of Accounting Pronouncements

Income Taxes
In July 2013, the FASB issued ASU 2013-11, "Income Taxes (ASC Topic 740): Presentation of an Unrecognized Tax Benefit When
a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists" ("ASU 2013-11"), which clarifies that:

  An unrecognized tax benefit should be presented as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward, except,
  An unrecognized tax benefit should be presented as a liability and not be combined with a deferred tax asset (i) to the extent a net operating loss carryforward, a similar tax loss or a tax credit carryforward is not available at the reporting date to settle any additional income taxes that would result from the disallowance of a tax position or (ii) the tax law does not require the entity to use, or the entity does not intend to use, the deferred tax asset for such a purpose.
  The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date.

The provisions of ASU 2013-11 are effective for years, and interim periods within those years, beginning after December 15, 2013, and should be applied prospectively to all unrecognized tax benefits that exist at the effective date. The Company does not expect
ASU 2013-11 to have an impact on its financial condition, results of operations or cash flows, as the guidance is consistent with that currently applied.

Joint and Several Liability Arrangements
In February 2013, the FASB issued ASU 2013-04, "Liabilities (ASC Topic 405): Obligations Resulting from Joint and Several
Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date" ("ASU 2013-04"), which requires an entity to measure obligations resulting from joint and several liable arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, as the sum of (1) the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and (2) any additional amount it expects to pay on behalf of its co-
obligors. ASU 2013-04 also requires an entity to disclose the nature and amount of the obligation, as well as other information about those obligations.

C-24

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

The provisions of ASU 2013-04 are effective for years, and interim periods within those years, beginning after December 15, 2013.
The amendments should be applied retrospectively for those obligations resulting from joint and several liability arrangements that exist at the beginning of an entity's year of adoption. The Company does not expect ASU 2013-04 to have an impact on its financial condition, results of operations or cash flows, as the Company does not have any fixed obligations under joint and several liable arrangements as of December 31, 2013.

Fees Paid to the Federal Government by Health Insurers
In July 2011, the FASB issued ASU 2011-06, "Other Expenses (Topic 720): Fees Paid to the Federal Government by Health
Insurers" ("ASU 2011-06"), which specifies how health insurers should recognize and classify the annual fee imposed by the
Patient Protection and Affordable Care Act as amended by the Health Care Education Reconciliation Act (the "Acts"). The liability for the fee should be estimated and recorded in full at the time the entity provides qualifying health insurance in the year in which the fee is payable, with a corresponding deferred cost that is amortized to expense.

The provisions of ASU 2011-06 are effective for calendar years beginning after December 31, 2013, when the fee initially becomes effective. The Company does not expect ASU 2011-06 to have an impact on its financial condition, results of operations or cash flows, as the Company does not sell qualifying health insurance and, thus, is not subject to the fee.

C-25

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

2. Investments Fixed Maturities and Equity Securities Available-for-sale and FVO fixed maturities and equity securities were as follows as of December 31, 2013:

		Gross	Gross
		Unrealized	Unrealized
	Amortized Cost	Capital Gains	Capital Losses	Derivatives Embedded(2) Fair Value OTTI(3)
Fixed maturities:
U.S. Treasuries	$ 1,880.9	$ 19.8	$ 43.9	$ —	$ 1,856.8	$ —
U.S. Government agencies and
authorities	102.5	0.3	0.5	—	102.3	—
State, municipalities and political
subdivisions	50.1	2.1	0.9	—	51.3	—
U.S. corporate securities	10,292.8	522.7	178.4	—	10,637.1	6.1

Foreign securities:(1)
Government	404.8	14.5	16.7	—	402.6	—
Other	4,753.5	276.4	37.8	—	4,992.1	—
Total foreign securities	5,158.3	290.9	54.5	—	5,394.7	—

Residential mortgage-backed
securities:
Agency	1,740.3	99.0	25.7	20.2	1,833.8	—
Non-Agency	363.0	51.9	5.3	8.7	418.3	40.8
Total Residential mortgage-backed
securities	2,103.3	150.9	31.0	28.9	2,252.1	40.8

Commercial mortgage-backed
securities	1,471.3	145.1	1.1	—	1,615.3	—
Other asset-backed securities	534.5	19.1	13.1	—	540.5	0.7
Total fixed maturities, including
securities pledged	21,593.7	1,150.9	323.4	28.9	22,450.1	47.6
Less: Securities pledged	964.1	1.8	6.7	—	959.2	—
Total fixed maturities	20,629.6	1,149.1	316.7	28.9	21,490.9	47.6
Equity securities	3.8	2.6	0.3	—	6.1	—
Total fixed maturities and equity
securities investments	$ 20,633.4	$ 1,151.7	$ 317.0	$ 28.9	$ 21,497.0	$ 47.6

(1) Primarily U.S. dollar denominated.
(2) Embedded derivatives within fixed maturity securities are reported with the host investment. The changes in fair value of embedded derivatives are reported in Other net realized capital gains (losses) in the Statements of Operations.
(3) Represents OTTI reported as a component of Other comprehensive income.

C-26

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Available-for-sale and FVO fixed maturities and equity securities were as follows as of December 31, 2012:

		Gross	Gross
		Unrealized	Unrealized
	Amortized Cost	Capital Gains	Capital Losses	Derivatives Embedded(2)	Value Fair	OTTI(3)
Fixed maturities:
U.S. Treasuries	$ 1,218.9	$ 92.6	$ —	$ —	$ 1,311.5	$ —
U.S. Government agencies and
authorities	19.3	4.4	—	—	23.7	—
State, municipalities and political
subdivisions	80.1	9.9	—	—	90.0	—
U.S. corporate securities	9,511.8	1,039.6	13.9	—	10,537.5	6.5

Foreign securities:(1)
Government	404.7	41.4	2.7	—	443.4	—
Other	4,473.1	469.9	19.8	—	4,923.2	—
Total foreign securities	4,877.8	511.3	22.5	—	5,366.6	—

Residential mortgage-backed securities
Agency	1,072.4	144.9	4.6	39.4	1,252.1	—
Non-Agency	544.7	68.4	26.8	15.3	601.6	58.5
Total Residential mortgage-backed
securities	1,617.1	213.3	31.4	54.7	1,853.7	58.5

Commercial mortgage-backed
securities	1,565.4	201.2	3.0	—	1,763.6	—
Other asset-backed securities	681.6	26.5	23.5	(3.9)	680.7	0.3
Total fixed maturities, including
securities pledged	19,572.0	2,098.8	94.3	50.8	21,627.3	65.3
Less: Securities pledged	684.7	29.8	0.5	—	714.0	—
Total fixed maturities	18,887.3	2,069.0	93.8	50.8	20,913.3	65.3
Equity securities	26.4	3.6	0.2	—	29.8	—
Total fixed maturities and equity
securities investments	$ 18,913.7	$ 2,072.6	$ 94.0	$ 50.8	$ 20,943.1	$ 65.3

(1) Primarily U.S. dollar denominated.
(2) Embedded derivatives within fixed maturity securities are reported with the host investment. The changes in fair value of embedded derivatives are reported in Other net realized capital gains (losses) in the Statements of Operations.
(3) Represents OTTI reported as a component of Other comprehensive income.

C-27

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

The amortized cost and fair value of fixed maturities, including securities pledged, as of December 31, 2013, are shown below by contractual maturity. Actual maturities may differ from contractual maturities as securities may be restructured, called, or prepaid.
MBS and Other ABS are shown separately because they are not due at a single maturity date.

	Amortized	Fair
	Cost	Value
Due to mature:
One year or less	$ 797.6	$ 808.3
After one year through five years	4,719.8	4,978.8
After five years through ten years	7,966.4	8,039.9
After ten years	4,000.8	4,215.2
Mortgage-backed securities	3,574.6	3,867.4
Other asset-backed securities	534.5	540.5
Fixed maturities, including securities pledged	$ 21,593.7	$ 22,450.1

The investment portfolio is monitored to maintain a diversified portfolio on an ongoing basis. Credit risk is mitigated by monitoring concentrations by issuer, sector and geographic stratification and limiting exposure to any one issuer.

As of December 31, 2013 and 2012, the Company did not have any investments in a single issuer, other than obligations of the
U.S. Government and government agencies, with a carrying value in excess of 10% of the Company's Shareholder's equity.

The following tables set forth the composition of the U.S. and foreign corporate securities within the fixed maturity portfolio by industry category as of the dates indicated:

		Gross	Gross
		Unrealized Unrealized
	Amortized	Capital	Capital
	Cost	Gains	Losses	Fair Value
December 31, 2013
Communications	$ 1,028.7	$ 76.3	$ 10.0	$ 1,095.0
Financial	1,862.1	144.4	20.8	1,985.7
Industrial and other companies	9,050.1	417.1	139.0	9,328.2
Utilities	2,659.0	140.0	39.5	2,759.5
Transportation	446.4	21.3	6.9	460.8
Total	$ 15,046.3	$ 799.1	$ 216.2	$ 15,629.2

December 31, 2012
Communications	$ 991.8	$ 138.8	$ 0.5	$ 1,130.1
Financial	1,669.5	179.0	17.6	1,830.9
Industrial and other companies	8,393.6	839.0	5.5	9,227.1
Utilities	2,573.6	310.8	9.9	2,874.5
Transportation	356.4	41.9	0.2	398.1
Total	$ 13,984.9	$ 1,509.5	$ 33.7	$ 15,460.7

Fixed Maturities and Equity Securities

The Company's fixed maturities and equity securities are currently designated as available-for-sale, except those accounted for using the FVO. Available-for-sale securities are reported at fair value and unrealized capital gains (losses) on these securities are

C-28

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

recorded directly in AOCI, and presented net of related changes in DAC, VOBA, and deferred income taxes. In addition, certain fixed maturities have embedded derivatives, which are reported with the host contract on the Balance Sheets.

The Company has elected the FVO for certain of its fixed maturities to better match the measurement of assets and liabilities in the Statements of Operations. Certain CMOs, primarily interest-only and principal-only strips, are accounted for as hybrid instruments and valued at fair value with changes in the fair value recorded in Other net realized capital gains (losses) in the
Statements of Operations.

The Company invests in various categories of CMOs, including CMOs that are not agency-backed, that are subject to different degrees of risk from changes in interest rates and defaults. The principal risks inherent in holding CMOs are prepayment and extension risks related to significant decreases and increases in interest rates resulting in the prepayment of principal from the underlying mortgages, either earlier or later than originally anticipated. As of December 31, 2013 and 2012, approximately 33.4%
and 32.9%, respectively, of the Company's CMO holdings, such as interest-only or principal-only strips, were invested in those types of CMOs, that are subject to more prepayment and extension risk than traditional CMOs.

Repurchase Agreements

As of December 31, 2013 and 2012, the Company did not have any securities pledged in dollar rolls, repurchase agreement transactions or reverse repurchase agreements.

Securities Lending

As of December 31, 2013 and 2012, the fair value of loaned securities was $128.5 and $134.7, respectively, and is included in
Securities pledged on the Balance Sheets. As of December 31, 2013 and 2012, collateral retained by the lending agent and invested in liquid assets on the Company's behalf was $132.4 and $138.9, respectively, and recorded in Short-term investments under securities loan agreement, including collateral delivered on the Balance Sheets. As of December 31, 2013 and 2012, liabilities to return collateral of $132.4 and $138.9, respectively, were included in Payables under securities loan agreement, including collateral held on the Balance Sheets.

Variable Interest Entities ("VIEs")

The Company holds certain VIEs for investment purposes. VIEs may be in the form of private placement securities, structured securities, securitization transactions, or limited partnerships. The Company has reviewed each of its holdings and determined that consolidation of these investments in the Company's financial statements is not required, as the Company is not the primary beneficiary, because the Company does not have both the power to direct the activities that most significantly impact the entity's economic performance and the obligation or right to potentially significant losses or benefits, for any of its investments in VIEs.
The Company provided no non-contractual financial support and its carrying value represents the Company's exposure to loss.
The carrying value of the equity tranches of the Collateralized loan obligations ("CLOs") of $2.5 and $4.0 as of December 31,
2013 and 2012, respectively, is included in Limited partnerships/corporations on the Balance Sheets. Income and losses recognized on these investments are reported in Net investment income in the Statements of Operations.

On June 4, 2012, the Company entered into an agreement to sell certain general account private equity limited partnership investment interest holdings with a carrying value of $146.1 as of March 31, 2012. These assets were sold to a group of private equity funds that are managed by Pomona Management LLC, an affiliate of the Company. The transaction resulted in a net pre-tax loss of $16.9 in the second quarter of 2012 reported in Net investment income on the Statements of Operations. The transaction closed in two tranches with the first tranche closed on June 29, 2012 and the second tranche closed on October 29, 2012. Consideration received included $8.2 of promissory notes due in two equal installments at December 31, 2013 and 2014. In connection with these promissory notes, ING U.S., Inc. unconditionally guarantees payments of the notes in the event of any default of payment due.
No additional loss was incurred on the second tranche since the fair value of the alternative investments was reduced to the agreed-
upon sales price as of June 30, 2012.

C-29

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Securitizations

The Company invests in various tranches of securitization entities, including RMBS, CMBS and ABS. Through its investments, the Company is not obligated to provide any financial or other support to these entities. Each of the RMBS, CMBS and ABS entities are thinly capitalized by design and considered VIEs. The Company's involvement with these entities is limited to that of a passive investor. The Company has no unilateral right to appoint or remove the servicer, special servicer or investment manager, which are generally viewed to have the power to direct the activities that most significantly impact the securitization entities'
economic performance, in any of these entities, nor does the Company function in any of these roles. The Company through its investments or other arrangements does not have the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the entity. Therefore, the Company is not the primary beneficiary and will not consolidate any of the RMBS, CMBS andABS entities in which it holds investments. These investments are accounted for as investments available-
for-sale as described in "Note 1. Business, Basis of Presentation and Significant Accounting Policies," and unrealized capital gains
(losses) on these securities are recorded directly in AOCI, except for certain RMBS which are accounted for under the FVO for which changes in fair value are reflected in Other net realized gains (losses) in the Statements of Operations. The Company's maximum exposure to loss on these structured investments is limited to the amount of its investment.

Unrealized Capital Losses

Unrealized capital losses (including noncredit impairments), along with the fair value of fixed maturity securities, including securities pledged, by market sector and duration were as follows as of December 31, 2013:

				More Than Six
				Months and Twelve		More Than Twelve
	Six Months or Less			Months or Less Below		Months Below
	Below Amortized Cost			Amortized Cost		Amortized Cost				Total

		Unrealized			Unrealized		Unrealized
	Fair	Capital		Fair	Capital	Fair	Capital		Fair	Unrealized
	Value	Losses		Value	Losses	Value	Losses		Value	Capital Losses

U.S. Treasuries	$ 807.0	$ 12.7		$ 729.3	$ 31.2	$ —	$ —		$1,536.3	$ 43.9

U.S. Government
agencies and
authorities	9.5	—	*	49.2	0.5	—	—		58.7	0.5
U.S. corporate,
state and
municipalities	1,211.0	25.4		2,022.2	134.1	206.6	19.8		3,439.8	179.3

Foreign	340.9	5.3		639.9	43.8	40.9	5.4		1,021.7	54.5

Residential
mortgage-backed	376.1	3.2		570.6	19.2	130.1	8.6		1,076.8	31.0

Commercial
mortgage-backed	78.6	1.1		—	—	1.2	—	*	79.8	1.1
Other asset-backed	51.9	0.3		12.1	0.2	117.8	12.6		181.8	13.1

Total	$2,875.0	$ 48.0		$4,023.3	$ 229.0	$ 496.6	$ 46.4		$7,394.9	$ 323.4

*	Less than $0.1.

C-30

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Unrealized capital losses (including noncredit impairments), along with the fair value of fixed maturity securities, including securities pledged, by market sector and duration were as follows as of December 31, 2012:

				More Than Six
				Months and Twelve		More Than Twelve
	Six Months or Less			Months or Less Below		Months Below
	Below Amortized Cost			Amortized Cost		Amortized Cost			Total

		Unrealized			Unrealized		Unrealized
	Fair	Capital		Fair	Capital	Fair	Capital	Fair	Unrealized
	Value	Losses		Value	Losses	Value	Losses	Value	Capital Losses

U.S. Treasuries	$ —	$ —		$ —	$ —	$ —	$ —	$ —	$ —

U.S. Government
agencies and
authorities	—	—		—	—	—	—	—	—

U.S. corporate,
state and
municipalities	237.3	2.9		40.1	0.6	94.0	10.4	371.4	13.9

Foreign	33.3	3.1		23.9	1.8	158.1	17.6	215.3	22.5

Residential
mortgage-backed	116.3	2.2		10.9	0.1	181.6	29.1	308.8	31.4

Commercial
mortgage-backed	4.8	—	*	11.2	1.2	15.8	1.8	31.8	3.0

Other asset-backed	0.1	—	*	—	—	152.8	23.5	152.9	23.5
Total	$ 391.8	$ 8.2		$ 86.1	$ 3.7	$ 602.3	$ 82.4	$1,080.2	$ 94.3
* Less than $0.1.

Of the unrealized capital losses aged more than twelve months, the average market value of the related fixed maturities was 91.5%
and 87.9% of the average book value as of December 31, 2013 and 2012, respectively.

Unrealized capital losses (including noncredit impairments) in fixed maturities, including securities pledged, for instances in which fair value declined below amortized cost by greater than or less than 20% for consecutive months as indicated in the tables below, were as follows as of the dates indicated:

	Amortized Cost		Unrealized Capital Losses		Number of Securities
	< 20%	> 20%	< 20%	> 20%	< 20%	> 20%
December 31, 2013
Six months or less below amortized cost	$ 2,990.4	$ 7.5	$ 58.7	$ 1.8	334	6
More than six months and twelve months
or less below amortized cost	4,264.7	25.8	226.0	6.7	474	6
More than twelve months below
amortized cost	419.6	10.3	27.4	2.8	122	9
Total	$ 7,674.7	$ 43.6	$ 312.1	$ 11.3	930	21

December 31, 2012
Six months or less below amortized cost	$ 553.1	$ 27.3	$ 22.8	$ 6.5	116	13
More than six months and twelve months
or less below amortized cost	151.9	2.9	7.9	1.0	35	3
More than twelve months below
amortized cost	290.1	149.2	10.0	46.1	83	55
Total	$ 995.1	$ 179.4	$ 40.7	$ 53.6	234	71

C-31

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Unrealized capital losses (including noncredit impairments) in fixed maturities, including securities pledged, by market sector for instances in which fair value declined below amortized cost by greater than or less than 20% were as follows as of the dates indicated:

	Amortized Cost		Unrealized Capital Losses		Number of Securities
	< 20%	> 20%	< 20%	> 20%	< 20%	> 20%
December 31, 2013
U.S. Treasuries	$ 1,580.2	$ —	$ 43.9	$ —	15	—
U.S. Government agencies and authorities	59.2	—	0.5	—	3	—
U.S. corporate, state and municipalities	3,604.2	14.9	175.5	3.8	479	1
Foreign	1,067.8	8.4	52.5	2.0	185	3
Residential mortgage-backed	1,103.4	4.4	29.9	1.1	187	10
Commercial mortgage-backed	80.9	—	1.1	—	14	—
Other asset-backed	179.0	15.9	8.7	4.4	47	7
Total	$ 7,674.7	$ 43.6	$ 312.1	$ 11.3	930	21

December 31, 2012
U.S. Treasuries	$ —	$ —	$ —	$ —	—	—
U.S. Government agencies and authorities	—	—	—	—	—	—
U.S. corporate, state and municipalities	370.3	15.0	7.5	6.4	50	1
Foreign	187.8	50.0	7.6	14.9	20	10
Residential mortgage-backed	277.3	62.9	13.3	18.1	112	43
Commercial mortgage-backed	33.2	1.6	2.5	0.5	12	1
Other asset-backed	126.5	49.9	9.8	13.7	40	16
Total	$ 995.1	$ 179.4	$ 40.7	$ 53.6	234	71

All investments with fair values less than amortized cost are included in the Company's other-than-temporary impairments analysis, and impairments were recognized as disclosed in the "Evaluating Securities for Other-Than-Temporary Impairments" section below. The Company evaluates non-agency RMBS and ABS for "other-than-temporary impairments" each quarter based on actual and projected cash flows after considering the quality and updated loan-to-value ratios reflecting current home prices of underlying collateral, forecasted loss severity, the payment priority within the tranche structure of the security and amount of any credit enhancements. The Company's assessment of current levels of cash flows compared to estimated cash flows at the time the securities were acquired indicates the amount and the pace of projected cash flows from the underlying collateral has generally been lower and slower, respectively. However, since cash flows are typically projected at a trust level, the impairment review incorporates the security's position within the trust structure as well as credit enhancement remaining in the trust to determine whether an impairment is warranted. Therefore, while lower and slower cash flows will impact the trust, the effect on a particular security within the trust will be dependent upon the trust structure. Where the assessment continues to project full recovery of principal and interest on schedule, the Company has not recorded an impairment. Unrealized losses on below investment grade securities are principally related to RMBS (primarily Alt-ARMBS) and ABS (primarily subprime RMBS) largely due to economic and market uncertainties including concerns over unemployment levels, lower interest rate environment on floating rate securities requiring higher risk premiums since purchase and valuations on residential real estate supporting non-agency RMBS. Based on this analysis, the Company determined that the remaining investments in an unrealized loss position were not other-than-temporarily impaired and therefore no further other-than-temporary impairment was necessary.

Troubled Debt Restructuring

The Company invests in high quality, well performing portfolios of commercial mortgage loans and private placements. Under certain circumstances, modifications are granted to these contracts. Each modification is evaluated as to whether a troubled debt restructuring has occurred. A modification is a troubled debt restructuring when the borrower is in financial difficulty and the

C-32

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

creditor makes concessions. Generally, the types of concessions may include reducing the face amount or maturity amount of the debt as originally stated, reducing the contractual interest rate, extending the maturity date at an interest rate lower than current market interest rates and/or reducing accrued interest. The Company considers the amount, timing and extent of the concession granted in determining any impairment or changes in the specific valuation allowance recorded in connection with the troubled debt restructuring. A valuation allowance may have been recorded prior to the quarter when the loan is modified in a troubled debt restructuring. Accordingly, the carrying value (net of the specific valuation allowance) before and after modification through a troubled debt restructuring may not change significantly, or may increase if the expected recovery is higher than the pre-
modification recovery assessment. As of December 31, 2013, the Company had no new private placement troubled debt restructuringsandhad20newcommercialmortgageloantroubleddebtrestructuringswithapre-modificationandpost-modification carrying value of $24.6. The 20 commercial mortgage loans comprise a portfolio of cross-defaulted, cross-collateralized individual loans, which are owned by the same sponsor. Between the date of the troubled debt restructurings and December 31, 2013, these loans have repaid $1.2 in principal. As of December 31, 2012, the Company did not have any new private placement or commercial mortgage loan troubled debt restructurings.

As of December 31, 2013 and 2012, the Company did not have any commercial mortgage loans or private placements modified in a troubled debt restructuring with a subsequent payment default.

Mortgage Loans on Real Estate

The Company's mortgage loans on real estate are all commercial mortgage loans held for investment, which are reported at amortized cost, less impairment write-downs and allowance for losses. The Company diversifies its commercial mortgage loan portfolio by geographic region and property type to reduce concentration risk. The Company manages risk when originating commercial mortgage loans by generally lending only up to 75% of the estimated fair value of the underlying real estate.
Subsequently, the Company continuously evaluates all mortgage loans based on relevant current information including a review of loan-specific credit quality, property characteristics and market trends. Loan performance is monitored on a loan specific basis through the review of submitted appraisals, operating statements, rent revenues and annual inspection reports, among other items.
This review ensures properties are performing at a consistent and acceptable level to secure the debt. The components to evaluate debt service coverage are received and reviewed at least annually to determine the level of risk.

The following table summarizes the Company's investment in mortgage loans as of the dates indicated:
	December 31,
	2013	2012
Commercial mortgage loans	$ 2,838.4	$ 2,836.2
Collective valuation allowance	(1.1)	(1.2)
Total net commercial mortgage loans	$ 2,837.3	$ 2,835.0

The following table summarizes the activity in the allowance for losses for all commercial mortgage loans for the periods indicated:

	Year Ended December 31,
	2013	2012
Collective valuation allowance for losses, balance at January 1	$ 1.2	$ 1.5
Addition to / (reduction of) allowance for losses	(0.1)	(0.3)
Collective valuation allowance for losses, end of period	$ 1.1	$ 1.2

There were no impairments taken on the mortgage loan portfolio for the years ended December 31, 2013 and 2012.

C-33

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

The carrying values and unpaid principal balances of impaired mortgage loans were as follows as of the dates indicated:

	December 31,
	2013	2012
Impaired loans with allowances for losses	$ —	$ —
Interest income recognized on impaired loans, on an accrual basis	—	—
Impaired loans without allowances for losses	23.4	—
Subtotal	23.4	—
Less: Allowances for losses on impaired loans	—	—
Impaired loans, net	$ 23.4	$ —
Unpaid principal balance of impaired loans	$ 23.4	$ —

The following table presents information on restructured loans as of the dates indicated:
	December 31,
	2013	2012
Troubled debt restructured loans	$ 23.4	$ —

The Company's policy is to recognize interest income until a loan becomes 90 days delinquent or foreclosure proceedings are commenced, at which point interest accrual is discontinued. Interest accrual is not resumed until the loan is brought current.

The following table presents information on the average investment during the period in impaired loans and interest income recognized on impaired and troubled debt restructured loans for the periods indicated:

		Year Ended December 31,
	2013		2012	2011
Impaired loans, average investment during the period (amortized cost) (1)	$ 11.7 $		— $		8.3
Interest income recognized on impaired loans, on an accrual basis (1)		0.7	—		—
Interest income recognized on impaired loans, on a cash basis (1)		0.7	—		—
Interest income recognized on troubled debt restructured loans, on an
accrual basis		0.7	—		—
(1) Includes amounts for Troubled debt restructured loans.

There were no mortgage loans in the Company's portfolio in process of foreclosure as of December 31, 2013 and 2012. There were no loans 90 days or more past due or loans in arrears with respect to principal and interest as of December 31, 2013 and 2012.

Loan-to-value ("LTV") and debt service coverage ("DSC") ratios are measures commonly used to assess the risk and quality of mortgage loans. The LTV ratio, calculated at time of origination, is expressed as a percentage of the amount of the loan relative to the value of the underlying property. A LTV ratio in excess of 100% indicates the unpaid loan amount exceeds the underlying collateral. The DSC ratio, based upon the most recently received financial statements, is expressed as a percentage of the amount of a property's net income to its debt service payments. A DSC ratio of less than 1.0 indicates that property's operations do not generate sufficient income to cover debt payments. These ratios are utilized as part of the review process described above.

C-34

ING USA Annuity and Life Insurance Company
(A wholly owned subsidiary of Lion Connecticut Holdings Inc.)
Notes to the Financial Statements
(Dollar amounts in millions, unless otherwise stated)

The following table presents the LTV ratios as of the dates indicated:
	December 31,
	2013(1)	2012(1)
Loan-to-Value Ratio:
0% - 50%	$ 499.8	$ 658.9
50% - 60%	761.3	848.0
60% - 70%	1,458.1	1,169.4
70% - 80%	112.6	149.4
80% and above	6.6	10.5
Total Commercial mortgage loans	$ 2,838.4	$ 2,836.2
(1) Balances do not include allowance for mortgage loan credit losses.

The following table presents the DSC ratios as of the dates indicated:
	December 31,
	2013(1)	2012(1)
Debt Service Coverage Ratio:
Greater than 1.5x	$ 2,003.2	$ 1,970.9
1.25x - 1.5x	468.5	464.8
1.0x - 1.25x	240.2	259.2
Less than 1.0x	126.5	141.3
Commercial mortgage loans secured by land or construction loans	—	* —
Total Commercial mortgage loans	$ 2,838.4	$ 2,836.2

*	Less than $0.1.
(1)	Balances do not include allowance for mortgage loan credit losses.

Properties collateralizing mortgage loans are geographically dispersed throughout the United States, as well as diversified by property type, as reflected in the following tables as of the dates indicated:

		December 31,
	2013(1)		2012(1)
	Gross		Gross
	Carrying Value	% of Total	Carrying Value	% of Total
Commercial Mortgage Loans by U.S. Region:
Pacific	$ 682.8	24.1%	$ 622.7	22.1%
South Atlantic	560.9	19.8%	528.3	18.6%
West South Central	377.2	13.3%	373.7	13.2%
East North Central	337.6	11.9%	347.2	12.2%
Middle Atlantic	334.0	11.8%	338.9	11.9%
Mountain	282.1	9.9%	338.2	11.9%
West North Central	131.4	4.6%	135.8	4.8%
New England	71.9	2.5%	77.5	2.7%
East South Central	60.5	2.1%	73.9	2.6%
Total Commercial mortgage loans	$ 2,838.4	100.0%	$ 2,836.2	100.0%
(1) Balances do not include allowance for mortgage loan credit losses.

C-35

ING USA Annuity and Life Insurance Company
(A wholly owned subsidiary of Lion Connecticut Holdings Inc.)
Notes to the Financial Statements
(Dollar amounts in millions, unless otherwise stated)

		December 31,
	2013(1)		2012(1)
	Gross		Gross
Carrying Value		% of Total	Carrying Value	% of Total
Commercial Mortgage Loans by Property Type:
Industrial	$ 998.3	35.2%	$ 1,159.2	41.0%
Retail	800.2	28.2%	711.8	25.0%
Apartments	412.4	14.5%	366.8	12.9%
Office	388.3	13.7%	427.4	15.1%
Hotel/Motel	99.1	3.5%	69.0	2.4%
Mixed Use	53.7	1.9%	16.6	0.6%
Other	86.4	3.0%	85.4	3.0%
Total Commercial mortgage loans	$ 2,838.4	100.0%	$ 2,836.2	100.0%
(1) Balances do not include allowance for mortgage loan credit losses.

The following table sets forth the breakdown of mortgages by year of origination as of the dates indicated:
			December 31,
			2013(1)	2012(1)
Year of Origination:
2013		$ 641.3 $		—
2012			307.5	314.3
2011			748.4	795.4
2010			170.8	184.8
2009			45.6	65.9
2008			128.5	253.8
2007 and prior			796.3	1,222.0
Total Commercial mortgage loans		$ 2,838.4 $		2,836.2
(1) Balances do not include allowance for mortgage loan credit losses.

Evaluating Securities for Other-Than-Temporary Impairments

The Company performs a regular evaluation, on a security-by-security basis, of its available-for-sale securities holdings, including fixed maturity securities and equity securities in accordance with its impairment policy in order to evaluate whether such investments are other-than-temporarily impaired.

C-36

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

The following table identifies the Company's credit-related and intent-related impairments included in the Statements of Operations, excluding impairments included in Other comprehensive income (loss) by type for the periods indicated:

			Year Ended December 31,
	2013		2012		2011
		No. of		No. of		No. of
	Impairment	Securities	Impairment	Securities	Impairment	Securities
U.S. corporate	$ —	—	$ 6.0	3	$ 9.5	17
Foreign(1)	1.4	1	0.7	3	27.2	52
Residential mortgage-backed	7.5	57	9.7	55	12.3	65
Commercial mortgage-backed	0.3	2	1.7	1	49.7	14
Other asset-backed	1.1	3	0.4	3	74.8	60
Mortgage loans on real estate	—	—	—	—	6.9	5
Total	$ 10.3	63	$ 18.5	65	$ 180.4	213
(1) Primarily U.S. dollar denominated.

The above tables include $6.4, $14.7 and $27.6 related to credit impairments for the years ended December 31, 2013, 2012 and
2011, respectively, in Other-than-temporary impairments, which are recognized in the Statements of Operations. The remaining
$3.9, $3.8 and $152.8, for the years ended December 31, 2013, 2012 and 2011, respectively, are related to intent impairments.

The following table summarizes these intent impairments, which are also recognized in earnings, by type for the periods indicated:

			Year Ended December 31,
	2013		2012			2011
		No. of			No. of		No. of
	Impairment	Securities	Impairment		Securities	Impairment	Securities
U.S. corporate	$ —	—	$ 0.5		1	$ 9.5	16
Foreign(1)	—	—	0.7		3	24.1	48
Residential mortgage-backed	3.6	12	0.9		6	1.8	8
Commercial mortgage-backed	0.3	2	1.7		1	45.5	14
Other asset-backed	—	—	—	*	1	71.9	59
Total	$ 3.9	14	$ 3.8		12	$ 152.8	145

*	Less than $0.1.
(1)	Primarily U.S. dollar denominated.

The Company may sell securities during the period in which fair value has declined below amortized cost for fixed maturities or cost for equity securities. In certain situations, new factors, including changes in the business environment, can change the
Company's previous intent to continue holding a security. Accordingly, these factors may lead the Company to record additional intent related capital losses.

C-37

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

The following table identifies the amount of credit impairments on fixed maturities for which a portion of the OTTI loss was recognized in Other comprehensive income (loss) and the corresponding changes in such amounts for the periods indicated:

	Year Ended December 31,
	2013	2012	2011
Balance at January 1	$ 47.9	$ 64.1	$ 118.2
Additional credit impairments:
On securities not previously impaired	0.5	4.8	5.0
On securities previously impaired	3.8	6.8	6.7
Reductions:
Securities intent impaired	—	—	(3.4)
Securities sold, matured, prepaid or paid down	(10.1)	(27.8)	(62.4)
Balance at December 31	$ 42.1	$ 47.9	$ 64.1

Net Investment Income

The following table summarizes Net investment income for the periods indicated:
	Year Ended December 31,
	2013	2012	2011
Fixed maturities	$ 1,075.8	$ 1,137.9	$ 1,242.5
Equity securities, available-for-sale	3.6	4.0	3.7
Mortgage loans on real estate	152.9	166.3	174.9
Policy loans	5.7	5.7	6.6
Short-term investments and cash equivalents	0.4	0.2	2.0
Other	79.7	(1) 23.7	38.4
Gross investment income	1,318.1	1,337.8	1,468.1
Less: investment expenses	50.9	52.3	58.8
Net investment income	$ 1,267.2	$ 1,285.5	$ 1,409.3

(1) Includes $42.4 in conjunction with a bankruptcy settlement for a prime broker who held assets on behalf of a limited partnership previously written down to realizable value.

As of December 31, 2013 and 2012, the Company did not have any investments in fixed maturities that did not produce net investment income. Fixed maturities are moved to a non-accrual status when the investment defaults.

Interest income on fixed maturities is recorded when earned using an effective yield method, giving effect to amortization of premiums and accretion of discounts. Such interest income is recorded in Net investment income in the Statements of Operations.

Net Realized Capital Gains (Losses)

Net realized capital gains (losses) are comprised of the difference between the amortized cost of investments and proceeds from sale and redemption, as well as losses incurred due to the credit-related and intent-related other-than-temporary impairment of investments. Realized investment gains and losses are also primarily generated from changes in fair value of embedded derivatives within product guarantees and fixed maturities, changes in fair value of fixed maturities recorded at FVO and changes in fair value including accruals on derivative instruments, except for effective cash flow hedges. The cost of the investments on disposal is generally determined based on first-in-first-out ("FIFO") methodology.

C-38

ING USA Annuity and Life Insurance Company
(A wholly owned subsidiary of Lion Connecticut Holdings Inc.)
Notes to the Financial Statements
(Dollar amounts in millions, unless otherwise stated)

Net realized capital gains (losses) were as follows for the periods indicated:
	Year Ended December 31,
	2013	2012	2011
Fixed maturities, available-for-sale, including securities pledged	$ (11.4)	$ 138.0	$ 33.7
Fixed maturities, at fair value option	(89.0)	(57.7)	(34.4)
Equity securities, available-for-sale	—	(0.2)	(0.2)
Derivatives	(3,050.2)	(1,654.0)	744.4
Embedded derivatives - fixed maturities	(24.3)	(4.2)	4.3
Embedded derivatives - product guarantees	961.7	202.9	(1,699.1)
Other investments	(2.6)	1.1	(5.7)
Net realized capital gains (losses)	$ (2,215.8)	$ (1,374.1)	$ (957.0)

After-tax net realized capital gains (losses)	$ (1,440.3)	$ (932.8)	$ (513.1)

Proceeds from the sale of fixed maturities and equity securities, available-for-sale and the related gross realized gains and losses, before tax were as follows for the periods indicated:

		Year Ended December 31,
		2013	2012	2011
Proceeds on sales		$ 4,548.9 $	4,652.0 $	3,821.9
Gross gains		41.6	177.8	238.0
Gross losses		27.0	14.3	33.7

3.	Derivative Financial Instruments

The Company enters into the following types of derivatives:

Interest rate swaps: Interest rate swaps are used by the Company primarily to reduce market risks from changes in interest rates and to alter interest rate exposure arising from mismatches between assets and/or liabilities. Interest rate swaps are also used to hedge the interest rate risk associated with the value of assets it owns or in an anticipation of acquiring them. Using interest rate swaps, the Company agrees with another party to exchange, at specified intervals, the difference between fixed rate and floating rate interest payments, calculated by reference to an agreed upon notional principal amount. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made to/from the counterparty at each due date. The
Company utilizes these contracts in qualifying hedging relationships as well as non-qualifying hedging relationships.

Foreign exchange swaps: The Company uses foreign exchange or currency swaps to reduce the risk of change in the value, yield or cash flows associated with certain foreign denominated invested assets. Foreign exchange swaps represent contracts that require the exchange of foreign currency cash flows against U.S. dollar cash flows at regular periods, typically quarterly or semi-annually.
The Company utilizes these contracts in qualifying hedging relationships as well as non-qualifying hedging relationships.

Credit default swaps: Credit default swaps are used to reduce credit loss exposure with respect to certain assets that the Company owns, or to assume credit exposure on certain assets that the Company does not own. Payments are made to or received from the counterparty at specified intervals. In the event of a default on the underlying credit exposure, the Company will either receive a payment (purchased credit protection) or will be required to make a payment (sold credit protection) equal to the par minus recovery value of the swap contract. The Company utilizes these contracts in non-qualifying hedging relationships.

Total return swaps: The Company uses total return swaps as a hedge against a decrease in variable annuity account values, which are invested in certain indices. Using total return swaps, the Company agrees with another party to exchange, at specified intervals, the difference between the economic risk and reward of assets or a market index and the LIBOR rate, calculated by reference to

C-39

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

an agreed upon notional principal amount. No cash is exchanged at the onset of the contracts. Cash is paid and received over the life of the contract based upon the terms of the swaps. The Company utilizes these contracts in non-qualifying hedging relationships.

Currency forwards: The Company uses currency forward contracts to hedge policyholder liabilities associated with the variable annuity contracts which are linked to foreign indices. The currency fluctuations may result in a decrease in account values, which would increase the possibility of the Company incurring an expense for guaranteed benefits in excess of account values. The
Company utilizes these contracts in non-qualifying hedging relationships.

Forwards: The Company uses forward contracts to hedge certain invested assets against movement in interest rates, particularly mortgage rates. The Company uses To Be Announced mortgage-backed securities as an economic hedge against rate movements.
The Company utilizes forward contracts in non-qualifying hedging relationships.

Futures: Futures contracts are used to hedge against a decrease in certain equity indices. Such decreases may result in a decrease in variable annuity account values which would increase the possibility of the Company incurring an expense for guaranteed benefits in excess of account values. The Company also uses futures contracts as a hedge against an increase in certain equity indices. Such increases may result in increased payments to the holders of the FIA contracts. The Company enters into exchange traded futures with regulated futures commissions that are members of the exchange. The Company also posts initial and variation margin with the exchange on a daily basis. The Company utilizes exchange-traded futures in non-qualifying hedging relationships.

Swaptions: A swaption is an option to enter into a swap with a forward starting effective date. The Company uses swaptions to hedge the interest rate exposure associated with the minimum crediting rate and book value guarantees embedded in the retirement products that the Company offers. Increases in interest rates will generate losses on assets that are backing such liabilities. In certain instances, the Company locks in the economic impact of existing purchased swaptions by entering into offsetting written swaptions. Swaptions are also used to hedge against an increase in the interest rate benchmarked crediting strategies within FIA contracts. Such increases may result in increased payments to contract holders of FIA contracts and the interest rate swaptions offset this increased exposure. The Company pays a premium when it purchases the swaption. The Company utilizes these contracts in non-qualifying hedging relationships.

Options: The Company uses put options to manage the equity, interest rate, and equity volatility risk of the economic liabilities associated with certain variable annuity minimum guaranteed living benefits. The Company also uses call options to hedge against an increase in various equity indices. Such increases may result in increased payments to the holders of the FIA contracts. The
Company pays an upfront premium to purchase these options. The Company utilizes these options in non-qualifying hedging relationships.

Variance swaps: The Company uses variance swaps to manage equity volatility risk on the economic liabilities associated with certain minimum guaranteed living benefits. An increase in the equity volatility results in a higher valuations of such liabilities.
In an equity variance swap, the Company agrees with another party to exchange amounts in the future, based on the changes in equity volatility over a defined period. The Company utilizes equity variance swaps in non-qualifying hedging relationships.

Embedded derivatives: The Company also invests in certain fixed maturity instruments and has issued certain annuity products that contain embedded derivatives whose market value is at least partially determined by, among other things, levels of or changes in domestic and/or foreign interest rates (short-term or long-term), exchange rates, prepayment rates, equity rates, or credit ratings/
spreads. In addition, the Company has entered into a coinsurance with a funds withheld arrangement which contains an embedded derivative whose fair value is based on the change in the fair value of the underlying assets held in trust. The embedded derivatives for certain fixed maturity instruments, certain annuity products and coinsurance with funds withheld arrangements are reported with the host contract in investments, in Future policy benefits and contract owner account balances, Deposit and reinsurance recoverable (assumed reinsurance) or Funds held under reinsurance treaties with affiliates (ceded reinsurance), respectively, on the Balance Sheets. Changes in the fair value of embedded derivatives within fixed maturity investments and within annuity products are recorded in Other net realized capital gains (losses) in the Statements of Operations. Changes in fair value of embedded derivatives with reinsurance agreements are reported in Interest credited and other benefits to contract owners/policyholders in the Statements of Operations.

The Company's use of derivatives is limited mainly to economic hedging to reduce the Company's exposure to cash flow variability of assets and liabilities, interest rate risk, credit risk, exchange rate risk and market risk. It is the Company's policy not to offset

C-40

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

amounts recognized for derivative instruments and amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral arising from derivative instruments executed with the same counterparty under a master netting arrangement, which provides the Company with the legal right of offset.

The notional amounts and fair values of derivatives were as follows as of the dates indicated:

			December 31,
		2013			2012
	Notional	Asset	Liability	Notional	Asset	Liability
	Amount	Fair Value	Fair Value	Amount	Fair Value	Fair Value
Derivatives: Qualifying for
hedge accounting(1)
Cash flow hedges:
Interest rate contracts	$ 7.7	$ —	$ 0.1 $	—	$ —	$ —
Foreign exchange contracts	57.1	1.8	0.7	—	—	—
Fair value hedges:
Interest rate contracts	365.6	4.8	9.7	—	—	—
Derivatives: Non-qualifying for
hedge accounting(1)
Interest rate contracts	26,485.1	193.0	651.4	31,588.1	1,283.5	539.5
Foreign exchange contracts	903.8	7.2	17.8	1,508.7	10.4	27.4
Equity contracts	11,304.7	131.0	52.2	14,482.7	86.4	231.7
Credit contracts	220.0	4.6	—	155.5	1.0	—
Embedded derivatives:
Within fixed maturity
investments	N/A	28.9	—	N/A	50.8	—
Within annuity products	N/A	—	2,594.5	N/A	—	3,397.8
Within reinsurance agreements	N/A	(8.4)	(38.0)	N/A	19.6	301.3
Total		$ 362.9	$ 3,288.4		$ 1,451.7	$ 4,497.7

N/A - Not Applicable
(1) Open derivative contracts are reported as Derivatives assets or liabilities on the Balance Sheets at fair value.

Based on the notional amounts, a substantial portion of the Company’s derivative positions was not designated or did not qualify as part of a hedging relationship as of December 31, 2013 and 2012. The Company utilizes derivative contracts mainly to hedge exposure to variability in cash flows, interest rate risk, credit risk, foreign exchange risk and equity market risk. The majority of derivatives used by the Company are designated as product hedges, which hedge the exposure arising from insurance liabilities or guarantees embedded in the contracts the Company offers through various product lines. These derivatives do not qualify for hedge accounting as they do not meet the criteria of being “highly effective” as outlined in ASC Topic 815, but do provide an economic hedge, which is in line with the Company’s risk management objectives. The Company also uses derivatives contracts to hedge its exposure to various risks associated with the investment portfolio. The Company does not seek hedge accounting treatment for certain of these derivatives as they generally do not qualify for hedge accounting due to the criteria required under the portfolio hedging rules outlined in ASC Topic 815. The Company also uses credit default swaps coupled with other investments in order to produce the investment characteristics of otherwise permissible investments which do not qualify as effective accounting hedges under ASC Topic 815.

C-41

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Although the Company has not elected to net its derivative exposures, the notional amounts and fair values of OTC and cleared derivatives excluding exchange traded contracts and forward contracts (To Be Announced mortgage-backed securities) are presented in the tables below as of the dates indicated:

		December 31, 2013
	Notional Amount	Assets Fair Value	Liability Fair Value
Credit contracts	$ 220.0	$ 4.6	$ —
Equity contracts	4,225.3	129.1	31.7
Foreign exchange contracts	960.9	9.0	18.5
Interest rate contracts	26,858.5	197.8	661.2
		340.5	711.4
Counterparty netting(1)		(283.5)	(283.5)
Cash collateral netting(1)		(37.4)	—
Securities collateral netting(1)		(8.8)	(350.0)
Net receivables/payables		$ 10.8	$ 77.9

(1) Represents the netting of receivable balances with payable balances, net of collateral, for the same counterparty under eligible netting rules.

		December 31, 2012
	Notional Amount	Assets Fair Value	Liability Fair Value
Credit contracts	$ 155.5	$ 1.0	$ —
Equity contracts	3,739.8	62.5	19.1
Foreign exchange contracts	1,508.7	10.4	27.4
Interest rate contracts	31,588.1	1,283.5	539.5
		1,357.4	586.0
Counterparty netting(1)		(548.3)	(548.3)
Cash collateral netting(1)		(730.4)	—
Securities collateral netting(1)		(42.3)	(8.1)
Net receivables/payables		$ 36.4	$ 29.6

(1) Represents the netting of receivable balances with payable balances, net of collateral, for the same counterparty under eligible netting rules.

Collateral

Under the terms of the Company's Over-The-Counter ("OTC") Derivative International Swaps and Derivatives Association, Inc.
("ISDA ") agreements, the Company may receive from, or deliver to, counterparties collateral to assure that all terms of the ISDA agreements will be met with regard to the Credit Support Annex ("CSA"). The terms of the CSA call for the Company to pay interest on any cash received equal to the Federal Funds rate. To the extent cash collateral is received and delivered, it is included in Payables under securities loan agreements, including collateral held and Short-term investments under securities loan agreements, including collateral delivered, respectively, on the Balance Sheets and is reinvested in short-term investments. Collateral held is used in accordance with the CSA to satisfy any obligations. Investment grade bonds owned by the Company are the source of noncash collateral posted, which is reported in Securities pledged on the Balance Sheets. As of December 31, 2013, the Company
held $35.2 and $12.3 of net cash collateral related to OTC derivative contracts and cleared derivative contracts, respectively. As of December 31, 2012, the Company held $766.7 of net cash collateral related to OTC derivative contracts. In addition, as of
December 31, 2013 and 2012, the Company delivered securities as collateral of $830.7 and $579.3, respectively.

C-42

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Net realized gains (losses) on derivatives were as follows for the periods indicated:

	Year Ended December 31,
	2013	2012	2011
Derivatives: Qualifying for hedge accounting(1):
Cash flow hedges:
Interest rate contracts	$ — * $	— $	—
Foreign exchange contracts	0.2	—	—
Fair value hedges:
Interest rate contracts	15.6	—	—
Derivatives: Non-qualifying for hedge accounting(2):
Interest rate contracts	(920.0)	121.6	1,300.8
Foreign exchange contracts	53.6	2.4	(5.8)
Equity contracts	(2,204.2)	(1,779.3)	(548.2)
Credit contracts	4.6	1.3	(2.4)
Embedded derivatives:
Within fixed maturity investments(2)	(24.3)	(4.2)	4.3
Within annuity products(2)	961.7	202.9	(1,699.1)
Within reinsurance agreements(3)	311.3	50.9	(251.8)
Total	$ (1,801.5) $	(1,404.4) $	(1,202.2)

*	Less than $0.1.
(1)	Changes in value for effective fair value hedges are recorded in Other net realized capital gains (losses). Changes in fair value upon disposal for effective cash flow hedges are amortized through Net investment income and the ineffective portion is recorded in Other net realized capital gains (losses) in the Statements of Operations. For the years ended December 31, 2013, 2012 and 2011, ineffective amounts were immaterial.
(2)	Changes in value are included in Other net realized capital gains (losses) in the Statements of Operations.
(3)	Changes in value are included in Interest credited and other benefits to contract owners/policyholders in the Statements of Operations.

Credit Default Swaps

The Company has entered into various credit default swaps. When credit default swaps are sold, the Company assumes credit exposure to certain assets that it does not own. Credit default swaps may also be purchased to reduce credit exposure in the
Company's portfolio. Credit default swaps involve a transfer of credit risk from one party to another in exchange for periodic payments. The Company has ISDA agreements with each counterparty with which it conducts business and tracks the collateral positions for each counterparty. To the extent cash collateral is received, it is included in Payables under securities loan agreements, including collateral held, on the Balance Sheets and is reinvested in short-term investments. Collateral held is used in accordance with the CSA to satisfy any obligations. Investment grade bonds owned by the Company are the source of noncash collateral posted, which is reported in Securities pledged on the Balance Sheets. As of December 31, 2013 and 2012, the fair value of credit default swaps of $4.6 and $1.0, respectively, were included in Derivatives assets and there were no credit default swaps included in Derivatives liabilities on the Balance Sheets. As of December 31, 2013 and 2012, the maximum potential future exposure to the Company was $220.0 and $155.5, respectively, on credit default swaps. These instruments are typically written for a maturity period of five years and contain no recourse provisions. If the Company's current debt and claims paying ratings were downgraded in the future, the terms in the Company's derivative agreements may be triggered, which could negatively impact overall liquidity.

4. Fair Value Measurements

Fair Value Measurement

The Company categorizes its financial instruments into a three-level hierarchy based on the priority of the inputs to the valuation technique, pursuant to the Fair Value Measurements and disclosures of the ASC Topic 820. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based

C-43

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

on the lowest priority level input that is significant to the fair value measurement of the instrument. Financial assets and liabilities recorded at fair value on the Balance Sheets are categorized as follows:

Level 1 - Unadjusted quoted prices for identical assets or liabilities in an active market. The Company defines an active market as a market in which transactions take place with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 - Quoted prices in markets that are not active or valuation techniques that require inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:
a)	Quoted prices for similar assets or liabilities in active markets;
b)	Quoted prices for identical or similar assets or liabilities in non-active markets;
c)	Inputs other than quoted market prices that are observable; and
d)	Inputs that are derived principally from or corroborated by observable market data through correlation or other means.
Level 3 - Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These valuations, whether derived internally or obtained from a third party, use critical assumptions
that	are not widely available to estimate market participant expectations in valuing the asset or liability.

When available, the estimated fair value of financial instruments is based on quoted prices in active markets that are readily and regularly obtainable. When quoted prices in active markets are not available, the determination of estimated fair value is based on market standard valuation methodologies, including discounted cash flow methodologies, matrix pricing, or other similar techniques.

C-44

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

The following table presents the Company's hierarchy for its assets and liabilities measured at fair value on a recurring basis as of December 31, 2013:

	Level 1	Level 2	Level 3		Total
Assets:
Fixed maturities, including securities pledged:
U.S. Treasuries	$ 1,847.4	$ 9.4	$ —		$ 1,856.8
U.S Government agencies and authorities	—	98.1	4.2		102.3
U.S. corporate, state and municipalities	—	10,598.0	90.4		10,688.4
Foreign(1)	—	5,370.1	24.6		5,394.7
Residential mortgage-backed securities	—	2,224.5	27.6		2,252.1
Commercial mortgage-backed securities	—	1,615.3	—		1,615.3
Other asset-backed securities	—	518.5	22.0		540.5
Total fixed maturities, including securities pledged	1,847.4	20,433.9	168.8		22,450.1
Equity securities, available-for-sale	6.1	—	—	*	6.1
Derivatives:
Interest rate contracts	—	197.8	—		197.8
Foreign exchange contracts	—	9.0	—		9.0
Equity contracts	1.9	72.1	57.0		131.0
Credit contracts	—	4.6	—		4.6
Embedded derivative on reinsurance	—	(8.4)	—		(8.4)
Cash and cash equivalents, short-term investments and short-
term investments under securities loan agreements	1,123.6	5.0	—		1,128.6
Assets held in separate accounts	42,008.3	—	—		42,008.3
Total assets	$ 44,987.3	$ 20,714.0	$ 225.8		$ 65,927.1

Liabilities:
Annuity product guarantees:
FIA	$ —	$ —	$ 1,693.5		$ 1,693.5
GMAB / GMWB / GMWBL(2)	—	—	901.0		901.0
Derivatives:
Interest rate contracts	—	661.2	—		661.2
Foreign exchange contracts	—	18.5	—		18.5
Equity contracts	20.5	31.7	—		52.2
Embedded derivative on reinsurance	—	(38.0)	—		(38.0)
Total liabilities	$ 20.5	$ 673.4	$ 2,594.5		$ 3,288.4

*	Less than $0.1.
(1)	Primarily U.S. dollar denominated
(2)	Guaranteed minimum accumulation benefits ("GMAB"), Guaranteed minimum withdrawal benefits ("GMWB") and Guaranteed minimum withdrawal benefits with life payout ("GMWBL").

C-45

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

The following table presents the Company's hierarchy for its assets and liabilities measured at fair value on a recurring basis as of December 31, 2012:

	Level 1	Level 2	Level 3	Total
Assets:
Fixed maturities, including securities pledged:
U.S. Treasuries	$ 1,303.7	$ 7.8	$ —	$ 1,311.5
U.S Government agencies and authorities	—	23.7	—	23.7
U.S. corporate, state and municipalities	—	10,513.9	113.6	10,627.5
Foreign(1)	—	5,345.7	20.9	5,366.6
Residential mortgage-backed securities	—	1,829.5	24.2	1,853.7
Commercial mortgage-backed securities	—	1,763.6	—	1,763.6
Other asset-backed securities	—	602.5	78.2	680.7
Total fixed maturities, including securities pledged	1,303.7	20,086.7	236.9	21,627.3
Equity securities, available-for-sale	14.0	—	15.8	29.8
Derivatives:
Interest rate contracts	—	1,283.5	—	1,283.5
Foreign exchange contracts	—	10.4	—	10.4
Equity contracts	23.9	50.8	11.7	86.4
Credit contracts	—	1.0	—	1.0
Embedded derivative on reinsurance	—	19.6	—	19.6
Cash and cash equivalents, short-term investments and short-term
investments under securities loan agreements	3,115.0	6.1	—	3,121.1
Assets held in separate accounts	39,799.1	—	—	39,799.1
Total assets	$ 44,255.7	$ 21,458.1	$ 264.4	$ 65,978.2

Liabilities:
Annuity product guarantees:
FIA	$ —	$ —	$ 1,393.8	$ 1,393.8
GMAB / GMWB / GMWBL(2)	—	—	2,004.0	2,004.0
Derivatives:
Interest rate contracts	0.4	539.1	—	539.5
Foreign exchange contracts	—	27.4	—	27.4
Equity contracts	212.6	19.1	—	231.7
Embedded derivative on reinsurance	—	301.3	—	301.3
Total liabilities	$ 213.0	$ 886.9	$ 3,397.8	$ 4,497.7

(1) Primarily U.S. dollar denominated
(2) Guaranteed minimum accumulation benefits ("GMAB"), Guaranteed minimum withdrawal benefits ("GMWB") and Guaranteed minimum withdrawal benefits with life payout ("GMWBL").

Valuation of Financial Assets and Liabilities at Fair Value

Certain assets and liabilities are measured at estimated fair value on the Company's Balance Sheets. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The exit price and the transaction (or entry) price will be the same at initial recognition in many circumstances. However, in certain cases, the transaction price may not represent fair value. The fair value of a liability is based on the amount that would be paid to transfer a liability to a third-party with an equal credit standing. Fair value is required to be a market-based measurement that is determined based on a hypothetical transaction at the measurement date, from a market participant's perspective. The Company

C-46

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

considers three broad valuation techniques when a quoted price is unavailable: (i) the market approach, (ii) the income approach and (iii) the cost approach. The Company determines the most appropriate valuation technique to use, given the instrument being measured and the availability of sufficient inputs. The Company prioritizes the inputs to fair valuation techniques and allows for the use of unobservable inputs to the extent that observable inputs are not available.

The Company utilizes a number of valuation methodologies to determine the fair values of its financial assets and liabilities in conformity with the concepts of "exit price" and the fair value hierarchy as prescribed in ASC Topic 820. Valuations are obtained from third party commercial pricing services, brokers and industry-standard, vendor-provided software that models the value based on market observable inputs. The valuations obtained from third-party commercial pricing services are non-binding. The Company reviews the assumptions and inputs used by third-party commercial pricing services for each reporting period in order to determine an appropriate fair value hierarchy level. The documentation and analysis obtained from third-party commercial pricing services are reviewed by the Company, including in-depth validation procedures confirming the observability of inputs. The valuations are reviewed and validated monthly through the internal valuation committee price variance review, comparisons to internal pricing models, back testing to recent trades, or monitoring of trading volumes.

The following valuation methods and assumptions were used by the Company in estimating the reported values for the investments and derivatives described below:

Fixed maturities: The fair values for the actively traded marketable bonds are determined based upon the quoted market prices and are classified as Level 1 assets. Assets in this category would primarily include certain U.S. Treasury securities. The fair values formarketablebondswithoutanactivemarketareobtainedthroughseveralcommercialpricingserviceswhichprovidetheestimated
fair values and are classified as Level 2 assets. These services incorporate a variety of market observable information in their valuation techniques, including benchmark yields, broker-dealer quotes, credit quality, issuer spreads, bids, offers and other reference data. This category includes U.S. and foreign corporate bonds, ABS, U.S. agency and government guaranteed securities,
CMBS and RMBS, including certain CMO assets.

Generally, the Company does not obtain more than one vendor price from pricing services per instrument. The Company uses a hierarchy process in which prices are obtained from a primary vendor and, if that vendor is unable to provide the price, the next vendor in the hierarchy is contacted until a price is obtained or it is determined that a price cannot be obtained from a commercial pricing service. When a price cannot be obtained from a commercial pricing service, independent broker quotes are solicited.
Securities priced using independent broker quotes are classified as Level 3.

Broker quotes and prices obtained from pricing services are reviewed and validated through an internal valuation committee price variance review, comparisons to internal pricing models, back testing to recent trades, or monitoring of trading volumes. As of
December 31, 2013, $110.5 and $17.4 billion of a total fair value of $22.5 billion in fixed maturities, including securities pledged, were valued using unadjusted broker quotes and unadjusted prices obtained from pricing services, respectively and verified through the review process. The remaining balance in fixed maturities consisted primarily of privately placed bonds valued using a matrix-
based pricing. As of December 31, 2012, $157.7 and $16.3 billion of a total fair value of $21.6 billion in fixed maturities, including securities pledged, were valued using unadjusted broker quotes and unadjusted prices obtained from pricing services, respectively, and verified through the review process. The remaining balance in fixed maturities consisted primarily of privately placed bonds valued using a matrix-based pricing.

All prices and broker quotes obtained go through the review process described above including valuations for which only one broker quote is obtained. After review, for those instruments where the price is determined to be appropriate, the unadjusted price provided is used for financial statement valuation. If it is determined that the price is questionable, another price may be requested from a different vendor. The internal valuation committee then reviews all prices for the instrument again, along with information from the review, to determine which price best represents "exit price" for the instrument.

Fair values of privately placed bonds are determined primarily using a matrix-based pricing model and are generally classified as
Level 2 assets. The model considers the current level of risk-free interest rates, current corporate spreads, the credit quality of the issuer and cash flow characteristics of the security. Also considered are factors such as the net worth of the borrower, the value of collateral, the capital structure of the borrower, the presence of guarantees and the Company's evaluation of the borrower's ability to compete in its relevant market. Using this data, the model generates estimated market values which the Company considers reflective of the fair value of each privately placed bond.

C-47

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Equity securities, available-for-sale: Fair values of publicly traded equity securities are based upon quoted market price and are classified as Level 1 assets. Other equity securities, typically private equities or equity securities not traded on an exchange, are valued by other sources such as analytics or brokers and are classified as Level 2 or Level 3 assets.

Derivatives: Derivatives are carried at fair value which is determined using the Company's derivative accounting system in conjunction with observable key financial data from third party sources, such as yield curves, exchange rates, S&P 500 Index prices, London Interbank Offered Rates ("LIBOR") and Overnight Index Swap ("OIS") rates. In June 2012, the Company began using OIS rather than LIBOR for valuations of collateralized interest rate derivatives, which are obtained from third-party sources.
For those derivatives that are unable to be valued by the accounting system, the Company typically utilizes values established by third-party brokers. Counterparty credit risk is considered and incorporated in the Company's valuation process through counterparty credit rating requirements and monitoring of overall exposure. It is the Company's policy to transact only with investment grade counterparties with a credit rating of A- or better. The Company's nonperformance risk is also considered and incorporated in the Company's valuation process. Valuations for the Company's futures and interest rate forward contracts are based on unadjusted quoted prices from an active exchange and, therefore, are classified as Level 1. The Company also has certain credit default swaps and options that are priced using models that primarily use market observable inputs, but contain inputs that are not observable to market participants, which have been classified as Level 3. However, all other derivative instruments are valued based on market observable inputs and are classified as Level 2.

The Company has entered into a number of options as hedges on its FIA liabilities. The maximum exposure is the current value of the option. The payoff of these contracts depends on market conditions during the lifetime of the option. The fair value measurement of options is highly sensitive to implied equity and interest rate volatility and the market reflects a considerable variance in broker quotes. The Company uses a third-party vendor to determine the market value of these options.

Cash and cash equivalents, Short-term investments and Short-term investments under securities loan agreement: The carrying amounts for cash reflect the assets' fair values. The fair values for cash equivalents and most short-term investments are determined based on quoted market prices. These assets are classified as Level 1. Other short-term investments are valued and classified in the fair value hierarchy consistent with the policies described herein, depending on investment type.

Assets held in separate accounts: Assets held in separate accounts are reported at the quoted fair values of the underlying investments in the separate accounts. The underlying investments include mutual funds, short-term investments and cash, the valuations of which are based upon a quoted market price and are included in Level 1. Fixed maturity valuations are obtained from third-party commercial pricing services and brokers and are classified in the fair value hierarchy consistent with the policy described above for fixed maturities.

Product guarantees: The Company records reserves for annuity contracts containing GMAB, GMWB and GMWBL riders. The guarantee is an embedded derivative and is required to be accounted for separately from the host variable annuity contract. The fair value of the obligation is calculated based on actuarial and capital market assumptions related to the projected cash flows, including benefits and related contract charges, over the anticipated life of the related contracts. The cash flow estimates are produced by using stochastic techniques under a variety of market return scenarios and other market implied assumptions. These derivatives are classified as Level 3 liabilities in the fair value hierarchy.

The Company records an embedded derivative liability for its FIA contracts for interest payments to contract holders above the growth in the minimum guaranteed contract value. The guarantee is treated as an embedded derivative and is required to be accounted for separately from the host contract. The fair value of the obligation is calculated based on actuarial and capital market assumptions related to the projected cash flows, including benefits and related contract charges, over the anticipated life of the related contracts. The cash flow estimates are produced by market implied assumptions. These derivatives are classified as Level
3 liabilities in the fair value hierarchy.

The discount rate used to determine the fair value of the Company's GMAB, GMWB, GMWBL and FIA embedded derivative liabilities includes an adjustment for nonperformance risk. Through June 30, 2012, the Company's nonperformance risk adjustment was based on the credit default swap spreads of ING Insurance, the Company's indirect parent company and applied to the risk-
free swap curve in the Company's valuation models for these product guarantees. As a result of the availability of ING U.S., Inc.'s market observable data following the issuance of long-term debt on July 13, 2012, the Company changed its estimate of

C-48

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

nonperformance risk as of the beginning of the third quarter of 2012 to incorporate a blend of observable, similarly rated peer company credit default swap spreads, adjusted to reflect the credit quality of the Company as well as an adjustment to reflect the priority of policyholder claims.

The Company's valuation actuaries are responsible for the policies and procedures for valuing the embedded derivatives, reflecting the capital markets and actuarial valuation inputs and nonperformance risk in the estimate of the fair value of the embedded derivatives. The actuarial and capital market assumptions for each liability are approved by each product's Chief Risk Officer
("CRO"), including an independent annual review by the U.S. CRO. Models used to value the embedded derivatives must comply with the Company's governance policies.

Quarterly, an attribution analysis is performed to quantify changes in fair value measurements and a sensitivity analysis is used to analyze the changes. The changes in fair value measurements are also compared to corresponding movements in the hedge target to assess the validity of the attributions. The results of the attribution analysis are reviewed by the valuation actuaries, responsible
CFOs, Controllers, CROs and/or others as nominated by management.

Embedded derivative on reinsurance: The carrying value of the embedded derivative is estimated based upon the change in the fair value of the assets supporting the funds withheld payable and funds withheld by ceding companies receivable under the combined coinsurance and coinsurance funds withheld reinsurance agreements. As the fair value of the assets held in trust is based on a quoted market price (Level 1), the fair value of the embedded derivative is based on market observable inputs and is classified as Level 2.

Transfers in and out of Level 1 and 2

There were no securities transferred between Level 1 and Level 2 for the years ended December 31, 2013 and 2012. The Company's policy is to recognize transfers in and transfers out as of the beginning of the reporting period.

Level 3 Financial Instruments

The fair values of certain assets and liabilities are determined using prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement (i.e., Level 3 as defined by ASC Topic 820), including but not limitedtoliquidityspreadsforinvestmentswithinmarketsdeemednotcurrentlyactive. Thesevaluations,whetherderivedinternally or obtained from a third party, use critical assumptions that are not widely available to estimate market participant expectations in valuing the asset or liability. In addition, the Company has determined, for certain financial instruments, an active market is such a significant input to determine fair value that the presence of an inactive market may lead to classification in Level 3. In light of the methodologies employed to obtain the fair values of financial assets and liabilities classified as Level 3, additional information is presented below.

C-49

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

The following table summarizes the change in fair value of the Company's Level 3 assets and liabilities and transfers in and out of Level 3 for the year ended December 31, 2013:

		Total Realized/
		Unrealized												Change In
		Gains (Losses)												Unrealized
	Fair	Included in:										Fair Value		Gains
	Value								Transfers		Transfers	as of		(Losses)
	as of	Net								in to	out of	December		Included in
	January 1 Income		OCI	Purchases		Issuances	Sales	Settlements	Level 3(2)		Level 3(2)	31		Earnings (3)
Fixed maturities, including
securities pledged:
U.S. Government agencies
and authorities	$ —	$ —	$ —	$ 4.2		$ —	$ —	$ —	$ —		$ —	$ 4.2		$ —
U.S. corporate, state and
municipalities	113.6	(0.2)	(0.7)	—	*	—	—	(18.2)		0.7	(4.8)	90.4		(0.2)
Foreign	20.9	— *	(0.4)	13.1		—	(1.1)	(13.4)		5.5	— *	24.6		— *
Residential mortgage-backed
securities	24.2	(0.5)	(0.5)	15.3		—	(0.2)	—	*	—	(10.7)	27.6		(0.5)
Other asset-backed securities	78.2	6.4	(2.9)	—		—	(36.4)	(7.7)		—	(15.6)	22.0		2.3
Total fixed maturities, including
securities pledged	$ 236.9	$ 5.7	$ (4.5)	$ 32.6		$ —	$ (37.7)	$ (39.3)	$ 6.2		$ (31.1)	$ 168.8		$ 1.6

Equity securities, available-for-
sale	$ 15.8	$ (0.2)	$ (0.2)	$ —		$ —	$ —	$ —	* $	—	$ (15.4)	$ —	* $	—
Derivatives:
Annuity product guarantees:
FIA(1)	(1,393.8)	(275.7)	—	—		(108.2)	—	84.2		—	—	(1,693.5)		—
GMWB/GMAB/GMWBL(1)	(2,004.0)	1,237.4	—	—		(134.9)	—	0.5		—	—	(901.0)		—
Other derivatives, net:	11.7	98.4	—	20.7		—	—	(73.8)		—	—	57.0		28.1

*	Less than $0.1.
(1)	All gains and losses on Level 3 liabilities are classified as realized gains (losses) for the purpose of this disclosure because it is impracticable to track realized and unrealized gains (losses) separately on a contract- by-contract basis. These amounts are included in Other net realized capital gains (losses) in the Statements of Operations.
(2)	The Company's policy is to recognize transfers in and transfers out as of the beginning of the reporting period.
(3)	For financial instruments still held as of December 31, amounts are included in Net investment income and Total net realized capital gains (losses) in the Statements of Operations.

C-50

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

The following table summarizes the change in fair value of the Company's Level 3 assets and liabilities and transfers in and out of Level 3 for the year ended December 31, 2012:

		Total Realized/
		Unrealized									Change In
		Gains (Losses)									Unrealized
	Fair	Included in:								Fair Value	Gains
	Value							Transfers	Transfers	as of	(Losses)
	as of	Net						in to	out of	December	Included in
	January 1 Income		OCI	Purchases	Issuances	Sales	Settlements	Level 3(2)	Level 3(2)	31	Earnings (3)
Fixed maturities, including securities
pledged:
U.S. Government agencies and
authorities	$ —	$ —	$ —	$ —	$ —	$ —	$ —	$ —	$ —	$ —	$ —
U.S. corporate, state and
municipalities	124.5	0.6	(1.9)	—	—	—	(22.3)	36.3	(23.6)	113.6	0.6
Foreign	56.9	0.6	(0.5)	—	—	(4.0)	(5.6)	8.3	(34.8)	20.9	—
Residential mortgage-backed
securities	60.7	(0.8)	0.2	—	—	—	(1.0)	—	(34.9)	24.2	(0.8)
Other asset-backed securities	72.8	6.4	3.1	—	—	(16.6)	(4.4)	16.9	—	78.2	2.6
Total fixed maturities, including
securities pledged	$ 314.9	$ 6.8	$ 0.9	$ —	$ —	$ (20.6)	$ (33.3)	$ 61.5	$ (93.3)	$ 236.9	$ 2.4

Equity securities, available-for-sale	$ 16.3	$ (0.1)	$ (0.1)	$ 2.3	$ —	$ (2.4)	$ —	$ —	$ (0.2)	$ 15.8	$ —
Derivatives:
Annuity product guarantees:
FIA(1)	(1,282.2)	(173.7)	—	—	(81.2)	—	143.3	—	—	(1,393.8)	—
GMWB/GMAB/GMWBL(1)	(2,229.9)	376.6	—	—	(151.3)	—	0.6	—	—	(2,004.0)	—
Other derivatives, net	(4.4)	(0.9)	—	18.5	—	—	—	—	(1.5)	11.7	(6.7)

(1) All gains and losses on Level 3 liabilities are classified as realized gains (losses) for the purpose of this disclosure because it is impracticable to track realized and unrealized gains (losses) separately on a contract-
by-contract basis. These amounts are included in Other net realized capital gains (losses) in the Statements of Operations.
(2) The Company's policy is to recognize transfers in and transfers out as of the beginning of the reporting period.
(3) For financial instruments still held as of December 31, amounts are included in Net investment income and Total net realized capital gains (losses) in the Statements of Operations.

C-51

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

For the years ended December 31, 2013 and 2012, the transfers in and out of Level 3 for fixed maturities, including securities pledged and equity securities, were due to the variation in inputs relied upon for valuation each quarter. Securities that are primarily valued using independent broker quotes when prices are not available from one of the commercial pricing services are reflected as transfers into Level 3. When securities are valued using more widely available information, the securities are transferred out of Level 3 and into Level 1 or 2, as appropriate.

The fair value of certain options and swap contracts are valued using observable inputs and were transferred from Level 3 to
Level 2 during the year ended December 31, 2012.

Significant Unobservable Inputs

Quantitative information about the significant unobservable inputs used in the Company's Level 3 fair value measurements of its annuity product guarantees is presented in the following sections and table.

The Company's Level 3 fair value measurements of its fixed maturities, equity securities available-for-sale and equity and credit derivative contracts are primarily based on broker quotes for which the quantitative detail of the unobservable inputs is neither provided nor reasonably corroborated, thus negating the ability to perform a sensitivity analysis. The Company performs a review of broker quotes by performing a monthly price variance comparison and back tests broker quotes to recent trade prices.

Significant unobservable inputs used in the fair value measurements of GMABs, GMWBs and GMWBLs include long-term equity and interest rate implied volatility, correlations between the rate of return on policyholder funds and between interest rates and equity returns, nonperformance risk, mortality and policyholder behavior assumptions, such as benefit utilization, lapses and partial withdrawals.

Significant unobservable inputs used in the fair value measurements of FIAs include nonperformance risk and lapses. Such inputs are monitored quarterly.

Following is a description of selected inputs:

Equity / Interest Rate Volatility: A term-structure model is used to approximate implied volatility for the equity indices and swap rates for GMAB, GMWB and GMWBL fair value measurements. Where no implied volatility is readily available in the market, an alternative approach is applied based on historical volatility.

Correlations: Integrated interest rate and equity scenarios are used in GMAB, GMWB and GMWBL fair value measurements to better reflect market interest rates and interest rate volatility correlations between equity and fixed income fund groups and between equity fund groups and interest rates. The correlations are based on historical fund returns and swap rates from external sources.

Nonperformance Risk: For the estimate of the fair value of embedded derivatives associated with the Company's product guarantees, the Company uses a blend of observable, similarly rated peer company credit default swap spreads, adjusted to reflect the credit quality of the Company as well as adjustment to reflect the priority of policyholder claims.

Actuarial Assumptions: Management regularly reviews actuarial assumptions, which are based on the Company's experience and periodically reviewed against industry standards. Industry standards and Company experience may be limited on certain products.

C-52

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

The following table presents the unobservable inputs for Level 3 fair value measurements as of December 31, 2013:

Range(1)
GMWB /
Unobservable Input	GMWBL		GMAB		FIA
Long-term equity implied volatility	15% to 25%		15% to 25%		—
Interest rate implied volatility	0.2% to 16%		0.2% to 16%		—
Correlations between:
Equity Funds	50% to 98%		50% to 98%		—
Equity and Fixed Income Funds	-33% to 62%		-33% to 62%		—
Interest Rates and Equity Funds	-30% to -14%		-30% to -14%		—
Nonperformance risk	-0.1% to 0.79%		-0.1% to 0.79%		-0.1% to 0.79%
Actuarial Assumptions:
Benefit Utilization	85% to 100%	(2)	—		—
Partial Withdrawals	0% to 10%		0% to 10%		—
Lapses	0.08% to 40%	(3)	0.08% to 31%	(3)	0% to 10%	(3)
Mortality	—	(4)	—	(4)	—

(1)	Represents the range of reasonable assumptions that management has used in its fair value calculations.
(2)	Those policyholders who have elected systematic withdrawals are assumed to continue taking withdrawals. As a percent of account value, 30% are taking systematic withdrawals. Of those policyholders who are not taking withdrawals, we assume that 85% will begin systematic withdrawals after a delay period. The utilization function varies by policyholder age and policy duration. Interactions with lapse and mortality also affect utilization. The utilization rate for GMWB and GMWBL tends to be lower for younger contract owners and contracts that have not reached their maximum accumulated GMWB and GMWBL benefit amount. There is also a lower utilization rate, though indirectly, for contracts that are less "in the money" (i.e., where the notional benefit amount is in excess of the account value) due to higher lapses. Conversely, the utilization rate tends to be higher for contract owners near or beyond retirement age and contracts that have accumulated their maximum GMWB or GMWBL benefit amount. There is also a higher utilization rate, though indirectly, for contracts which are highly "in the money". The chart below provides the GMWBL account value by current age group and average expected delay times from the associated attained age group as of December 31, 2013 (account value amounts are in $ billions).

		Account Values
				Average
		Out of the		Expected
Attained Age Group	In the Money	Money	Total	Delay (Years)
< 60	$ 2.1	$ 1.4	$ 3.5	5.4
60-69	5.0	2.5	7.5	1.3
70+	3.9	1.3	5.2	0.0 *
	$ 11.0	$ 5.2	$ 16.2	2.3

*	Less than 0.1.
(3)	Lapse rates tend to be lower during the contractual surrender charge period and higher after the surrender charge period ends; the highest lapse rates occur in the year immediately after the end of the surrender charge period. The Company makes dynamic adjustments to lower the lapse rates for contracts that are more "in the money." The table below shows an analysis of policy account values according to whether they are in or out of the surrender charge period and to whether they are "in the money" or "out of the money" as of December 31, 2013 (account value amounts are in $ billions).

		GMAB			GMWB/GMWBL
	Moneyness	Account Value		Lapse Range	Account Value	Lapse Range
During Surrender Charge Period
	In the Money**	$ —	*	0.08% to 8.2%	$ 5.5	0.08% to 5.5%
	Out of the Money	—	*	0.41% to 12%	3.1	0.36% to 11%
After Surrender Charge Period
	In the Money**	—	*	2.5% to 21%	5.6	1.5% to 21%
	Out of the Money	0.1		12% to 31%	2.8	6.9% to 40%

*	Less than $0.1.
	**	The low end of the range corresponds to policies that are highly "in the money." The high end of the range corresponds to the policies that are close to zero in terms of "in the moneyness."

C-53

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

(4) The mortality rate is based on the Annuity 2000 Basic table with mortality improvements.
The following table presents the unobservable inputs for Level 3 fair value measurements as of December 31, 2012:

Range(1)
GMWB /
Unobservable Input	GMWBL		GMAB		FIA
Long-term equity implied volatility	15% to 25%		15% to 25%		—
Interest rate implied volatility	0.1% to 19%		0.1% to 19%		—
Correlations between:
Equity Funds	50% to 98%		50% to 98%		—
Equity and Fixed Income Funds	-40% to 65%		-40% to 65%		—
Interest Rates and Equity Funds	-25% to -16%		-25% to -16%		—
Nonperformance risk	0.1% to 1.3%		0.1% to 1.3%		0.1% to 1.3%
Actuarial Assumptions:
Benefit Utilization	85% to 100%	(2)	—		—
Partial Withdrawals	0% to 10%		0% to 10%		—
Lapses	0.08% to 32%	(3)	0.08% to 31%	(3)	0% to 10%
Mortality	—	(4)	—	(4)	—

(1)	Represents the range of reasonable assumptions that management has used in its fair value calculations.
(2)	Those policyholders who have elected systematic withdrawals are assumed to continue taking withdrawals. As a percent of account value, 26% are taking systematic withdrawals. Of those policyholders who are not taking withdrawals, we assume that 85% will begin systematic withdrawals after a delay period. The utilization function varies by policyholder age and policy duration. Interactions with lapse and mortality also affect utilization. The utilization rate for GMWB and GMWBL tends to be lower for younger contract owners and contracts that have not reached their maximum accumulated GMWB and GMWBL benefit amount. There is also a lower utilization rate, though indirectly, for contracts that are less "in the money" (i.e., where the notional benefit amount is in excess of the account value) due to higher lapses. Conversely, the utilization rate tends to be higher for contract owners near or beyond retirement age and contracts that have accumulated their maximum GMWB or GMWBL benefit amount. There is also a higher utilization rate, though indirectly, for contracts which are highly "in the money". The chart below provides the GMWBL account value by current age group and average expected delay times from the associated attained age group as of December 31, 2012 (account value amounts are in $ billions).

		Account Values
				Average
		Out of the		Expected Delay
Attained Age Group	In the Money	Money	Total	(Years)
< 60	$ 3.5	$ 0.3	$ 3.8	5.5
60-69	6.8	0.4	7.2	1.9
70+	4.2	0.1	4.3	0.2
	$ 14.5	$ 0.8	$ 15.3	2.8

(3)	Lapse rates tend to be lower during the contractual surrender charge period and higher after the surrender charge period ends; the highest lapse rates occur in the year immediately after the end of the surrender charge period. The Company makes dynamic adjustments to lower the lapse rates for contracts that are more "in the money." The table below shows an analysis of policy account values according to whether they are in or out of the surrender charge period and to whether they are "in the money" or "out of the money" as of December 31, 2012 (account value amounts are in $ billions).

		GMAB			GMWB/GMWBL
	Moneyness	Account Value		Lapse Range	Account Value	Lapse Range
During Surrender Charge Period
	In the Money**	$ —	*	0.08% to 8.2%	$ 8.5	0.08% to 5.8%
	Out of the Money	—	*	0.41% to 12%	0.9	0.35% to 12%
After Surrender Charge Period
	In the Money**	—	*	2.4% to 22%	6.1	1.5% to 17%
	Out of the Money	0.1		12% to 31%	0.6	6.9% to 32%

*	Less than $0.1.
	**	The low end of the range corresponds to policies that are highly "in the money." The high end of the range corresponds to the policies that are close to zero in terms of "in the moneyness."
	(4)	The mortality rate is based on the Annuity 2000 Basic table with mortality improvements.

C-54

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Generally, the following will cause an increase (decrease) in the GMAB, GMWB and GMWBL embedded derivative fair value liabilities:

  An increase (decrease) in long-term equity implied volatility
  An increase (decrease) in interest rate implied volatility
  An increase (decrease) in equity-interest rate correlations
  A decrease (increase) in nonperformance risk
  A decrease (increase) in mortality
  An increase (decrease) in benefit utilization
  A decrease (increase) in lapses

Changes in fund correlations may increase or decrease the fair value depending on the direction of the movement and the mix of funds. Changes in partial withdrawals may increase or decrease the fair value depending on the timing and magnitude of withdrawals.

Generally, the following will cause an increase (decrease) in the FIA embedded derivative fair value liability:

  A decrease (increase) in nonperformance risk
  A decrease (increase) in lapses

The Company notes the following interrelationships:

  Higher long-term equity implied volatility is often correlated with lower equity returns, which will result in higher in- the-moneyness, which in turn, results in lower lapses due to the dynamic lapse component reducing the lapses. This increases the projected number of policies that are available to use the GMWBL benefit and may also increase the fair value of the GMWBL.
  Generally, an increase (decrease) in benefit utilization will decrease (increase) lapses for GMWB and GMWBL.

C-55

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Other Financial Instruments The carrying values and estimated fair values of the Company's financial instruments as of the dates indicated:

		December 31,
	2013		2012
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Assets:
Fixed maturities, including securities pledged	$ 22,450.1	$ 22,450.1	$ 21,627.3	$ 21,627.3
Equity securities, available-for-sale	6.1	6.1	29.8	29.8
Mortgage loans on real estate	2,837.3	2,867.0	2,835.0	2,924.7
Policy loans	94.9	94.9	101.8	101.8
Limited partnerships/corporations	133.2	133.2	166.9	166.9
Cash, cash equivalents, short-term investments and short-
term investments under securities loan agreements	1,128.6	1,128.6	3,121.1	3,121.1
Derivatives	342.4	342.4	1,381.3	1,381.3
Other investments	56.2	56.2	80.7	80.7
Deposits from affiliates	747.2	807.7	901.7	984.4
Embedded derivative on reinsurance	(8.4)	(8.4)	19.6	19.6
Assets held in separate accounts	42,008.3	42,008.3	39,799.1	39,799.1
Liabilities:
Investment contract liabilities:
Deferred annuities(1)	18,979.6	19,377.2	20,262.4	21,062.8
Funding agreements with fixed maturities and guaranteed
investment contracts	1,530.5	1,499.3	1,818.6	1,718.0
Supplementary contracts, immediate annuities and other	1,822.6	1,942.3	1,094.1	1,194.4
Annuity product guarantees:
FIA	1,693.5	1,693.5	1,393.8	1,393.8
GMAB/GMWB/GMWBL	901.0	901.0	2,004.0	2,004.0
Derivatives	731.9	731.9	798.6	798.6
Long-term debt	435.0	471.2	435.0	491.6
Embedded derivative on reinsurance	(38.0)	(38.0)	301.3	301.3

(1) Certain amounts included in Deferred annuities are also reflected within the Annuity product guarantees section of the table above.

The following disclosures are made in accordance with the requirements of ASC Topic 825 which requires disclosure of fair value information about financial instruments, whether or not recognized at fair value on the Balance Sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates, in many cases, could not be realized in immediate settlement of the instrument.

ASC Topic 825 excludes certain financial instruments, including insurance contracts and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the
Company.

C-56

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

The following valuation methods and assumptions were used by the Company in estimating the fair value of the following financial instruments, which are not carried at fair value on the Balance Sheets:

Mortgage loans on real estate: The fair values for mortgage loans on real estate are estimated on a monthly basis using discounted cash flow analyses and rates currently being offered in the marketplace for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Mortgage loans on real estate are classified as Level 3.

Policy loans: The fair value of policy loans approximates the carrying value of the loans. Policy loans are collateralized by the cash surrender value of the associated insurance contracts and are classified as Level 2.

Limited partnerships/corporations: The fair values for these investments, primarily private equity fund of funds and hedge funds, is based on actual or estimated Net Asset Value ("NAV") information as provided by the investee and are classified as
Level 3.

Other investments: FHLB stock is carried at cost and periodically evaluated for impairment based on ultimate recovery of par value and is classified as Level 1.

Deposits from affiliates: Fair value is estimated based on the fair value of the liabilities for the underlying contracts, plus the fair value of the unamortized ceding allowance. The Fair value of the liabilities of the underlying contract is estimated based on the mean present value of stochastically modeled cash flows associated with the contract liabilities taking into account assumptions about contract holder behavior. The stochastic valuation scenario set is consistent with current market parameters and discount is taken using stochastically evolving short risk-free rates plus an adjustment for nonperformance risk. Margins for non-financial risks associated with the contract liabilities are also included. The fair value of the unamortized ceding allowance is based on the projected release ceding allowances and discounted at risk-free rates plus an adjustment for nonperformance risk. These liabilities are classified as Level 3.

Investment contract liabilities:

Deferred annuities: Fair value is estimated as the mean present value of stochastically modeled cash flows associated with the contract liabilities, taking into account assumptions about contract holder behavior. The stochastic valuation scenario set is consistent with current market parameters and discount is taken using stochastically evolving risk-free rates in the scenarios plus an adjustment for nonperformance risk. Margins for non-financial risks associated with the contract liabilities are also included. These liabilities are classified as Level 3.

Funding agreements with fixed maturities and guaranteed investment contracts: Fair value is estimated by discounting cash flows, including associated expenses for maintaining the contracts, at rates, that are risk-free rates plus an adjustment for nonperformance risk. These liabilities are classified as Level 2.

Supplementary contracts and immediate annuities: Fair value is estimated as the mean present value of the single deterministically modeled cash flows associated with the contract liabilities discounted using stochastically evolving short risk-free rates in the scenarios plus an adjustment for nonperformance risk. The valuation is consistent with current market parameters. Margins for non-financial risks associated with the contract liabilities are also included. These liabilities are classified as Level 3.

Long-term debt: Estimated fair value of the Company's notes to affiliates is based upon discounted future cash flows using a discount rate approximating the current market rate, incorporating nonperformance risk and is classified as Level 2.

Fair value estimates are made at a specific point in time, based on available market information and judgments about various financial instruments, such as estimates of timing and amounts of future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized capital gains (losses). In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement

C-57

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

of the instruments. In evaluating the Company's management of interest rate, price and liquidity risks, the fair values of all assets and liabilities should be taken into consideration, not only those presented above.

5.	Deferred Policy Acquisition Costs and Value of Business Acquired

Activity within DAC and VOBA was as follows for the periods indicated.
	DAC	VOBA	Total
Balance at January 1, 2011	$ 2,758.9	$ 66.5	$ 2,825.4
Deferrals of commissions and expenses	126.8	—	126.8
Amortization:
Amortization	742.6	(11.0)	731.6
Interest accrued(1)	169.1	3.7	172.8
Net amortization included in the Statements of Operations	911.7	(7.3)	904.4
Change in unrealized capital gains/losses on available-for-sale
securities	(470.9)	(13.1)	(484.0)
Balance at December 31, 2011	3,326.5	46.1	3,372.6
Deferrals of commissions and expenses	107.8	—	107.8
Amortization:
Amortization	(582.0)	(27.5)	(609.5)
Interest accrued(1)	262.7	3.1	265.8
Net amortization included in the Statements of Operations	(319.3)	(24.4)	(343.7)
Change in unrealized capital gains/losses on available-for-sale
securities	(146.8)	6.7	(140.1)
Balance at December 31, 2012	2,968.2	28.4	2,996.6
Deferrals of commissions and expenses	99.7	—	99.7
Amortization:
Amortization(2)	(1,681.3)	12.5	(1,668.8)
Interest accrued(1)	143.1	3.3	146.4
Net amortization included in the Statements of Operations	(1,538.2)	15.8	(1,522.4)
Change in unrealized capital gains/losses on available-for-sale
securities	742.0	14.4	756.4
Balance at December 31, 2013	$ 2,271.7	$ 58.6	$ 2,330.3

(1) Interest accrued at the following rates for VOBA: 1.0% to 6.0% during 2013, 3.0% to 7.0% during 2012 and 3.0% to 7.0% during 2011.
(2) Includes loss recognition for DAC and VOBA of $305.0 and $1.0, respectively.

The estimated amount of VOBA amortization expense, net of interest, is presented in the following table. Actual amortization incurred during these years may vary as assumptions are modified to incorporate actual results and/or changes in best estimates of future results.

Year	Amount
2014	$ 9.1
2015		8.8
2016		8.1
2017		7.8
2018		8.1

C-58

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

6. Sales Inducements

During the year ended December 31, 2013, 2012 and 2011, the Company capitalized $27.4, $29.8 and $32.2, respectively, of sales inducements. During the years ended December 31, 2013, 2012 and 2011, the Company amortized $(472.0), $(303.1) and $461.8, respectively, of sales inducements. The unamortized balance of capitalized sales inducements was $482.2 and $741.6 as of
December 31, 2013 and 2012, respectively.

7. Guaranteed Benefit Features

While the Company ceased new sales of certain retail variable annuity products in 2010, its currently-sold retail variable annuity contracts with separate account options guarantee the contract owner a return of no less than (i) total deposits made to the contract less any partial withdrawals, (ii) total deposits made to the contract less any partial withdrawals plus a minimum return, or (iii)
the highest contract value on a specified date minus any withdrawals. These guarantees include benefits that are payable in the event of death, annuitization or at specified dates.

The Company also offers optional guaranteed withdrawal benefit provisions on its indexed annuity products. This provision guarantees an annual withdrawal amount for life that is calculated as a percentage of the benefit base, which equals premium paid at the time of product issue, and can increase by a rollup percentage (mainly 7% or 6%, depending on versions of the benefit) or annual rachet. The percentage used to determine the guaranteed annual withdrawal amount may vary by age at first withdrawal and depends on whether the benefit is for a single life, or joint lives.

The Company’s major source of income from guaranteed benefit features is the base contract mortality, expense, and guaranteed death and living benefit rider fees charged to the contract owner, less the costs of administering the product and providing for the guaranteed death and living benefits.

The Company's retail variable annuity contracts offer one or more of the following guaranteed death and living benefits:

Guaranteed Minimum Death Benefits (GMDB)

  Standard. Guarantees that, upon the death of the individual specified in the policy, the death benefit will be no less than the premiums paid by the customer, adjusted for withdrawals.
  Ratchet. Guarantees that, upon the death of the individual specified in the policy, the death benefit will be no less than the greater of (1) Standard or (2) the maximum policy anniversary (or quarterly) value of the variable annuity, adjusted for withdrawals.
  Rollup. Guarantees that, upon the death of the individual specified in the policy, the death benefit will be no less than the aggregate premiums paid by the contract owner, with interest at the contractual rate per annum, adjusted for withdrawals. The Rollup may be subject to a maximum cap on the total benefit.
  Combo. Guarantees that, upon the death of the individual specified in the policy, the death benefit will be no less than the greater of (1) Ratchet or (2) Rollup.

Guaranteed Minimum Living Benefits

Guaranteed Minimum Income Benefit (GMIB). Guarantees a minimum income payout, exercisable only on a contract anniversary on or after a specified date, in most cases 10 years after purchase of the GMIB rider. The income payout is determined based on contractually established annuity factors multiplied by the benefit base. The benefit base equals the premium paid at the time of product issue and may increase over time based on a number of factors, including a rollup percentage (mainly 7% or 6% depending on the version of the benefit) and ratchet frequency subject to maximum caps which vary by product version (200%, 250% or
300% of initial premium).

C-59

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Guaranteed Minimum Withdrawal Benefit and Guaranteed Minimum Withdrawal Benefit for Life (GMWB/GMWBL). Guarantees
an annual withdrawal amount for a specified period of time (GMWB) or life (GMWBL) that is calculated as a percentage of the benefit base that equals premium paid at the time of product issue and may increase over time based on a number of factors, including a rollup percentage (mainly 7%, 6% or 0%, depending on versions of the benefit) and ratchet frequency (primarily annually or quarterly, depending on versions). The percentage used to determine the guaranteed annual withdrawal amount may vary by age at first withdrawal and depends on versions of the benefit. A joint life-time withdrawal benefit option was available to include coverage for spouses. Most versions of the withdrawal benefit included reset and/or step-up features that may increase the guaranteed withdrawal amount in certain conditions. Earlier versions of the withdrawal benefit guarantee that annual withdrawals of up to 7.0% of eligible premiums may be made until eligible premiums previously paid by the contract owner are returned, regardless of account value performance. Asset allocation requirements apply at all times where withdrawals are guaranteed for life.

Guaranteed Minimum Accumulation Benefit (GMAB). Guarantees that the account value will be at least 100% of the eligible premiums paid by the customer after 10 years, adjusted for withdrawals. We offered an alternative design that guaranteed the account value to be at least 200% of the eligible premiums paid by contract owners after 20 years.

The following assumptions and methodology were used to determine the guaranteed reserves for retail variable annuity contracts at December 31, 2013 and 2012:

Area	Assumptions/Basis for Assumptions
Data used	Based on 1,000 investment performance scenarios
Mean investment performance	GMDB: The mean investment performance varies by fund group. In general the Company groups all separate account returns into 6 fund groups and generate stochastic returns for each of these fund groups. The overall mean blended separate account return is 8.1%. The general account fixed portion is a small percentage of the overall total.
GMIB: the overall blended mean is 8.1% based on a single fund group.
GMAB / GMWB / GMWBL: Zero rate curve.
Volatility	GMDB: 15.8% for 2013 and 2012.
GMIB: 15.8% for 2013 and 2012.
GMAB / GMWB / GMWBL: Implied volatilities through the first 5 years and then a blend of implied and historical thereafter.
Mortality	Depending on the type of benefit and gender, the Company uses Annuity 2000 basic table with mortality improvement through 2013, further adjusted for company experience.
Lapse rates	Vary by contract type, share class, time remaining in the surrender charge period and in-the-
moneyness.
Discount rates	GMDB / GMIB: 5.5% for 2013 and 2012.
GMAB / GMWB / GMWBL: Zero rate curve plus adjustment for nonperformance risk.

Variable annuity contracts containing guaranteed minimum death and living benefits expose the Company to equity risk. With a decline in the equity markets, the Company has exposure to increasing claims due to the guaranteed minimum benefits. On the other hand, with an increase in the equity markets, the Company's exposure to risks associated with the guaranteed minimum benefits generally decreases. In order to mitigate the risk associated with guaranteed death and living benefits, the Company enters into reinsurance agreements and derivative positions on various public market indices chosen to closely replicate contract owner variable fund returns.

The calculation of the GMDB, GMIB, GMAB, GMWB, and GMWBL liabilities assumes dynamic surrenders and dynamic utilization of the guaranteed living benefit feature.

C-60

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

The liabilities for variable annuity contracts containing guaranteed minimum death and living benefits are recorded in separate account liabilities as follows as of December 31, 2013 and 2012. The separate account liabilities may include more than one type of guarantee. These liabilities are subject to the requirements for additional reserve liabilities under ASC Topic 944, which are recorded on the Balance Sheet in Future policy benefits and contract owner account balances. The paid and incurred amounts were as follows for the years ended December 31, 2013, 2012 and 2011:

	GMDB	GMAB/GMWB	GMIB	GMWBL
Separate account liability at December 31, 2013	$ 42,008.3	$ 878.2	$ 15,479.8	$ 16,163.0

Separate account liability at December 31, 2012	$ 39,799.1	$ 954.1	$ 14,503.9	$ 15,249.5

Additional liability balance:
Balance at January 1, 2011	$ 373.9	$ 77.0	$ —	$ 217.5
Incurred guaranteed benefits	246.7	40.1	—	1,520.6
Paid guaranteed benefits	(110.3)	(2.2)	—	—
Balance at December 31, 2011	510.3	114.9	—	1,738.1
Incurred guaranteed benefits	94.2	(38.3)	—	(226.3)
Paid guaranteed benefits	(116.5)	(0.6)	—	—
Balance at December 31, 2012	488.0	76.0	—	1,511.8
Incurred guaranteed benefits	(59.8)	(46.8)	—	(1,097.8)
Paid guaranteed benefits	(89.2)	(0.5)	—	—
Balance at December 31, 2013	$ 339.0	$ 28.7	$ —	$ 414.0

The Company also calculates additional liabilities for FIA contracts with guaranteed withdrawal benefits. The additional liability represents the expected value of these benefits in excess of the projected account balance, and is accreted based on assessments over the accumulation period of the contract. The additional liability for FIA guaranteed withdrawal benefits was $35.1 and $22.8, as of December 31, 2013 and 2012, respectively. The additional liability is recorded in Future policy benefits and contract owner account balances on the Balance Sheet.

The net amount at risk for the GMDB, GMAB and GMWB benefits is equal to the guaranteed value of these benefits in excess of the account values.

The net amount at risk for the GMIB and GMWBL benefits is equal to the excess of the present value of the minimum guaranteed annuity payments available to the contract owner over the current account value.

C-61

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

The separate account values, net amount at risk, net of reinsurance, and the weighted average attained age of contract owners by type of minimum guaranteed benefit, were as follows as of the dates indicated.

	In the Event of
	Death	At Annuitization, Maturity, or Withdrawal
	GMDB	GMAB/GMWB	GMIB	GMWBL
December 31, 2013
Separate account value	$ 42,008.3	$ 878.2	$ 15,479.8	$ 16,163.0
Net amount at risk, net of reinsurance	$ 5,007	$ 19	$ —	$ —
Weighted average attained age	70	70	0	0

December 31, 2012
Separate account value	$ 39,799.1	$ 954.1	$ 14,503.9	$ 15,249.5
Net amount at risk, net of reinsurance	$ 6,921	38	$ —	$ —
Weighted average attained age	69	69	0	0

The aggregate fair value of equity securities, including mutual funds, supporting separate accounts with additional insurance benefits and minimum investment return guarantees as of December 31, 2013 and 2012 was $42.0 billion and $39.8 billion, respectively.

8. Reinsurance

At December 31, 2013, the Company had reinsurance treaties with 13 unaffiliated reinsurers covering a portion of the mortality risks and guaranteed death and living benefits under its life and annuity contracts. The Company, as cedant, also has reinsurance treaties with two affiliates, SLD and SLDI, related to GICs, fixed annuities, variable annuities and universal life insurance policies.
In addition, the Company assumed reinsurance risk under reinsurance treaties with its affiliates, ReliaStar Life Insurance Company
("RLI") and SLD related to certain life insurance policies and employee benefit group annual term policies. The Company remains liable to the extent its reinsurers do not meet their obligations under the reinsurance agreements.

Effective May 1, 2005, we entered into a coinsurance agreement with our affiliate, SLD. Under the terms of the agreement, SLD assumed and accepted the responsibility for paying, when due, 100% of the liabilities arising under the multi-year guaranteed fixed annuity contracts issued by us between January 1, 2001 and December 31, 2003. The coinsurance agreement is accounted for using the deposit method. As such, $2.7 billion of Deposit receivable from affiliate was established on the Balance Sheets. As of
December 31, 2013 and 2012, the receivable was $747.2 and $901.7, respectively.

Deposits and reinsurance recoverable was comprised of the following as of the dates indicated:
	December 31,
	2013	2012
Claims recoverable from reinsurers	$ 10.8	$ 8.0
Reinsurance reserves ceded	2,751.5	2,585.5
Deposits	747.2	901.7
Reinsurance receivable, net	421.1	512.3
Other	11.0	7.2
Total	$ 3,941.6	$ 4,014.7

C-62

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Premiums were reduced by the following amounts for reinsurance ceded for the periods indicated.

		December 31,
	2013	2012	2011
Premiums:
Direct premiums	$ 95.2	$ 16.3	$ 16.9
Reinsurance assumed	454.9	480.3	478.4
Reinsurance ceded	(113.8)	(37.6)	(39.1)
Net premiums	$ 436.3	$ 459.0	$ 456.2

9. Capital Contributions, Dividends and Statutory Information

Iowa insurance law imposes restrictions on an Iowa insurance company's ability to pay dividends to its parent. These restrictions are based in part on the prior year's statutory income and surplus. In general, dividends up to specified levels are considered ordinary and may be paid without prior approval. Dividends in larger amounts, or extraordinary dividends, are subject to approval by the
Iowa Insurance Commission.

Under Iowa law, an extraordinary dividend or distribution is defined as a dividend or distribution that, together with other dividends or distributions made within the preceding twelve months, exceeds the greater of (1) ten percent (10.0%) of the Company's earned statutory surplus at the prior year end or (2) the Company's prior year statutory net gain from operations. Iowa law also prohibits an Iowa insurer from declaring or paying a dividend except out of its earned surplus unless prior insurance regulatory approval is obtained.

During the year ended December 31, 2013, following receipt of required approval from the Iowa Insurance Division (the "Division")
and consummation of the IPO of ING U.S., Inc., the Company paid an extraordinary return of capital distribution of $230.0 to its
Parent. During the year ended December 31, 2012, following receipt of required approval from the Division, the Company paid an extraordinary return of capital distribution of $250.0 to its Parent. During the year ended December 31, 2011, the Company did not pay a dividend or return of capital distribution to its Parent.

During the years ended December 31, 2013 and 2012, the Company did not receive any capital contributions from its Parent.
During the year ended December 31, 2011 the Company received $44.0 in capital contributions from its Parent.

The Company is subject to minimum risk-based capital ("RBC") requirements established by the Division. The formulas for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital ("TAC"), as defined by the National Association of Insurance Commissioners ("NAIC"), to authorized control level RBC, as defined by the NAIC.
The Company exceeded the minimum RBC requirements that would require any regulatory or corrective action for all periods presented herein.

On May 8, 2013, the Company reset, on a one-time basis, its negative unassigned funds account as of December 31, 2012 (as reported in its 2012 statutory annual statement) to zero (with an offsetting reduction in gross paid-in capital and contributed surplus).
The reset was made pursuant to a permitted practice in accordance with statutory accounting practices granted by the Division.
This permitted practice had no impact on total capital and surplus of the Company and was been reflected in the Company's second quarter 2013 statutory financial statements.

The Company is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the Division. Such statutory accounting practices primarily differ from U.S. GAAP by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities and contract owner account balances using different actuarial assumptions as well as valuing investments and certain assets and accounting for deferred taxes on a different basis.
Certain assets that are not admitted under statutory accounting principles are charged directly to surplus. Depending on the regulations of the Division, the entire amount or a portion of an insurance company's asset balance can be non-admitted depending

C-63

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

on specific rules regarding admissibility. The most significant non-admitted assets of the Company are typically deferred tax assets.

Statutory net income (loss) was $(55.8), $(9.1) and $386.0, for the years ended December 31, 2013, 2012 and 2011, respectively.
Statutory capital and surplus was $1.9 billion and $2.2 billion as of December 31, 2013 and 2012, respectively.

10.	Accumulated Other Comprehensive Income (Loss)

Shareholder's equity included the following components of AOCI as of the dates indicated:
			December 31,
		2013	2012	2011
Fixed maturities, net of OTTI		$ 827.5	$ 2,004.5	$ 1,331.1
Equity securities, available-for-sale		2.3	3.4	1.0
Derivatives		0.4	(0.7)	(1.1)
DAC/VOBA and Sales inducements adjustments on available-for-
sale securities		(341.5)	(1,283.3)	(1,134.1)
Other		(35.3)	(35.4)	(35.7)
Unrealized capital gains (losses), before tax		453.4	688.5	161.2
Deferred income tax asset (liability)		26.9	(55.3)	82.7
Unrealized capital gains (losses), after tax		480.3	633.2	243.9
Pension and other postretirement benefits liability, net of tax		0.9	1.0	1.2
AOCI		$ 481.2	$ 634.2	$ 245.1

C-64

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Changes in AOCI, including the reclassification adjustments recognized in the Statements of Operations, were as follows for the periods indicated:

	Year Ended December 31, 2013
	Before-Tax			After-Tax
	Amount		Income Tax	Amount
Available-for-sale securities:
Fixed maturities	$ (1,186.1)	$ 415.0		$ (771.1)
Equity securities	(1.1)		0.4	(0.7)
Other	0.1		— *	0.1
OTTI	17.7		(6.2)	11.5
Adjustments for amounts recognized in Net realized capital
gains (losses) in the Statements of Operations	(8.6)		3.0	(5.6)
DAC/VOBA and Sales inducements	941.8	(1)	(329.6)	612.2
Change in unrealized gains/losses on available-for-sale
securities	(236.2)		82.6	(153.6)

Derivatives:
Derivatives	1.1	(2)	(0.4)	0.7
Adjustments related to effective cash flow hedges for
amounts recognized in Net investment income in the
Statements of Operations	—		—	—
Change in unrealized gains/losses on derivatives	1.1		(0.4)	0.7

Pension and other postretirement benefits liability:
Amortization of prior service cost recognized in Operating
expenses in the Statements of Operations	(0.2) (3)		0.1	(0.1)
Change in pension and other postretirement benefits
liability	(0.2)		0.1	(0.1)
Change in Other comprehensive income (loss)	$ (235.3)	$ 82.3		$ (153.0)

*	Less than $0.1.
(1)	See "Note 5. Deferred Policy Acquisition Costs and Value of Business Acquired" for additional information.
(2)	See "Note 3. Derivative Financial Instruments" for additional information.
(3)	See "Note 12. Benefit Plans" for amounts reported in Net Periodic (Benefit) Costs.

C-65

ING USA Annuity and Life Insurance Company
(A wholly owned subsidiary of Lion Connecticut Holdings Inc.)
Notes to the Financial Statements
(Dollar amounts in millions, unless otherwise stated)

	Year Ended December 31, 2012
	Before-Tax		After-Tax
	Amount	Income Tax	Amount
Available-for-sale securities:
Fixed maturities	$ 808.3	$ (236.4) (4)	$ 571.9
Equity securities	2.4	(0.8)	1.6
Other	0.3	(0.1)	0.2
OTTI	12.7	(4.5)	8.2
Adjustments for amounts recognized in Net realized capital
gains (losses) in the Statements of Operations	(147.6)	51.7	(95.9)
DAC/VOBA and Sales inducements	(149.2) (1)	52.2	(97.0)
Change in unrealized gains/losses on available-for-sale
securities	526.9	(137.9)	389.0

Derivatives:
Derivatives	0.4 (2)	(0.1)	0.3
Adjustments related to effective cash flow hedges for
amounts recognized in Net investment income in the
Statements of Operations	—	—	—
Change in unrealized gains/losses on derivatives	0.4	(0.1)	0.3

Pension and other postretirement benefits liability:
Amortization of prior service cost recognized in Operating
expenses in the Statements of Operations	(0.2) (3)	—	(0.2)
Change in pension and other postretirement benefits
liability	(0.2)	—	(0.2)
Change in Other comprehensive income (loss)	$ 527.1	$ (138.0)	$ 389.1
(1) See "Note 5. Deferred Policy Acquisition Costs and Value of Business Acquired" for additional information.
(2) See "Note 3. Derivative Financial Instruments" for additional information.
(3) See "Note 12. Benefit Plans" for amounts reported in Net Periodic (Benefit) Costs.
(4) Amount includes $39.7 valuation allowance. See "Note 11. Income Taxes" for additional information.

C-66

	ING USA Annuity and Life Insurance Company
(A wholly owned subsidiary of Lion Connecticut Holdings Inc.)
	Notes to the Financial Statements
	(Dollar amounts in millions, unless otherwise stated)

			Year Ended December 31, 2011
		Before-Tax			After-Tax
		Amount		Income Tax	Amount
	Available-for-sale securities:
	Fixed maturities	$ 652.5	$ (149.4) (4)		$ 503.1
	Equity securities	(5.9)		2.1	(3.8)
	Other	—		—	—
	OTTI	29.0		(10.2)	18.8
	Adjustments for amounts recognized in Net realized capital
	gains (losses) in the Statements of Operations	(32.8)		11.5	(21.3)
	DAC/VOBA and Sales inducements		(624.0) (1)	218.4	(405.6)
	Change in unrealized gains/losses on available-for-sale
	securities	18.8		72.4	91.2

	Derivatives:
	Derivatives		(1.4) (2)	0.5	(0.9)
	Adjustments related to effective cash flow hedges for
	amounts recognized in Net investment income in the
	Statements of Operations	—		—	—
	Change in unrealized gains/losses on derivatives	(1.4)		0.5	(0.9)

	Pension and other postretirement benefits liability:
	Amortization of prior service cost recognized in Operating
	expenses in the Statements of Operations	—	(3)	—	—
	Change in pension and other postretirement benefits
	liability	—		—	—
	Change in Other comprehensive income (loss)	$ 17.4	$ 72.9		$ 90.3
(1) See "Note 5. Deferred Policy Acquisition Costs and Value of Business Acquired" for additional information.
	(2) See "Note 3. Derivative Financial Instruments" for additional information.
(3) See "Note 12. Benefit Plans" for amounts reported in Net Periodic (Benefit) Costs.
(4) Amount includes $79.0 valuation allowance. See "Note 11. Income Taxes" for additional information.

11.	Income Taxes

Income tax expense (benefit) consisted of the following for the periods indicated.
			Year Ended December 31,
		2013		2012	2011
	Current tax expense (benefit):
	Federal	$ 187.4		$ 266.6	$ (195.8)
	Total current tax expense (benefit)		187.4	266.6	(195.8)
	Deferred tax expense (benefit):
	Federal		(1.9)	(84.3)	64.5
	Total deferred tax expense (benefit)		(1.9)	(84.3)	64.5
	Total income tax expense (benefit)	$ 185.5		$ 182.3	$ (131.3)

C-67

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Income taxes were different from the amount computed by applying the federal income tax rate to income (loss) before income taxes for the following reasons for the periods indicated:

	Year Ended December 31,
	2013	2012	2011
Income (loss) before income taxes	$ 168.6	$ 5.3	$ 20.8
Tax rate	35.0%	35.0%	35.0%
Income tax expense (benefit) at federal statutory rate	59.0	1.9	7.3
Tax effect of:
Dividends received deduction	(84.0)	(72.9)	(30.3)
Valuation allowance	203.6	247.9	(109.0)
Audit settlements	—	(0.1)	3.3
Tax credits	(0.4)	(2.0)	(2.0)
Prior year tax	7.2	6.9	—
Other	0.1	0.6	(0.6)
Income tax expense (benefit)	$ 185.5	$ 182.3	$ (131.3)

Temporary Differences The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities as of the dates indicated, are presented below.

	December 31,
	2013	2012
Deferred tax assets
Insurance reserves	$ 493.6	$ 1,035.9
Investments	1,033.1	940.6
Compensation and benefits	44.8	29.4
Other assets	86.8	183.0
Total gross assets before valuation allowance	1,658.3	2,188.9
Less: Valuation allowance	423.9	220.3
Assets, net of valuation allowance	1,234.4	1,968.6

Deferred tax liabilities
Deferred policy acquisition costs	(864.2)	(1,293.8)
Net unrealized investment (gains) losses	(278.2)	(652.1)
Value of business acquired	(20.5)	(20.6)
Other liabilities	(20.2)	(35.0)
Total gross liabilities	(1,183.1)	(2,001.5)
Net deferred income tax asset (liability)	$ 51.3	$ (32.9)

Valuation allowances are provided when it is considered unlikely that deferred tax assets will be realized. As of December 31,
2013 and 2012, the Company had valuation allowances of $609.6 and $406.0, respectively, that were allocated to continuing operations, and $(185.7) that was allocated to Other comprehensive income. Therefore, after consideration of available sources of taxable income required to realize the Company's deferred tax assets in the future, the Company had a tax valuation allowance of $423.9 and $220.3 related to deferred tax assets as of December 31, 2013 and 2012, respectively.

C-68

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

For the years ended December 31, 2013, 2012 and 2011, the increases (decreases) in the valuation allowances were $203.6, $208.2 and $(188.0), respectively. In 2013, 2012 and 2011, there were increases (decreases) of $203.6, $247.9 and $(109.0), respectively, in the valuation allowance that were allocated to operations. In 2013, there were no changes in the valuation allowance allocated to Other comprehensive income. In 2012 and 2011, there were (decreases) of $(39.7) and $(79.0), respectively, that were allocated to Other comprehensive income.

Tax Sharing Agreement

The Company had a receivable from ING U.S., Inc. of $22.6 as of December 31, 2013, and a payable of $22.6 as of December 31,
2012, for federal income taxes under the intercompany tax sharing agreement.

The results of the Company's operations are included in the consolidated tax return of ING U.S., Inc. Generally, the Company's financial statements recognize the current and deferred income tax consequences that result from the Company's activities during the current and preceding periods pursuant to the provisions of Income Taxes (ASC Topic 740) as if the Company were a separate taxpayer rather than a member of ING U.S., Inc.'s consolidated income tax return group with the exception of any net operating loss carryforwards and capital loss carryforwards, which are recorded pursuant to the tax sharing agreement. The Company's tax sharing agreement with ING U.S., Inc. states that for each taxable year prior to January 1, 2013, during which the Company is included in a consolidated federal income tax return with ING U.S., Inc., ING U.S., Inc. will pay to the Company an amount equal to the tax benefit of the Company's net operating loss carryforwards and capital loss carryforwards generated in such year, without regard to whether such net operating loss carryforwards and capital loss carryforwards are actually utilized in the reduction of the consolidated federal income tax liability for any consolidated taxable year.

Effective January 1, 2013, the Company entered into a new tax sharing agreement with ING U.S., Inc. which provides that, for
2013 and subsequent years, ING U.S., Inc. will pay the Company for the tax benefits of ordinary and capital losses only in the event that the consolidated tax group actually uses the tax benefit of losses generated.

Unrecognized Tax Benefits

Reconciliations of the change in the unrecognized income tax benefits for the periods indicated are as follows:

	Year Ended December 31,
	2013	2012	2011
Balance at beginning of period	$ 2.7	$ 2.7	$ 28.0
Additions for tax positions related to prior years	—	—	6.1
Reductions for tax positions related to prior years	—	—	(6.1)
Reductions for settlements with taxing authorities	—	—	(25.3)
Balance at end of period	$ 2.7	$ 2.7	$ 2.7

The Company had $2.7 of unrecognized tax benefits for the years ended December 31, 2013, 2012 and 2011, which would affect the Company's effective tax rate if recognized.

Interest and Penalties

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in Current income taxes and Income tax expense on the Balance Sheets and Statements of Operations, respectively. The Company had no accrued interest as of
December 31, 2013 and 2012.

Tax Regulatory Matters

During the first quarter 2013, the Internal Revenue Service ("IRS") completed its examination of ING U.S., Inc.'s return for tax year 2011. The 2011 audit settlement did not have a material impact on the Company's financial statements. ING U.S., Inc. is currently under audit by the IRS, and it is expected that the examination of tax year 2012 will be finalized within the next twelve

C-69

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

months. ING U.S., Inc. and the IRS have agreed to participate in the Compliance Assurance Program for the tax years 2012 through
2014.

The timing of the payment (if any) of the unrecognized tax benefit of $2.7 cannot be reliably estimated.

12. Benefit Plans

Defined Benefit Plan

ING North America Insurance Corporation ("ING North America") sponsors the ING U.S. Retirement Plan (the "Retirement
Plan"), effective as of December 31, 2001. Substantially all employees of ING North America and its affiliates (excluding certain employees) are eligible to participate, including the Company's employees.

Beginning January 1, 2012, the Retirement Plan implemented a cash balance pension formula instead of a final average pay ("FAP")
formula, allowing all eligible employees to participate in the Retirement Plan. Participants will earn an annual credit equal to 4%
of eligible pay. Interest is credited monthly based on a 30-year U.S. Treasury securities bond rate published by the IRS in the preceding August of each year. The accrued vested cash balance benefit is portable; participants can take it when they leave the
Company's employ. For participants in the Retirement Plan as of December 31, 2013, there will be a two-year transition period from the Retirement Plan's current FAP formula to the cash balance pension formula. Due to ASC Topic 715 requirements, the accounting impact of the change in the Retirement Plan was recognized upon Board approval November 10, 2011. This change had no material impact on the Financial Statements.

The Retirement Plan is a tax-qualified defined benefit plan, the benefits of which are guaranteed (within certain specified legal limits) by the Pension Benefit Guaranty Corporation ("PBGC"). The costs allocated to the Company for its employees' participation in the Retirement Plan were $2.3, $7.7 and $11.5, for the years ended December 31, 2013, 2012 and 2011, respectively, and are included in Operating expenses in the Statements of Operations.

Defined Contribution Plan

ING North America sponsors the ING U.S. Savings Plan and ESOP (the "Savings Plan"). Substantially all employees of ING
North America and its affiliates (excluding certain employees) are eligible to participate, including the Company's employees other than Company agents. The Savings Plan is a tax-qualified defined contribution retirement plan, which includes an employee stock ownership plan ("ESOP") component. The Savings Plan was most recently amended effective January 1, 2011, to permit Roth
401(k) contributions to be made to the Plan. ING North America filed a request for a determination letter on the qualified status of the Plan and received a favorable determination letter dated November 4, 2013. Savings Plan benefits are not guaranteed by the PBGC. The Savings Plan allows eligible participants to defer into the Savings Plan a specified percentage of eligible compensation on a pre-tax basis. ING North America matches such pre-tax contributions, up to a maximum of 6.0% of eligible compensation. Matching contributions are subject to a 4-year graded vesting schedule, although certain specified participants are subject to a 5-year graded vesting schedule. All contributions made to the Savings Plan are subject to certain limits imposed by applicable law. The cost allocated to the Company for the Savings Plan were $3.6, $3.2 and $3.3, for the years ended December 31,
2013, 2012 and 2011, respectively, and are included in Operating expenses in the Statements of Operations.

Non-Qualified Retirement Plans

Effective December 31, 2001, the Company, in conjunction with ING North America, offered certain eligible employees (other than Career Agents) a Supplemental Executive Retirement Plan and an Excess Plan (collectively, the "SERPs"). Benefits under the SERPs are determined based on an eligible employee's years of service and average annual compensation for the highest five years during the last ten years of employment.

Effective January 1, 2012, the Supplemental Executive Retirement Plan was amended to coordinate with the amendment of the
Retirement Plan from its current final average pay formula to a cash balance formula.

The SERPs are non-qualified defined benefit pension plans, which means all the SERPs benefits are payable from the general assets of the Company. These non-qualified defined benefit pension plans are not guaranteed by the PBGC.

C-70

ING USA Annuity and Life Insurance Company
(A wholly owned subsidiary of Lion Connecticut Holdings Inc.)
Notes to the Financial Statements
(Dollar amounts in millions, unless otherwise stated)

Obligations and Funded Status

The following table summarizes the benefit obligations for the SERPs for the periods presented:
	Year Ended December 31,
	2013	2012
Change in benefit obligation:
Benefit obligation, January 1	$ 24.9	$ 25.2
Interest cost	0.9	1.2
Benefits paid	(1.3)	(1.3)
Actuarial (gains) losses on obligation	(4.6)	(0.2)
Benefit obligation, December 31	$ 19.9	$ 24.9

Amounts recognized on the Balance Sheets consist of:
	December 31,
	2013	2012
Accrued benefit cost	$ (19.9)	$ (24.9)
Accumulated other comprehensive income (loss):
Prior service cost (credit)	(0.2)	(0.2)
Net amount recognized	$ (20.1)	$ (25.1)

Assumptions

The weighted-average assumptions used in the measurement of the December 31, 2013 and 2012, benefit obligation for the SERPs were as follows:

		December 31,
	2013		2012
Discount rate		4.95%		4.05%
Rate of compensation increase		4.00%		4.00%

In determining the discount rate assumption, the Company utilizes current market information provided by its plan actuaries, including a discounted cash flow analysis of the Company's pension obligation and general movements in the current market environment. The discount rate modeling process involves selecting a portfolio of high quality, noncallable bonds that will match the cash flows of the SERP. Based upon all available information, it was determined that 4.95% was the appropriate discount rate as of December 31, 2013, to calculate the Company's accrued benefit liability.

The weighted-average assumptions used in calculating the net pension cost were as follows:
	2013	2012		2011
Discount rate	4.05%		4.75%		5.50%
Rate of compensation increase	4.00%		4.00%		4.00%

Since the benefit plans of the Company are unfunded, an assumption for return on plan assets is not required.

C-71

ING USA Annuity and Life Insurance Company
(A wholly owned subsidiary of Lion Connecticut Holdings Inc.)
Notes to the Financial Statements
(Dollar amounts in millions, unless otherwise stated)

Net Periodic Benefit Costs

Net periodic benefit costs for the SERPs were as follows for the periods presented:
	Year Ended December 31,
	2013	2012	2011
Interest cost	$ 0.9	$ 1.2	$ 1.3
Amortization of prior service cost (credit)	—	(0.1)	—
Net (gain) loss recognition	(4.6)	(0.2)	(0.2)
Net periodic (benefit) cost	$ (3.7)	$ 0.9	$ 1.1

Cash Flows

In 2014, the employer is expected to contribute $1.1 to the SERPs. Future expected benefit payments related to the SERPs for the years ended December 31, 2014 through 2018, and thereafter through 2023, are estimated to be $1.1, $1.1, $1.2, $1.1, $1.2 and
$6.3, respectively.

Share Based Compensation Plans

Certain employees of the Company participate in the 2013 Omnibus Employee Incentive Plan ("the Omnibus Plan") sponsored by ING U.S., Inc., with respect to awards granted in 2013. Certain employees also participate in various ING Group share-based compensation plans with respect to awards granted prior to 2013. Upon closing of the IPO, certain awards granted by ING Group that, upon vesting, would have been issuable in the form of American Depository Receipts ("ADRs") of ING Group were converted into performance shares or restricted stock units ("RSUs") under the Omnibus Plan, that upon vesting, will be issuable in ING
U.S., Inc. common stock.

The Company was allocated compensation expense from ING and ING U.S., Inc. of $9.7, $6.8 and $4.3, for the years ended
December 31, 2013, 2012 and 2011, respectively.

The Company recognized tax benefits/(expenses) of $1.2, $(3.0) and $1.5 in December 31, 2013, 2012 and 2011, respectively.

Other Benefit Plans

In addition to providing retirement plan benefits, the Company, in conjunction with ING North America, provides certain supplemental retirement benefits to eligible employees and health care and life insurance benefits to retired employees and other eligible dependents. The supplemental retirement plan includes a non-qualified defined benefit pension plan and a non-qualified defined contribution plan, which means all benefits are payable from the general assets of the Company. The postretirement health care plan is contributory, with retiree contribution levels adjusted annually and the Company subsidizes a portion of the monthly per-participant premium. Beginning August 1, 2009, the Company moved from self-insuring its supplemental health care costs and began to use a private-fee-for-service MedicareAdvantage program for post-Medicare eligible retired participants. In addition, effective October 1, 2009, the Company no longer subsidizes medical premium costs for early retirees. This change does not impact any participant currently retired and receiving coverage under the plan or any employee who is eligible for coverage under the plan and whose employment ended before October 1, 2009. The Company continues to offer access to medical coverage until retirees become eligible for Medicare. The life insurance plan provides a flat amount of noncontributory coverage and optional contributory coverage. The ING U.S. Deferred Compensation Savings Plan is a non-qualified deferred compensation plan that includes a 401(k) excess component. The benefits charges allocated to the Company related to all of these plans for the years ended December 31, 2013, 2012 and 2011, were $3.8, $3.5 and $3.4, respectively.

C-72

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

13. Commitments and Contingencies

Leases

The Company leases its office space and certain equipment under operating leases, the longest term of which expires in 2017.

For the years ended December 31, 2013, 2012 and 2011, rent expense for leases was $6.8, $6.9 and $7.7 respectively. The future net minimum payments under noncancelable leases for the years ended December 31, 2014 through 2017 are estimated to be $7.3,
$7.3, $7.0 and $5.3, respectively, and none thereafter. The Company pays substantially all expenses associated with its leased and subleased office properties. Expenses not paid directly by the Company were paid for by an affiliate and allocated back to the
Company.

Commitments

Through the normal course of investment operations, the Company commits to either purchase or sell securities, commercial mortgage loans, or money market instruments, at a specified future date and at a specified price or yield. The inability of counterparties to honor these commitments may result in either a higher or lower replacement cost. Also, there is likely to be a change in the value of the securities underlying the commitments.

As of December 31, 2013 and 2012, the Company had off-balance sheet commitments to purchase investments equal to their fair value of $252.7and $304.7, respectively.

Federal Home Loan Bank Funding

The Company is a member of the FHLB and is required to maintain collateral to back funding agreements issued to the FHLB.
As of December 31, 2013 and 2012, the Company had $1,090.2 and $1,548.0, respectively, in non-putable funding agreements, including accrued interest, issued to the FHLB. These non-putable funding agreements are included in Future policy benefits and contract owner account balances on the Balance Sheets. As of December 31, 2013 and 2012, assets with a market value of $1,266.8 and $1,855.1, respectively, collateralized the funding agreements to the FHLB. Assets pledged to the FHLB are included in Fixed maturities, available-for-sale, on the Balance Sheets.

Restricted Assets

The Company is required to maintain assets on deposit with various regulatory authorities to support its insurance operations. The
Company may also post collateral in connection with certain securities lending, repurchase agreements, funding agreement, LOC and derivative transactions as described further in this note. The components of the fair value of the restricted assets were as follows as of the dates indicated:

	December 31,
	2013	2012
Fixed maturity collateral pledged to FHLB	$ 1,266.8	$ 1,855.1
FHLB restricted stock(1)	53.6	78.9
Other fixed maturities-state deposits	11.3	12.1
Securities pledged(2)	959.2	714.0
Total restricted assets	$ 2,290.9	$ 2,660.1

(1) Reported in Other investments on the Balance Sheets.
(2) Includes the fair value of loaned securities of $128.5 and $134.7 as of December 31, 2013 and 2012, respectively, which is included in Securities pledged on the Balance Sheets. In addition, as of December 31, 2013 and 2012, the Company delivered securities as collateral of $830.7 and $579.3, respectively, which was included in Securities pledged on the Balance Sheets.

C-73

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Litigation and Regulatory Matters

The Company is a defendant in a number of litigation matters arising from the conduct of its business, both in the ordinary course and otherwise. In some of these matters, claimants seek to recover very large or indeterminate amounts, including compensatory, punitive, treble and exemplary damages. Modern pleading practice in the U.S. permits considerable variation in the assertion of monetary damages and other relief. Claimants are not always required to specify the monetary damages they seek or they may be required only to state an amount sufficient to meet a court's jurisdictional requirements. Moreover, some jurisdictions allow claimants to allege monetary damages that far exceed any reasonable possible verdict. The variability in pleading requirements and past experience demonstrates that the monetary and other relief that may be requested in a lawsuit or claim often bears little relevance to the merits or potential value of a claim. Litigation against the Company includes a variety of claims including negligence, breach of contract, fraud, violation of regulation or statute, breach of fiduciary duty, negligent misrepresentation, failure to supervise, elder abuse and other torts.

As with other financial services companies, the Company periodically receives informal and formal requests for information from various state and federal governmental agencies and self-regulatory organizations in connection with inquiries and investigations of the products and practices of the Company or the financial services industry. It is the practice of the Company to cooperate fully in these matters. Regulatory investigations, exams, inquiries and audits could result in regulatory action against the Company. The potential outcome of such action is difficult to predict but could subject the Company to adverse consequences, including, but not limited to, settlement payments, additional payments to beneficiaries and additional escheatment of funds deemed abandoned under state laws. They may also result in fines and penalties and changes to the Company's procedures for the identification and escheatment of abandoned property or the correction of processing errors and other financial liability.

The outcome of a litigation or regulatory matter and the amount or range of potential loss is difficult to forecast and estimating potential losses requires significant management judgment. It is not possible to predict the ultimate outcome or to provide reasonably possible losses or ranges of losses for all pending regulatory matters and litigation. While it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company's financial position, based on information currently known, management believes that the outcome of pending litigation and regulatory matters is not likely to have such an effect. However, given the large and indeterminate amounts sought and the inherent unpredictability of such matters, it is possible that an adverse outcome in certain of the Company's litigation or regulatory matters could, from time to time, have a material adverse effect upon the Company's results of operations or cash flows in a particular quarterly or annual period.

For some matters, the Company is able to estimate a possible range of loss. For such matters in which a loss is probable, an accrual has been made. For matters where the Company, however, believes a loss is reasonably possible, but not probable, no accrual is required. This paragraph contains an estimate of reasonably possible losses above any amounts accrued. For matters for which an accrual has been made, but there remains a reasonably possible range of loss in excess of the amounts accrued, the estimate reflects the reasonably possible range of loss in excess of the accrued amounts. For matters for which a reasonably possible (but not probable) range of loss exists, the estimate reflects the reasonably possible and unaccrued loss or range of loss. As of
December 31, 2013, the Company estimates the aggregate range of reasonably possible losses, in excess of any amounts accrued for these matters, as of such date, is not material to the Company.

For other matters, the Company is currently not able to estimate the reasonably possible loss or range of loss. The Company is often unable to estimate the possible loss or range of loss until developments in such matters have provided sufficient information to support an assessment of the range of possible loss, such as quantification of a damage demand from plaintiffs, discovery from plaintiffs and other parties, investigation of factual allegations, rulings by a court on motions or appeals, analysis by experts and the progress of settlement discussions. On a quarterly and annual basis, the Company reviews relevant information with respect to litigation and regulatory contingencies and updates the Company's accruals, disclosures and reasonably possible losses or ranges of loss based on such reviews.

C-74

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

14. Related Party Transactions Operating Agreements

The Company has certain agreements whereby it generates revenues and incurs expenses with affiliated entities. The agreements are as follows:

• Underwriting and distribution agreement with Directed Services LLC ("DSL") (successor by merger to Directed Services,
Inc.), an affiliated broker-dealer, whereby DSL serves as the principal underwriter for variable insurance products issued by the Company. DSL is authorized to enter into agreements with broker-dealers to distribute the Company's variable products and appoint representatives of the broker-dealers as agents. For the years ended December 31, 2013, 2012 and
2011, commissions were incurred in the amounts of $218.4, $208.0 and $201.1 respectively.

• Asset management agreement with ING Investment Management LLC ("IIM"), an affiliate, in which IIM provides asset management, administration and accounting services for ING USA's general account. The Company records a fee, which is paid quarterly, based on the value of the assets under management. For the years ended December 31, 2013, 2012 and
2011, expenses were incurred in the amounts of $50.0, $50.3 and $56.2, respectively.

• Intercompany agreement with DSL pursuant to which DSL agreed, effective January 1, 2010, to pay the Company, on a monthly basis, a portion of the revenues DSL earns as investment adviser to certain U.S. registered investment companies that are investment options under certain of the Company's variable insurance products. For the years ended December 31,
2013, 2012 and 2011, revenue under the DSL intercompany agreement was $147.4, $141.1 and $143.4, respectively.

• Intercompany agreement with IIM pursuant to which IIM agreed, effective January 1, 2010, to pay the Company, on a monthly basis, a portion of the revenues IIM earns as investment adviser to certain U.S. registered investment companies that are investment options under certain of the Company's variable insurance products. For the years ended December 31,
2013, 2012 and 2011, revenue under the IIM intercompany agreement was $34.7, $33.8 and $35.3, respectively.

• Services agreements with ING North America, dated September 1, 2000 and January 1, 2001, respectively, for administrative, management, financial, information technology and finance and treasury services. For the years ended
December 31, 2013 2012 and 2011, expenses were incurred in the amounts of $101.9, $109.3 and $110.3, respectively.
Effective October 1, 2010, the services agreement with ING North America dated January 1, 2001, was amended in order for the Company to provide ING North America with use of the corporate office facility at 5780 Powers Ferry Road,
N.W., Atlanta, GA (the "Atlanta Office") in exchange for ING North America's payment of the Company's direct and indirect costs for the Atlanta Office.

• Services agreement between the Company and its U.S. insurance company affiliates dated January 1, 2001, amended effective January 1, 2002 and December 31, 2007, for administrative, management, professional, advisory, consulting and other services. For the years ended December 31, 2013, 2012 and 2011, expenses related to the agreements were incurred in the amount of $12.1, $16.4 and $14.0 ,respectively.

• Administrative Services Agreement between the Company, ReliaStar Life Insurance Company of New York ("RLNY"),
an affiliate and other U.S. insurance company affiliates dated March 1, 2003, amended effective August 1, 2004, in which the Company and affiliates provide services to RLNY. For the years ended December 31, 2013, 2012 and 2011, revenue related to the agreement was $2.2, $3.3 and $3.1, respectively.

• Services agreement between the Company, SLD, an affiliate, and IIM whereby IIM provides administrative, management, professional, advisory, consulting and other services to the Company and SLD with respect to GICs. For the years ended
December 31, 2013, 2012 and 2011, the Company incurred expenses of $4.1, $4.0 and $3.6, respectively.

Management and service contracts and all cost sharing arrangements with other affiliated companies are allocated in accordance with the Company's expense and cost allocation methods. Revenues and expenses recorded as a result of transactions and agreements with affiliates may not be the same as those incurred if the Company was not a wholly owned subsidiary of its Parent.

C-75

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Reinsurance Agreements Reinsurance Ceded Waiver of Premium - Coinsurance Funds Withheld

Effective October 1, 2010, the Company entered into a coinsurance funds withheld agreement with its affiliate, SLDI. Under the terms of the agreement, the Company ceded to SLDI 100% of the group life waiver of premium liability (except for groups covered under rate credit agreements) assumed from RLI, related to the Group Annual Term Coinsurance Funds Withheld agreement between the Company and RLI described under "Reinsurance Assumed" below.

Upon inception of the agreement, the Company paid SLDI a premium of $245.6. At the same time, the Company established a funds withheld liability for $188.5 to SLDI and SLDI purchased a $65.0 letter of credit ("LOC") to support the ceded Statutory reserves of $245.6. In addition, the Company recognized a gain of $17.9 based on the difference between the premium paid and the ceded U.S. GAAP reserves of $227.7, which offsets the $57.1 ceding allowance paid by SLDI. The ceding allowance will be amortized over the life of the business.

As of December 31, 2013 and 2012, the value of the funds withheld liability under this agreement was $190.9 and $191.4, which is included in Funds held under reinsurance treaties with affiliates on the Balance Sheets. In addition, as of December 31, 2013 and 2012, the Company had an embedded derivative under this agreement with a value of $(3.3) and $7.7, respectively, which is recorded in Funds held under reinsurance treaties with affiliates on the Balance Sheets.

Guaranteed Living Benefit - Coinsurance and Coinsurance Funds Withheld

Effective June 30, 2008, the Company entered into an automatic reinsurance agreement with an affiliate, SLDI, covering 100%
of the benefits guaranteed under specific variable annuity guaranteed living benefit riders attached to certain variable annuity contracts issued by the Company on or after January 1, 2000.

Also effective June 30, 2008, the Company entered into a services agreement with SLDI, under which the Company provides certain actuarial risk modeling consulting services to SLDI with respect to hedge positions undertaken by SLDI in connection with the reinsurance agreement. For the years ended December 31, 2013, 2012 and 2011, revenue related to the agreement was $12.3,
$12.0 and $12.4, respectively.

Effective July 1, 2009, the reinsurance agreement was amended and restated to change the reinsurance basis from coinsurance to a combined coinsurance and coinsurance funds withheld basis. On July 31, 2009, SLDI transferred assets with a market value of
$3.2 billion to the Company and the Company deposited those assets into a funds withheld trust account. As of December 31,
2013, the assets on deposit in the trust account were $3.5 billion. The Company also established a corresponding funds withheld liability to SLDI, which is included in Funds held under reinsurance treaties with affiliates on the Balance Sheets. Funds held under reinsurance treaties with affiliates had a balance of $3.6 billion, as of December 31, 2013 and 2012. In addition, as of
December 31, 2013 and 2012, the Company had an embedded derivative with a value of $(34.7) and $293.6, respectively, which is recorded in Funds held under reinsurance treaties with affiliates on the Balance Sheets.

Also effective July 1, 2009, the Company and SLDI entered into an asset management services agreement, under which SLDI serves as asset manager for the funds withheld account. SLDI has retained its affiliate, IIM, as subadvisor for the funds withheld account.

Effective October 1, 2011, the Company and SLDI entered into an amended and restated automatic reinsurance agreement in order to provide more flexibility to the Company and SLDI with respect to the collateralization of the reserves related to the variable annuity guaranteed living benefits reinsured under the agreement. As of December 31, 2013 and 2012, reserves ceded by the
Company under this agreement were $2.1 billion. In addition, a deferred loss in the amount of $315.7 and $343.9 as of December 31,
2013 and 2012, respectively, is included in Other assets on the Balance Sheets and is amortized over the period of benefit.

On May 8, 2013, following the ING U.S., Inc. IPO, ING U.S., Inc. made a capital contribution in the amount of $1.8 billion into
SLDI, which SLDI deposited into the funds withheld trust account established to provide collateral for the variable annuity

C-76

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

guaranteed living benefit riders ceded to SLDI under the amended and restated automatic reinsurance agreement. Upon deposit of such contributed capital into the funds withheld trust, the Company submitted to ING Bank N.V. ("ING Bank") $1.5 billion of contingent capital LOC issued by ING Bank under the $1.5 billion contingent capital LOC facility between ING Bank and SLDI, and the contingent capital LOCs were canceled and the facility was terminated.

Multi-year Guaranteed Fixed Annuity - Coinsurance

Effective May 1, 2005, the Company entered into a coinsurance agreement with its affiliate, SLD. Under the terms of the agreement,
SLD assumed and accepted the responsibility for paying, when due, 100% of the liabilities arising under the multi-year guaranteed fixed annuity contracts issued by the Company between January 1, 2001 and December 31, 2003. In addition, the Company assigned to SLD all future premiums received by the Company attributable to the ceded contracts.

Under the terms of the agreement, the Company ceded $2.5 billion in account balances and transferred a ceding commission and
$2.7 billion in assets to SLD, resulting in a realized capital gain of $47.9 to the Company, which reduced the ceding commission.

The coinsurance agreement is accounted for using the deposit method. As such, $2.7 billion of Deposit receivable from affiliate was established on the Balance Sheets. As of December 31, 2013 and 2012, the receivable was $747.2 and $901.7, respectively, and is adjusted over the life of the agreement based on cash settlements and the experience of the contracts, as well as for amortization of the ceding commission. The Company incurred amortization expense of the negative ceding commission of $4.8, $10.8 and
$7.2, for the years ended December 31, 2013, 2012 and 2011, respectively, which is recorded in Other expenses in the Statements of Operations.

Universal Life - Coinsurance

Effective January 1, 2000, the Company entered into a 100% coinsurance agreement with its affiliate, SLD, covering certain universal life policies which had been issued and in force as of, as well as any such policies issued after, the effective date of the agreement. As of December 31, 2013 and 2012, reserves ceded by the Company under this agreement were $19.4 and $19.3, respectively.

Guaranteed Investment Contract - Coinsurance

Effective August 20, 1999, the Company entered into a Facultative Coinsurance Agreement with its affiliate, SLD. Under the terms of the agreement, the Company facultatively cedes, from time to time, certain GICs to SLD on a 100% coinsurance basis. The
Company utilizes this reinsurance facility primarily for diversification and asset-liability management purposes in connection with this business. Senior management of the Company has established a current maximum of $4.0 billion for GIC reserves ceded under this agreement.

GIC reserves ceded by the Company under this agreement were $227.2 and $505.6 at December 31, 2013 and 2012, respectively.

Reinsurance Assumed

Level Premium Term Life Insurance - Stop-loss

Effective October 1, 2010, the Company entered into a stop-loss agreement with its affiliate, RLI under which the Company agreed to indemnify and reinsure RLI for the aggregate mortality risk under certain level premium term life insurance policies issued by
RLI between January 1, 2009 and December 31, 2009 and certain level premium term life insurance policies assumed by RLI from RLNY under an Automatic Coinsurance Agreement effective March 1, 2008. Under the terms of the agreement, the Company will make benefit payments to RLI equal to the amount of claims in excess of the attachment point (equal to a percentage of net reinsurance premium) up to the maximum fully covered benefit.

Effective April 1, 2012, the agreement was recaptured by RLI and terminated, and there was no consideration received by the
Company upon such recapture and termination.

C-77

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Effective January 1, 2012, the Company entered into a stop-loss agreement with RLI, which was amended and restated April 1,
2012 to include the recaptured business described above, under which the Company agreed to indemnify RLI, and RLI agreed to reinsure with the Company, the aggregate mortality risk under the combined blocks of level premium term life insurance policies issued by RLI between January 1, 2009 and December 31, 2009 and also between January 1, 2012 and December 31, 2012. This coverage included certain level premium term life insurance policies assumed by RLI from RLNY an Automatic Coinsurance
Agreement effective March 1, 2008. Under the terms of the agreement, the Company will make benefit payments to RLI equal to the amount of claims in excess of the attachment point (equal to a percentage of net reinsurance premium) up to the maximum fully covered benefit.

The stop-loss agreement is accounted for using the deposit method. A fee receivable from affiliate of $0.3 and $0.9 as of
December 31, 2013 and 2012, respectively, is included in Other liabilities on the Balance Sheets.The fee is accrued and subsequently settled in cash each quarterly accounting period.

Effective July 1, 2012, the Company entered into a stop-loss agreement with its affiliate, SLD under which the Company agrees to indemnify SLD, and SLD agrees to reinsure with the Company, aggregate mortality risk under certain level premium term life insurance policies assumed by SLD from RLI and written by either RLI or RLNY with issue dates between January 1, 2007 and
March 31, 2008 and between January 1, 2010 and December 31, 2010. Under the terms of the agreement, the Company will make benefit payments to SLD equal to the amount of claims in excess of the attachment point (equal to a percentage of net reinsurance premium) up to the maximum fully covered benefit.

The stop-loss agreements are accounted for using the deposit method. A fee receivable from affiliate of $0.8 and $0.9 as of
December 31,2013and2012,respectively,isincludedinOtherliabilitiesontheBalanceSheets. Thefeeisaccruedandsubsequently
settled in cash each quarterly accounting period.

Group Annual Term - Coinsurance Funds Withheld

Effective December 31, 2008, the Company entered into a coinsurance funds withheld agreement with RLI for an indefinite duration. Under the terms of the agreement, the Company assumed 100% quota share of RLI's net retained liability under certain
Employee Benefits Group Annual Term policies, including disability waiver of premium.

The initial premium of $219.9 was equal to the aggregate reserve assumed by the Company. Thereafter, premiums are equal to the total earned gross premiums collected by RLI from policyholders. RLI will retain all reinsurance premiums payable to the Company as funds withheld, as security for ceded liabilities and against which ceded losses will be offset. Monthly, the Company will receive or pay a net settlement. This agreement was amended and restated October 1, 2010 to better reflect the current investment environment and to modify the treatment of claims under certain policies under which claims are not paid in the form of a single lump sum; the underlying terms described above remained unchanged. (Please see also description of "Waiver of Premium
Coinsurance Funds Withheld" agreement between the Company and SLDI under "Reinsurance Ceded" above). As of December 31,
2013 and 2012, reserves assumed by the Company under this agreement were $454.7 and $456.4, respectively.

As of December 31, 2013 and 2012, the value of the funds withheld by ceding companies under this agreement was $488.6 and
$486.4, respectively, which is included in Deposit and reinsurance recoverable on the Balance Sheets. In addition, as of
December 31, 2013 and 2012, the Company had an embedded derivative under this agreement with a value of $(8.4) and $19.6, respectively.

Reciprocal Loan Agreement

The Company maintains a reciprocal loan agreement with ING U.S., Inc., an affiliate, to facilitate the handling of unanticipated short-term cash requirements that arise in the ordinary course of business. Under this agreement, which became effective in January
2004 and based upon its renewal on January 14, 2014, expires on January 14, 2024, either party can borrow from the other up to
3.0% of the Company's statutory net admitted assets, excluding Separate Accounts, as of the preceding December 31. During the years ended December 31, 2013, 2012 and 2011, interest on any ING USA borrowing was charged at the rate of ING U.S., Inc.'s cost of funds for the interest period, plus 0.15%. During the years ended December 31, 2013, 2012 and 2011, interest on any ING
U.S., Inc. borrowing was charged at a rate based on the prevailing interest rate of U.S. commercial paper available for purchase

C-78

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

with a similar duration. Effective January 2014, interest on any borrowing by either the Company or ING U.S., Inc. is charged at a rate based on the prevailing market rate for similar third-party borrowings or securities.

Under this agreement, the Company did not incur interest expense for the year ended December 31, 2013, 2012 and 2011. The
Company earned interest income of $0.0, $0.4 and $1.0, for the years ended December 31, 2013, 2012 and 2011, respectively.
Interest expense and income are included in Interest expense and Net investment income, respectively, on the Statements of
Operations. As of December 31, 2013 and 2012, the Company did not have any outstanding receivable with ING U.S., Inc. under the reciprocal loan agreement.

Long-Term Debt with Affiliates

The Company issued a 30-year surplus note in the principal amount of $35.0 on December 8, 1999, to its affiliate, SLD, which matures on December 7, 2029. Interest is charged at an annual rate of 7.98%. Payment of the note and related accrued interest is subordinate to payments due to contract owners and claimant and beneficiary claims, as well as debts owed to all other classes of debtors, other than surplus note holders. Any payment of principal and/or interest made is subject to the prior approval of the Iowa
Insurance Commissioner. Interest expense was $2.8 for each of the years ended December 31, 2013, 2012 and 2011, respectively.
On December 29, 2004, the Company issued surplus notes in the aggregate principal amount of $400.0 (the "Notes"), scheduled to mature on December 29, 2034, to its affiliates, ING Life Insurance and Annuity Company, RLI and SLDI. The Notes bear interest at a rate of 6.26% per year. Any payment of principal and/or interest is subject to the prior approval of the Iowa Insurance
Commissioner. Interest expense was $25.4 for each of the years ended December 31, 2013, 2012 and 2011, respectively.

Funding Agreement

On August 10, 2007, the Company issued an extendable funding agreement to its parent, Lion, upon receipt of a single deposit in the amount of $500.0. To fund the purchase of the funding agreement, Lion issued a promissory note to its indirect parent company,
ING Insurance, which has been guaranteed by Lion's immediate parent, ING U.S., Inc.

The funding agreement was scheduled to mature on August 10, 2012, however it was terminated on September 14, 2011, with an early termination fee paid to the Company of $3.2.

Back-up Facility

On January 26, 2009, ING, for itself and on behalf of certain subsidiaries, including the Company, reached an agreement with the
Dutch State on an Illiquid Asset Back-up Facility (the "Alt-A Back-up Facility") regarding Alt-A RMBS owned by certain subsidiaries of ING U.S., Inc., including the Company. Pursuant to this transaction, the Company transferred all risks and rewards on 80% of a $1.6 billion par Alt-A RMBS portfolio to ING Support Holding B.V. ("ING Support Holding"), a wholly owned subsidiary of ING Group by means of the granting of a participation interest to ING Support Holding. ING and ING Support
Holding entered into a back-to-back arrangement with the Dutch State on this 80%. As a result of this transaction, the Company retained 20% of the exposure for any results on the $1.6 billion Alt-A RMBS portfolio.

The purchase price for the participation payable by the Dutch State was set at 90% of the par value of the 80% interest in the securities as of that date. This purchase price was payable in installments, was recognized as a loan granted to the Dutch State with a value of $1.2 billion, and was recorded as Loan-Dutch State Obligation on the Balance Sheets (the "Dutch State Obligation").
Under the transaction, other fees were payable by both the Company and the Dutch State.

On November 13, 2012, ING, all participating ING U.S., Inc. subsidiaries, including the Company, ING Support Holding and
ING Bank entered into restructuring arrangements with the Dutch State, which closed the following day (the "Termination
Agreement"). Pursuant to the restructuring transaction, the Company sold the Dutch State Obligation to ING Support Holding at fair value and transferred legal title to 80% of the securities subject to the Alt-A Back-up Facility to ING Bank. The restructuring resulted in an immaterial pre-tax loss. Following the restructuring transaction, the Company continued to own 20% of the Alt-A
RMBS and had the right to sell these securities, subject to a right of first refusal granted to ING Bank. Effective March 14, 2014, the right of first refusal granted to ING Bank was terminated and the Company may freely dispose of these securities.

C-79

ING USA Annuity and Life Insurance Company (A wholly owned subsidiary of Lion Connecticut Holdings Inc.) Notes to the Financial Statements (Dollar amounts in millions, unless otherwise stated)

Derivatives

As of December 31, 2013 and 2012, the Company had call options with a notional amount of $176.5 and $256.7, respectively, and market value of $7.4 and $2.8, respectively, with ING Bank, an affiliate. Each of these contracts was entered into as a result of a competitive bid, which included unaffiliated counterparties.

C-80

PART C - OTHER INFORMATION
ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements:
(1)	Included in Part A:
Condensed Financial Information
(2)	Included in Part B:
Condensed Financial Information (Accumulation Unit Values)
Financial Statements of Separate Account B:
	-	Report of Independent Registered Public Accounting Firm
	-	Statements of Assets and Liabilities as of December 31, 2013
	-	Statements of Operations for the year ended December 31, 2013
	-	Statements of Changes in Net Assets for the years ended December 31, 2013 and 2012
	-	Notes to Financial Statements
Financial Statements of ING USA Annuity and Life Insurance Company:
	-	Report of Independent Registered Public Accounting Firm
	-	Balance Sheets as of December 31, 2013 and 2012
	-	Statements of Operations for the years ended December 31, 2013, 2012 and 2011
	-	Statements of Comprehensive Income for the years ended December 31, 2013, 2012 and 2011
	-	Statements of Changes in Shareholder’s Equity for the years ended December 31, 2013, 2012 and 2011
	-	Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011
	-	Notes to Financial Statements

(b) Exhibits:

(1)		Resolution of the board of directors of Depositor authorizing the establishment of the Registrant, incorporated herein by reference to Post-Effective Amendment No. 29 to a Registration Statement
on form N-4 for Golden American Life Insurance Company Separate Account B filed with the
Securities and Exchange Commission on April 30, 1999 (File Nos. 033-23351, 811-05626).

(2)		Not Applicable.

(3)	a.	Distribution Agreement between the Depositor and Directed Services, Inc., incorporated herein by reference to Post-Effective Amendment No. 29 to a Registration Statement on form N-4 for
Golden American Life Insurance Company Separate Account B filed with the Securities and
Exchange Commission on April 30, 1999 (File Nos. 033-23351, 811-05626).

	b.	Form of Dealers Agreement, incorporated herein by reference to Post-Effective Amendment No.
29 to a Registration Statement on form N-4 for Golden American Life Insurance Company
Separate Account B filed with the Securities and Exchange Commission on April 30, 1999 (File
Nos. 033-23351, 811-05626).

	c.	Organizational Agreement, incorporated herein by reference to Post-Effective Amendment No. 29 to a Registration Statement on form N-4 for Golden American Life Insurance Company Separate
Account B filed with the Securities and Exchange Commission on April 30, 1999 (File Nos. 033-
23351, 811-05626).

	d.	Addendum to Organizational Agreement, incorporated herein by reference to Post-Effective
Amendment No. 29 to a Registration Statement on form N-4 for Golden American Life Insurance
Company Separate Account B filed with the Securities and Exchange Commission on April 30,
1999 (File Nos. 033-23351, 811-05626).

	e.	Expense Reimbursement Agreement, incorporated herein by reference to Post-Effective
Amendment No. 29 to a Registration Statement on form N-4 for Golden American Life Insurance
Company Separate Account B filed with the Securities and Exchange Commission on April 30,
1999 (File Nos. 033-23351, 811-05626).

	f.	Form of Assignment Agreement for Organizational Agreement, incorporated herein by reference to Post-Effective Amendment No. 29 to a Registration Statement on form N-4 for Golden
American Life Insurance Company Separate Account B filed with the Securities and Exchange
Commission on April 30, 1999 (File Nos. 033-23351, 811-05626).

	g.	Amendment to the Distribution Agreement between ING USA and Directed Services Inc., incorporated herein by reference to Post-Effective Amendment No. 26 to a Registration Statement
on Form N-4 for ING USA Annuity and Life Insurance Company Separate Account B filed with the Securities and Exchange Commission on April 13, 2004 (File Nos. 333-28755, 811-05626).

	h	Intercompany Agreement dated December 22, 2010 (effective January 1, 2010) between Directed
Services LLC and ING USA Annuity and Life Insurance Company, incorporated herein by reference to Post-Effective Amendment No. 55 to a Registration Statement on Form N-4 for ING
USA Annuity and Life Insurance Company Separate Account B filed with the Securities and
Exchange Commission on April 6, 2011 (File Nos. 333-28679, 811-05626).

	i	Amendment No. 1 to the Intercompany Agreement dated December 1, 2013 (effective December
23, 2013) to the Intercompany Agreement dated December 22, 2010 (effective January 1, 2010)
between Directed Services LLC (DSL) and ING USA Annuity and Life Insurance Company,
incorporated herein by reference to Post-Effective Amendment No. 44 to a Registration Statement
on Form N-4 for ING USA Annuity and Life Insurance Company Separate Account B filed with the Securities and Exchange Commission on April 10, 2014 (File Nos. 333-30180, 811-05626).

	j.	Intercompany Agreement dated December 22, 2010 (effective January 1, 2010) between ING
Investment Management LLC and ING USA Annuity and Life Insurance Company, incorporated herein by reference to Post-Effective Amendment No. 55 to a Registration Statement on Form N-4
for ING USA Annuity and Life Insurance Company Separate Account B filed with the Securities and Exchange Commission on April 6, 2011 (File Nos. 333-28679, 811-05626).

	k	Amendment No. 1 to the Intercompany Agreement dated December 1, 2013 (effective December
23, 2013) to the Intercompany Agreement dated December 22, 2010 (effective January 1, 2010)
between ING Investment Management LLC (IIM) and ING USA Annuity and Life Insurance
Company, incorporated herein by reference to Post-Effective Amendment No. 44 to a Registration
Statement on Form N-4 for ING USA Annuity and Life Insurance Company Separate Account B
filed with the Securities and Exchange Commission on April 10, 2014 (File Nos. 333-30180, 811-
05626).

(4)	a.	Flexible Premium Deferred Combination Variable and Fixed Annuity Contract (IU-IA-4040),
incorporated herein by reference to Pre-Effective Amendment No. 1 to a Registration Statement
on Form N-4 for Voya Insurance and Annuity Company Separate Account B filed with the
Securities and Exchange Commission on November 21, 2014 (File No. 333-196391).

	b.	Individual Retirement Annuity Endorsement (IU-RA-3125), incorporated herein by reference to
Pre-Effective Amendment No. 1 to a Registration Statement on Form N-4 for Voya Insurance and
Annuity Company Separate Account B filed with the Securities and Exchange Commission on
November 21, 2014 (File No. 333-196391).

	c.	Roth Individual Retirement Annuity Endorsement (IU-RA-3126), incorporated herein by reference to Pre-Effective Amendment No. 1 to a Registration Statement on Form N-4 for Voya
Insurance and Annuity Company Separate Account B filed with the Securities and Exchange
Commission on November 21, 2014 (File No. 333-196391).

	d.	SIMPLE Individual Retirement Annuity Endorsement (IU-RA 3127), incorporated herein by reference to Pre-Effective Amendment No. 1 to a Registration Statement on Form N-4 for Voya
Insurance and Annuity Company Separate Account B filed with the Securities and Exchange
Commission on November 21, 2014 (File No. 333-196391).

	e.	Unisex Endorsement (IU-RA-4043), incorporated herein by reference to Pre-Effective
Amendment No. 1 to a Registration Statement on Form N-4 for Voya Insurance and Annuity
Company Separate Account B filed with the Securities and Exchange Commission on November
21, 2014 (File No. 333-196391).

(5)	a.	Flexible Premium Deferred Combination Variable and Fixed Annuity Application (168144
12/2014), incorporated herein by reference to Pre-Effective Amendment No. 1 to a Registration
Statement on Form N-4 for Voya Insurance and Annuity Company Separate Account B filed with the Securities and Exchange Commission on November 21, 2014 (File No. 333-196391).

(6)	a.	Amendment to Articles of Incorporation Providing for the Change in Purpose and Powers of ING
USA Annuity and Life Insurance Company, dated (03/04/04), incorporated herein by reference to
Post-Effective Amendment No. 1 to a Registration Statement on Form S-1 for ING USA Annuity
and Life Insurance Company filed with the Securities and Exchange Commission on April 9, 2007
(File No. 333-133076).

	b.	Amended and Restated By-Laws of ING USA Annuity and Life Insurance Company, dated
(12/15/04), incorporated herein by reference to Post-Effective Amendment No. 1 to a Registration
Statement on Form S-1 for ING USA Annuity and Life Insurance Company filed with the
Securities and Exchange Commission on April 9, 2007 (File No. 333-133076).

(7)		Not Applicable.

(8)	a.	Service Agreement by and between Golden American Life Insurance Company and Directed
Services, Inc., incorporated herein by reference to Post-Effective Amendment No. 28 to a
Registration Statement on form N-4 for Golden American Life Insurance Company Separate
Account B filed with the Securities and Exchange Commission on May 1, 1998 (File Nos. 033-
23351, 811-05626).

	b.	Asset Management Agreement between Golden American Life Insurance Company and ING
Investment Management LLC, incorporated herein by reference to Post-Effective Amendment No.
29 to a Registration Statement on form N-4 for Golden American Life Insurance Company
Separate Account B filed with the Securities and Exchange Commission on April 30, 1999 (File
Nos. 033-23351, 811-05626).

	c.	Participation Agreement by and between ING Investors Trust, Golden American Life Insurance
Company and Directed Services, Inc., incorporated herein by reference to Post-Effective
Amendment No. 6 to a Registration Statement on Form N-4 for ING USA Annuity and Life
Insurance Company Separate Account B filed with the Securities and Exchange Commission on
April 21, 2005 (File Nos. 333-70600, 811-05626).

	d.	Rule 22c-2 Agreement dated no later than April 16, 2007 is effective October 16, 2007 between
ING Funds Services, LLC, ING Life Insurance and Annuity Company, ING National Trust, ING
USA Annuity and Life Insurance Company, ReliaStar Life Insurance Company, ReliaStar Life
Insurance Company of New York, Security Life of Denver Insurance Company and Systematized
Benefits Administrators Inc., incorporated by reference to Post-Effective Amendment No. 50 to
Registration Statement on Form N-4 (File No. 033-75962), as filed on June 15, 2007.

(9)		Opinion and Consent of Counsel, attached.

(10)		Consent of Independent Registered Public Accounting Firm, attached.

(11)		Not Applicable.

(12)		Not Applicable.

(13)	Powers of Attorney, attached, and included in Signature Pages as filed in the Registration Statement on N-4 for Voya Insurance and Annuity Company Separate Account B filed with the Securites and Exchange Commission on May 30, 2014 (File Nos. 333-196391, 811-05626).

ITEM 25: DIRECTORS AND OFFICERS OF THE DEPOSITOR

Name	Principal Business Address	Position(s) with Depositor
Michael S. Smith*	1475 Dunwoody Drive	President and Director
West Chester, PA 19380
Ewout L. Steenbergen*	230 Park Avenue	Director and Executive Vice
	New York, NY 10169	President, Finance
Chetlur S. Ragavan*	230 Park Avenue	Director, Executive Vice President
	New York, NY 10169	and Chief Risk Officer
Alain M. Karaoglan*	230 Park Avenue	Director
New York, NY 10169
Rodney O. Martin, Jr.*	230 Park Avenue	Director and Chairman
New York, NY 10169
Steven T. Pierson*	5780 Powers Ferry Road	Senior Vice President and Chief
	Atlanta, GA 30327-4390	Accounting Officer
David P. Wiland*	1475 Dunwoody Drive	Senior Vice President and Chief
	West Chester, PA 19380	Financial Officer
Bridget M. Healy	230 Park Avenue	Executive Vice President and Chief
	New York, NY 10169	Legal Counsel
Michael J. Gioffre	One Orange Way	Senior Vice President, Compliance
Windsor, CT 06095-4774
Megan A. Huddleston	One Orange Way	Senior Vice President and Assistant
	Windsor, CT 06095	Secretary
Patrick D. Lusk	1475 Dunwoody Drive	Senior Vice President and
	West Chester, PA 19380	Appointed Actuary
David S. Pendergrass	5780 Powers Ferry Road	Senior Vice President and Treasurer
Atlanta, GA 30327-4390
Justin Smith	230 Park Avenue	Senior Vice President and Deputy
	New York, NY 10169	General Counsel
Christine L. Hurtsellers	5780 Powers Ferry Road	Senior Vice President
Atlanta, GA 30327-4390
Carolyn Johnson	One Orange Way	Senior Vice President
Windsor, CT 06095-4774
Mark B. Kaye	One Orange Way	Senior Vice President
Windsor, CT 06095-4774
Gilbert E. Mathis	5780 Powers Ferry Road	Senior Vice President
Atlanta, GA 30327-4390
Dave P. Wilken	20 Washington Avenue South	Senior Vice President
Minneapolis, MN 55401
Kristi L. Cooper	909 Locust Street	Vice President and Chief
	Des Moines, IA 50309	Compliance Officer
Chad M. Eslinger	20 Washington Avenue South	Vice President, Compliance
Minneapolis, MN 55401
Regina A. Gordon	One Orange Way	Vice President, Compliance
Windsor, CT 06095-4774
Anne M. Iezzi	One Orange Way	Vice President, Compliance
Windsor, CT 06095-4774
Jennifer M. Ogren	20 Washington Avenue South	Secretary
Minneapolis, MN 55401

*Principal delegated legal authority to execute this registration statement pursuant to Powers of Attorney.

ITEM 26: PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR
OR REGISTRANT

Incorporated herein by reference to Item 26 in Pre-Effective Amendment No. 1 to Registration Statement
on Form N-4 for Separate Account B of Voya Insurance and Annuity Company (File No. 333-196391), as
filed with the Securities and Exchange Commission on November 21, 2014.

ITEM 27: NUMBER OF CONTRACT OWNERS

As of November 28, 2014 there were 0 qualified contract owners and 0 non-qualified contract owners.

ITEM 28: INDEMNIFICATION

Voya Insurance and Annuity Company shall indemnify (including therein the prepayment of expenses) any person who is or was a director, officer or employee, or who is or was serving at the request of Voya Insurance and
Annuity Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise for expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him with respect to any threatened, pending or completed action, suit or proceedings against him by reason of the fact that he is or was such a director, officer or employee to the extent and in the manner permitted by law.

Voya Insurance and Annuity Company may also, to the extent permitted by law, indemnify any other person who is or was serving Voya Insurance and Annuity Company in any capacity. The Board of Directors shall have the power and authority to determine who may be indemnified under this paragraph and to what extent (not to exceed the extent provided in the above paragraph) any such person may be indemnified.

A corporation may procure indemnification insurance on behalf of an individual who is or was a director of the corporation. Consistent with the laws of the State of Iowa, Voya Financial, Inc. maintains Professional Liability and fidelity bond insurance policies issued by an international insurer. The policies cover Voya Financial, Inc. and any company in which Voya Financial, Inc. has a controlling financial interest of 50% or more. These policies include either or both the principal underwriter, the depositor and any/all assets under the care, custody and control of Voya
Financial, Inc. and/or its subsidiaries. The policies provide for the following types of coverage: errors and omissions/professional liability, directors and officers, employment practices liability and fidelity/crime (a/k/a
“Financial Institutional Bond”).

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant, as provided above or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification by the Depositor is against public policy, as expressed in the Securities Act of 1933, and therefore may be unenforceable. In the event that a claim of such indemnification
(except insofar as it provides for the payment by the Depositor of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the Depositor by such director, officer or controlling person and the SEC is still of the same opinion, the Depositor or Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Depositor is against public policy as expressed by the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 29: PRINCIPAL UNDERWRITER

(a)In addition to the Registrant, Directed Services LLC serves as principal underwriter for all contracts issued by
Voya Insurance and Annuity Company through its Separate Accounts A, B EQ, U and Alger Separate Account A;
certain contracts issued by Voya Retirement and Insurance Company Variable Annuity Account B and
ReliaStar Life Insurance Company of New York through its Separate Account NY-B. Also, Directed Services LLC
serves as investment advisor to Voya Investors Trust and Voya Partners, Inc.

(b) The following information is furnished with respect to the principal officers and directors of Directed Services
LLC, the Registrant’s Distributor.

Name	Principal Business Address	Positions and Offices with Underwriter

Chad J. Tope	909 Locust Street	President and Director
Des Moines, IA 50309
Richard E. Gelfand	1475 Dunwoody Drive	Chief Financial Officer
West Chester, PA 19380-1478
James L. Nichols, IV	One Orange Way	Director
Windsor, CT 06095
Shaun P. Mathews	One Orange Way	Executive Vice President
Windsor, CT 06095
Kimberly A. Anderson	7337 E Doubletree Ranch Road,	Senior Vice President
Scottsdale, AZ 85258
Michael J. Roland	7337 E Doubletree Ranch Road,	Senior Vice President
Scottsdale, AZ 85258
Stanley D. Vyner	230 Park Avenue, 13th Floor	Senior Vice President
New York, NY 10169
Regina A. Gordon	One Orange Way	Chief Compliance Officer
Windsor, CT 06095
Julius A. Drelick, III	7337 E Doubletree Ranch Road	Senior Vice President and Investment
	Scottsdale, AZ 85258	Adviser Chief Compliance Officer
Megan A. Huddleston	One Orange Way	Senior Vice President and Secretary
Windsor, CT 06095
David S. Pendergrass	5780 Powers Ferry Road	Senior Vice President and Treasurer
Atlanta, GA 30327-4390
Holly B. Flynn	909 Locust Street	Vice President
Des Moines, IA 50309
Heather H. Hackett	230 Park Avenue, 13th Floor	Vice President
New York, NY 10169
Jody I. Hrazanek	230 Park Avenue, 13th Floor	Vice President
New York, NY 10169
Todd R. Modic	7337 E Doubletree Ranch Road	Vice President
Scottsdale, AZ 85258
Jason R. Rausch	230 Park Avenue, 13th Floor	Vice President
New York, NY 10169
Stephen Sedmak	230 Park Avenue, 13th Floor	Vice President
New York, NY 10169
Spencer T. Shell	5780 Powers Ferry Road	Vice President and Assistant Treasurer
Atlanta, GA 30327-4390
May F. Tong	230 Park Avenue, 13th Floor	Vice President
New York, NY 10169
Paul L. Zemsky	230 Park Avenue, 13th Floor	Vice President
New York, NY 10169
Huey P. Falgout	7337 E Doubletree Ranch Road	Assistant Secretary
Scottsdale, AZ 85258
C. Nikol Gianopoulous	20 Washington Avenue South	Assistant Secretary
Minneapolis, MN 55401
Angelia M. Lattery	20 Washington Avenue South	Assistant Secretary
Minneapolis, MN 55401
Tina M. Nelson	20 Washington Avenue South	Assistant Secretary
Minneapolis, MN 55401
Melissa A. O’Donnell	20 Washington Avenue South	Assistant Secretary
Minneapolis, MN 55401

Name	Principal Business Address	Positions and Offices with Underwriter

Jennifer M. Ogren	20 Washington Avenue South	Assistant Secretary
Minneapolis, MN 55401

(c)
		2013 Net
		Underwriting
	Name of Principal	Discounts and	Compensation	Brokerage
	Underwriter	Commission	on Redemption	Commissions	Compensation
	Directed Services LLC	$218,438,941.02	$0	$0	$0

ITEM 30: LOCATION OF ACCOUNTS AND RECORDS

All accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the rules under it relating to the securities described in and issued under this Registration Statement are maintained by the
Depositor and located at: 909 Locust Street, Des Moines, Iowa 50309, 1475 Dunwoody Drive, West Chester, PA
19380 and at 5780 Powers Ferry Road, N.W., Atlanta, GA 30327-4390.

ITEM 31: MANAGEMENT SERVICES

None.

ITEM 32: UNDERTAKINGS

(a) Registrant hereby undertakes to file a post-effective amendment to this registration statement as frequently as it is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old so long as payments under the variable annuity contracts may be accepted;

(b) Registrant hereby undertakes to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a
Statement of Additional Information; and

(c) Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

REPRESENTATIONS

1. The account meets the definition of a “separate account” under federal securities laws.

2. Voya Insurance and Annuity Company hereby represents that the fees and charges deducted under the Contract described in the Prospectus, in the aggregate, are reasonable in relation to the services rendered, the expenses to be incurred and the risks assumed by the Company.

SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Voya Insurance
and Annuity Company, Separate Account B, has duly caused this Pre-Effective Amendment No. 2 to its Registration
Statement on Form N-4 (File No. 333-196391) to be signed on its behalf by the undersigned, duly authorized, in the
City of Windsor, State of Connecticut, on the 11th day of December, 2014.

SEPARATE ACCOUNT B
(Registrant)
By:	VOYA INSURANCE AND ANNUITY COMPANY
(Depositor)

By:	Michael S. Smith*
Michael S. Smith
President and Director (principal executive officer)

By:	/s/ J. Neil McMurdie
J. Neil McMurdie as
Attorney-in-Fact

As required by the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on December 11, 2014

Signatures	Titles

Michael S. Smith*	Director and President
Michael S. Smith	(principal executive officer)

Steven T. Pierson*	Senior Vice President and Chief Accounting Officer
Steven T. Pierson

David P. Willand*	Senior Vice President and Chief Financial Officer
David P. Wiland

Ewout L. Steenbergen*	Director
Ewout L. Steenbergen

Chetler S. Ragavan*	Director
Chetler S. Ragavan

Alain M. Karaoglan*	Director
Alain M. Karaoglan

Rodney O. Martin, Jr.*	Director
Rodney O. Martin, Jr.

By: /s/ J. Neil McMurdie
J. Neil McMurdie as
Attorney-in-Fact*

*Executed by J. Neil McMurdie on behalf of those indicated pursuant to Powers of Attorney.

EXHIBIT INDEX
ITEM	EXHIBIT	TYPE #
24(b)(9)	Opinion and Consent of Counsel	EX-99.B9
24(b)(10)	Consent of Independent Registered Public Accounting Firm	EX-99.B10
24(b)(13)	Powers of Attorney	EX-99.B13